UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No. 2)

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☑  Preliminary Proxy Statement
☐  Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to Section 240.14a-12

ROCK OF AGES CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

Rock of Ages Corporation Class A common stock, no par value (the “Class A Common Stock”); Rock of Ages Corporation Class B common stock, no par value (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”); options to purchase shares of Class A Common Stock

2)	Aggregate number of securities to which transaction applies:*

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The proposed maximum aggregate value of the transaction, for purposes only of calculating the filing fee, is $25,181,756, which is the sum of (a) the product of (i) the 4,707,944 shares of Common Stock, which number of shares is the difference between the number of shares of Common Stock outstanding and the Cancelled Shares, multiplied by (ii) the merger consideration of $5.25 per share of Common Stock, plus (b) $465,050, which is the total cash amount required to “cash-out” each of the 177,500 outstanding options to purchase shares of Class A Common Stock having an exercise price per share less than $5.25, at a cash-out price equal to the product of (i) the difference between the exercise price per share of such option and $5.25 per share multiplied by (ii) the number of shares subject to such option. The filing fee equals the proposed maximum aggregate value of the transaction multiplied by 0.0000713.

4)	Proposed maximum aggregate value of transaction: $25,181,756

5)	Total fee paid: $1,795.46

☑	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

 * Pursuant to the Agreement and Plan of Merger, dated as of October 18, 2010, by and among Rock of Ages Corporation (hereinafter referred to as the “Company” or “Rock of Ages”), Swenson Granite Company LLC (“Parent”) and Granite Acquisition, LLC, a limited liability company wholly owned by Parent (“Merger Sub”), Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent. At the effective time of the Merger, the shares of Common Stock held by Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent, as well as shares of Common Stock held in the Company’s treasury (collectively, the “Cancelled Shares”) will be cancelled without any consideration payable therefor. The aggregate number of securities to which the transaction applies excludes the anticipated number of Cancelled Shares.

PRELIMINARY PROXY STATEMENT — SUBJECT TO COMPLETION

ROCK OF AGES CORPORATION
560 GRANITEVILLE ROAD
GRANITEVILLE, VERMONT 05654

          , 2010

To the shareholders of Rock of Ages Corporation:

You are cordially invited to attend a special meeting of the shareholders of Rock of Ages Corporation to be held on          , 201  at 10:00 a.m., Eastern time, at our Visitor’s Center, located adjacent to the Rock of Ages Craftsman Center and main office at 558 Graniteville Road, Graniteville, Vermont 05654.

At the special meeting, you will be asked to consider and vote upon a proposal to approve a merger agreement by and among Rock of Ages, Swenson Granite Company LLC (“Parent”) and Granite Acquisition, LLC, a limited liability company wholly owned by Parent (“Merger Sub”) providing for the acquisition of Rock of Ages by Parent by means of a merger at a cash price of $5.25 per share of Rock of Ages’ Class A and Class B common stock. Only shareholders who hold their shares of Class A common stock or Class B common stock at the close of business on          , 2010 will be entitled to vote at the special meeting.

Shortly after Parent’s submission in May 2010 of a proposal to acquire Rock of Ages, our board of directors formed a special committee consisting of three independent directors, James L. Fox, Pamela G. Sheiffer and Frederick E. Webster, Jr, Ph.D., to explore and consider possible strategic alternatives for the Company while continuing to consider Parent’s acquisition proposal. The merger agreement with Parent was unanimously approved by the special committee and our board of directors following a thorough review by the special committee, with the assistance of its independent financial advisor, Covington Associates, LLC, of possible strategic alternatives, including a process to identify potential competing bidders and solicit alternative acquisition proposals. In its evaluation of the merger, the special committee and our board of directors considered, among other factors, the opinion of Covington Associates, LLC that, as of the date of the opinion and based on and subject to the assumptions, limitations and qualifications set forth in the opinion, the merger consideration of $5.25 per share in cash to be received by Rock of Ages’ shareholders in the merger is fair, from a financial point of view, to those shareholders. The Covington Associates fairness opinion is attached as Annex D to the enclosed proxy statement.

The special committee and our board of directors have unanimously determined that the merger is fair to and in the best interests of our shareholders who will be entitled to receive the $5.25 per share cash merger price, and recommend that you vote “FOR” approval of the merger agreement.

Kurt Swenson, the Chairman of Parent and non-executive Chairman of Rock of Ages, together with his brother, Kevin Swenson, Vice President of Parent, and Robert Pope, President and Chief Executive Officer of Parent, own approximately 71% of Parent. They, along with certain other members of Parent who are also Rock of Ages shareholders, have agreed with Parent to vote their shares, representing approximately 81% of the total voting power of all Rock of Ages shares, in favor of approval of the merger agreement.

However, under the merger agreement, consummation of the merger is conditioned upon, in addition to approval of the merger agreement by the majority vote of the Rock of Ages’ Class A and Class B common stock, voting together, approval by a majority of the outstanding shares of Class A common stock, excluding shares held by members of Parent. Thus, your vote is very important regardless of the number of shares you own. Your failure to vote will have the same effect as a vote against the merger agreement. At the special meeting you will also be asked to consider and vote on a proposal to adjourn the special meeting if necessary to permit further solicitation of proxies in the event that at the time of the special meeting there are not sufficient votes of shares of Class A common stock, excluding such shares held by members of Parent, to satisfy this condition in the merger agreement. Our board of directors unanimously recommends that you vote FOR this proposal.

Prior to the merger, Kurt Swenson, Kevin Swenson, Robert Pope and certain other members of Parent who are also shareholders of Rock of Ages, will contribute to Parent a total of 258,326 shares of Class A common stock and 2,449,793 shares of Class B common stock in exchange for additional shares of membership interest in Parent, and will not receive the $5.25 per share cash merger price for those Rock of Ages shares.

Please sign, date and return the accompanying proxy card(s) in the enclosed envelope, or otherwise vote by proxy in accordance with the voting instructions set forth in the accompanying proxy statement and proxy card(s). Please note that separate proxy cards have been provided for Class A common stock and Class B common stock. If you are a holder of both classes of stock, please sign, date and return both proxy cards or otherwise vote by proxy in accordance with the voting instructions set forth in the accompanying proxy statement and proxy card(s), so that all of your shares are voted. If you attend the special meeting, you may vote in person whether or not you have sent in your proxy card(s).

The enclosed proxy statement provides you with detailed information about the proposed merger, the merger agreement and the special meeting. We urge you to read the entire document carefully, including the annexes, which constitute part of this proxy statement. If you have any questions or require assistance in voting your shares, please call The Proxy Advisory Group, LLC, our proxy solicitor for the special meeting, toll-free at (888) 557-7699 or (888) 55PROXY.

Sincerely,

James L. Fox
Chairman of the Special Committee

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR PASSED UPON THE MERITS OR FAIRNESS OF THIS TRANSACTION OR THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ENCLOSED PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The enclosed proxy statement is dated          , 2010 and is first being mailed to shareholders on or about          , 2010.

PRELIMINARY PROXY STATEMENT — SUBJECT TO COMPLETION

ROCK OF AGES CORPORATION
560 GRANITEVILLE ROAD
GRANITEVILLE, VERMONT 05654

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held          , 201

To the shareholders of Rock of Ages Corporation:

A special meeting of shareholders of Rock of Ages Corporation (the “Company,” “we,” and “our”) will be held on          , 201   at 10:00 a.m., Eastern time, at our Visitor’s Center, located adjacent to the Rock of Ages Craftsman Center and main office at 558 Graniteville Road, Graniteville, Vermont 05654.

The purpose of the meeting is:

1. to consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of October 18, 2010, which we refer to as the “merger agreement”, that we entered into with Swenson Granite Company LLC (“Parent”) and Granite Acquisition, LLC, a limited liability company wholly owned by Parent;

2. to consider and vote upon a proposal to adjourn the special meeting if necessary to permit further solicitation of proxies in the event there are not sufficient votes of shares of Class A common stock at the time of the special meeting to satisfy the condition in the merger agreement that the merger agreement be approved by a majority of the outstanding shares of our Class A common stock, not including (in the number of outstanding shares of Class A common stock, or in the number of shares of Class A common stock voted in favor of the merger agreement) shares of Class A common stock owned directly or through a broker or other nominee by members of Parent; and

3. to transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

We have described the merger agreement and the merger in the accompanying proxy statement, which you should read in its entirety before voting. A copy of the merger agreement is attached as Annex A to the proxy statement. The record date to determine shareholders entitled to vote at the special meeting is [          ], 2010. Only holders of our Class A or Class B common stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting.

Shareholders of the Company may be entitled to assert dissenters’ rights under Chapter 13 of the Vermont Business Corporation Act. See the enclosed proxy statement, which includes as Annex E Chapter 13 of the Vermont Business Corporation Act, for more information.

Regardless of the number of shares you own, your vote is very important. Please sign, date and return the accompanying proxy card(s) in the enclosed envelope, or otherwise vote by proxy in accordance with the voting instructions set forth in the accompanying proxy statement and proxy card(s). Please note that separate proxy cards have been provided for Class A common stock and Class B common stock. If you are a holder of both classes of common stock, please sign, date and return both proxy cards or otherwise vote by proxy in accordance with the voting instructions set forth in the accompanying proxy statement and proxy card(s), so that all of your shares are voted. If you attend the special meeting, you may vote in person whether or not you have sent in your proxy card(s).

By Order of the Board of Directors

Richard C. Kimball
Secretary

Page

SUMMARY TERM SHEET	1
Parties Involved in the Proposed Transaction (page 76)	1
The Special Meeting (page 72)	2
Structure of the Transaction (page 18)	3
Purpose of the Merger (page 20)	4
Certain Effects of the Merger (page 53)	4
The Company’s Position as to the Fairness of the Merger; Recommendations of the Special Committee and the Board of Directors (page 34)	4
Opinion of the Financial Advisor to the Special Committee (page 44)	5
Position of Parent, Merger Sub and the members of the Swenson Granite Group as to the Fairness of the Merger (page 40)	5
Interests of Certain Persons in the Merger (page 56)	5
Financing of the Merger (page 59)	6
Other Acquisition Proposals (page 90)	7
Conditions to Completion of the Merger (page 95)	7
Termination of the Merger Agreement (page 98)	8
Expenses and Termination Fees (page 98)	9
Regulatory Approvals and Requirements (page 62)	9
Voting Agreements (page 99)	9
Contribution Agreements (page 100)	10
Litigation Related to the Merger (page 62)	10
Federal Income Tax Consequences (page 66)	10
Certain Risks in the Event of Bankruptcy (page 59)	10
Dissenters’ Rights (pages 69, 75, 85)	11
QUESTIONS AND ANSWERS ABOUT THE MERGER	12
SPECIAL FACTORS	18
Structure of the Transaction	18
Purpose and Reasons for the Merger	20
Background of the Merger	21
Recommendations of the Special Committee and the Board of Directors; Reasons for Recommending Approval of the Merger Agreement to the Company’s Shareholders	34
Position of Parent, Merger Sub and the members of the Swenson Granite Group as to the Fairness of the Merger to the Company’s Shareholders that are Receiving the Merger Consideration	40
Financial Projections	42
Opinion of the Financial Advisor to the Special Committee	44
Alternatives to the Merger	53
Certain Effects of the Merger	53
Interests of Certain Persons in the Merger	56
Certain Risks in the Event of Bankruptcy	59
Financing of the Merger	59
Plans for Rock of Ages if the Merger is Not Completed	61
Estimated Fees and Expenses of the Merger	61
Regulatory Approvals and Requirements	62
Litigation Related to the Merger	62
Certain Material U.S. Federal Income Tax Consequences	66
Anticipated Accounting Treatment of Merger	69
Dissenters’ Rights	69

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SUMMARY TERM SHEET

You are being asked to consider and vote upon a proposal to approve a merger agreement by and among Rock of Ages Corporation, Swenson Granite Company LLC (“Parent”) and Granite Acquisition, LLC, a limited liability company wholly owned by Parent (“Merger Sub”). This agreement is referred to in this proxy statement as the “merger agreement,” and is attached to this proxy statement as Annex A. The merger agreement provides for the merger of Merger Sub with and into Rock of Ages. Rock of Ages will be the surviving corporation in the merger and, immediately following the merger, Parent will own all of the outstanding capital stock of Rock of Ages. This summary term sheet briefly describes the most material terms of the proposed merger and may not contain all of the information that is important to you. We urge you to read carefully the entire proxy statement, including the annexes, which constitute part of this proxy statement.

In this proxy statement, the terms “Rock of Ages,” the “Company,” “we,” “our” and “us” refer to Rock of Ages Corporation and its subsidiaries.

Parties Involved in the Proposed Transaction (page 76)

•	Rock of Ages — Rock of Ages was founded in 1885 and is an integrated granite quarrier and manufacturer whose principal products are granite blocks, the raw material of the granite industry which it sells to other manufacturers and transfers to its own manufacturing facilities, and manufactured granite memorials used primarily in cemeteries. Rock of Ages owns and operates 9 active quarry properties and 5 manufacturing and sawing facilities in North America, principally in Vermont, North Carolina, Pennsylvania and the Province of Quebec. The Company sells granite blocks to granite manufacturers around the world and also sells memorials at wholesale to approximately 112 independent authorized Rock of Ages retailers in the United States and approximately 106 independent retailers in Canada. These retailers are the primary distribution channel for the Company’s branded and unbranded memorials in North America.

•	Parent — Parent is a family owned business that has been quarrying and manufacturing granite in New England since 1883. Its primary products are granite curbing for highway use and granite landscape products such as steps, pavers, posts and other products for residential and commercial use. Presently headed by the fourth generation of the Swenson family, Parent is organized as a Delaware limited liability company. Parent holds all the issued and outstanding limited liability company interests of Merger Sub and, as a result of the merger, Parent will acquire 100% ownership of the Company.

•	Merger Sub — Merger Sub is a recently-formed Vermont limited liability company established for the purpose of effecting the merger. Merger Sub is wholly owned by Parent.

•	Swenson Granite Group — The members of the Swenson Granite Group include Kurt Swenson, our non-executive Chairman and the Chairman of Parent, his brother Kevin Swenson, Vice President and a director of Parent, Robert Pope, the President and Chief Executive Officer and a director of Parent, Peter Friberg, a Vice President of the Company, and certain other members of Parent who are also shareholders of the Company, all of whom have agreed, under the terms of voting agreements with Parent (the form of which is attached to this proxy statement as Annex B), to vote all of the Company shares they beneficially own in favor of approval of the merger agreement. Parent has advised us that the members of the Swenson Granite Group beneficially own, in the aggregate, 408,701 shares of Class A common stock and 2,449,793 shares of Class B common stock of the Company, representing approximately 81% of the total voting power of all outstanding shares of Company common stock.

The members of the Swenson Granite Group have agreed to, prior to the effective time of the merger, contribute some or all of their shares of Company common stock in exchange for additional shares of membership interest in Parent, pursuant to the terms of contribution agreements entered into by and between Parent and each such person (the form of which is attached to this proxy statement as Annex C). Parent has advised us that the members of the Swenson Granite Group will contribute to Parent prior to the effective time of the merger, in the aggregate, 258,326 shares of Class A common stock and 2,449,793 shares of Class B common stock.

The Special Meeting (page 72)

•	Matters to be Considered (page 72) — At the special meeting, shareholders will, among other things, consider and vote upon a proposal to approve the merger agreement.

•	Date, Time, Place (page 72) — The special meeting will be held on , 201 at 10:00 a.m., Eastern time, at our Visitor’s Center, located adjacent to the Rock of Ages Craftsman Center and main office at 558 Graniteville Road, Graniteville, Vermont 05654.

•	Record Date (page 72) — The Company has fixed , 2010 as the record date for the special meeting. Only holders of record of our common stock as of the close of business on the record date are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof.

•	Required Vote and Voting Rights (pages 73 and 72) — Shareholder approval of the merger agreement requires the affirmative vote of:

•	a majority of the votes represented by all outstanding shares of our Class A common stock and Class B common stock, voting together as a single voting group; and

•	a majority of the outstanding shares of our Class A common stock, not including (in the number of outstanding shares of Class A common stock, or in the number of shares of Class A common stock voted in favor of the merger agreement) shares of Class A common stock owned directly or through a broker or other nominee by members of Parent (we refer to this vote requirement as the “majority of the minority vote” or the “majority of the minority approval”).

Each share of Class A common stock entitles the holder thereof to one vote and each share of Class B common stock entitles the holder thereof to 10 votes on all matters on which the holders of Class A common stock and Class B common stock vote together as a single voting group.

•	How Shares are Voted (page 73) — You may vote by proxy by completing, signing, dating and returning your proxy card(s) in the enclosed envelope. If your shares are held in “street name” through a broker, you should provide written instructions to your broker on how to vote your shares. To ensure that your broker receives your instructions, you should promptly complete, sign and send to your broker in the envelope enclosed with this proxy statement the voting instruction form which is also enclosed.

You may also vote by proxy through the Internet at www.voteproxy.com (by following the on-screen instructions) or by telephone by calling toll-free 1-800-PROXIES from any touch-tone telephone and following the instructions. You should have your proxy card(s) available when you access the web page or call. You may also wish to check the voting form used by the firm that holds your shares to see if it offers telephone or Internet voting.

If you sign your proxy and do not indicate how you want to vote, your shares will be voted FOR the approval of the merger agreement, FOR the adjournment of the special meeting, if necessary to solicit additional proxies, and in accordance with the recommendations of the Company’s board of directors on any other matters properly brought before the special meeting for a vote.

•	Revocation of Proxies (page 73) — You may change your vote or revoke your proxy at any time before the proxy is exercised. If you submitted your proxy card(s) by mail, you must (1) file with the Secretary of the Company or other designee of the Company, at or before the taking of the vote at the special meeting, a written notice of revocation bearing a later date than the proxy you previously submitted or (2) duly execute a later dated proxy relating to the same shares and deliver it to the Secretary of the Company or other designee before the taking of the vote at the special meeting. If you voted by proxy electronically through the Internet or by telephone as described above, you may simply vote again at a later date using the same procedures, in which case the later submitted proxy will be recorded and the earlier vote revoked. Attendance at the special meeting will not have the effect of revoking a proxy unless you give written notice of revocation to the Secretary of the Company before the proxy is exercised or you vote by written ballot at the special meeting. If you hold your shares through a broker, bank or other nominee in “street name,” you will need to contact them or follow the instructions in the voting instruction form used by the firm that holds your shares to revoke your proxy.

Structure of the Transaction (page 18)

The proposed transaction is a merger of Merger Sub with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent.

The principal steps that will accomplish the transaction are as follows:

•	Debt Financing. Under the merger agreement, the merger is not subject to a financing contingency. However, Parent is seeking debt financing in connection with the merger and will require that financing in order to consummate the merger and related transactions. People’s United Bank (“People’s United”) and Key Bank, National Association (“Key Bank” and, together with People’s United, the “Lenders”) have committed, subject to specified terms and conditions, to provide Parent with debt financing to fund the merger consideration and option cash-out payments and transaction expenses, and for repayment of certain existing indebtedness of Parent, the Company and its subsidiaries and for future working capital and capital expenditures of Parent, the Company and its subsidiaries.

•	Contribution of Shares. Prior to the merger, the members of the Swenson Granite Group will contribute or cause to be contributed to Parent some or all of the shares of Company common stock beneficially owned by them in exchange for additional shares of membership interest in Parent. This exchange will occur in accordance with the terms of contribution agreements entered into by and between Parent and each member of the Swenson Granite Group. The form of the contribution agreements is attached to this proxy statement as Annex C.

•	The Merger. Following the satisfaction or waiver of all conditions to the merger, including the approval of the Company’s shareholders as described above, the following will occur at the effective time of the merger:

•	all shares of Company common stock that are held (1) in the treasury of the Company, or (2) by Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent will be cancelled without any consideration being paid therefor;

•	each other share of Class A and Class B common stock of the Company outstanding immediately before the effective time of the merger (other than any shares as to which a shareholder has properly asserted dissenters’ rights under the Vermont Business Corporation Act, or “VBCA”) will be converted into the right to receive $5.25 in cash without interest (the “merger consideration”), which merger consideration is fixed and is not subject to adjustment based on market prices, financial or operating results or other factors;

•	all shares of the Class A and Class B common stock of the Company, the holders of which have properly asserted dissenters’ rights under the VBCA, including by delivering notice, prior to the vote at the special meeting on approval of the merger agreement, of their intention to demand payment for their shares pursuant to the VBCA, will be cancelled and the holders of such shares will be entitled to receive payment for their shares in an amount determined in the manner prescribed by the VBCA to be the fair value of such shares;

•	the limited liability company interests of Merger Sub issued and outstanding immediately prior to the merger will be converted into and become one validly issued, fully paid and non-assessable share of Class B common stock of the Company; and

•	each holder of a vested or unvested outstanding option to purchase shares of our Class A common stock prior to the effective time of the merger issued under the Company’s stock option plans, will have the right to receive cash in respect of such stock option in an amount equal to the product of (1) the excess, if any, of the merger consideration over the per-share exercise price of such stock option, multiplied by (2) the number of Company shares issuable under such stock option (which amount will be payable without interest, net of any withholding tax). Options which have an exercise price per share equal to or greater than the merger consideration will be cancelled as of the effective time of the merger without the payment of any consideration.

Purpose of the Merger (page 20)

Our purpose in undertaking the merger is to allow our shareholders (other than the members of the Swenson Granite Group to the extent they contribute their Company shares to Parent pursuant to contribution agreements described above under “SUMMARY TERM SHEET — Structure of the Transaction — Contribution of Shares”) to realize the value of their investment in Rock of Ages in cash at a price that represents a 57% premium to the average closing market price of our Class A common stock for the 30 trading days prior to, and an 84% premium to the average closing price of our Class A common stock for the twelve months prior to, the May 7, 2010 public announcement of the initial proposal by Parent to acquire 100% ownership of Rock of Ages.

For Parent, the purposes of the merger include, but are not limited to, the following:

•	to afford the Company greater operating flexibility as a privately-held company, allowing management to concentrate on long-term growth and to reduce its focus on the quarter-to-quarter performance often emphasized by the public markets;

•	to enable the Company to use in its operations those resources that would otherwise be expended in complying with requirements applicable to public companies;

•	to allow Parent and the Company to benefit from synergies of operating in a number of segments in the market for granite blocks and manufactured granite products and eliminating duplicative administrative functions; and

•	to allow Parent to benefit from any future earnings and growth of the Company after its common stock ceases to be publicly traded.

Certain Effects of the Merger (page 53)

Among other results of the merger, our shareholders (other than those shareholders who are also members of Parent) will no longer have any interest in, and will no longer be shareholders of, the Company and will not participate in any of our future earnings or growth; following the merger, Parent will own all of the outstanding shares of the Company. Also, following the merger, the Company’s Class A common stock will no longer be publicly traded, and the Company will no longer file periodic reports with the Securities and Exchange Commission (the “SEC”).

The Company’s Position as to the Fairness of the Merger; Recommendations of the Special Committee and the Board of Directors (page 34)

Because certain members of the Company’s board of directors have actual or potential conflicts of interest in evaluating the merger, the board of directors appointed a special committee of independent directors, consisting of James L. Fox, Pamela G. Sheiffer and Frederick E. Webster, Jr., Ph.D., to evaluate the merger and the Company’s other strategic alternatives and make recommendations to the board of directors with respect thereto.

The special committee, after careful consideration of numerous factors, unanimously determined that the merger is fair to and in the best interests of the Company’s shareholders (other than the members of the Swenson Granite Group to the extent they contribute their Company shares to Parent pursuant to contribution agreements described above under “SUMMARY TERM SHEET — Structure of the Transaction — Contribution of Shares”), adopted the merger agreement and recommends that the Company’s shareholders vote in favor of approval of the merger agreement. The special committee also recommended that the board of directors adopt the merger agreement and recommends that the Company’s shareholders vote in favor of approval of the merger agreement.

Based in part on the recommendation of the special committee, the board of directors unanimously determined that the merger is fair to and in the best interests of the Company’s shareholders (other than the members of the

Swenson Granite Group to the extent they contribute their Company shares to Parent pursuant to contribution agreements described above under “SUMMARY TERM SHEET — Structure of the Transaction — Contribution of Shares”). The board of directors, based in part on the unanimous approval and recommendation of the special committee, unanimously recommends that the Company’s shareholders vote FOR the approval of the merger agreement.

Opinion of the Financial Advisor to the Special Committee (page 44)

Covington Associates, LLC, the special committee’s independent financial advisor (“Covington”), has delivered a written opinion to the special committee and the board of directors to the effect that, as of October 15, 2010, and based on and subject to the assumptions, limitations and qualifications set forth in the opinion, the $5.25 per share merger consideration to be received by the Company’s shareholders in the merger is fair, from a financial point of view, to such shareholders. Covington’s opinion was provided to the special committee and the board of directors in connection with the special committee’s and the board of directors’ evaluation of the merger consideration to be paid in the merger, did not address any other aspect of the merger and did not constitute a recommendation to any holder of the Company’s common stock as to how such holder should vote or act with respect to any matters relating to the merger. The full text of Covington’s written opinion is included in this proxy statement as Annex D. You should read the opinion carefully in its entirety.

In the special committee’s engagement letter with Covington, the Company agreed to pay Covington $250,000 upon rendering its written opinion, whether or not the opinion was favorable. The Company has also agreed to pay Covington a success fee upon completion of the merger, and to reimburse Covington for its out-of-pocket expenses incurred in connection with its engagement as the special committee’s financial advisor.

Position of Parent, Merger Sub and the members of the Swenson Granite Group as to the Fairness of the Merger (page 40)

Parent, Merger Sub and the members of the Swenson Granite Group believe that the merger is substantively and procedurally fair to the Company’s shareholders to the extent their shares of Company common stock are converted in the merger into the right to receive the merger consideration. In arriving at their position as to the fairness of the merger, Parent, Merger Sub and the members of the Swenson Granite Group considered the factors considered by the special committee and the board of directors discussed in the section entitled “SPECIAL FACTORS — Recommendations of the Special Committee and the Board of Directors; Reasons for Recommending Approval of the Merger Agreement to the Company’s Shareholders,” as well as the other factors discussed in the section entitled “SPECIAL FACTORS — Position of Parent, Merger Sub and the members of the Swenson Granite Group as to the Fairness of the Merger to the Company’s Shareholders that are Receiving the Merger Consideration.”

Interests of Certain Persons in the Merger (page 56)

In considering the recommendations of our board of directors, you should be aware that certain of the Company’s executive officers and directors have interests in the transaction that are different from, or are in addition to, the interests of the Company’s shareholders generally. The special committee and the board of directors were aware of these potential or actual conflicts of interest and considered them along with other matters when they resolved to recommend that the Company’s shareholders vote in favor of approval of the merger agreement. These interests, which are discussed in detail in the section entitled “SPECIAL FACTORS — Interests of Certain Persons in the Merger,” include the following:

•	as members of Parent, certain directors of the Company will be the ultimate beneficial owners of the Company following completion of the merger;

•	prior to the merger, Kurt Swenson and Richard Kimball, two of our directors, will contribute to Parent, respectively, 1,135,000 shares and 72,126 shares (including shares of Company common stock held by Mr. Kimball’s wife), and, along with other members of the Swenson Granite Group, a total of 258,326 shares of the Company’s Class A common stock and 2,449,793 shares of the Company’s Class B common stock, in exchange for additional shares of membership interest in Parent, pursuant to the terms of contribution agreements entered into by and between Parent and each such director and other member of the Swenson Granite Group;

•	as set forth in the initial “Swenson Proposal” (as defined below under “SPECIAL FACTORS — Background of the Merger”) submitted to the company’s board of directors on May 6, 2010, if the merger is consummated, Parent intends to offer Donald Labonte, the Company’s President and Chief Executive Officer and a director of the Company the opportunity to purchase shares of membership interest in Parent on similar terms as key officers of Parent have purchased such shares, although Parent has no agreement or understanding with Mr. Labonte regarding such terms;

•	the officers of the Company immediately prior to the effective time of the merger will, from and after the effective time of the merger, be the initial officers of the Company, as the surviving corporation, in accordance with the articles of incorporation and bylaws of the Company, until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal;

•	like other Company option holders, each member of management and the board of directors who holds a vested or unvested stock option at the effective time of the merger granted under a Company equity plan will have the right to receive cash in respect of such stock option in an amount equal to the product of (1) the excess, if any, of the merger consideration over the per-share exercise price of such stock option, multiplied by (2) the number of shares issuable upon exercise of such option;

•	the merger agreement provides that following the effective time of the merger, the Company, as the surviving corporation, and Parent as guarantor, will indemnify the present and former officers and directors of the Company for acts and omissions in such capacity prior to such effective time, to the fullest extent permitted by the VBCA, and will provide director and officer liability insurance coverage for them at least comparable to that currently in effect, for six years after such effective time; and

•	the chairman of the special committee received $50,000 and each other member of the special committee received $35,000, in consideration of each member’s service on the special committee, in each case in a single fixed fee and without regard to whether the special committee recommended approval of the merger agreement or any other transaction, or whether the merger or any other transaction is consummated.

Financing of the Merger (page 59)

The merger is not subject to a financing contingency. However, Parent is seeking debt financing in connection with the merger and will require that financing in order to consummate the merger and related transactions. Parent has received an amended and restated commitment letter from the Lenders (the “commitment letter”), pursuant to which the Lenders have committed, subject to certain specified conditions discussed elsewhere in this proxy statement, to enter into a definitive financing agreement (in the form attached to the commitment letter) to provide financing for the merger (the “Financing”). The commitment letter will remain outstanding through February 18, 2011 unless extended by the Lenders. In the merger agreement, Parent has agreed to use its best efforts to maintain in effect the commitment letter and, prior to the effective time of the merger, execute the definitive financing agreement attached to the commitment letter and consummate the Financing. The Financing is expected to consist of:

•	a $20 million revolving credit line (the “Revolving Loan”), to be used primarily to fund working capital, finance accounts receivable and inventory and support the issuance of letters of credit, and as necessary (subject to the terms of the definitive financing agreement) to fund a portion of the costs of acquisition of Rock of Ages and its subsidiaries, including repayment of certain existing indebtedness of Rock of Ages and its subsidiaries; and

•	a $30 million acquisition and capital expenditures line (the “Term Loans”), to be used to fund the acquisition of Rock of Ages and its subsidiaries, including transaction expenses, repayment of certain existing indebtedness of Parent, Rock of Ages and its subsidiaries, and to finance capital expenditures and other acquisitions.

Under the terms of the Financing, interest on the Revolving Loan is payable monthly, and principal is payable on a revolving basis. All outstanding principal balances and any accrued interest with respect to the Revolving Loan will be due at maturity three years from the date of closing. Each Term Loan will fully amortize over a ten-year term with installments of principal and interest payable monthly. The Financing will be subject to certain financial covenants and conditions, and will be collateralized by a perfected first lien (including first mortgages) on all real and personal property of Parent, Rock of Ages (as the surviving corporation) and the United States subsidiaries of Rock of Ages.

Other Acquisition Proposals (page 90)

The merger agreement contains no prohibition on the Company seeking, or entering into discussions or negotiations concerning, other acquisition offers or proposals, and the Company may provide material non-public information to a potential competing acquirer. However, the Company is required to give Parent notice of any Acquisition Proposal (as such term is defined in the merger agreement and below, under the heading “THE MERGER AGREEMENT — Acquisition Proposals”) or of the Company’s decision to enter into discussions or negotiations with any person regarding an Acquisition Proposal.

Before the Company’s shareholders approve the merger agreement, the Company may withdraw or modify its recommended approval of the merger agreement and/or terminate the merger agreement in order to enter into an agreement that contemplates a Superior Proposal (as determined under the terms of the merger agreement and defined below, under the heading “THE MERGER AGREEMENT — Acquisition Proposals”), if the special committee or a majority of the (but not less than two) “qualified directors” (as that term is used in the VBCA), and the Company’s board of directors if required by applicable provisions of the VBCA or the Company’s bylaws, determines in good faith, after consultation with its outside counsel and after taking into account any changes to the terms and conditions of the merger agreement that may be proposed by Parent, that the failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of the Company’s directors under applicable law. The Company must provide at least five business days’ notice to Parent before changing its recommendation in favor of the merger agreement or terminating the merger agreement, which notice must indicate that the Company intends to take such action and the reasons therefor including, if the basis of the proposed action is receipt of a Superior Proposal, the material terms and conditions of such Superior Proposal.

Conditions to Completion of the Merger (page 95)

The obligations of Parent, Merger Sub and/or the Company to complete the merger are subject to the satisfaction or waiver of various conditions specified in the merger agreement, including:

•	the absence of any order or action enjoining or prohibiting the consummation of the merger, or materially changing the terms or conditions of the merger agreement;

•	approval of the merger agreement by a majority of the outstanding shares of the Company’s Class A common stock and Class B common stock, voting together as a single voting group;

•	the majority of the minority approval;

•	the performance and certification by the parties of their obligations under the merger agreement;

•	the accuracy of the parties’ representations and warranties under the merger agreement;

•	the existence of no more than 20% of “dissenting shares” (defined as shares of our common stock outstanding immediately prior to the effective time, assuming for this purpose the exercise of Company Class A common stock options, that are not voted in favor of the merger and do not consent thereto in writing and where the holders of such shares have properly perfected their dissenters’ rights under the VBCA); and

•	the absence of a Material Adverse Effect (as that term is defined in the merger agreement and below, under the heading “THE MERGER AGREEMENT — Representations and Warranties”) occurring from the date of the merger agreement through the closing of the merger.

The parties do not have any present intention to waive any of the conditions to the merger.

Termination of the Merger Agreement (page 98)

The merger agreement may be terminated at any time prior to the effective time of the merger by the mutual written consent of the Company and Parent. Either the Company or Parent may also generally terminate the merger agreement at any time prior to the effective time of the merger in the event:

•	of a failure to consummate the merger by May 18, 2011 (the “End Date”), provided that a party may not so terminate the merger agreement due to the occurrence of the End Date if that party’s breach of the merger agreement has been the cause of, or resulted in the failure of the conditions to closing to be satisfied on or prior to the End Date;

•	any governmental entity enacts or issues any order or takes any other action that is final and may not be appealed and has the effect of preventing or prohibiting the consummation of the merger; or

•	the majority of the minority approval is not obtained.

In addition, Parent may terminate the merger agreement at any time prior to the effective time of the merger:

•	upon a breach of any covenant or agreement on the part of the Company, or if any of the Company’s representations or warranties are untrue, in any case such that certain closing conditions to the merger would not be satisfied and the breach is either incapable of being cured prior to the End Date or, if the breach is capable of being cured prior to the End Date, is not so cured on or prior to the End Date;

•	if the Company’s board of directors (or a committee thereof) withdraws, modifies or changes its approval or recommendation of the merger agreement in a manner adverse to Parent or Merger Sub;

•	if the Company’s board of directors (or a committee thereof) adopts or recommends an Acquisition Proposal other than the merger; or

•	if the Company’s board of directors (or a committee thereof) fails to recommend against the acceptance of a tender offer or an exchange offer by the Company’s shareholders for any outstanding Company common stock within 10 business days of the commencement of such tender or exchange offer.

Further, the Company may terminate the merger agreement at any time prior to the effective time of the merger:

•	upon a breach of any covenant or agreement on the part of Parent or Merger Sub, or if any of Parent’s or Merger Sub’s representations or warranties are untrue, in any case such that certain closing conditions to the merger would not be satisfied and the breach is either incapable of being cured prior to the End Date or, if the breach is capable of being cured prior to the End Date, is not so cured on or prior to the End Date;

•	upon the approval by the special committee or a majority of the (but not less than two) qualified directors (with respect to both the merger agreement and an Acquisition Proposal), and the Company’s board of directors (to the extent required), of a Superior Proposal; or

•	upon the failure to obtain the affirmative vote in favor of the merger agreement by a majority of the outstanding shares of the Company’s Class A common stock and Class B common stock, voting together as a single voting group.

Expenses and Termination Fees (page 98)

The Company must reimburse Parent for all of its reasonable and documented out-of-pocket costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement if:

•	Parent terminates the merger agreement upon a breach by the Company of any of its covenants or agreements and the breach is either not cured by the End Date or is not capable of being cured by the End Date (in which event such expense reimbursement is in addition to Parent’s other remedies for such breach); or

•	the Company terminates the merger agreement in order to enter into an agreement that contemplates a Superior Proposal (in which event such expense reimbursement is Parent’s sole remedy).

Parent must reimburse the Company for all of its reasonable and documented out-of-pocket costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement if the Company terminates the merger agreement upon a breach by Parent or Merger Sub of any of their covenants or agreements and the breach is either not cured by the End Date or is not capable of being cured by the End Date. Such expense reimbursement is in addition to the Company’s other remedies for such breach.

Further, if the Company terminates the merger agreement, and as of the date of termination (1) all of the conditions to the closing of the merger have been satisfied or waived (other than those conditions that, while they are capable of being satisfied as of the date of termination, by their terms are to be satisfied at the closing of the merger) and (2) the merger shall not have been consummated on or prior to the End Date because Parent has failed to obtain the proceeds of the financing related to the merger, then Parent is required to pay the Company a termination fee, which termination fee will equal the greater of (x) the Company’s reasonable and documented out-of-pocket costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement or (y) $2,518,000. If the Company is entitled to and receives the termination fee, then the termination fee will be the Company’s sole remedy and recourse against Parent, Merger Sub and their respective representatives and affiliates for any losses or liabilities relating to the merger agreement or the failure of the merger to be consummated.

Regulatory Approvals and Requirements (page 62)

In connection with the merger, the Company will be required to make certain filings with, and comply with certain laws of, various federal and state governmental agencies. It is currently expected that no prior regulatory approvals, including under antitrust laws and regulations, will be required in order to complete the merger.

Voting Agreements (page 99)

The members of the Swenson Granite Group have entered into voting agreements with Parent. The voting agreements require that each member of the Swenson Granite Group vote all of the Company’s common stock that is beneficially owned by such member in favor of the merger agreement and against any alternate Acquisition Proposal. Each member of the Swenson Granite Group has also granted Parent an irrevocable proxy to vote their shares in favor of the merger agreement. The form of the voting agreements is attached to this proxy statement as Annex B.

The members of the Swenson Granite Group collectively control approximately 81% of the total voting power of our Class A and Class B common stock. Accordingly, provided the terms of the voting agreements are enforced, the statutorily required shareholder approval (but not the majority of the minority approval) is assured of being obtained.

Contribution Agreements (page 100)

The members of the Swenson Granite Group have entered into contribution agreements with Parent pursuant to which, prior to the effective time of the merger, those shareholders will contribute or cause to be contributed to Parent some or all of the shares of the Company’s common stock beneficially owned by them, in exchange for additional shares of membership interest in Parent. Since those shares of Company common stock will be held by Parent at the effective time of the merger, at that time those shares will be cancelled and will not be converted into the right to receive the $5.25 per share merger consideration. The form of the contribution agreements is attached to this proxy statement as Annex C.

Litigation Related to the Merger (page 62)

A purported shareholder class action lawsuit was commenced against the Company, all of the members of our board of directors, certain of our officers and Parent in connection with Parent’s initial proposal, submitted to the board of directors on May 6, 2010, to acquire the Company at $4.38 per share of Company common stock. A second purported shareholder class action lawsuit was also commenced against most of the same defendants shortly after the merger was announced on October 18, 2010. Each plaintiff seeks, among other things, damages and injunctive relief against the consummation of such transaction proposed by Parent. The Company believes each action is without merit and is vigorously defending. Both actions are currently before the Federal District Court of Vermont. See “SPECIAL FACTORS — Litigation Related to the Merger.”

Federal Income Tax Consequences (page 66)

The receipt of cash by a United States holder in exchange for the Company’s common stock will be a taxable transaction for U.S. federal income tax purposes and may also be taxable under applicable state, local, foreign or other tax laws. In general, United States holders of the Company’s common stock who receive cash in exchange for their shares pursuant to the merger (including any cash received in connection with the exercise of dissenters’ rights) should be deemed to have received cash from the Company pursuant to a redemption of the shares held by such shareholder. If the deemed redemption of the shares held by a particular United States holder qualifies as an “exchange” under section 302(b) of the Internal Revenue Code of 1986, as amended, which is referred to as the “Code” in this proxy statement, the United States holder will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the holder’s adjusted tax basis in the shares and the amount of cash received. If the United States holder holds the Company’s common stock as a capital asset, any gain or loss should generally be a capital gain or loss. If the United States holder has held the shares for more than 1 year, any gain or loss should generally be a long-term gain or loss. The deductibility of capital losses is subject to limitations.

The contribution by members of the Swenson Granite Group of Company common stock in exchange for additional shares of membership interest in Parent will be treated as a non-taxable exchange under Section 721 of the Code. As a result, each such person will recognize no gain or loss on the exchange (except for cash in lieu of fractional shares, of membership interest in Parent) and his or her basis in his or her Company common stock will be carried over as basis in his or her shares of membership interest in Parent received in such exchange.

Tax matters are very complex, and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you, including the federal, state, local and foreign tax consequences of the merger. See “SPECIAL FACTORS — Certain Material U.S. Federal Income Tax Consequences.”

Certain Risks in the Event of Bankruptcy (page 59)

If the Company is insolvent at the time of the merger or becomes insolvent because of the merger, the funds paid to shareholders upon completion of the merger may be deemed to be a “fraudulent conveyance” under applicable law and therefore may be subject to the claims of the Company’s creditors. If such claims are asserted by the Company’s creditors, there is a risk that persons who were shareholders at the effective time of the merger would be ordered by a court to return to the Company’s trustee in bankruptcy all or a portion of the funds received upon the completion of the merger. The board of directors presently has no reason to believe that the Company and its subsidiaries, on a consolidated basis, will be insolvent immediately after giving effect to the merger.

In the merger agreement Parent has represented and warranted to us that, assuming the accuracy of our representations and warranties in the merger agreement and of our financial statements included in our periodic reports filed with the SEC since January 1, 2010, immediately after giving effect to the debt financing in connection with the merger, the payment of the $5.25 per share merger consideration, the cash-out of “in-the-money” Company options and the payment of related fees and expenses, Parent, the Company, as the surviving corporation in the merger, and their respective subsidiaries, taken as a whole, will be solvent (as such term is defined in the merger agreement).

Dissenters’ Rights (pages 69, 75, 85)

If you provide written notice to the Company, before the vote is taken at the special meeting on approval of the merger agreement, of your intent to demand payment for your shares of our common stock, do not vote in favor of approval of the merger agreement and fulfill other procedural requirements, the VBCA entitles you to a judicial appraisal of the fair value of your shares of our common stock. See “SPECIAL FACTORS — Dissenters’ Rights.”

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following questions and answers, presented for your convenience only, briefly address some commonly asked questions about the merger. You should still carefully read the entire proxy statement, including the annexes, which constitute part of this proxy statement.

Q:	Why am I receiving these materials?

A:	Our board of directors is providing these proxy materials to give you information for use in determining how to vote your shares in connection with the special meeting.

Q:	When and where is the special meeting?

A:	The special meeting will be held on , 201 at 10:00 a.m., Eastern time, at our Visitor’s Center, located adjacent to the Rock of Ages Craftsman Center and main office at 558 Graniteville Road, Graniteville, Vermont 05654.

Q:	What am I being asked to vote upon?

A:	You are being asked to consider and vote upon a proposal to approve the merger agreement, pursuant to which Merger Sub will merge with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent.

Q:	Who can vote on the proposal to approve the merger agreement?

A:	Holders of our Class A and Class B common stock at the close of business on , 2010, the record date for the special meeting, may vote in person or by proxy on the proposal to approve the merger agreement at the special meeting.

Q:	What vote is required to approve the merger agreement?

A:	Shareholder approval of the merger agreement requires the affirmative vote of:

• a majority of the votes represented by all outstanding shares of the Company’s Class A common stock and Class B common stock, voting together as a single voting group; and

• a majority of the outstanding shares of our Company Class A common stock, not including (in the number of outstanding shares of Company Class A common stock, or in the number of shares of Company Class A common stock voted in favor of the merger agreement) shares of Company Class A common stock owned directly or through a broker or other nominee by members of Parent (we refer to this vote requirement as the “majority of the minority approval”).

Q:	What will happen in the merger?

A:	If the merger agreement is approved by the Company’s shareholders and the other conditions to the merger are satisfied or waived, at the effective time of the merger, Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent. Merger Sub, which is wholly owned by Parent, is a recently-formed Vermont limited liability company established for the sole purpose of effecting the merger. Prior to the merger, the members of the Swenson Granite Group will contribute to Parent some or all of their shares of the Company’s common stock that they beneficially own in exchange for additional shares of membership interest in Parent. After the merger, the Company will become a privately-held company owned by Parent.

Q:	What will I receive in the merger?

A:	You will receive the merger consideration, which is $5.25 in cash for each share of common stock owned by you at the effective time of the merger, unless either (1) you are a member of the Swenson Granite Group, in which event you will not receive the $5.25 per share merger consideration for shares of Company common stock contributed by you to Parent prior to the effective time of the merger pursuant to a contribution agreement and you will instead receive in exchange for such contribution additional shares of membership interest in Parent based on an exchange ratio and otherwise on the terms specified in your contribution agreement, or (2) you provide written notice to the Company, before the vote is taken at the special meeting on approval of the merger agreement, of your intent to demand payment for your shares, do not vote in favor of approval of the merger agreement and fulfill other procedural requirements to properly assert your dissenters’ rights under Chapter 13 of the VBCA.

Q:	What are the reasons for the merger?

A:	Our purpose in undertaking the merger is to allow our shareholders (other than the members of the Swenson Granite Group, to the extent they contribute their Company shares to Parent prior to the merger pursuant to contribution agreements) to receive the $5.25 per share merger consideration, to realize the value of their investment in the Company in cash at a price that represents a 57% premium, and an 84% premium, respectively, to the average closing price of our Class A common stock for the 30 trading days and over the twelve months prior to the May 7, 2010 public announcement of the initial proposal by Parent to acquire 100% ownership of Rock of Ages. For Parent, Merger Sub and the members of the Swenson Granite Group, the purposes of the merger are to afford the Company greater operating flexibility as a privately-held company, allowing management to concentrate on long-term growth and to reduce its focus on the quarter-to-quarter performance often emphasized by the public markets, to enable the Company to use in its operations those resources that would otherwise be expended in complying with requirements applicable to public companies and to allow Parent and its members, including the members of the Swenson Granite Group, to benefit from any future earnings and growth of the Company after its common stock ceases to be publicly traded.

Q:	What was the role of the special committee?

A:	Because certain directors of Rock of Ages have actual or potential conflicts of interest in evaluating the merger, the board of directors appointed a special committee of independent directors to review and evaluate the proposed merger and the Company’s other available strategic alternatives, and to only recommend to the board of directors a transaction with Parent if the special committee determines that such a transaction is fair to and in the best interests of the Company’s shareholders, to the extent those shareholders’ shares of our common stock are converted in the merger into the right to receive merger consideration. The special committee had no obligation to recommend the approval of the proposed merger or any other transaction.

Q:	What is the recommendation of the special committee?

A:	The special committee has unanimously determined that the merger is fair to and in the best interests of the Company’s shareholders, to the extent those shareholders’ shares of our common stock are converted in the merger into the right to receive the merger consideration. The special committee unanimously adopted the merger agreement and unanimously recommends that the Company’s shareholders vote in favor of approval of the merger agreement. The special committee also unanimously recommended to our board of directors that the board of directors determine that the merger is fair to and in the best interests of the Company’s shareholders, to the extent those shareholders’ shares of our common stock are converted in the merger into the right to receive the merger consideration, and that the board of directors adopt the merger agreement and recommend to the Company’s shareholders that they vote in favor of approval of the merger agreement.

In arriving at its conclusion, the special committee considered the opinion of Covington, the special committee’s independent financial advisor, that, as of the date of such opinion and based on and subject to the assumptions, limitations and qualifications set forth in the opinion, the merger consideration to be received by the Company’s shareholders in the merger is fair, from a financial point of view, to such shareholders. See “SPECIAL FACTORS — Recommendations of the Special Committee and the Board of Directors; Reasons for Recommending Approval of the Merger Agreement to the Company’s Shareholders” on page 34.

Q:	What is the recommendation of the board of directors?

A:	The board of directors, based in part on the unanimous recommendation of the special committee, unanimously determined that the merger is fair to and in the best interests of the Company’s shareholders, to the extent those shareholders’ shares of our common stock are converted into the right to receive the merger consideration in the merger, and unanimously recommends that the Company’s shareholders vote FOR approval of the merger agreement. The board of directors of the Company based its recommendation, in part, on the unanimous recommendation of the special committee, but also carefully considered numerous additional factors including the fairness opinion of Covington described above which was also addressed to the board of directors, See “SPECIAL FACTORS — Recommendations of the Special Committee and the Board of Directors; Reasons for Recommending Approval of the Merger Agreement to the Company’s Shareholders” on page 34.

Q:	What are the consequences of the merger to present members of the Company’s management and board of directors?

A:	The officers of the Company immediately prior to the effective time of the merger will, from and after the effective time of the merger, be the initial officers of the Company, as the surviving corporation in the merger, in accordance with the articles of incorporation and bylaws of the Company, until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal. The current officers of the Company are Donald Labonte, President and Chief Executive Officer, Laura Plude, Vice President of Finance and Chief Financial Officer, Paul H. Hutchins, Vice President/Administration, Peter Friberg, Vice President-Wholesale Sales, and Robert Campo, Vice President-Quarry Sales and Marketing.

The managers of Merger Sub immediately prior to the effective time of the merger will, from and after the effective time of the merger, be the initial directors of the Company, as the surviving corporation in the merger, in accordance with the articles of incorporation and bylaws of the Company, as the surviving corporation, until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

Like other shareholders, members of management and the board of directors will be entitled to receive the merger consideration for each of their shares of the Company’s common stock, to the extent such shares have not been contributed to Parent under contribution agreements Parent has entered into with each member of the Swenson Granite Group.

Like other Company option holders, each member of management and the board of directors who holds a vested or unvested Company stock option at the effective time of the merger issued under a Company stock option plan will have the right to receive cash in cancellation of such stock option in an amount equal to the product of (1) the excess, if any, of the merger consideration over the per-share exercise price of such stock option, multiplied by (2) the number of shares subject to such stock option (which amount will be payable without interest, net of any withholding tax). Options which have an exercise price per share equal to or greater than the merger consideration will be cancelled as of the effective time of the merger without the payment of any consideration.

Prior to the merger, the members of the Swenson Granite Group (including Kurt Swenson, our non-executive Chairman and Richard Kimball, one of our directors) will contribute some or all of their shares of Class A and Class B common stock to Parent in exchange for additional shares of membership interest in Parent, pursuant to the terms of the contribution agreements.

For more information, see “SPECIAL FACTORS — Interests of Certain Persons in the Merger” on page 56.

Q:	Is the merger subject to the satisfaction or waiver of any conditions?

A:	Yes. Before the merger can be consummated, a number of closing conditions must be satisfied or waived. These conditions are described in this proxy statement in the section entitled “THE MERGER AGREEMENT — Conditions to Completion of the Merger.” These conditions include, among others: (1) the absence of any court order or other governmental action enjoining or prohibiting the consummation of the merger, or materially changing the terms or conditions of the merger agreement; (2) the approval of the merger agreement by the Rock of Ages shareholders, including the majority of the minority approval; (3) performance and certification by the parties of their obligations under the merger agreement; (4) the accuracy of the parties’ representations and warranties under the merger agreement; (5) holders of no more than 20% of the Company’s outstanding shares shall have properly exercised dissenters’ rights with respect to such shares under the VBCA, including by delivering notice, prior to the vote at the special meeting on approval of the merger agreement, of their intention to demand payment for their shares pursuant to the VBCA; and (6) the absence of a Material Adverse Effect (as that term is defined in the merger agreement and below, under the heading “THE MERGER AGREEMENT — Representations and Warranties”) occurring from the date of the merger agreement through the closing of the merger.

If these conditions are not satisfied or, if permissible, waived, the merger will not be completed even if shareholders vote to approve the merger agreement.

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger as quickly as possible after the special meeting. We hope to complete the merger during the [ • ] calendar quarter of 201 , although there can be no assurance that we will be able to do so.

Q:	What are the U.S. federal income tax consequences of the merger to holders of the Company’s stock other than the members of the Swenson Granite Group to the extent they have contributed their Company common stock to Parent prior to the merger pursuant to contribution agreements with Parent?

A:	The receipt of cash by a United States holder in exchange for the Company’s common stock will be a taxable transaction for U.S. federal income tax purposes and may also be taxable under applicable state, local, foreign or other tax laws. In general, United States holders of the Company’s common stock who receive cash in exchange for their shares pursuant to the merger (including any cash received in connection with the exercise of dissenters’ rights) should be deemed to have received cash from the Company pursuant to a redemption of the shares held by such shareholder. If the deemed redemption of the shares held by a particular United States holder qualifies as an “exchange” under section 302(b) of the Code in this proxy statement, the United States holder will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the holder’s adjusted tax basis in the shares and the amount of cash received. If the United States holder holds the Company’s common stock as a capital asset, any gain or loss should generally be a capital gain or loss. If the United States holder has held the shares for more than 1 year, any gain or loss should generally be a long-term gain or loss. The deductibility of capital losses is subject to limitations.

Tax matters are very complex, and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you, including the federal, state, local and foreign tax consequences of the merger. See “SPECIAL FACTORS — Certain Material U.S. Federal Income Tax Consequences.”

Q:	How do I vote my Company stock?

A:	You may vote by proxy by completing, signing, dating and returning your proxy card(s) in the enclosed envelope. If your shares are held in “street name” through a broker, you must provide written instructions to your broker on how to vote your shares in order for your broker to do so. To ensure that your broker receives your instructions, you should promptly complete, sign and send to your broker in the envelope enclosed with this proxy statement the voting instruction form which is also enclosed.

You may also vote by proxy through the Internet at www.voteproxy.com (by following the on-screen instructions) or by telephone by calling toll-free 1-800-PROXIES from any touch-tone telephone and following the instructions. You should have your proxy card(s) available when you access the web page or call. You may also wish to check the voting form used by the firm that holds your shares to see if it offers telephone or Internet voting.

If you sign your proxy and do not indicate how you want to vote, your shares will be voted FOR the approval of the merger agreement, FOR the adjournment of the special meeting, if necessary to solicit additional proxies, and in accordance with the recommendations of the Company’s board of directors on any other matters properly brought before the special meeting for a vote.

For more information on how to vote your shares, see the section entitled “THE SPECIAL MEETING — How Shares are Voted; Proxies; Revocation of Proxies” on page 73.

Q:	What happens if I do not return a proxy card?

A:	If you neither vote at the meeting nor grant your proxy as described in this proxy statement, your shares will not be voted, which will have the effect of voting against approval of the merger agreement.

Q:	May I vote in person?

A:	Yes. You may attend the special meeting and vote your shares in person whether or not you sign and return your proxy card(s). If your shares are held of record in “street name” by a broker, nominee, fiduciary or other custodian and you wish to vote in person at the special meeting, you must obtain from the record holder a proxy issued in your name.

Q:	May I change my vote after I have mailed my signed proxy card(s)?

A:	You may change your vote or revoke your proxy at any time before the proxy is exercised. If you submitted your proxy card(s) by mail, you must: (1) file with the Secretary of the Company or other designee of the Company, at or before the taking of the vote at the special meeting, a written notice of revocation bearing a later date than the proxy you previously submitted; or (2) duly execute a later dated proxy relating to the same shares and deliver it to the Secretary of the Company or other designee before the taking of the vote at the special meeting. If you voted by proxy electronically through the Internet or by telephone as described above, you may simply vote again at a later date using the same procedures, in which case the later submitted proxy will be recorded and the earlier vote revoked. Attendance at the special meeting will not have the effect of revoking a proxy unless you give written notice of revocation to the Secretary of the Company before the proxy is exercised or you vote by written ballot at the special meeting. If you hold your shares through a broker, bank or other nominee in “street name,” you will need to contact them or follow the instructions in the voting instruction form used by the firm that holds your shares to revoke your proxy.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedures provided by your broker. Failure to instruct your broker to vote your shares will have the same effect as voting against approval of the merger agreement.

Q:	What does it mean if I receive more than one set of materials?

A:	You may receive more than one set of materials because you own shares of Rock of Ages stock that are registered under different names or you own shares of both Class A and Class B common stock. For example, you may own some shares directly as a shareholder of record and other shares through a broker; or you may own shares through more than one broker. In these situations, you will receive multiple sets of proxy materials. You must complete, sign, date and return all of the proxy cards or follow the instructions for any alternative voting procedure on each of the proxy cards that you receive in order to vote all of the shares you own. Each proxy card you receive comes with its own prepaid return envelope; if you vote by mail, make sure you return each proxy card in the return envelope that accompanies that proxy card.

Q:	If the merger is completed, how will I receive the cash for my shares?

A:	If the merger is completed, you will be contacted by American Stock Transfer & Trust Company, the Company’s transfer agent which Parent has designated to act as paying agent in connection with the merger. The paying agent will provide instructions that will explain how to surrender stock certificates. You will receive cash for your shares from the paying agent after you comply with these instructions. If your shares are held for you in “street name” by a broker, nominee, custodian or other fiduciary, you will receive instructions from the broker, nominee, custodian or other fiduciary as to how to effect the surrender of your shares and receive cash for those shares. See “THE MERGER AGREEMENT — Payment for the Shares of Our Common Stock.”

Q:	Should I send in my stock certificates now?

A:	No. If the merger is completed, you will receive written instructions for surrendering your Company stock certificates in exchange for cash. See “THE MERGER AGREEMENT — Payment for the Shares of Our Common Stock.”

Q:	What if I have lost a stock certificate?

A:	If you have lost a stock certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the merger consideration, you will have to make an affidavit of the loss, theft or destruction. You will also be required to post a bond in a customary amount and upon such terms as may be reasonably required as indemnity against any claim that may be made against Parent or the surviving corporation with respect to such certificate. These procedures will be described in a letter of transmittal that you will receive after the effective time of the merger, which you should read carefully in its entirety. See “THE MERGER AGREEMENT — Payment for the Shares of Our Common Stock.”

Q:	What rights do I have to seek appraisal of my shares?

A:	If you provide written notice to the Company, before the vote is taken at the special meeting on approval of the merger agreement, of your intent to demand payment for your shares and you do not vote in favor of approval of the merger agreement, you may seek a judicial appraisal of the fair value of your shares by following the procedures governing dissenters’ rights specified in Chapter 13 of the Vermont Business Corporation Act, referred to in this proxy statement as the VBCA. See “SPECIAL FACTORS — Dissenters’ Rights.” A copy of Chapter 13 of the VBCA is included as Annex E to this proxy statement.

Q:	Who can help answer my questions?

A:	If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger agreement or the merger, including the procedures for voting your shares, you may contact The Proxy Advisory Group, LLC, our proxy solicitor for the special meeting, by phone (toll-free) at (888) 557-7699 or (888) 55PROXY, or in writing at The Proxy Advisory Group, LLC, 18 East 41st Street, Suite 2000, New York, NY 10017.

SPECIAL FACTORS

Structure of the Transaction

The proposed transaction is a merger of Merger Sub with and into Rock of Ages, which will survive the merger as a wholly owned subsidiary of Parent.

The principal steps that will accomplish the merger are as follows:

Debt Financing.  The merger agreement is not subject to a financing contingency. However, Parent is seeking debt financing in connection with the merger and will require that financing in order to consummate the merger and related transactions. Parent has received a commitment letter from the Lenders, pursuant to which the Lenders have committed, subject to certain specified conditions discussed elsewhere in this proxy statement, to enter into a definitive financing agreement (in the form attached to the commitment letter) to provide the Financing. The commitment letter will remain outstanding through February 18, 2011 unless extended by the Lenders. In the merger agreement, Parent has agreed to use its best efforts to maintain in effect the commitment letter and, prior to the effective time of the merger, execute the definitive financing agreement attached to the commitment letter and consummate the Financing. The Financing is expected to consist of:

•	the $20 million Revolving Loan, to be used primarily to fund working capital, finance accounts receivable and inventory and support the issuance of letters of credit, and as necessary (subject to the terms of the definitive financing agreement) to fund a portion of the costs of acquisition of Rock of Ages and its subsidiaries, including repayment of certain existing indebtedness of Rock of Ages and its subsidiaries; and

•	the $30 million Term Loans, to be used primarily to fund the acquisition of Rock of Ages and its subsidiaries, including transaction expenses, repayment of certain existing indebtedness of Parent, Rock of Ages and its subsidiaries, and to finance capital expenditures and other acquisitions.

Under the terms of the Financing, interest on the Revolving Loan is payable monthly, and principal is payable on a revolving basis. All outstanding principal balances and any accrued interest with respect to the Revolving Loan will be due at maturity three years from the date of closing. Each Term Loan will fully amortize over a ten-year term with installments of principal and interest payable monthly. The Financing will be subject to certain financial covenants and conditions, and will be collateralized by a perfected first lien (including first mortgages) on all real and personal property of Parent, Rock of Ages (as the surviving corporation) and the United States subsidiaries of Rock of Ages. For additional details regarding the terms and structure of the debt financing see “SPECIAL FACTORS — Financing of the Merger.”

Contribution of Shares.  Prior to the merger, the members of the Swenson Granite Group will contribute or cause to be contributed to Parent an aggregate of 258,326 shares of Class A common stock and 2,449,793 shares of Class B common stock in exchange for additional shares of membership interest in Parent. Such contributions will take place subject to the terms of contribution agreements by and between Parent and each such member of the Swenson Granite Group.

For additional details regarding the terms of the contribution agreements, see “VOTING AND CONTRIBUTION AGREEMENTS — Contribution Agreements.”

For additional details regarding the interests of the members of the Swenson Granite Group in the transaction, see “SPECIAL FACTORS — Interests of Certain Persons in the Merger.”

The Merger.  Following the satisfaction or waiver of all conditions to the merger, including the approval of the Company’s shareholders as described elsewhere in this proxy statement, the following will occur at the effective time of the merger:

•	all shares of Company common stock that are held (1) in the treasury of the Company, or (2) by Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent will be cancelled and retired without any consideration payable therefor;

•	all other shares of Company common stock issued and outstanding immediately before the effective time of the merger (other than any shares as to which a shareholder has properly asserted dissenters’ rights under the VBCA) will be converted into the right to receive the $5.25 per share merger consideration;

•	all shares of the Company’s common stock, the holders of which have properly asserted dissenters’ rights under the VBCA, will be cancelled and the holders of such shares will be entitled to receive payment of the fair value of such shares, in an amount and in the manner as determined pursuant to the VBCA;

•	the limited liability company interests of Merger Sub issued and outstanding immediately prior to the merger will be converted into and become one validly issued, fully paid and non-assessable share of Class B common stock of the Company; and

•	each holder of a vested or unvested outstanding option to purchase shares of Class A common stock prior to the effective time of the merger issued under the Company’s stock option plans, will have the right to receive cash in respect of such stock option in an amount equal to the product of (1) the excess, if any, of the merger consideration over the per-share exercise price of such stock option, multiplied by (2) the number of Company shares issuable under such stock option (which amount will be payable without interest, net of any withholding tax). Options which have an exercise price per share equal to or greater than the merger consideration will be cancelled as of the effective time of the merger without the payment of any consideration.

For additional details regarding the terms and structure of the merger, see “THE MERGER AGREEMENT.”

As a result of the merger:

•	Parent will own all of the outstanding shares of Rock of Ages;

•	the shareholders of Rock of Ages (other than those shareholders that are members of Parent at the effective time of the merger) will no longer have any interest in, and will no longer be shareholders of, the Company and will not participate in any of our future earnings or growth;

•	shares of Rock of Ages Class A common stock will no longer be listed on The NASDAQ Global Market, and price quotations with respect to sales of our shares of common stock in the public market will no longer be available; and

•	the registration of Rock of Ages common stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) will be terminated, and we will cease filing reports with the SEC.

Board of Directors of Rock of Ages.  The board of directors of Rock of Ages after the effective time of the merger will initially consist of the managers of Merger Sub at the effective time of the merger. These members include Kurt Swenson, Kevin Swenson and Robert Pope, each of whom will serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal.

Officers of Rock of Ages.  The current officers of the Company are Donald Labonte, President and Chief Executive Officer, Laura Plude, Vice President of Finance and Chief Financial Officer, Paul H. Hutchins, Vice President/Administration, Peter Friberg, Vice President-Wholesale Sales, and Robert Campo, Vice President-Quarry Sales and Marketing. These officers will continue as the officers of the Company after the effective time of the merger, however Mr. Labonte’s title will be President and Chief Operating Officer (rather than Chief Executive Officer). At the effective time of the merger, Robert Pope will become Chief Executive Officer of the Company and will continue to serve as President and Chief Executive Officer of Parent. These officers of the Company after the effective time of the merger will serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal.

Purpose and Reasons for the Merger

Rock of Ages’ Purpose and Reasons for the Merger

Our purpose in undertaking the merger is to allow our shareholders (other than the members of the Swenson Granite Group, to the extent they contribute their Company shares to Parent prior to the merger pursuant to the contribution agreements) to realize the value of their investment in the Company in cash at a price that represents a 57% premium and an 84% premium, respectively, to the average closing price of our Class A common stock for the 30 trading days and over the twelve months prior to the May 7, 2010 public announcement of the initial proposal by Parent to acquire 100% ownership of Rock of Ages. The special committee and the board of directors of Rock of Ages believe, based upon the reasons discussed under “SPECIAL FACTORS — Recommendations of the Special Committee and the Board of Directors; Reasons for Recommending Approval of the Merger Agreement to the Company’s Shareholders,” that the merger is fair to and in the best interests of the Company’s shareholders, to the extent such shareholders’ shares are converted in the merger into the right to receive the $5.25 per share merger consideration.

Additionally, for the Company, becoming a private company is expected to reduce costs related to our being a public company, including but not limited to legal costs, the costs of certain accounting and auditing activities and internal controls, the cost of annual and special meetings, the cost of preparing, printing and mailing corporate reports and proxy statements, and the expense of a transfer agent. Further, following the merger, at such time as Rock of Ages is no longer subject to the reporting requirements of the Exchange Act, we will be able to eliminate a good portion of the time devoted by our management and some of its other employees to matters that relate exclusively to Rock of Ages being a public company. As a result, Rock of Ages may be better able to focus its resources on its business and operations as a private company, and the merger may advance these objectives, as noted above.

Parent’s, Merger Sub’s and Swenson Granite Group’s Purpose and Reasons for the Merger

Parent and Merger Sub intend to effect the merger and acquire all of the outstanding shares of common stock of Rock of Ages that Parent does not already own at the effective time of the merger (in addition to the shares of Company acquired by Parent from the members of the Swenson Granite Group, in exchange for additional shares of membership interest in Parent) because they, along with the members of the Swenson Granite Group, believe that it is best for Rock of Ages to operate as a privately-held entity. Parent, Merger Sub and the members of Swenson Granite Group have determined to pursue the merger at this time and believe that it is best for Rock of Ages to operate as a privately-held entity for the following reasons:

•	in light of the Company’s small public float and the low trading volume for the Company’s shares of common stock, the benefits to Rock of Ages of having publicly-traded securities have not outweighed the expenses and other requirements imposed on the Company as a public company;

•	without the constraint of the public market’s emphasis on quarterly earnings (and especially quarterly earnings growth), and the market’s reaction to public events, the Company will have greater operating flexibility to focus on enhancing long-term value;

•	an emphasis on long-term growth rather than short-term earnings could eventually result in greater business opportunities than would be available to the Company if it remained publicly held;

•	as a privately-held entity, the Company will be able to make decisions that may negatively affect quarterly earnings but that may increase the value of Rock of Ages’ assets or earnings over the long term; and

•	as a privately-held entity, the general level of confidence (or lack thereof) in the stock markets or the failure to meet or exceed analysts’ short-term earnings expectations will no longer affect Rock of Ages or its equity value.

In addition to the foregoing factors, Parent, Merger Sub and the members of the Swenson Granite Group considered, among others, the following positive factors:

•	Parent and the members of the Swenson Granite Group will benefit from any future earnings and growth of Rock of Ages after it ceases to be publicly traded; and

•	information concerning Rock of Ages and its operations, financial results and directors and officers will no longer be available to competitors.

Parent, Merger Sub and the members of Swenson Granite Group also considered, among others, the following negative factors:

•	as a result of the merger and the other related transactions contemplated in the merger agreement, an investment in Rock of Ages will represent an illiquid investment in the stock of a private company;

•	following the merger, Parent will bear the sole burden for any future losses or decrease in enterprise value; and

•	the Company’s and Parent’s debt level and interest expense will increase substantially due to the additional financing necessary to complete the merger. See “SPECIAL FACTORS — Financing of the Merger.”

Parent, Merger Sub and the members of Swenson Granite Group ultimately concluded that the potential detriments of the merger to it were outweighed by the potential benefits of the merger to it.

Background of the Merger

The corporate predecessor of Parent first acquired majority control of Rock of Ages in February of 1984 and Rock of Ages became a wholly-owned subsidiary of the corporate predecessor of Parent in approximately 1986. Rock of Ages became a public company in October 1997 when we completed an initial public offering of our Class A common stock for the purpose of embarking on a strategy of vertically integrating into the retailing of memorials by acquiring or otherwise opening retail outlets selling granite memorials. In connection with, and to facilitate, our initial public offering, the corporate predecessor of Parent distributed to its shareholders its operating assets and liabilities through a pro rata distribution of member interests in Parent. As a result of these transactions, and since our initial public offering, Kurt Swenson, the Company’s former President and Chief Executive Officer and now non-executive Chairman and the Chairman of Parent, together with his brother, Kevin Swenson, Vice President and a director of Parent, Robert Pope, President and Chief Executive Officer and a director of Parent, and their respective family members and related trusts, have continued to own a substantial majority equity interest in Parent and, through their ownership of Company Class B common stock, substantial majority voting control of the Company.

In late 2007, following an extensive review of strategic and business alternatives, our board of directors determined that, given the continuing losses being incurred by the Company’s retail division, the Company’s shareholders would be best served by disposing of our retail operations, reducing debt and operating expenses and returning our focus to our core quarrying and manufacturing businesses, including our wholesale memorial distribution system in North America. Accordingly, in January 2008, we sold our retail division.

In the spring of 2008, Kurt Swenson advised the board of directors of his intention to retire as the Company’s Chief Executive Officer, and in late April 2008, the Company entered into a retirement agreement with Mr. Swenson, providing for his retirement as Chief Executive Officer, effective June 30, 2008. Mr. Swenson remained the Chairman of the Board in a non-executive capacity. Donald Labonte, then the Company’s President and Chief Operating Officer, succeeded Mr. Swenson as Chief Executive Officer and was elected to the board of directors.

During 2008 and 2009, the Company pursued its new operating plan, significantly reducing operating expenses and debt. In 2009, while revenues decreased compared to 2008, the Company returned to profitability, reporting net income from continuing operations of approximately $800,000, or approximately $0.11 per diluted share.

These results for 2009 and the continued lack of improvement in the trading prices for our Class A common stock were disappointing to Kurt and Kevin Swenson, as controlling shareholders of the Company. Despite the successful reduction of operating costs and debt implemented by the Company’s management, and the return to modest profitability, the continuing costs associated with the Company operating as a public company, including the time devoted by Company management to compliance and other public company matters, appeared to them to be impediments to significantly increasing and sustaining profitability, and thus outweighed the benefits to Rock of Ages of being a public company, especially given the historically small public float and illiquidity of the Company’s Class A common stock.

In the past, various institutional investors had noted to Kurt Swenson that the minimal public float and illiquidity of the Class A common stock meant that, absent a liquidity event transaction for all shareholders, investors in the Company’s Class A common stock effectively had little ability to monetize significant holdings of such shares. One of the Company’s major institutional investors reiterated this point to Mr. Swenson shortly after the Company’s public announcement in March 2010 of its 2009 results.

In light of these considerations, in April 2010, after informally consulting with Kevin Swenson and Robert Pope and receiving their preliminary indication of support, Kurt Swenson began taking preliminary steps to determine the feasibility and advisability of submitting to the Company’s board of directors, on behalf of Parent, a proposal to acquire the Company in an all-cash transaction, with a view to providing the Company’s shareholders with a liquidity event at an attractive price, either through an acquisition of the Company by Parent or by another bidder that would be identified through a process to explore strategic alternatives that Mr. Swenson expected would be pursued following Parent’s submission of an offer. These steps included preliminary discussions by Kurt Swenson with Parent’s existing lender, including a meeting with its representatives on April 6, 2010 regarding the possibility of financing such an acquisition. This lender, which had no lending relationship with the Company, undertook to analyze the proposed transaction on a preliminary basis. Following the analysis, the lender expressed interest in exploring the possibility of funding a transaction between Parent and the Company.

Mr. Swenson then contacted, and later in April Mr. Swenson and Mr. Pope met with, a representative of Sheehan Phinney Bass + Green PA (“Sheehan Phinney”), a firm with which Mr. Swenson was familiar and which he understood had never represented the Company, to discuss retaining Sheehan Phinney as legal counsel to represent Parent in connection with a possible proposal to acquire the Company. Parent retained Sheehan Phinney, and Messrs. Swenson and Pope, with Sheehan Phinney’s assistance, began preparing an acquisition proposal letter, with a view to submitting the letter to the Company’s board of directors at its next regularly scheduled meeting on May 6, 2010.

At that regularly scheduled meeting of the board on May 6th, without prior notice to any other Company director other than Mr. Labonte, who Mr. Swenson advised earlier in the week of the possibility that Parent would submit an acquisition proposal, Mr. Swenson submitted, on behalf of Parent, a letter containing a proposal to acquire the Company (the “Swenson Proposal”). The Swenson Proposal contemplated the acquisition by Parent of all outstanding shares of Company common stock, including shares underlying vested options, at a price of $4.38 per share in cash. According to the proposal letter, as part of the transaction, Kurt Swenson, Kevin Swenson and Mr. Pope would exchange all of their shares of Class B common stock for additional shares of membership interest in Parent, and thus would not receive cash for those shares. In order to facilitate the financing of the proposed transaction, other holders of Class B common stock who also owned shares of membership interest in Parent would also be offered the opportunity to exchange their shares of Class B common stock in lieu of receiving the $4.38 per share price. The Swenson Proposal indicated that the proposed acquisition by Parent was conditioned on, among other things, lender due diligence, negotiation of a definitive structure and terms to be set forth in a definitive acquisition agreement and Parent obtaining financing for the transaction in an amount sufficient to fund the purchase price and the ongoing operations of the two companies. The proposal letter also stated that, “[W]e think that the company would be well-served by the board conducting a process of exploring its strategic options for maximizing shareholder value, including a consideration of our offer.” The proposal letter also indicated that Parent intended to offer Mr. Labonte the opportunity to buy shares of membership interest in Parent if Parent acquired the Company. Finally, the proposal letter noted Parent’s desire, prior to entering into a definite agreement, to ascertain whether the proposed transaction would be viewed favorably by specified institutional investors which have substantial holdings of Class A common stock.

In response to the Swenson Proposal, at its May 6th meeting, the board of directors established a special committee comprised of independent directors James L. Fox, Pamela G. Sheiffer and Frederick E. Webster Jr., Ph.D., to consider and evaluate the Swenson Proposal and determine how to proceed in the best interests of the Company’s shareholders.

On May 7, 2010, the Company issued a press release announcing receipt of the Swenson Proposal and the formation of the special committee. The release contained the full text of the proposal letter from Parent.

On May 10, 2010, a telephonic meeting of the special committee was held. All of the members of the special committee were present. Mr. Fox was appointed Chairman, and the special committee considered and discussed the retention of independent legal counsel and financial advisors. At the invitation of the special committee, a representative of Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), which the special committee was considering retaining, attended the meeting. He discussed Skadden’s expertise in mergers and acquisitions and securities law and in representing special committees of boards of directors of public companies in going-private transactions. He also discussed Skadden’s prior representation of the Company as special outside counsel in the past, including advising the board of directors during its consideration of strategic and business alternatives which ultimately resulted in the sale of the Company’s retail division in 2008. Skadden’s representation of the Company after this had diminished significantly, and the firm had performed no services for the Company since March 2009. The Skadden representative indicated that the special committee should consider whether, in their view, such prior representation would in any way compromise Skadden’s vigorous representation of the special committee.

The special committee also discussed the possible engagement of Covington Associates LLC (“Covington”), an investment banking firm, to serve as independent financial advisor to the special committee. Covington had also previously advised the Company during its earlier consideration of strategic and business alternatives that culminated in the sale of the retail division, and thus it was noted that both the potential benefits and possible drawbacks associated with engaging Covington in light of this prior involvement with the Company should be taken into account in considering engaging Covington.

In addition to considering the retention of legal and financial advisors, the special committee also considered and discussed whether the Company’s regular outside counsel, McLane, Graf, Raulerson & Middleton PA (“McLane”), should represent the Company in connection with the Swenson Proposal and related matters. A representative of McLane was present at the meeting and reviewed for the special committee McLane’s prior and ongoing representation of the Company in matters unrelated to the Swenson Proposal, and its prior representation of Kurt Swenson and Kevin Swenson in estate planning matters and prior representation of Parent in one brief and immaterial intellectual property matter.

The special committee then adjourned the meeting to consider further the special committee’s possible engagement of Skadden and McLane’s possible continued representation of the Company, or the engagement of other firms having no prior background or relationship with the Company, and also to give further consideration to the possible engagement of Covington or another financial advisory firm.

On May 11, 2010, another telephonic meeting of the special committee was convened. In addition to the members of the special committee and at their invitation, representatives of Skadden and McLane attended the meeting. At this meeting, the special committee unanimously determined that McLane should continue to represent the Company with respect to the Swenson Proposal and related matters, and that Skadden and Covington would be retained as the special committee’s independent special counsel and independent financial advisor, respectively.

With respect to McLane’s continued representation of the Company, it was determined that McLane’s estate planning services for Mr. Swenson and his brother and its brief and immaterial services for Parent on an intellectual property matter were not disabling conflicts or otherwise relevant to McLane’s ability to effectively represent the Company with respect to the Swenson Proposal and related matters. The special committee considered McLane’s in-depth knowledge of the Company’s operations, coupled with its excellent working relationship with the Company’s senior management, as positive factors that would benefit the Company and its stockholders in responding to the Swenson Proposal and in any process that might be initiated to explore strategic alternatives. The special committee also concluded that Skadden’s prior representation of the Company in various matters prior to March 2009 would in no way compromise Skadden’s ability to provide independent, objective and vigorous representation of the special committee. The firm’s experience in representing special committees of public companies, along with its knowledge of the Company and the members’ of the special committee familiarity with and confidence in the Skadden partner that would lead the engagement, were also important factors in the special committee’s unanimous decision to engage Skadden as its legal advisor.

With respect to Covington, the special committee concluded that its previous engagement by the Company meant that Covington already had a detailed knowledge of the Company’s business and financial strategy, and thus it would be well positioned to work efficiently. This fact, along with the excellent service and advice provided by Covington to the Company during the Company’s earlier consideration of strategic and business alternatives that resulted in the sale of the retail division, were also important factors in the special committee’s unanimous decision to select Covington as its independent financial advisor. After reviewing Covington’s prior representation of the Company, the special committee concluded that Covington would be able to provide objective and independent advice to the special committee in connection with this engagement.

On May 14, 2010, another telephonic meeting of the special committee was convened. In addition to the members of the special committee, representatives of Skadden and McLane attended the meeting. At this meeting, the special committee reviewed and discussed draft protocols, rules and procedures developed by Skadden, to be agreed to by Parent, on behalf of itself and certain members of Parent identified in the Swenson Proposal, including Kurt Swenson (together with Parent, the “Swenson Group”), with respect to Parent’s pursuit of its acquisition proposal, including interactions by officers and representatives of Parent with the Company, Company management and Company shareholders regarding due diligence, employment matters, disclosure and other matters. These protocols, rules and procedures outlined the special committee’s understanding of how the Swenson Group would be required to conduct themselves in pursuing the Swenson Proposal, with the objective of, among other things, achieving an evenhanded, orderly and efficient process for dealing with the Swenson Proposal and, if applicable, other proposals that might be considered by the special committee. Among other things, these protocols, rules and procedures required the Swenson Group to assure the confidentiality of Company information received by it and provided by the Swenson Group to potential investors or lenders, keep the special committee and its advisors apprised of such information so provided, forward to the special committee and its advisors any inquiries, offers, proposals, solicitations, bids or other related communications from any prospective third party acquirer or group received by any member of the Swenson Group pertaining to the acquisition of the Company or any of its securities or assets, and allow the special committee to designate a representative to be present at meetings involving any member of the Swenson Group and potential lenders or investors at which Company information was expected to be discussed. These protocols, rules and procedures also prohibited the Swenson Group from discussing with members of the Company’s management any employment, retention or equity incentive arrangements. The special committee also reviewed and approved the engagement letters finalizing the engagements of Skadden and Covington and discussed the next steps with respect to the Swenson Proposal.

Following this meeting, after further discussions between Skadden and Sheehan Phinney, a letter embodying the protocols, rules and procedures described above was executed by Chairman Fox, on behalf of the special committee, and Kurt Swenson, on behalf of the Swenson Group, on May 18, 2010 with effect as of May 14, 2010. A confidentiality agreement between Parent and the Company, which was contemplated by this letter, was also executed on and as of the same dates.

Also on May 14, 2010, Covington met with the Company’s senior management at the Company’s headquarters in Barre, Vermont to conduct an “on site” due diligence review of the Company’s operations.

On May 18, 2010, at the request of the special committee, a special telephonic meeting of the board of directors was held to more fully set forth the nature and scope of the special committee’s authority with respect to the Swenson Proposal and related matters. In addition to all of the directors, representatives of

Skadden and McLane attended the meeting. At this meeting, the board of directors unanimously authorized the special committee to take any and all actions arising out of or relating to the Swenson Proposal as the special committee deemed to be in the best interest of the Company and its shareholders, including shareholders who were not affiliated with Parent. Pursuant to this authority the special committee was empowered to engage, in its sole discretion, in a strategic alternatives exploration process to solicit alternative transactions to the Swenson Proposal for the acquisition of all or a majority of the outstanding common stock of the Company or of all or a significant portion of the Company’s assets. The board of directors also authorized the special committee to evaluate and negotiate the terms of the Swenson Proposal or any alternative proposal received as a result of the special committee’s strategic alternatives exploration process, and to recommend to the board of directors, what action, if any, should be taken with respect to the Swenson Proposal or any such alternative proposal, and also ratified and confirmed the special committee’s actions to date, including the retention of financial advisors and legal counsel. The board of directors also resolved to not recommend or approve the Swenson Proposal or any alternative proposal received as a result of any strategic alternatives exploration process undertaken by the special committee, without a prior favorable recommendation of such proposal by the special committee.

In consideration of the substantial time and effort that would be required of the members of the special committee generally, and the chairman of the special committee in particular, the board of directors also determined that the chairman of the special committee would receive a one-time fixed fee of $50,000 and each other member of the special committee would receive a one-time fixed fee of $35,000, as compensation for their service on the special committee, irrespective of whether or not the special committee approved the Swenson Proposal or any alternative transaction. These fees were paid by the Company to the special committee members on June 28, 2010. In addition, the board of directors approved the reimbursement to the members of the special committee of reasonable expenses incurred by them in connection with their service on the special committee.

On May 20, 2010, a telephonic meeting of the special committee was convened. In addition to the members of the special committee, representatives of Skadden and Covington attended the meeting. Covington provided the special committee with an overview of its initial analysis of the Company, and its business and prospects, based on its May 14th visit to the Company and discussions with the Company’s management. Covington also provided the special committee with its preliminary analysis of the Swenson Proposal and the market for possible strategic alternatives. After reviewing and considering Covington’s overview of the Company and its preliminary views regarding possible strategic alternatives to the Swenson Proposal, the special committee concluded that it would be in the best interests of the Company and shareholders who were not affiliated with the Swenson Group, to explore strategic alternatives to the Swenson Proposal. Accordingly, the special committee unanimously resolved that, with the assistance of Covington, it would commence a process to explore and consider possible strategic alternatives for the Company while continuing to consider the Swenson Proposal. At the May 20th meeting, the special committee also discussed engaging Dinse, Knapp & McAndrew, P.C. (“Dinse”) of Burlington, Vermont to serve as the special committee’s special Vermont counsel. Subject to Skadden confirming that Dinse had no disabling conflicts of interest in the matter, the members of the special committee unanimously agreed to retain Dinse as special Vermont counsel to the special committee. Dinse was formally engaged by the special committee pursuant to an engagement letter dated May 24, 2010.

On May 20, 2010, the Company issued a press release announcing the special committee’s decision to commence a process to explore and consider possible strategic alternatives to the Swenson Proposal and its engagement of Covington and counsel.

Between May 20 and June 2, 2010, Covington continued its due diligence review of the Company.

On May 25, 2010, the Company issued a press release announcing that a purported class action shareholder suit had been filed on May 19, 2010, in Vermont Superior Court, Washington County. The complaint named as defendants the Company, all the directors and certain officers of the Company, and Parent. The plaintiff, Todd Semon, alleges in the complaint that, among other things, the directors and named officer defendants of the Company breached their fiduciary duties in connection with the Swenson Proposal, that the proposed consideration offered by Parent was inadequate, and that the Swenson Group, which includes controlling shareholders of the Company, would benefit from the proposed transaction to the detriment of the Company’s other shareholders. The shareholder litigation is more fully described under the heading “SPECIAL FACTORS — Litigation Related to the Merger” on page 62.

On June 2, 2010, a telephonic meeting of the special committee was held. In addition to all the members of the special committee, representatives of Skadden and Covington attended the meeting. Covington reviewed with the special committee previously distributed presentation materials regarding Covington’s analysis of the Company’s operations and future profitability and the market for possible strategic alternatives. Based on its due diligence, Covington concluded that the best strategic alternative available to the Company would be the sale of the Company to either a strategic or financial buyer if a transaction could be developed which was fair and in the best interests of the Company and its shareholders, including shareholders unaffiliated with Parent. After further considering Covington’s presentation and its recommendation, the special committee directed Covington to proceed with contacting various potential strategic and financial buyers identified in its presentation materials to inquire about their interest, if any, in pursuing a possible transaction with the Company.

On June 10, 2010, Parent was provided access to an on-line data room set up by the Company, and continued its ongoing financial and operational due diligence.

On June 16, 2010, Covington participated in a due diligence meeting requested by Parent in Barre, Vermont. Kurt Swenson and Robert Pope participated in this meeting on behalf of Parent, and Donald Labonte and Laura Plude, the Company’s Chief Financial Officer, participated on behalf of the Company.

Commencing in July, and continuing through August 19, 2010, Parent held a series of telephone conferences and face to face meetings with four prospective lenders to discuss and explore the terms and structure of possible financing for the Swenson Proposal. The prospective lenders included the Company’s two existing lenders. During this period, these prospective lenders also engaged in preliminary due diligence of Parent and the Company.

On July 1, 2010, following a series of letters and emails between Skadden and plaintiff Todd Semon’s counsel, Wolf Popper LLP (“Wolf Popper”), Skadden and Covington received valuation analyses and other materials from Wolf Popper, purporting to show that the Swenson Proposal’s $4.38 per share price substantially undervalued the Company. This correspondence, these valuation analyses, and Covington’s and the special committee’s review and conclusions regarding these valuation analyses, are described in detail under “SPECIAL FACTORS — Litigation Related to the Merger.”

On July 8, 2010, another telephonic meeting of the special committee was convened. In addition to all of the members of the special committee, Skadden and Covington attended this meeting. At this meeting, Covington reviewed with the special committee the solicitation process it had undertaken in which it had contacted 64 potentially interested parties, including Parent, since June 2nd, and the responses of the contacted parties. Of these 64 parties, comprised of 54 financial and 10 strategic parties, 35 parties had declined the opportunity, 11 parties had failed to respond after being contacted numerous times and 18 parties continued to express some level of interest. As next steps, Covington recommended, and the special committee approved, Covington’s continuing to work the potentially interested parties list, soliciting potentially interested parties to schedule management meetings and calls within the ensuing two weeks, and sending a letter during the week of July 12th to remaining interested parties inviting them to submit non-binding indications of interest by July 29th.

At the special committee meeting on July 8, 2010, Covington also reviewed with the special committee its analysis of the valuation analyses provided by Wolf Popper, which valuation analyses were distributed to the special committee members in advance of the meeting. Covington noted certain key, and, what it considered, unjustified, assumptions in the valuations provided by Wolf Popper that resulted in per share value ranges for the Company common stock that were well above the value ranges arrived at by Covington when it conducted similar analyses. For a more complete description of Covington’s analysis, and the special committee’s conclusions, regarding the valuations provided by Wolf Popper, see “SPECIAL FACTORS — Litigation Related to the Merger.”

On July 14, 2010, Covington distributed an indication of interest procedures letter to eight parties, including Parent, which, because ten additional parties had withdrawn from the process between the July 8th special committee meeting and July 14th, were all of the parties who remained interested in acquiring the Company as of that date. Of these eight parties three, including Parent, were strategic parties and five were financial parties. The letters invited the submission of nonbinding indications of interest by July 29, 2010.

On July 22, 2010, Sheehan Phinney obtained access to the on-line data room and continued its legal diligence on behalf of Parent.

On July 27, 2010, Covington had a teleconference with Kurt Swenson and Robert Pope to discuss Parent’s possible submission of an indication of interest (“IOI”) in response to Covington’s invitation. Messrs. Swenson and Pope advised Covington that Parent anticipated submitting an IOI at the same $4.38 per share price as in the original Swenson Proposal, and requested that Covington include Parent in any further round of bidding. Covington indicated that it was unable to predict what IOI’s would be submitted by the July 29th deadline and at what value levels, and that after reviewing the submissions, it would meet with the special committee and determine how to proceed with a view to maximizing value for the Company’s shareholders.

By July 29, 2010, the deadline to submit nonbinding indications of interest, Covington had received only two IOIs. One IOI was submitted by Parent at the same $4.38 per share price as the Swenson Proposal submitted in May 2010 (the “Parent IOI”). The other IOI was submitted by a private equity firm that proposed to acquire only the Company’s manufacturing business at a price range of $7-9 million.

On August 3, 2010, Covington, Kurt Swenson and Mr. Pope had a teleconference during which Covington sought to clarify certain aspects of the Parent IOI. During this discussion, Mr. Swenson and Mr. Pope reaffirmed the $4.38 per share price set forth in the Parent IOI, but indicated that, depending on the circumstances as the process unfolded, it was possible that Parent might have some price flexibility. Mr. Swenson and Mr. Pope also indicated that if Parent and the Company were able to reach agreement on price and other terms for a transaction, it would be important to seek to obtain the support of the Company’s most significant institutional investors. Mr. Swenson and Mr. Pope also confirmed that Parent was making progress with respect to obtaining financing to fund the proposed transaction, stating that Parent hoped to have firm commitments from lenders by the end of the month.

On August 4, 2010, the special committee held another telephonic meeting. In addition to all of the members of the special committee, representatives of Skadden and Covington attended this meeting. At this meeting, Covington again reviewed the solicitation process it had undertaken, including Covington’s discussions with potentially interested parties, as well as the fact that Covington had encouraged such parties to make a bid for less than the entire company, if they so desired. Covington then reviewed with the special committee the Parent IOI and the other IOI it had received. In Covington’s view, the IOI from the private equity firm that proposed to acquire only the Company’s manufacturing business was a non-viable proposal as compared to Parent’s IOI or to the Company continuing as a public company. Covington noted that the offer price for the manufacturing division was not competitive with the value for that division implied by the $4.38 per share offer price in Parent’s IOI, and disposing of manufacturing would result in the Company continuing to have the burdens and expense of being a public reporting company with the same, or worse, strategic and operational issues and risks, and the same, or worse, illiquidity of its stock, as it then faced. Skadden also reviewed with the special committee the various terms and conditions included in the Parent IOI that the Swenson Group expected would be included in a definitive merger agreement between the parties. In light of the fact that only one viable IOI had been received, Skadden reiterated to the special committee that they were under no affirmative obligation to approve or recommend the proposed transaction with Parent, and the special committee considered that fact.

After further considering the advice and information provided by Covington and Skadden, at its meeting on August 4, 2010, the members of the special committee decided not to pursue at that time the IOI submitted by the private equity firm to acquire only the Company’s manufacturing division, noting that moving forward with the Parent IOI by no means foreclosed any alternative that might be or become available to the Company, including continuing to operate as a public company. At this meeting, the special committee instructed its advisors to contact Parent and its counsel to further discuss the terms of the Parent IOI and, in particular, to determine the status and likelihood of success of Parent’s efforts to secure financing for the transaction, and to confirm that Parent understood that the special committee would likely require an increase in the per share price reflected in Parent’s IOI and minimal conditions to Parent’s obligation to close, with a view to determining whether to proceed to try to negotiate a definitive transaction agreement with Parent. The advisors were instructed to report to Chairman Fox the results of their discussions with Parent and its counsel, who would then determine, on behalf of the special committee and after consultation with the other members of the special committee, whether to engage further with Parent and its counsel based on Parent’s IOI.

During this August 4th meeting of the special committee, Covington also reviewed with the special committee certain presentation materials regarding the aforementioned valuation analyses provided by Wolf Popper. These presentation materials essentially summarized the oral presentation Covington had provided to the special committee on this same topic at its July 8, 2010 meeting and confirmed the deficiencies and lack of credibility of these valuations. In addition, Covington addressed a purported valuation of Rock of Ages set forth in a letter dated July 23, 2010 to the special committee from a shareholder of the Company who indicated in the letter that he owned 156,000 shares of the Company. Covington noted that this purported valuation, which yielded a value range of $13.74-$17.74 per share of Company common stock, was based on assumptions and valuation methodologies that were both inaccurate and unclear. In particular, Covington highlighted that the purported valuation utilized a price/earnings multiple of ten without support or explanation, and applied that to estimated earnings of $.55 per share to arrive at an estimated price for the common stock of $5.50 per share. Also, in this purported valuation, again without support or explanation and resulting in “double counting” wholly inconsistent with accepted valuation methodologies, the shareholder separately added to this $5.50 per share his estimate of a range of $6.00 to $10.00 per share for the value of the Company’s quarries and, again applying a price/earnings multiple of ten, $2.24 per share reflecting approximately $11.6 million ($1.16 million annually) in interest savings resulting from assumed and unexplained future debt repayment and $5 million ($500,000 annually) in cost savings from ceasing to be a public company. Based on Covington’s analysis, the special committee concluded that this purported valuation was not credible and did not rely on it in any manner.

On August 5, 2010, in accordance with the special committee’s instructions, Covington had a teleconference with Kurt Swenson and Robert Pope. They discussed the status of Parent’s financing efforts, and Messrs. Swenson and Pope indicated that Parent expected to receive by August 15, 2010 a term sheet from People’s United setting forth the terms of financing for the proposed transaction. Mr. Swenson also indicated that, while he could not agree or make any commitment at this time, he anticipated that if an acceptable definitive acquisition agreement could be negotiated and financing secured, and further assuming that the Company continued to perform at or better than plan levels and that the number of Company shares which Parent’s members elected to contribute to Parent in exchange for additional shares of membership interest in Parent was substantially as expected, he anticipated that Parent would likely have some measure of flexibility regarding an increase in its proposed acquisition price.

On August 9, 2010, representatives of Skadden contacted Sheehan Phinney and discussed various terms, most importantly, the closing conditions, included in Parent’s IOI. They emphasized that in order for the special committee to approve a definitive agreement with Parent, in addition to a fair price being obtained and the transaction being approved by a majority of the outstanding shares of Class A common stock held by shareholders who were not affiliated with Parent, the Company and its shareholders would need to have a high degree of certainty that the transaction would be consummated. Sheehan Phinney indicated that Parent would agree to requiring a majority vote of the outstanding shares of Class A common stock held by shareholders who were not affiliated with Parent to approve the transaction and understood the special committee’s need for substantial certainty regarding closing.

Based on the favorable report of these discussions from Covington and Skadden, Chairman Fox, after consultation with the other members of the special committee, directed Skadden to prepare a draft merger agreement for distribution to Parent and its counsel.

On August 20, 2010, Covington received via email a letter from Kurt Swenson summarizing Parent’s progress to date in procuring financing for the proposed transaction. The letter noted that after approaching several lenders all of whom were interested in providing financing to Parent for the proposed transaction, Parent had chosen to pursue a credit facility with People’s United as its lead lender based on a non-binding proposal from People’s United dated August 19, 2010 that contemplated a $50 million loan facility to fund the proposed acquisition and pay transaction expenses, as well as to fund working capital, capital expenditures and other operational needs of the combined companies going forward.

On August 27, 2010, Covington had a teleconference with Kurt Swenson and Robert Pope to discuss the status of Parent’s financing efforts, and the likely timing for Parent to receive a binding commitment letter from People’s United and to negotiate definitive forms of loan agreements.

On August 30, 2010, People’s United provided Parent with a lender “due diligence letter.” On September 1, 2010, the letter was provided to Covington and Skadden for distribution to the special committee. The letter confirmed that Parent had accepted the non-binding August 19, 2010 proposal provided by People’s United. The letter also outlined the conditions to closing the acquisition financing and confirmed People’s United view that there was a “high probability” that financing for the acquisition of the Company would be made available to Parent on the terms previously provided to Parent.

From the end of August 2010 through September 2010, People’s United conducted a due diligence review of the Company and Parent. During this time, through the evening of October 17, 2010, Sheehan Phinney, on behalf of Parent, negotiated with lenders’ counsel, Blank Rome LLP (“Blank Rome”), the terms and conditions of a commitment letter and the form of definitive loan agreements for the proposed credit facility.

On September 1, 2010, Skadden provided Sheehan Phinney with a draft of a merger agreement for the proposed transaction.

On September 8, 2010, another telephonic meeting of the special committee was convened. In addition to all of the members of the special committee, representatives of Skadden and Covington attended this meeting. Covington gave an overview of Parent’s progress toward obtaining financing, including Parent’s selection of People’s United as the lead bank and People’s United’s selection of Key Bank, as the second lender, and reviewed with the special committee the August 30, 2010 lender “due diligence letter” provided by People’s United to Parent. Skadden then updated the special committee on the status of the draft merger agreement sent to Sheehan Phinney on September 1, 2010. Skadden also discussed with the special committee the main issues that were likely to arise out of Sheehan Phinney’s review of the draft merger agreement, including, most importantly, the minimal conditions to closing included in the draft. After further considering the information provided by Covington and Skadden on the status of the proposed transaction, the special committee reiterated its view that there would need to be a significant increase in the proposed acquisition price in order for the special committee to approve and recommend the proposed transaction with Parent to the Company’s board of directors and shareholders.

On September 10, 2010, Parent received a letter from People’s United regarding its offer to finance the proposed acquisition of the Company. This “interim” commitment letter contained the key terms of the proposed $50 million credit facility.

On September 14, 2010, Parent sent a letter to People’s United responding to the “interim” commitment letter. In the September 14 response letter, Parent reiterated that in order for a merger agreement to be entered into with the Company, Parent would need to have an updated commitment letter, with definitive financing agreements attached as exhibits, in place with People’s United at or prior to the time of signing the merger agreement.

Also on September 14, 2010, Parent provided the “interim” commitment letter and its September 14th response letter to Covington. On September 17, 2010, Covington reviewed the terms of the proposed credit facility with the Company’s Chief Financial Officer.

On September 15, 2010, Sheehan Phinney provided Skadden with its comments to the draft merger agreement.

On September 20, 2010, a telephonic meeting of the special committee was convened. In addition to all of the members of the special committee, representatives of Skadden and Covington attended this meeting. Covington reviewed with the special committee the terms of the proposed credit facility, as outlined in the “interim” commitment letter from People’s United, a copy of which, together with Parent’s September 14th response letter, had been distributed to the members of the special committee prior to the meeting. Covington noted that based on its initial review and its discussion with the Company’s Chief Financial Officer, the terms of the proposed credit facility appeared to be comparable to or more favorable than the terms of the Company’s current credit facility. Skadden then reviewed with the special committee the comments received from Sheehan Phinney on the draft merger agreement. Skadden noted that there were a number of material issues that needed to be resolved, including pricing for the deal, conditions to closing and expense reimbursement and other remedies upon termination of the merger agreement under various circumstances. Skadden noted that a call to attempt to resolve these outstanding issues was scheduled for the next day.

On September 21, 2010, representatives of Skadden, on behalf of the special committee, discussed and negotiated the draft merger agreement with Sheehan Phinney by telephone. Based on the parties’ discussion, and after consultation with Chairman Fox, Skadden circulated a revised draft of the merger agreement to Sheehan Phinney later that day.

On September 28, 2010, Sheehan Phinney provided Skadden with a markup of the draft merger agreement that Skadden had provided to them a week earlier. A telephonic meeting was held later that day between Skadden and Sheehan Phinney to further negotiate the terms of the agreement. Kurt Swenson, Mr. Pope, Chairman Fox and a representative of Covington also attended this meeting. This discussion focused on, among other terms, conditions to closing and expense reimbursement and other remedies upon termination of the merger agreement under various circumstances. Later that day, Skadden discussed by telephone various provisions of the draft merger agreement with People’s United’s counsel, Blank Rome.

On September 29, 2010, the special committee held another telephonic meeting. In addition to all of the members of the special committee, Skadden and Covington attended this meeting. Covington provided the special committee with an update on Parent’s progress to date toward obtaining financing. Based on information provided earlier to Covington by Parent, several preliminary conditions precedent to the closing of the acquisition financing had been met. Skadden then discussed with the special committee the status of the draft merger agreement, including the comments received from Sheehan Phinney on September 28, 2010. Skadden acknowledged that the parties’ negotiations on the various representations, warranties and conditions in the draft merger agreement would continue to evolve alongside Parent’s negotiations with People’s United on the terms and conditions of the draft financing agreements. After further considering the progress made to date, the special committee reviewed with its advisors next steps to continue forward with a possible transaction with Parent.

After the special committee’s meeting on September 29, 2010, Skadden and Sheehan Phinney held another telephonic meeting to discuss and further negotiate outstanding issues in the merger agreement. Based on the outcome of these negotiations, on September 30, 2010, Skadden circulated a revised draft of the merger agreement to Sheehan Phinney. Between September 30, 2010, and October 15, 2010, Skadden and Sheehan Phinney continued to discuss and negotiate the draft merger agreement.

During the week of October 4, 2010, Skadden had discussions with Chairman Fox and Covington, and with Sheehan Phinney, regarding possible timing for a special committee and board of directors meeting to approve a transaction, if agreement could be reached on price and other remaining open issues, and if the bank commitment letter and the form of definitive credit agreement to be attached thereto could be finalized. There was preliminary concurrence on a target date of October 15, 2010 for these meetings. During that week, Sheehan Phinney continued negotiations with Blank Rome with respect to the bank commitment letter and related loan agreement.

On Monday, October 11, 2010, Covington met with Kurt Swenson and Mr. Pope at Parent’s offices in Concord, New Hampshire. Covington reviewed with them various balance sheet and operating results assumptions on which Parent had based its $4.38 per share offer, as set forth in the original Swenson Proposal and the Swenson IOI, noting that the Company’s actual 2010 nine-month results and expected 2010 year end results and financial position were more favorable than Parent’s assumptions and supported a price greater than $4.38 per share. Covington did not, however, have a balance sheet for the period ending September 30, 2010 which Mr. Pope and Mr. Swenson said was critical for their analysis of funds that could be available to support a possible price improvement. Covington also pointed out that, since under the merger agreement the majority of the minority approval would need to be obtained to consummate the merger, in their view a meaningful increase to their $4.38 per share offer — in all likelihood significantly into the $5.00 per share range — could well be necessary to be reasonably confident that that vote requirement would be met. No agreement on price was reached at this meeting. However, Mr. Swenson indicated that, in light of Covington’s discussion, and once he had the September 30 balance sheet of the Company and a more complete understanding of the total number of shares of Company common stock that members of Swenson Granite intended to contribute to Parent in exchange for additional shares of membership interest in Parent, and thus could re-evaluate Parent’s overall cash requirements and borrowing capacity under the proposed loan facility with People’s United and Key Bank, he believed Parent might be able to revise its offer to at least $5.00 per share. He noted that, of course, definitive loan agreements needed to be finalized and a definitive commitment letter executed by the lending banks. Mr. Swenson also indicated that, especially in light of the majority of the minority vote that would be required for the transaction to be consummated, it would be important for Parent, prior to entering into a definitive agreement, to have an indication as to whether a transaction at a particular price or within a range of prices would be viewed favorably by the Company’s most significant institutional investor. Covington indicated that this was also important to the special committee as a matter of obtaining reasonable certainty as to shareholder approval and thus as to closing, and the special committee had planned that Covington would seek to have a meeting and confidential discussion with representatives of that institutional investor for this purpose later in the week.

This same day, Covington reported the results of its meeting with Mr. Swenson and Mr. Pope to Chairman Fox and Skadden. Based on this, Chairman Fox instructed Skadden to advise the other members of the special committee to plan for convening a special committee meeting on Friday afternoon, October 15, 2010, to consider a transaction with Parent, and to advise McLane that, assuming the special committee approved a transaction, a meeting of the board of directors would be convened immediately following the special committee meeting to consider the transaction. Chairman Fox noted his expectation that, prior to the special committee meeting, further negotiations with Mr. Swenson could achieve a price significantly into the $5.00 per share range.

For the remainder of that week Skadden worked with Sheehan Phinney to finalize the merger agreement and its exhibits. In addition, materials for the special committee and board meeting were prepared and distributed to the directors.

On October 14, 2010, Parent received a revised draft of a definitive commitment letter and credit agreement from People’s United. Copies of these drafts were provided to Skadden later that day, and forwarded to the Company’s directors as part of the information and materials for the scheduled special committee and board meetings the following afternoon. On that same day, as instructed by the special committee and on its behalf, a representative of Covington met with representatives of the affiliated institutional investors which hold a substantial number and percentage of the outstanding shares of Class A common stock, and had a confidential discussion regarding their willingness to support an acquisition of the Company by Parent at price ranges above the $4.38 per share price initially proposed by Parent and which had not yet been revised. The representatives of these investors indicated to the representative of Covington that they would contact him after considering and discussing the matter amongst themselves. In the evening on that same day, the representative of Covington received a telephone call from one of the representatives of the affiliated institutional investors, indicating that, if a price into the $5.00 per share range could be negotiated, he anticipated that he could be supportive of the transaction.

In the morning of October 15, 2010 at approximately 10:00 a.m., a meeting of the members of Parent was convened at Parent’s offices in Concord, New Hampshire. At this meeting, Parent’s proposed acquisition of the Company pursuant to the merger agreement was approved by Parent’s members. Also at this meeting, Parent finalized with its members the number of shares of Company common stock that each member had elected to contribute to Parent in exchange for additional shares of membership interest in Parent, and the contribution agreements reflecting these elections, as well as the voting agreements, were entered into, to become effective upon the execution and delivery of the merger agreement.

Shortly after noon on this same day, a representative of Covington, after consultation with Chairman Fox, telephoned Kurt Swenson and advised him that he believed the special committee would approve the proposed transaction and recommend its approval by the board if the proposed merger consideration were increased to $5.50 per share. The Covington representative also advised Mr. Swenson that he believed the Company’s most significant institutional shareholder would support the transaction at that price.

Shortly after this call with Covington, Mr. Swenson participated with Sheehan Phinney on a conference call with Skadden in order to resolve the other remaining open matters on the merger agreement and the related disclosure schedule, including the “appraisal rights” condition to closing and the Company’s estimate of transaction expenses. At the outset of this call, Mr. Swenson informed the representative of Skadden that Parent could not agree to $5.50 per share, and that Parent’s maximum offer was $5.07 per share. During the remainder of this call, the remaining items on the merger agreement and the disclosure schedule intended to be addressed on the call were resolved, other than the appraisal rights condition, as to which it was agreed that it would be settled later if an agreement on price could be reached.

Shortly after this call, the Skadden representatives met with Chairman Fox who had arrived at Skadden’s Boston office early for the scheduled special committee meeting. They discussed Mr. Swenson’s revised offer price, and placed calls to the representative of Covington who had spoken with Mr. Swenson earlier, and who was then traveling by air from New York to Boston, to obtain his input and recommendation as to how to respond to Mr. Swenson. Pending his availability, Chairman Fox requested that the meeting of the special committee be convened in order to cover those aspects of the transaction that could properly be reviewed and considered while a final price was still being negotiated. Accordingly, at approximately 3:45 p.m. on October 15, 2010, a meeting of the special committee was convened at the offices of Skadden in Boston, Massachusetts. Chairman Fox and Ms. Sheiffer were present in person for the meeting, with Dr. Webster participating by telephone. A representative from Dinse was present for the preliminary portion of the meeting while Skadden was present for the duration of the meeting. Covington joined the meeting later in the early evening after the parties reached a final agreement as to the merger consideration.

During this initial part of the meeting, Skadden provided the special committee with an overview of the terms of the proposed merger agreement. With the exception of the merger consideration, the parties had tentatively agreed to these terms for the proposed transaction. Dinse also provided the special committee with a presentation on the special committee members’ fiduciary duties under Vermont law for the proposed acquisition.

During this part of the meeting, the Covington representative arrived at Covington’s office in Boston, Massachusetts and the special committee and Skadden had several conference calls with Covington to discuss the possible rationales for Mr. Swenson’s statement that $5.07 per share was the maximum Parent could pay.

After further phone discussions between Covington and Mr. Swenson, who was then traveling by car from Parent’s office to Skadden’s office for the Board meeting scheduled at 4:00 p.m., Covington called into the special committee meeting and reported that, after additional discussion and review of Parent’s cash needs to accomplish the transaction and borrowing capability under the People’s United loan facility, Mr. Swenson had agreed, as his best and final offer, to increase the merger consideration to $5.20 per share. Mr. Swenson indicated to Covington that the holders of Company shares who were part of the Swenson Group had elected to receive cash, instead of contributing their Company shares to Parent in exchange for additional shares of membership interest in Parent, in an amount greater than previously expected. As a result, a greater amount of the acquisition financing than he had anticipated would need to be devoted to the cash merger consideration.

After discussion with Covington and Skadden, the special committee members agreed that Mr. Fox should meet with Kurt Swenson to attempt to negotiate a final price of at least $5.25 per share. The special committee took a break at this point in time to allow Chairman Fox to meet with Kurt Swenson, who had arrived at Skadden’s offices in order to attend the board meeting that had been tentatively scheduled for 4:00 p.m. Chairman Fox met alone with Kurt Swenson in a private office at Skadden at approximately 5:30 pm. Mr. Fox advised Mr. Swenson that the special committee would not support a transaction unless the price was raised to at least $5.25 per share. Mr. Swenson advised Mr. Fox that the required cash to fund the acquisition had increased significantly due to fewer Company shares being contributed to Parent in exchange for additional shares of membership interest in Parent interests than expected, as well as the increase up to the $5.20 per share price he had already made. He advised Mr. Fox that if he were to increase the price to $5.25, it would be the final offer and he needed reasonable assurance that (1) it was the last increase that would be requested by the special committee and (2) that to the best of Mr. Fox’s knowledge based on discussions with Covington, the $5.25 price and the merger transaction would be supported by the Company’s most significant institutional investor. Mr. Fox responded that he would recommend that the other members of the special committee vote to approve the transaction at the $5.25 price, and that, based on his discussions with Covington, the institutional shareholder support for the transaction at that price would be forthcoming. Mr. Swenson, on behalf of Parent, agreed to the merger consideration of $5.25 per share as Parent’s final offer.

The special committee reconvened at approximately 6:45 p.m., after Chairman Fox returned from his negotiations with Mr. Swenson and the representatives of Covington arrived at the offices of Skadden. Covington gave a presentation with respect to the financial aspects of the proposed transaction and delivered its opinion, that as of that date, the proposed merger consideration to be received by the Company’s shareholders in the merger was fair, from a financial point of view, to such holders. After further considering the proposed price of $5.25 per share, the terms of the merger agreement, the various presentations of Covington, Skadden and Dinse, and such other factors, considerations, documents, information and advice as the special committee deemed necessary or appropriate, the special committee unanimously determined that the merger was fair to and in the best interest of the Company’s shareholders to the extent such shareholders’ shares of common stock are converted in the merger into the right to receive the merger consideration. Contingent upon a definitive commitment letter being executed by Parent and People’s United and a copy thereof being provided to the Company, the special committee also unanimously adopted the merger agreement and recommended that shareholders of the Company vote in favor of approval of the merger agreement at a special meeting of the Company’s shareholders. Subject to receipt of a copy of the executed definitive commitment letter, the special committee also unanimously recommended to the board of directors that it adopt the merger agreement and that it recommend to the Company’s shareholders that they vote in favor of approval of the merger agreement.

The October 15, 2010 meeting of the special committee was followed immediately by a special meeting of the Company’s board of directors which was called to order at approximately 7:45 p.m. All members of the board were present for the meeting, including Dr. Webster, who again participated by telephone. At the invitation of the board, representatives from Skadden, McLane and Covington were also present. At this meeting, McLane discussed the directors’ fiduciary duties under Vermont law in connection with the proposed transaction. Skadden provided the board with an overview of the terms of the final draft merger agreement. Chairman Fox presented the special committee’s recommendations to the board of directors with respect to the merger agreement. Covington then provided the board of directors with a presentation regarding the financial aspects of the proposed transaction and reiterated its opinion previously given to the special committee regarding the fairness of the proposed merger consideration. After considering the special committee’s recommendations, the terms of the proposed merger agreement, the presentations by McLane, Skadden and Covington, and such other factors, considerations, documents, information and advice as the board of directors deemed necessary or appropriate, the board of directors unanimously determined that the merger was fair to and in the best interests of the Company’s shareholders to the extent such shareholders’ shares of common stock are converted in the merger into the right to receive the merger consideration. Contingent upon a definitive commitment letter being executed by Parent, People’s United and Key Bank and a copy thereof being provided to the Company, the board of directors also unanimously adopted the merger agreement and recommended to shareholders that they vote in favor of approval of the merger agreement at a special meeting of the Company’s shareholders.

The board of directors then adjourned its meeting at approximately 10:00 p.m.

Following further negotiations between Parent and People’s United on October 16th and 17th, in the evening on October 17th, Parent, People’s United and Key Bank executed a definitive commitment letter, a copy of the letter was provided to the Company and to Skadden on behalf of the special committee, and the signature pages to the merger agreement were released to effect the execution of the merger agreement.

On October 18, 2010, prior to the opening of trading on The NASDAQ Global Market, Rock of Ages issued a press release announcing that it had entered into the merger agreement.

Recommendations of the Special Committee and the Board of Directors; Reasons for Recommending Approval of the Merger Agreement to the Company’s Shareholders

The special committee of the board of directors of Rock of Ages has unanimously determined that the merger is fair to and in the best interests of the Company’s shareholders, to the extent such shareholders’ shares of common stock are converted in the merger into the right to receive the $5.25 per share merger consideration.

Additionally, the special committee unanimously adopted the merger agreement, recommends that the Company’s shareholders approve the merger agreement and recommended that the board of directors:

•	determine that the merger is fair to and in the best interests of the Company’s shareholders (other than the members of the Swenson Granite Group, to the extent they contribute their Company shares to Parent prior to the merger pursuant to contribution agreements);

•	adopt the merger agreement; and

•	recommend to the Company’s shareholders that they vote in favor of approval of the merger agreement.

After considering the unanimous recommendations of the special committee and also considering various additional factors, including Covington’s fairness opinion (as described below, under “SPECIAL FACTORS — Opinion of the Financial Advisor to the Special Committee”), the board of directors, based in part on the recommendation of the special committee:

•	determined that the merger is fair to and in the best interests of the Company’s shareholders (other than the members of the Swenson Granite Group, to the extent they contribute their Company shares to Parent prior to the merger pursuant to contribution agreements);

•	adopted the merger agreement; and

•	recommends that the Company’s shareholders vote in favor of approval of the merger agreement.

Reasons for the Special Committee Adopting the Merger Agreement, Recommending that the Company’s Shareholders Approve the Merger Agreement, and Recommending that the Board of Directors Adopt the Merger Agreement and Recommend Approval of the Merger Agreement by the Company’s Shareholders

In reaching its conclusions and making its recommendations to the board of directors, the special committee considered factors including, but not limited to, the following:

•	the fairness opinion of Covington, the special committee’s financial advisor, that, as of the date of such opinion and based on and subject to the assumptions, limitations and qualifications set forth in the opinion, the $5.25 per share merger consideration to be received by the Company’s shareholders in the merger is fair, from a financial point of view, to such shareholders;

•	the various financial analyses and presentations provided by Covington to the special committee, which are generally described below under “SPECIAL FACTORS — Opinion of the Financial Advisor to the Special Committee;”

•	the advice of the special committee’s independent legal counsel, Skadden, regarding the terms and legal aspects of the merger agreement, and of its special Vermont counsel, Dinse, regarding directors’ fiduciary duties under applicable Vermont law;

•	the value of the merger consideration as compared to the market prices at which the Company’s Class A common stock has historically traded, including the fact that the $5.25 per share merger consideration to be received by the Company’s shareholders represented, at the time of the special committee’s adoption of the merger agreement, a 57% premium to the 30-trading day average closing price and an 84% premium to the 12-month average closing price of the Company’s Class A common stock for the respective periods ended May 7, 2010 (the day of the last trading session prior to the announcement of Parent’s initial proposal to acquire 100% ownership of Rock of Ages);

•	the terms of the merger agreement, including the parties’ representations, warranties and covenants, the conditions to closing and the consequences and remedies upon termination of the merger agreement under various circumstances;

•	the rules and procedures adopted by the special committee and agreed to by Parent with respect to Parent’s pursuit of its acquisition proposal and its interactions with the Company and Company management, with the objective of achieving an even-handed, orderly and efficient process, directed and monitored by the special committee, for considering Parent’s proposal and other acquisition proposals that might be submitted to the Company;

•	the fact that more than five months elapsed between the public announcement on May 7, 2010 of the initial Swenson Proposal to acquire the Company at a price of $4.38 per share and the public announcement on October 18, 2010 of the execution of the merger agreement without a firm alternative proposal to acquire the Company being submitted, despite the active efforts by Covington, on behalf of the special committee, to solicit alternative proposals;

•	the prospects for the Company, and the likely trading market for its shares, if it remained, and risks associated with the Company remaining, an independent entity;

•	the value to the Company’s shareholders that might be achieved if the Company’s quarrying and manufacturing divisions were sold separately, the feasibility of such transactions and risks associated therewith, and the fact that in the strategic exploration process only one IOI was submitted to acquire a single division of the Company at a price for the manufacturing division below that implied by the $4.38 per share offer price in Parent’s original proposal letter and its IOI;

•	whether it might be possible to achieve higher value for shareholders through an orderly liquidation of the Company’s assets, including Covington’s advice that the likely values that third parties would offer for individual quarries, or for the Company’s manufacturing assets, would be based solely on the potential earnings before interest, taxes, depreciation and amortization (“EBITDA”) of each such quarry and of such assets and would likely result in value to shareholders significantly below the $5.25 merger consideration, as well as the special committee’s belief that such an orderly liquidation would be time consuming, entail significant cost and expense and subject the Company’s shareholders to transaction risk with respect to each asset being sold and substantial delay and uncertainty in receiving the proceeds of such sales as liquidating distributions;

•	the fact that the merger agreement provides that the consummation of the merger is conditioned upon both (1) the affirmative vote in favor of approving the merger agreement of a majority of the votes represented by all outstanding shares of Class A and Class B common stock, voting together as a single group and (2) the majority of the minority approval;

•	the risk of non-consummation of the merger due to the failure to obtain the majority of the minority approval;

•	the special committee’s belief that the principal advantage of Rock of Ages continuing as a public company would be to allow public shareholders to continue to participate in any growth in the value of the Company’s equity, but that, under all of the relevant circumstances and in view of the historical results of operations, financial condition, assets, liabilities, business strategy and prospects of the Company, the nature of the industry in which the Company competes, and trading characteristics of companies with market capitalization similar in size to that of Rock of Ages, and in light of the proposed merger consideration, the value to shareholders that would be achieved by continuing as a public company was not likely to be as great as the merger consideration;

•	the special committee’s belief that the economic interests of each member of the special committee with respect to the merger are aligned with those of the Company’s shareholders whose shares of common stock will be converted in the merger into the right to receive the merger consideration because the members of the special committee own, in aggregate, 15,000 shares of the Company’s Class A common stock;

•	the active and direct role of the chairman of the special committee and the special committee’s representatives in the negotiations with respect to the merger agreement, and the consideration by the special committee at numerous special committee meetings of the status and key issues being discussed in such negotiations;

•	the negotiations that took place between the special committee and its representatives, on the one hand, and Parent and representatives of Parent, on the other hand, with respect to the increase in the merger consideration from the initial offer of $4.38 per share to $5.25 per share, and the belief of the members of the special committee that $5.25 per share was the highest price that Parent would agree to pay to the Company’s shareholders;

•	the merger agreement was the result of negotiations in which the special committee’s advisors, with the direct involvement of the chairman of the special committee and his regular consultation with the other members of the special committee, vigorously negotiated with Parent’s advisors and Parent the terms and conditions of the merger, including, without limitation, the representations and warranties, the conditions to closing and the termination and expense reimbursement provisions (see “SPECIAL FACTORS — Background of the Merger”);

•	the merger consideration in relation to the then-current value of Rock of Ages in a freely negotiated transaction and the future value of Rock of Ages as an independent entity;

•	the special committee’s belief that Parent would likely be able to consummate an acquisition of Rock of Ages at a higher per share price than potential competing bidders due to the equity position of certain Company shareholders (including Kurt Swenson, the Company’s non-executive Chairman, and his brother, Kevin Swenson), especially if they were unwilling to sell their controlling interest in the Company in connection with any alternative transaction involving the acquisition of Rock of Ages;

•	the fact that the merger agreement permits Rock of Ages and the special committee to explore an Acquisition Proposal (as defined under the terms of the merger agreement and described below, under the heading “THE MERGER AGREEMENT — Acquisition Proposals”), provide material non-public information to a potential competing aquiror and, prior to the Company’s shareholders’ approval of the merger agreement, if the special committee determines that an Acquisition Proposal is a Superior Proposal (as determined under the terms of the merger agreement and defined below, under the heading “THE MERGER AGREEMENT — Acquisition Proposals”), permit the special committee and the board of directors to modify or withdraw its recommendation of the merger agreement, adopt or recommend, and terminate the merger agreement in order to accept, the Superior Proposal if the special committee or a majority of the (but not less than two) qualified directors, and the Company’s board of directors, if required by applicable provisions of the VBCA or the Company’s bylaws, determines in good faith, after consultation with its outside counsel and after taking into account any changes to the terms and conditions of the merger agreement that may be proposed by Parent, that the failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of the Company’s directors under applicable law;

•	the merger agreement does not provide for the payment of a separate “breakup” or similar fee to Parent under any circumstances; however, under certain circumstances, if the merger agreement is terminated, the Company must reimburse Parent for all of Parent’s reasonable and documented out-of-pocket costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement (see “THE MERGER AGREEMENT — Termination Fees and Expenses”);

•	the Company’s right to receive from Parent the greater of its expenses or $2,518,000 in the event that all the conditions to the merger are satisfied or waived, but Parent is unable to secure the Financing and the merger is therefore not consummated;

•	the representation of Parent and Merger Sub in the merger agreement that, subject to the accuracy of the information provided by the Company, upon the completion of the transactions contemplated by the merger agreement and at the effective time of the merger, Parent, Rock of Ages (as the surviving corporation) and their respective subsidiaries, taken together, will be solvent;

•	the status and conditions of the Financing, which the special committee believes should provide sufficient funds to finance the merger and related expenses and to provide for the ongoing working capital of the Company;

•	the terms and conditions of the voting agreements whereby the members of the Swenson Granite Group have agreed to vote in favor of approval of the merger agreement;

•	the special committee’s belief, based on a confidential discussion between the special committee’s financial advisor and a substantial institutional holder of shares of Class A common stock, that, at an acquisition price of $5.25 per share, the majority of the minority approval was likely to be obtained;

•	the special committee’s belief that Parent’s and its principals’ history of operating in the granite industry, their knowledge of the Company, and that fact that they are well known to the Company’s employees, management, suppliers, union representatives and local community representatives, should help assure stability and normal operations pending the closing, and thereby increase the likelihood of a prompt closing and the prompt receipt by shareholders of the merger consideration.

•	the availability to shareholders who do not vote in favor of approval of the merger agreement of dissenters’ rights under the VBCA, which provide shareholders who dispute the fairness of the merger consideration an opportunity to have a court determine the fair value of their shares; and

•	such other factors, considerations, documents, information and advice as the special committee has deemed necessary or appropriate in order to reach a fully informed conclusion regarding whether to adopt the merger agreement and recommend that the Company’s board of directors adopt and recommend to the Company’s shareholders that they vote in favor of approval of the merger agreement.

The special committee believes that each of these factors supported its determination that the merger is fair to and in the best interests of the Company’s shareholders (other than the members of the Swenson Granite Group, to the extent they contribute their Company shares to Parent prior to the merger pursuant to the contribution agreements), and to adopt the merger agreement and recommend to the Company’s shareholders that they vote in favor of approval of the merger agreement, as well as its recommendation to the board of directors that it determine that the merger is fair to and in the best interests of the Company’s shareholders (other than the members of the Swenson Granite Group, to the extent they contribute their Company shares to Parent prior to the merger pursuant to the contribution agreements), adopt the merger agreement and recommend to the Company’s shareholders that they vote in favor of approval of the merger agreement.

In evaluating the fairness of the merger, the special committee did not consider:

•	the net book value of Rock of Ages, because it believes that net book value is not a material indicator of the value of Rock of Ages’ common stock, but rather is an accounting concept indicative of historical asset costs; or

•	the liquidation value of Rock of Ages, because, as described above starting on page 34 under “Reasons for the Special Committee Adopting the Merger Agreement, Recommending that the Company’s Shareholders Approve the Merger Agreement, and Recommend Approval of the Merger Agreement by the Company’s Shareholders,” based on the advice of Covington at meetings of the special committee, it concluded that a liquidation of the Company was unlikely to yield value to the Company’s shareholders higher than the $5.25 per share merger consideration.

In addition, the special committee did not establish, and did not consider, a pre-merger going concern value for the equity of Rock of Ages and does not believe there is a single method of determining going concern value, although the special committee believes the analyses of Covington in their totality may, to some degree, be generally reflective of going concern value.

The special committee also considered a variety of risks and other potentially negative factors concerning the merger agreement and the transactions contemplated by it, including the merger. These factors included, but were not limited to, the following:

•	the fact that, following the merger, the Company’s shareholders (other than those shareholders that are members of Parent at the effective time of the merger), will no longer participate in any future earnings of the Company or benefit from any increases in the Company’s value, if any;

•	the fact that certain parties, including members of the Company’s board of directors who are not members of the special committee, may have interests that are different from those of the Company’s shareholders, as described under “SPECIAL FACTORS — Interests of Certain Persons in the Merger;”

•	the possibility that the Company could be required, under certain circumstances, to reimburse Parent’s out-of-pocket costs and expenses in the event that the merger is not consummated;

•	the fact that, although the special committee expects the merger will be consummated, there can be no assurances that all conditions to the parties’ obligations to complete the merger will be satisfied, and as a result, the merger may not be consummated;

•	the fact that the controlling interest of certain Company shareholders (including Kurt Swenson, the Company’s non-executive Chairman and Chairman of Parent, and his brother, Kevin Swenson, Vice President of Parent) may have made a competing third party offer at a value in excess of the $5.25 per share offered by Parent less likely than if such controlling interest did not exist;

•	the fact that the restrictions on the Company’s business prior to the consummation of the merger require the Company to conduct its business in the ordinary course, which may delay or prevent the Company from pursuing opportunities that may arise pending completion of the merger;

•	the fact that the obligation of the Lenders to provide the Financing may be subject to conditions outside of the Company’s control;

•	the risk of a potential fraudulent conveyance challenge to the merger, as described under “SPECIAL FACTORS — Certain Risks in the Event of Bankruptcy;” and

•	the fact that, for U.S. federal income tax purposes, the merger consideration could be taxable to the Company’s shareholders who are receiving the merger consideration.

This discussion of the information and factors considered by the special committee in reaching its conclusions and recommendations includes all of the material factors considered by the special committee, but is not intended to be exhaustive. In view of the wide variety of factors considered by the special committee in evaluating the merger agreement and the transactions contemplated by it, including the merger, and the complexity of these matters, the special committee did not find it practicable, and did not attempt, to quantify, rank or otherwise assign relative weight to those factors. In addition, different members of the special committee may have given different weight to different factors.

The special committee believes that sufficient procedural safeguards were and are present to ensure the fairness of the merger to the Company’s shareholders who are not affiliates of the Company and to permit the special committee to effectively represent the interests of such shareholders. These procedural safeguards include the following:

•	the special committee is comprised of three directors who are not affiliated with Parent and are not now and have never been employees of the Company, Parent or any of their respective subsidiaries;

•	the vigorous negotiations with Parent’s advisors and Parent conducted by the special committee’s advisors, with the direct involvement of the chairman of the special committee and his regular consultation with the other members of the special committee, regarding the merger consideration and the other terms of the merger and the merger agreement;

•	the fact that the members of the special committee do not have a financial interest in the merger different from those of the Company’s other shareholders (other than members of the Swenson Granite Group) other than (1) receipt of board of directors and special committee fees (which were not contingent upon the consummation of the merger or upon the special committee adopting or recommending that the board of directors adopt the merger agreement), and (2) indemnification and director liability insurance rights under the merger agreement;

•	the special committee retained and received the advice and assistance of Covington as its financial advisor, and requested and received from Covington a written opinion dated October 15, 2010, that, as of that date and based upon and subject to the assumptions, factors, limitations and qualifications set forth therein, the $5.25 per share merger consideration to be received by the Company’s shareholders in the merger, is fair, from a financial point of view, to such holders;

•	the special committee retained Skadden as independent legal counsel to advise it in connection with exploring strategic alternatives and to negotiate the terms of any transaction, including the merger, on behalf of the Company’s shareholders unaffiliated with Parent;

•	The special committee retained Dinse as its special Vermont counsel to advise it as to matters of Vermont law, including directors’ duties under the VBCA;

•	the recognition by the special committee that it had no obligation to recommend approval of Parent’s initial or revised merger proposal or any other transaction;

•	The requirement in the merger agreement that consummation of the merger is subject to the majority of the minority approval being obtained;

•	the recognition by the special committee that the merger agreement can be terminated to allow the Company to enter into an alternative agreement that contemplates a Superior Proposal, subject to paying Parent’s reasonable transaction costs and expenses as Parent’s sole remedy in such circumstances; and

•	the availability of dissenters’ rights under the VBCA for those Company shareholders who oppose the merger.

In light of the procedural safeguards described above, the special committee did not consider it necessary to retain an unaffiliated representative to act solely on behalf of those Company shareholders not affiliated with Parent for purposes of negotiating the terms of the merger agreement or preparing a report concerning the fairness of the merger agreement and the merger.

Reasons for the Board of Directors Adopting the Merger Agreement and Recommending that the Company’s Shareholders Approve the Merger Agreement

In reaching its determination that the merger is fair to and in the best interests of the Company’s shareholders, to the extent such shareholders’ shares of common stock are converted in the merger into the right to receive the $5.25 per share merger consideration, and its determination to adopt the merger agreement and recommend approval of the merger agreement by the Company’s shareholders, the board of directors determined that the analysis of the special committee was reasonable, adopted the determination of the special committee as to the substantive and procedural fairness of the merger to the Company’s shareholders, to the extent such shareholders’ shares of common stock are converted in the merger into the right to receive the merger consideration, and the special committee’s reasons for such determination, as described above under “SPECIAL FACTORS — Recommendations of the Special Committee and the Board of Directors; Reasons for Recommending Approval of the Merger Agreement to the Company’s Shareholders.” Accordingly, the board of directors believes the merger is fair to the Company’s shareholders who are not affiliates of the Company. In determining the reasonableness of and adopting the special committee’s determination and the reasons therefor, the board of directors carefully evaluated and considered such factors, including the potentially negative factors, considered by the special committee. In addition, the board of directors considered the advice of the Company’s regular outside counsel, McLane, as to directors’ duties under the VBCA.

In evaluating the merger, the board of directors did not consider the Company’s net book value, liquidation value or the pre-merger going concern value for the equity of the Company, for the same reasons that the special committee did not consider such factors, as described above on page 34 under “SPECIAL FACTORS — Recommendations of the Special Committee and the Board of Directors; Reasons for Recommending Approval of the Merger Agreement to the Company’s Shareholders.”

In light of the procedural protections described above starting on page 34 under “SPECIAL FACTORS — Recommendations of the Special Committee and the Board of Directors; Reasons for Recommending Approval of the Merger Agreement to the Company’s Shareholders,” the board of directors did not consider it necessary to retain an unaffiliated representative to act solely on behalf of those Company shareholders not affiliated with Parent for purposes of negotiating the terms of the merger agreement or preparing a report concerning the fairness of the merger agreement and the merger.

In view of the wide variety of factors considered by the board of directors in evaluating the merger and the complexity of these matters, the board of directors did not find it practicable, and did not attempt, to quantify, rank or otherwise assign relative weight to those factors. In addition, different members of the board of directors may have given different weight to different factors.

Based in part upon the recommendation of the special committee, the board of directors unanimously determined that the merger is fair to and in the best interest of the Company’s shareholders (other than the members of the Swenson Granite Group, to the extent they contribute their Company shares to Parent prior to the merger pursuant to the contribution agreements), adopted the merger agreement and recommends that you vote FOR approval of the merger agreement. This recommendation of the board of directors was made after consideration of all the material factors, both positive and negative, as described above. Our board of directors also recommends that you vote FOR the proposal to adjourn the special meeting, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes of shares of Class A common stock at the time of the special meeting to satisfy the condition in the merger agreement that the majority of the minority approval be obtained (whereby the merger agreement must be approved by a majority of the outstanding shares of our Class A common stock not owned by members of Parent). This recommendation of the board of directors was made after consideration of all the material factors, both positive and negative, as described above.

If the merger is consummated, the members of the Company’s board of directors, other than Kurt Swenson and Richard Kimball (who, as members of the Swenson Granite Group, will contribute all of their Company common stock to Parent prior to the effective time of the merger), will be entitled to receive an aggregate of approximately $317,200 based on their ownership of shares of Rock of Ages common stock and options. $78,750 of this amount would be received by members of the special committee. See “SPECIAL FACTORS — Interests of Certain Persons in the Merger.”

Position of Parent, Merger Sub and the members of the Swenson Granite Group as to the Fairness of the Merger to the Company’s Shareholders that are Receiving the Merger Consideration

Parent, Merger Sub and the members of the Swenson Granite Group did not undertake any independent evaluation of the fairness of the proposed merger to those Company shareholders whose shares of common stock are converted in the merger into the right to receive the merger consideration or engage a financial advisor specifically for such purposes. Parent, Merger Sub and the members of the Swenson Granite Group did not participate in the deliberations of the special committee regarding, and did not receive advice from the special committee’s legal or financial advisors as to, the fairness of the merger. Nevertheless, Parent, Merger Sub and the members of the Swenson Granite Group found persuasive, and have adopted, the determination of the special committee as to the substantive and procedural fairness of the merger to the Company’s shareholders, to the extent such shareholders’ shares of common stock are converted in the merger into the right to receive the merger consideration, and the special committee’s reasons for such determination, as described above under “SPECIAL FACTORS — Recommendations of the Special Committee and the Board

of Directors; Reasons for Recommending Approval of the Merger Agreement to the Company’s Shareholders.” Accordingly, Parent, Merger Sub and the members of the Swenson Granite Group believe the merger is fair to the Company’s shareholders who are not affiliates of the Company. This belief is also based on the following additional factors considered by Parent, Merger Sub and the members of the Swenson Granite Group:

•	the merger consideration will be provided entirely in cash to those Company shareholders whose shares of common stock are converted in the merger into the right to receive the merger consideration, thus eliminating any uncertainty in valuing the merger consideration and allowing them to pursue other investment alternatives;

•	there has historically been a small public float of the Company’s common stock, resulting in a lack of liquidity as evidenced by relatively low trading volumes; and

•	the merger will provide liquidity, without the brokerage and other costs typically associated with market sales, for the Company’s public shareholders whose ability, absent the merger, to sell their shares of the Company’s common stock is adversely affected by the limited trading volume and relatively low public float of the shares;

The foregoing discussion of the information and factors considered by Parent, Merger Sub and the members of the Swenson Granite Group in connection with the fairness of the merger is not intended to be exhaustive. Because of the variety of factors considered, Parent, Merger Sub and the members of the Swenson Granite Group did not find it practicable to and did not attempt to, make specific assessments of, quantify, rank or otherwise assign relative weights to, the specific factors considered in reaching their determination. Parent, Merger Sub and the members of the Swenson Granite Group felt that there was no need to retain any additional unaffiliated representatives to act on behalf of those Company shareholders that are not affiliated with Parent, Merger Sub or are members of the Swenson Granite Group, because the independence of the members of the special committee and the retention by the special committee of its own legal counsel and financial advisor permitted the special committee to effectively represent the interests of such shareholders and because the merger agreement explicitly requires obtaining the majority of the minority approval as a condition to the consummation of the merger.

Parent, Merger Sub and the members of the Swenson Granite Group did not consider net book value in evaluating the fairness of the merger to the Company’s shareholders to the extent their shares of Company common stock are converted in the merger into the right to receive the merger consideration, because they believe that net book value is not a material indicator of the value of the Company’s common stock, but rather an accounting concept indicative of historical asset costs. Similarly, Parent, Merger Sub and the members of the Swenson Granite Group did not consider liquidation value in evaluating the fairness of the merger to the Company’s shareholders to the extent their shares of common stock are converted in the merger into the right to receive the merger consideration because they believe, based on Parent’s extensive knowledge of the Company’s quarries and manufacturing assets, that a liquidation of such quarries and assets would likely result in value to shareholders significantly below the $5.25 merger consideration, as well as their belief that a liquidation would be time consuming, entail significant cost and expense and subject the Company’s shareholders to transaction risk with respect to each asset being sold and substantial delay and uncertainty in receiving the proceeds of such sales as liquidating distributions.

In addition, in evaluating the fairness of the merger to the Company’s shareholders to the extent their shares of common stock are converted in the merger into the right to receive the merger consideration, Parent, Merger Sub and the members of the Swenson Granite Group did not establish or consider a particular pre-merger going concern value for the equity of the Company and do not believe there is a single method of determining going concern value. However, they do believe that the valuation analyses and methodologies normally employed by investment bankers such as Covington may, to some degree, be generally reflective of going concern value.

Financial Projections

In connection with Parent’s and Merger Sub’s review of Rock of Ages and in the course of the negotiations between the special committee and Parent and Merger Sub as described in “SPECIAL FACTORS — Background of the Merger,” Rock of Ages provided Parent and Merger Sub with non-public business and financial information. The non-public information included projections of the Company’s future operating performance. Such projections also were provided to Covington in its capacity as financial advisor to the special committee. The information set forth below has been excerpted from the materials provided to Parent, Merger Sub and Covington, and does not give effect to the transactions contemplated by the merger agreement, including the merger, or the Financing. These projections, as summarized below, have been provided to give Rock of Ages’ stockholders access to certain nonpublic information that was provided to Parent and Covington for the purpose of considering and evaluating the merger.

Rock of Ages does not, as a matter of course, publicly disclose projections of future revenues or earnings. However, as requested, our management did provide financial forecasts to Parent and Covington.

The projections were not prepared with a view to public disclosure and are included in this proxy statement only because such information was made available to Parent in connection with its due diligence investigation of Rock of Ages and to Covington. The projections were not prepared with a view to compliance with the published guidelines of the SEC regarding projections, nor were they prepared in accordance with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections.

The projections in this proxy statement have been prepared by, and are the responsibility of our management. Grant Thornton LLP, the Company’s independent registered public accounting firm, has neither examined nor compiled the projections, and accordingly, Grant Thornton LLP does not express an opinion or any other form of assurance with respect to the projections. The audit report related to the Company’s historical financial information, included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 which is included as Annex F of this proxy statement, does not extend to the projections and should not be read to do so.

In compiling the projections, our management took into account historical performance, combined with projections regarding development activities. The projections were developed in a manner consistent with management’s historical development of budgets and long-range operating projections and were not developed for public disclosure. Although the projections were presented with numerical specificity, the projections reflect numerous assumptions and estimates as to future events made by our management that our management believed were reasonable at the time the projections were prepared. Failure to achieve any such assumptions would impact the accuracy of the projections. In addition, factors such as industry performance and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and beyond the control of our management, may cause the projections or the underlying assumptions to be inaccurate. Accordingly, there can be no assurance that the projections will be realized, and actual results may be materially greater or less than those contained in the projections. Because the projections cover multiple years, such information by its nature becomes less predictive with each successive year. None of Rock of Ages or Parent or any of their affiliates, advisors or representatives has made or makes any representation to any stockholder regarding our ultimate performance compared to the information contained in these projections. See “FORWARD-LOOKING STATEMENTS” on page 70.

Rock of Ages does not intend to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even if any or all of the assumptions underlying the projections are shown to be in error.

The projections Rock of Ages provided to Parent and Covington included estimates for fiscal years 2010, 2011, 2012, 2013, 2014 and 2015 revenues, gross profit, operating income and net income. The most recent such estimates by Rock of Ages to Parent and Covington are set forth in the table below:

	2010 FY	2011 FY	2012 FY	2013 FY	2014 FY	2015 FY
	Forecast	Forecast	Forecast	Forecast	Forecast	Forecast
	(All figures in $ thousands)

Revenue
Quarry	$26,039	$27,341	$28,708	$30,143	$31,651	$33,233
Manufacturing	26,667	28,000	29,400	30,870	32,414	34,035

Total	52,706	55,341	58,108	61,014	64,064	67,268
Gross Profit
Quarry	7,865	8,258	8,671	9,105	9,560	10,038
Manufacturing	7,677	7,560	7,938	8,335	8,752	9,189

Total	15,542	15,818	16,609	17,440	18,312	19,227
SG&A
Quarry	2,260	2,339	2,421	2,506	2,593	2,684
Manufacturing	4,247	4,396	4,549	4,709	4,874	5,044

Total	6,507	6,735	6,970	7,214	7,467	7,728
Operating Income
Quarry	5,605	5,919	6,250	6,599	6,967	7,354
Manufacturing	3,430	3,164	3,389	3,626	3,878	4,145

Total	9,035	9,084	9,639	10,225	10,845	11,499
Corporate O/H less other income	3,033	3,124	3,218	3,314	3,414	3,516

EBIT	6,002	5,960	6,421	6,911	7,431	7,983
Interest Expense	981	460	223	0	0	0
Taxes	431	550	600	650	650	650

Net Income	4,590	4,950	5,598	6,261	6,781	7,333

Earnings Per Share	$0.62	$0.67	$0.75	$0.84	$0.91	$0.99
Gross Margin %
Quarry	30.20%	30.20%	30.20%	30.20%	30.20%	30.20%
Manufacturing	28.79%	27.00%	27.00%	27.00%	27.00%	27.00%

The table above reflects projections prepared by the Company that were provided to Parent shortly before Parent’s meeting with Covington on October 11, 2010 as described under “SPECIAL FACTORS — Background of the Merger,” and which Covington used and relied upon in the preparation and delivery of its opinion as to the fairness, from a financial point of view, of the $5.25 per share merger consideration to be received by Company shareholders. These projections were prepared by the Company by updating, to reflect the Company’s actual performance for the first three quarters of 2010, earlier projections prepared by the Company which were reviewed by the Company’s board of directors at a regular meeting in February, 2010 and were made available to Covington at the outset of its engagement. The Company’s actual performance through the third quarter of 2010 varied from the estimates reflected in such earlier projections, and as a result, the projections in the table above vary from those earlier projections. The earlier projections forecast, for the years 2010, 2011, 2012, 2013, 2014 and 2015, revenues of $50.9 million, $53.4 million, $56.1 million, $58.9 million, $61.9 million, and $65.0 million, respectively, EBIT of $5.8 million, $6.0 million, $6.5 million, $7.0 million, $7.5 million, and $8.0 million, respectively, and net income of $4.5 million, $5.0 million, $5.6 million, $6.3 million, $6.8 million, $7.4 million, respectively. In June 2010, updated projections for 2010 only were made available to Covington and Parent and to various other parties which had indicated an interest in possibly submitting an acquisition proposal as part of the strategic alternatives exploration process undertaken by Covington at the direction of the special committee. These updated 2010 projections forecast revenues of $50.4 million, EBIT of $5.7 million and net income of $4.4 million.

Opinion of the Financial Advisor to the Special Committee

The special committee retained Covington to act as its financial advisor in connection with the exploration of one or more strategic alternatives for the Company and to render an opinion as to the fairness, from a financial point of view, of the $5.25 per share merger consideration to be received by the Company’s shareholders in the merger. On October 15, 2010, Covington delivered to the Company’s special committee and board of directors its oral opinion, confirmed by its written opinion of the same date, that, as of that date and based upon and subject to the assumptions, limitations, qualifications, and other conditions set forth in its written opinion, the $5.25 per share merger consideration to be received by the Company’s shareholders is fair, from a financial point of view, to such shareholders.

Covington’s opinion was only one of many factors taken into consideration by our special committee and our board of directors in making their determinations to adopt the merger agreement and recommend that the Company’s shareholders vote in favor of approval of the merger agreement. The terms of the merger agreement, however, including the $5.25 per share merger consideration were determined through negotiations between our special committee, Parent and Merger Sub, and were ultimately approved by the special committee and our board of directors. Covington also did not recommend any specific form of consideration to the Company’s special committee or board of directors or state that any specific form of consideration constituted the only appropriate consideration with respect to the merger agreement and the transactions contemplated thereby, including the merger.

The full text of Covington’s written opinion, dated October 15, 2010, is attached as Annex D to this proxy statement and is incorporated herein by reference. We urge you to read the full text of the opinion. Covington has consented to the inclusion in this proxy statement of the full text of its opinion, and to the inclusion as exhibits to the Schedule 13E-3 Transaction Statement, as amended (the “Schedule 13E-3”), filed by the Company, Parent, Merger Sub and the members of the Swenson Granite Group in connection with the proposed merger, of various presentations made by Covington to the special committee.

Covington’s opinion was addressed to, and for the use and benefit of, the Company’s special committee and its board of directors, and is limited only to the fairness of the cash merger consideration, from a financial point of view, to the Company shareholders that are to receive the $5.25 per share cash merger consideration. The opinion does not address the relative merits of the other transactions contemplated by the merger agreement or the other business strategies that the board of directors has considered, nor does it address the decisions of the special committee and the board of directors to proceed with the merger. The opinion does not address the fairness of the merger, or any consideration received in connection therewith, to the holders of any other class of the Company’s securities, to the Company’s creditors or to other constituencies of the Company. The opinion also does not address the fairness of the merger to the members of the Swenson Granite Group who have agreed to, prior to the effective time of the merger, contribute some or all of their shares of our common stock in exchange for additional shares of membership interest in Parent. As a result, Covington’s opinion does not express a view as to the fairness of the $5.25 cash merger consideration relative to the additional shares of membership interest in Parent to be received by the members of the Swenson Granite Group in exchange for the Company shares they contribute to Parent. The opinion also does not address the fairness of the contemplated benefits of the merger. Covington expresses no opinion as to the merits of the underlying decision by the Company to engage in the merger or how any holder of shares of the Company common stock should vote, or take any action, with respect to the merger, the approval of the merger agreement or any other matter. Furthermore, Covington does not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of the Company’s officers, directors, or employees, or any class of such persons, in connection with the merger, whether relative to the cash merger consideration pursuant to the merger agreement or otherwise. Covington does not express any opinion as to the price at which shares of the Company’s common stock would trade at any time. For purposes of the opinion, Covington has assumed that the cash merger consideration that is paid for each share of the Company’s common stock outstanding immediately prior to the closing of the merger will be equal to $5.25 per share.

In arriving at its opinion, Covington, among other things:

•	reviewed the draft of the merger agreement received from the Company on October 15, 2010;

•	reviewed certain publicly available business and financial information relating to the Company deemed to be relevant;

•	reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Company made available by the Company, including (a) financial projections (and adjustments thereto) prepared by the management of the Company relating to the Company for the fiscal years ending December 31, 2010 through December 31, 2015 (the “Financial Projections”);

•	spoke with certain members of the Company’s management regarding the Company’s business, operations, financial condition and prospects, the merger and other related matters;

•	compared the financial and operating performance of the Company with that of other public companies that Covington deemed to be relevant;

•	considered the publicly available financial terms of certain transactions that Covington deemed to be relevant;

•	reviewed the current and historical market prices and trading volume for the Company’s common stock, and the historical market prices and certain financial data of the publicly traded securities of certain other companies that Covington deemed to be relevant; and

•	conducted such other financial studies, analyses, and inquiries, including a discounted cash flow analysis, and considered such other information and factors as Covington deemed appropriate.

Covington relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to it, discussed with or reviewed by it, or publicly available, and Covington does not assume any responsibility with respect to such data, material and other information. In addition, the Company’s management advised Covington, and Covington has assumed, that the Financial Projections reviewed by it have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Company, and Covington expresses no opinion with respect to such projections or the assumptions on which they are based. Covington has relied upon and assumed, without independent verification, that the historical financial statements of the Company provided to it have been prepared in accordance with United States generally accepted accounting principles, and that, to the knowledge of Company management, there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the date of the most recent financial statements provided to it that would be material to its analyses or opinion, and that there is no information or any facts that would make any of the information reviewed by it incomplete or misleading.

Furthermore, in connection with the opinion, Covington has not been requested to make, and has not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company or any other party, nor was it provided with any such appraisal or evaluation. Covington did not estimate, and expresses no opinion regarding, the liquidation value of any entity or business. Covington has undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject.

Covington’s opinion is necessarily based on financial, economic, market and other conditions existing on, and the information made available to Covington as of, the date of the opinion. Covington has not undertaken, and is under no obligation, to update, revise, reaffirm or withdraw the opinion, or otherwise comment on or consider events occurring or coming to its attention after the date hereof.

In connection with rendering its opinion, Covington performed certain financial, comparative and other analyses as summarized below. The following summary does not purport to be an exhaustive description of the analyses performed by Covington, nor does the order of analyses described represent relative importance or weight given to those analyses by Covington.

In arriving at its opinion, Covington did not attribute any particular weight to any analysis, methodology, or factor considered by it, and the fact that any specific analysis has been referred to in the summary below is not meant to indicate that such analysis was given greater weight than any other analysis. Rather, Covington made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by it and in the context of the circumstances of the particular transaction. Accordingly, Covington believes that its analyses must be considered as a whole and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its analyses and opinion. Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Covington, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses. Covington believes that each analysis performed by it is a common methodology utilized in determining valuations in similar circumstances. Although other valuation techniques may exist, Covington believes that the analyses described below, when taken as a whole, provide the most appropriate analyses for Covington to arrive at the opinion.

Comparable Public Company Analysis

Comparable public company analysis is a method of valuing an entity relative to publicly traded companies that service similar customers, offer similar products or services or have similar operating or financial characteristics. Using publicly available information, Covington reviewed and compared selected Rock of Ages financial data with similar data for fourteen publicly-traded companies deemed by Covington to be comparable to the Company. In selecting these fourteen companies, Covington reviewed publicly available information to identify building materials, quarrying, and death care companies that serve similar customers, offer similar products and services or have similar operating or financial characteristics as those of Rock of Ages. These criteria were consistently applied in this review, and no companies which met some or all of these criteria were deliberately excluded from the scope of this review or from being selected. Covington selected the following companies, because, among other reasons, they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain aspects of the Company’s operations: Arbor Memorial Services Inc., Boral LTD, Carriage Services Inc., Granitifiandre s.p.a., HeidelbergCement AG, InvoCare LTD, Lafarge SA, Martin Marietta Materials Inc., Matthews International Corporation, Rocamat, Service Corp. International, Stewart Enterprises Inc., Stonemor Partners LP, and Vulcan Materials Company.

No company utilized in the comparable public company analysis is identical to the Company. Covington made judgments and assumptions with regard to industry performance, general business, economic, market, and financial conditions, and other matters, many of which are beyond the control of the Company. Mathematical analysis of comparable public companies (such as determining means and medians) in isolation from other analyses is, in the opinion of Covington, not an effective method of evaluating transactions.

For each of the comparable companies, Covington calculated that company’s total enterprise value as that company’s equity market value, plus total debt, less cash. For purposes of this calculation, equity market values were calculated as of the close of market trading on October 13, 2010, and cash and debt values were calculated based on reported levels as of June 30, 2010 (for Boral LTD, Carriage Services Inc., Granitifiandre s.p.a., HeidelbergCement AG, InvoCare LTD, Lafarge SA, Martin Marietta Materials Inc., Matthews International Corporation, Rocamat, Service Corp. International, Stonemor Partners LP, and Vulcan Materials Company; as of July 25, 2010 (for Arbor Memorial Services Inc.); and as of July 31, 2010 (for Stewart Enterprises Inc.) Covington then calculated the multiple implied by the relation between the total enterprise value of each of these companies and (1) each comparable company’s revenue for the twelve-month period ended June 30, 2010 (for Boral LTD, Carriage Services Inc., Granitifiandre s.p.a., HeidelbergCement AG, InvoCare LTD, Lafarge SA, Martin Marietta Materials Inc., Matthews International Corporation, Rocamat, Service Corp. International, Stonemor Partners LP, and Vulcan Materials Company), the twelve-month period ended July 25, 2010 (for Arbor Memorial Services Inc.) or for the twelve-month period ended July 31, 2010 (for Stewart Enterprises Inc.), as reflected in periodic reports filed with the SEC; (2) each comparable company’s estimated revenue for the year ending December 31, 2010, as indicated in consensus Wall Street analyst estimate reports where available; (3) each comparable company’s EBITDA for the twelve-month period ended June 30, 2010 (for Boral LTD, Carriage Services Inc., Granitifiandre s.p.a., HeidelbergCement AG, InvoCare LTD, Lafarge SA, Martin Marietta Materials Inc., Matthews International Corporation, Rocamat, Service Corp. International, Stonemor Partners LP, and Vulcan Materials Company), for the twelve-month period ended July 25, 2010 (for Arbor Memorial Services Inc.) or for the twelve-month period ended July 31, 2010 (for Stewart Enterprises Inc.), as reflected in periodic reports filed with the SEC; and (4) each comparable company’s estimated EBITDA for the year ending December 31, 2010, as indicated in consensus Wall Street analyst estimate reports where available. Covington then calculated the median and mean multiples for each revenue and EBITDA figure.

Covington next calculated, for reference purposes only, the Company’s total enterprise and equity values based on the Company’s share price as of the close of market trading on October 13, 2010, as well as the corresponding multiples (as described above), using (1) the Company’s net debt position as of July 3, 2010, as reflected in its quarterly 10-Q report filed with the SEC, (2) the Company’s revenue and EBITDA for the twelve-month period ended July 3, 2010, as reflected in its quarterly 10-Q report filed with the SEC; and (3) management’s financial projections for revenues and EBITDA for the Company for the year ending December 31, 2010.

The resulting multiples are set forth in the table below (categorized by industry groupings):

	Total		Total
	Enterprise	Total	Enterprise	Total
	Value/Last	Enterprise	Value/Last	Enterprise
	Twelve	Value/	Twelve	Value/
	Month	Projected	Month	Projected
	Period	2010	Period	2010
Comparable Companies	Revenue	Revenue	EBITDA	EBITDA

Building Materials/Quarrying
Boral LTD	1.0x	NA	8.9x	NA
Granitifiandre s.p.a.	0.9x	1.0x	8.0x	6.8x
HeidelbergCement AG	1.5x	NA	8.3x	NA
Lafarge SA	1.8x	NA	8.1x	NA
Martin Marietta Materials Inc.	2.7x	2.6x	12.3x	11.7x
Rocamat	0.8x	NA	28.0x	NA
Vulcan Materials Company	2.8x	2.8x	18.3x	16.9x

Median	1.5x	2.6x	8.9x	11.7x
Mean	1.6x	2.1x	13.1x	11.8x

Rock of Ages	1.2x	1.1x	10.6x	7.0x
Death Care
Arbor Memorial Services Inc.	1.0x	NA	6.4x	NA
Carriage Services Inc.	1.8x	1.7x	7.9x	7.4x
InvoCare LTD	3.1x	NA	11.9x	NA
Matthews International Corporation	1.6x	1.5x	9.4x	8.8x
Service Corp. International	1.8x	1.8x	7.6x	7.8x
Stewart Enterprises Inc.	1.5x	1.5x	8.3x	7.7x
Stonemor Partners LP	3.8x	3.6x	28.8x	10.1x

Median	1.8x	1.7x	8.3x	7.8x
Mean	2.1x	2.0x	11.5x	8.4x

Rock of Ages	1.2x	1.1x	10.6x	7.0x

Based on the results of the comparable company analysis, the relevant metrics of which are described above, Covington determined that the consideration to be paid in the merger reflected trading multiples that compared favorably with the trading multiples of the comparable companies.

Benchmarking Analysis

Benchmarking analysis is a method of ranking a company against its peers according to specific financial metrics. Covington benchmarked the Company against the set of publicly listed comparable companies (as listed above), ranking the Company based on size, growth, and operational margins. The benchmarking analysis is summarized in the tables below, categorized by industry grouping:

Building Materials/Quarrying

Size (in $US millions):

Market Capitalization		LTM Revenue		LTM EBITDA

Lafarge	$16,222	Lafarge	$21,805	Lafarge	$4,948
HeidelbergCement	$9,474	HeidelbergCement	$15,696	HeidelbergCement	$2,767
Vulcan Materials	$4,683	Boral	$4,457	Boral	$477
Martin Marietta Materials	$3,568	Vulcan Materials	$2,598	Vulcan Materials	$404
Boral	$3,087	Martin Marietta Materials	$1,708	Martin Marietta Materials	$376
Granitifiandre	$176	Granitifiandre	$274	Granitifiandre	$29

Rock of Ages	$30	Rocamat	$111	Rock of Ages	$6

Rocamat	$15	Rock of Ages	$47	Rocamat	$3

Margins & Growth:

LTM Gross Margin		LTM EBITDA Margin		3 Year Revenue CAGR

Rocamat	87%	Lafarge	23%	HeidelbergCement	10%

HeidelbergCement	60%	Martin Marietta Materials	22%	Rock of Ages	8%

Granitifiandre	42%	HeidelbergCement	18%	Rocamat	(1)%
Boral	32%	Vulcan Materials	16%	Boral	(3)%

Lafarge	26%	Rock of Ages	12%	Lafarge	(3)%

Rock of Ages	26%	Boral	11%	Granitifiandre	(4)%

Martin Marietta Materials	18%	Granitifiandre	11%	Martin Marietta Materials	(8)%
Vulcan Materials	13%	Rocamat	3%	Vulcan Materials	(8)%

Death Care

Size (in $US millions):

Market Capitalization		LTM Revenue		LTM EBITDA

Service Corp. International	$2,160	Service Corp. International	$2,115	Service Corp. International	$509
Matthews International	$1,051	Matthews International	$807	Matthews International	$135
InvoCare	$665	Stewart Enterprises	$500	Stewart Enterprises	$93
Stewart Enterprises	$522	Arbor Memorial Services	$276	InvoCare	$69
Stonemor Partners	$452	InvoCare	$266	Arbor Memorial Services	$45
Arbor Memorial Services	$267	Stonemor Partners	$180	Carriage Services	$41
Carriage Services	$92	Carriage Services	$179	Stonemor Partners	$24

Rock of Ages	$30	Rock of Ages	$47	Rock of Ages	$6

Margins & Growth:

LTM Gross Margin		LTM EBITDA Margin		3 Year Revenue CAGR

Stonemor Partners	58%	InvoCare	26%	Stonemor Partners	11%

InvoCare	42%	Service Corp. International	24%	Rock of Ages	8%

Matthews International	39%	Carriage Services	23%	Arbor Memorial Services	7%
Carriage Services	31%	Stewart Enterprises	19%	InvoCare	6%

Rock of Ages	26%	Matthews International	17%	Carriage Services	5%

Service Corp. International	21%	Arbor Memorial Services	16%	Matthews International	3%
Stewart Enterprises	18%	Stonemor Partners	13%	Service Corp. International	1%

Arbor Memorial Services	18%	Rock of Ages	12%	Stewart Enterprises	(2)%

Market capitalization figures are as of October 13, 2010. Operating figures for the comparable companies have been calculated using data from the twelve-month period ended June 30, 2010 (for Boral LTD, Carriage Services Inc., Granitifiandre s.p.a., HeidelbergCement AG, InvoCare LTD, Lafarge SA, Martin Marietta Materials Inc., Matthews International Corporation, Rocamat, Service Corp. International, Stonemor Partners LP, and Vulcan Materials Company), July 25, 2010 (for Arbor Memorial Services Inc.) or July 31, 2010 (for Stewart Enterprises Inc.), as reflected in these companies’ periodic reports filed with the SEC.

Based on the results of the benchmarking analysis described above, Covington determined that overall, Rock of Ages consistently ranked towards the bottom of its peer group in terms of size and margins. Covington noted that, although the Company ranked towards the top of its peer group in terms of revenue growth, management considered its industry a low growth industry and was projecting lower growth in future years. Covington determined that these findings confirmed that the consideration to be paid in the merger reflected multiples that were favorable and thus supported its opinion.

Comparable Transaction Analysis

Covington also reviewed publicly available information to identify transactions involving building materials, quarrying, and death care companies similar to the Company in that they serve similar customers, offer similar products and services, or have similar operating or financial characteristics. These criteria were consistently applied in this review, and no transactions involving companies which met some or all of these criteria were deliberately excluded from the scope of this review or from being selected. This review targeted transactions during approximately the three year period prior to the announcement on May 7, 2010 of Parent’s initial acquisition proposal, based on Covington’s view that older transactions could be considered stale or irrelevant. Covington selected, and analyzed publicly available financial information for, the following twelve merger and acquisition transactions completed no earlier than May 2007, involving building materials, quarrying, and death care companies (the transactions are categorized by the industry grouping of each target company):

Building Materials/Quarrying

Date
Announced	Acquiror	Target

Jul-10	Private — Assets bought by individuals	CEMEX, Non-Core Aggregates and Concrete Block Assets
Jun-09	Holcim	CEMEX Australia
Jun-09	Martin Marietta Materials	Cemex
Jul-08	Adelaide Brighton	Hanson Building Products
Apr-08	Granitifiandre	Giulio Tanini Spa
Apr-08	Martin Marietta Materials	Vulcan Materials
Apr-08	Guinness Peat Group	Gosford Quarry Holdings
May-07	Rocamat	Polycor

Death Care

Date
Announced	Acquiror	Target

Apr-10	Matthews International	Reynoldsville Casket
Dec-09	Matthews International	United Memorial Products
Oct-09	Service Corp. International	Keystone North America
Oct-08	InvoCare	Southern Cross Funerals

Covington considered certain financial data relating to each merger or acquisition transaction, including the target company’s actual revenue and EBITDA for the most recent fiscal trailing twelve-month period prior to the announcement of each transaction as well as each target company’s total enterprise value. As noted above, total enterprise value is defined as the market price paid for a company’s equity, plus total assumed debt, less cash, where such data was available. For each comparable transaction, Covington then calculated total enterprise value as a multiple of that target company’s revenue and EBITDA for the most recent fiscal trailing twelve-month period prior to the announcement of the transaction, where such data was available. Covington then calculated the median and mean figures for each case.

The resulting multiples are set forth in the table below, categorized by the target company’s industry grouping:

Building Materials/Quarrying

	Total	Total
	Enterprise	Enterprise
	Value/	Value/
	Trailing	Trailing
	Twelve	Twelve
	Month Period	Month Period
Comparable Transactions	Revenue	EBITDA

Median	1.1x	6.9x
Mean	1.1x	8.5x

Death Care

	Total	Total
	Enterprise	Enterprise
	Value/Last	Value/Last
	Twelve	Twelve
	Month Period	Month Period
Comparable Transactions	Revenue	EBITDA

Median	1.4x	8.9x
Mean	1.6x	8.9x

Based on the results of the comparable transaction analysis described above, Covington determined that the consideration to be paid in the merger reflected multiples that were consistent with multiples paid for similar companies over the three year period prior to the announcement on May 7, 2010 of Parent’s initial acquisition proposal.

The transactions utilized in the comparable transaction analysis are not identical to the proposed merger. In evaluating the transactions, Covington made judgments and assumptions with regard to industry performance, general business, economic, market, and financial conditions and other matters, many of which are beyond the control of the Company. Covington believes that mathematical analysis of comparable transactions (such as determining means and medians) in isolation from other analyses is not an effective method of evaluating transactions.

Discounted Cash Flow Analysis

Covington performed a discounted cash flow analysis of the Company’s estimated after-tax free cash flows for the fiscal years 2010 to 2014 based on both the Company’s management projections and its historical operations. The management projections utilized in the discounted cash flow analysis are set forth in this proxy statement under “SPECIAL FACTORS — Financial Projections”, beginning at page 42. The discounted cash flow analysis was performed to establish a range for the potential equity value of the Company by determining a range for the net present value of the Company’s projected future cash flows. Covington arrived at its 2010-2014 after-tax free cash flow estimates by adjusting after-tax operating earnings reflected in the management projections for certain non-cash expenses and uses of cash not reflected in the Company’s income statement, including: adjustments for depreciation and amortization, changes in net working capital, and capital expenditures. The resulting 2010-2014 free cash flow estimates were $4.8 million, $5.3 million, $5.7 million, $6.1 million, and $6.6 million, respectively.

Covington calculated indications of net present value of the Company’s projected, after-tax free cash flows through December 31, 2014 using discount rates ranging from 13% to 15%. The range of discount rates was calculated using a weighted average cost of capital analysis which took into account the comparable companies discussed above. Covington utilized these comparable companies in order to determine the optimal capital structure of the Company. Covington then utilized the average debt/total capital and equity/total capital ratios of these companies, as well as Company-specific estimates of cost of debt and equity, to determine a weighted average cost of capital. Based on this calculation, Covington determined that a range of discount rates of 13%-15% was appropriate.

As described above, after-tax free cash flows were calculated as the after-tax operating earnings of the Company adjusted to add back non-cash expenses and to deduct uses of cash not reflected in the income statement. Covington then added to the present value of the after-tax free cash flows the terminal value of the Company at December 31, 2014, discounted back to the present using the same discount rates. The terminal value was computed by applying an EBITDA exit multiple of 6.0x — 8.0x. Covington determined that this range of exit multiples was appropriate based on a review of the trading multiples of the smaller capitalization companies included in the group of twelve comparable companies discussed above. Covington considered these to be reasonable multiples that it would expect the Company to sell for in the future, based on Covington’s analyses and experience. Covington then subtracted the Company’s net debt calculated as total debt less cash. This analysis resulted in an illustrative range of equity values of the Company ranging from $24.259 million to $39.229 million, based on a discounted cash flow analysis using the Company’s projections. Covington determined that this range supported its opinion as to fairness, as the high end of the illustrative equity range was less than consideration to be paid for the equity of the Company in the merger. The terminal value of the Company was also computed by discounting the projected, after-tax free cash flows through perpetuity, assuming perpetual growth rates ranging from 2.0% to 4.0% per year and using discount rates of 13% to 15%. Based on the fact that the Company operates in a low to no growth industry and that the Company’s management projected 5% growth in the near future, Covington determined that a range of perpetual growth rates from 2%-4% was appropriate. This analysis resulted in an illustrative range of equity values of the Company ranging from $18.823 million to $34.384 million based on a discounted cash flow analysis of the Company’s projections. Covington determined that this range supported its opinion, as the high end of the illustrative equity range was less than consideration to be paid for the equity of the Company in the merger.

Trading Price Premium Analysis

Covington also reviewed closing price trading averages for the Company’s shares of Class A common stock. Covington considered the five trading day, 30 trading day, three-month, six-month, and 12-month average closing prices for each respective trading period ending on May 7, 2010, the day of the last trading session prior to the public announcement of Parent’s initial proposal to acquire 100% ownership of Rock of Ages. The average closing prices for these time periods were $3.43, $3.35, $3.24, $3.14, and $2.85 respectively. Covington considered the fact that the $5.25 price per share offered by Parent represented 53%, 57%, 62%, 67%, and 84% premiums respectively, to the respective average closing price over these time periods and determined that these premiums supported its opinion.

Conclusion

Based on the foregoing analyses, on October 15, 2010, Covington delivered to the Company’s special committee and board of directors Covington’s oral opinion, subsequently confirmed in writing, that, as of the date of its opinion, based upon and subject to the assumptions, limitations, qualifications, and factors contained in its opinion, the $5.25 per share merger consideration to be received by the Company’s shareholders in the merger is fair, from a financial point of view, to such shareholders.

In performing its analyses, Covington made numerous judgments and assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company. Any estimates contained in or underlying these analyses, including estimates of the Company’s future performance, are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those estimates. Additionally, analyses relating to the values of businesses or assets do not purport to be appraisals or necessarily reflect the prices at which businesses or assets may actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty.

The foregoing description of Covington’s analyses in connection with the rendering of its opinion is a summary only. You should be aware that the preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analyses and the application of those methods to the particular circumstances.

Covington was retained to act as the financial advisor to the Company’s special committee, based on Covington’s familiarity with the Company and experience in transactions similar to the merger. Pursuant to the engagement letter with Covington, as compensation for its services in connection with the proposed transaction, the Company will pay Covington a fee in an amount equal to 1.5% of the Purchase Consideration (as defined in the Covington engagement letter), which amount is estimated to be approximately $[    •    ] and payment of which is contingent upon consummation of the merger. In the Covington engagement letter, the Company also agreed to pay Covington $250,000 upon rendering its written opinion, whether or not the opinion was favorable. The Company has also agreed to reimburse Covington for its out-of-pocket expenses incurred in connection with its engagement as the special committee’s financial advisor, including the fees and disbursements of counsel, and to indemnify Covington and related persons against certain liabilities relating to or arising out of services performed by Covington as financial advisor to the Company.

Covington has, from time to time, provided certain investment banking and other financial services to the Company or its affiliates and has received compensation for such services. In the ordinary course of its business, Covington may trade in the securities and other instruments and obligations of the Company for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities, instruments and obligations.

Alternatives to the Merger

Parent and the members of the Swenson Granite Group chose the merger structure because it was the most efficient means to acquire the entire equity interest in the Company and provide cash to the Company’s shareholders to the extent such shareholders’ shares are converted in the merger into the right to receive the $5.25 per share merger consideration. The merger transaction described in this proxy statement was selected in part because it required only one step instead of two steps, without the necessity of acquiring enough shares to execute a back-end, short-form merger as would have been required if a tender offer were employed, and could be coordinated with the timing of the proposed Financing for the merger.

Because the members of the Swenson Granite Group did not envision a transaction that would have allowed any of the Company’s shareholders not affiliated with Parent to retain a direct or indirect ownership interest in Rock of Ages or that would have resulted in Rock of Ages having publicly-traded securities if Parent’s offer to acquire the Company was accepted and recommended by the special committee and approved by the Company’s board of directors, they concluded that bank financing without any public equity financing component was the only feasible financing strategy for the merger.

In light of the fact that over the course of a lengthy process to solicit parties interested in acquiring the Company conducted by the special committee with Covington’s assistance, no alternative proposal to acquire the Company was submitted, the Company’s most likely alternative to the merger described herein would be to continue to operate as a public company. See “SPECIAL FACTORS — Plans for Rock of Ages if the Merger is Not Completed.”

Certain Effects of the Merger

Conversion of Outstanding Rock of Ages Common Stock and Cash-Out of Stock Options

If the merger agreement is approved by the Company’s shareholders and the other conditions to the closing of the merger are either satisfied or waived, Merger Sub will be merged with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent.

When the merger is completed, (1) all shares of the Company’s common stock that are held in the Company’s treasury, or by Parent, Merger Sub or by any wholly owned subsidiary of Parent, will be cancelled and retired and will cease to exist without any consideration payable therefor; (2) each other share of the Company’s common stock issued and outstanding immediately prior to the effective time of the merger (other than any share as to which a dissenting shareholder has properly asserted dissenters’ rights under the VBCA) will be converted into the right to receive the merger consideration in cash without interest and subject to any withholding taxes required by applicable tax law; and (3) the limited liability company interests of Merger Sub issued and outstanding immediately prior to the effective time of the merger shall be converted into and become one validly issued, fully paid and non-assessable share of the Company’s Class B common stock.

From and after the effective time of the merger, each holder of shares of our common stock will cease to have any rights with respect to the shares other than the right to receive the merger consideration or to receive payment of the appraised value of the shares if the holder of such shares has properly asserted his or her dissenters’ rights and demanded payment under Section 13.21 of the VBCA.

Prior to the effective time of the merger, the Company will cause each outstanding option to purchase shares of the Company’s Class A common stock issued under any Company equity plan to become fully vested and exercisable. At the effective time of the merger, each such option outstanding as of immediately prior to the effective time of the merger will be cancelled and the holder of such option will be entitled to receive with respect to each such option only a cash payment from the Company, as the surviving corporation, equal to the product of (1) the excess, if any, of the merger consideration over the per-share exercise price of such stock option, multiplied by (2) the number of Company shares issuable under such stock option (which amount will be payable without interest, net of any withholding tax). Options to purchase shares of the Company’s Class A common stock which have an exercise price per share equal to or greater than the merger consideration will be cancelled as of the effective time of the merger without the payment of any consideration. Parent and the Company, as the surviving corporation, will cause, and will make appropriate arrangements as may be necessary to allow, the lump sum cash payments required to be paid with respect to the outstanding options to be paid within five business days of the effective time of the merger.

See “THE MERGER AGREEMENT” for a more detailed description of the effects of the merger.

Effect on Ownership Structure of Rock of Ages

At the effective time of the merger, the Company’s current shareholders (other than those shareholders who are members of Parent at the effective time of the merger) will cease to have ownership interests in the Company or rights as Rock of Ages shareholders. Therefore, current shareholders of the Company that are not members of Parent at the effective time of the merger will not participate in any earnings or growth of Rock of Ages following the effective time of the merger and will not benefit from any increase in the value of Rock of Ages following the effective time of the merger.

Effect on Listing, Registration and Status of the Company’s Common Stock

The Company’s Class A common stock is currently registered under the Exchange Act and is quoted on The NASDAQ Global Market under the symbol “ROAC.” As a result of the merger, the Company will be a privately-held, wholly owned subsidiary of Parent, and there will be no public market for its common stock. After the merger, the Company’s Class A common stock will cease to be quoted on The NASDAQ Global Market, and price quotations with respect to sales of shares of the Company’s Class A common stock in the public market will no longer be available. In addition, registration of the Class A common stock under the Exchange Act will be terminated. This termination will make certain provisions of the Exchange Act, such as the requirement of furnishing a proxy or information statement in connection with shareholders’ meetings, no longer applicable to the Company. After the effective time of the merger, Rock of Ages will also no longer be required to file periodic reports with the SEC.

Effect on Organization and Management of Rock of Ages

The articles of incorporation and bylaws of the Company, in each case as in effect immediately prior to the effective time of the merger, will be the articles of incorporation and bylaws of the Company, as the surviving corporation. The managers of Merger Sub and the officers of the Company immediately prior to the effective time of the merger will, from and after the effective time of the merger, be the initial directors and officers, respectively, of the Company, as the surviving corporation, until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal. The officers and directors of Rock of Ages, as the surviving corporation, will hold office in accordance with the articles of incorporation and bylaws of the Company, as the surviving corporation.

It is expected that, upon consummation of the merger, the operations of Rock of Ages will be conducted substantially as they currently are being conducted; however, Rock of Ages will not be subject to the obligations and constraints, and the related direct and indirect costs and personnel requirements, associated with being a public company. The management of Parent has advised the Company that it does not have any present plans or proposals that relate to, or would result in, an extraordinary corporate transaction following completion of the merger involving the Company’s corporate structure, business or management, such as a merger, reorganization, liquidation, relocation of any operations or sale or transfer of a material amount of assets. It is expected, however, that following the merger, the Company’s management will continuously evaluate and review the Company’s business and operations and may develop new plans and proposals that they consider appropriate to maximize the value of the Company. Parent reserves the right to make any changes deemed appropriate in light of its evaluation and review or in light of future developments.

Beneficial and Detrimental Effects

The benefits of the merger to the Company’s shareholders whose shares are converted into the right to receive the $5.25 per share merger consideration are the right to receive such merger consideration for their shares of our common stock, representing a substantial premium to historical trading prices for the Class A common stock, and the elimination of the risk of continuing their investment in Rock of Ages. The detriments of the merger to such shareholders (other than shareholders who are members of Parent as of the effective time of the merger) are that they will cease to participate in our future earnings and growth, if any, and that the receipt of the payment for their shares in the merger could be a taxable event for federal income tax purposes. See “SPECIAL FACTORS — Certain Material U.S. Federal Income Tax Consequences.”

A benefit of the merger to the Company’s shareholders who are also members of Parent is that, as members of Parent, they will continue to indirectly participate in the Company’s future earnings and growth, while our shareholders who are not members of Parent will no longer be able to participate in the Company’s future earnings and growth, if any. Benefits of the merger to Parent include the fact that Parent will own 100% of the outstanding capital stock of the Company and accordingly, will benefit directly from the Company’s future earnings and growth.

Detriments of the merger to Parent and its members include the lack of liquidity for the Company’s common stock following the merger, the risk that the Company will decrease in value following the merger, the incurrence of debt to finance the merger, the payment by the Company of approximately $[ • ] million in transaction costs and estimated fees and the expenses related to the merger and financing transactions. See “SPECIAL FACTORS — Financing of the Merger” and “SPECIAL FACTORS — Estimated Fees and Expenses of the Merger.”

Effect on the Swenson Granite Group’s Interest in Net Book Value and Net Earnings

After consummation of the merger, Parent will own all of the outstanding common stock of the surviving corporation and will benefit from any future earnings or growth of Rock of Ages. From and after the effective time of the merger, the Swenson Granite Group members’ indirect interest in the net book value and net earnings of Rock of Ages will be 91.22%, based on their holdings of Parent’s outstanding capital stock. The Company’s public shareholders, to the extent such shareholders’ shares are converted in the merger into the right to receive the $5.25 per share merger consideration, will no longer hold any direct or indirect equity interest in Rock of Ages and therefore will no longer own any interest in its net book value or net earnings.

Immediately after the merger, based on the Company’s audited financial statements for the fiscal year ended December 31, 2009, the members of the Swenson Granite Group would have an interest equal to approximately $24,178,053 in the Company’s net book value and $731,915 in the surviving corporation’s net earnings. The members of the Swenson Granite Group would also have an interest equal to approximately $25,990,444 in the Company’s net book value as of October 2, 2010. The following table sets forth the effect of the merger on the interest of each member of the Swenson Granite Group in the net book value and net earnings of Rock of Ages, based on each Swenson Granite Group member’s holdings of Parent’s outstanding capital stock immediately after the effective time of the merger. The amounts set forth in this paragraph and in the following table do not give effect to the indebtedness that Parent and the Company, as the surviving company in the merger, will incur in connection with the merger.

	Net Book Value				Earnings/(Loss)
	December 31, 2009		Oct. 2, 2010		December 31, 2009
	Dollar	%	Dollar	%	Dollar	%
	Increase	Increase	Increase	Increase	Increase	Increase

Kurt M. Swenson, as the sole trustee of the Kurt M. Swenson Revocable Trust of 2000	$4,971,375	122.6%	$5,344,030	122.6%	$150,493	122.6%
Kevin C. Swenson, as the sole trustee of the Kevin C. Swenson Revocable Trust of 1994	$5,075,717	138.8%	$5,456,194	138.8%	$153,652	138.8%
Robert L. Pope and Nancy Pope	$1,670,878	282.9%	$1,796,127	282.9%	$50,581	282.9%
Richard C. Kimball and Christina W. Kimball, individually, jointly and as trustee of the Christina W. Kimball Revocable Trust 2/21/2001	$91,573	35.5%	$98,437	35.5%	$2,772	35.5%
Charles M. Waite	$114,972	71.5%	$123,590	71.5%	$3,480	71.5%
Karen Swenson	$224,946	180.8%	$241,808	180.8%	$6,810	180.8%
Lois S. Moore Revocable Trust	$768,854	140.9%	$826,487	140.9%	$23,275	140.9%
Peter B. Moore	$196,586	169.5%	$211,322	169.5%	$5,951	169.5%
Peter A. Friberg	$454,554	81.7%	$488,627	81.7%	$13,760	81.7%
Guy A. Swenson, III	$253,442	428.6%	$272,440	428.6%	$7,672	428.6%
Jon M. Gregory	$139,318	153.9%	$149,761	153.9%	$4,217	153.9%

Interests of Certain Persons in the Merger

In considering the recommendations of the board of directors, you should be aware that certain of the Company’s executive officers and directors have interests in the transaction that are different from, or are in addition to, the interests of the Company’s shareholders generally. The special committee and the board of directors were aware of these potential or actual conflicts of interest and considered them along with other matters when they determined to recommend the merger. See “SPECIAL FACTORS — Background of the Merger.”

Ownership of Parent and the Members of the Swenson Granite Group in the Surviving Corporation Following the Merger.

Kurt Swenson, the Chairman of Parent and non-executive Chairman of Rock of Ages, together with his brother, Kevin Swenson, Vice President and a director of Parent, and Robert Pope, President and Chief Executive Officer and a director of Parent, own approximately 71% of Parent and approximately 31% of all outstanding shares of common stock of Rock of Ages.

Prior to the merger, they, together with the other members of the Swenson Granite Group, will contribute to Parent a total of 258,326 Class A shares and 2,449,793 Class B shares of Rock of Ages in exchange for additional shares of membership interest in Parent in accordance with the terms of the contribution agreements each member of the Swenson Granite Group has entered into with Parent, and will not receive the merger consideration for those Rock of Ages shares contributed to Parent. See “VOTING AND CONTRIBUTION AGREEMENTS — Contribution Agreements.”

As members of Parent, Kurt Swenson, Kevin Swenson, Robert Pope and all other members of the Swenson Granite Group, as well as all other shareholders of the Company who are also members of Parent, will continue to indirectly benefit from the Company’s future earnings and growth. Further, as controlling members of Parent after the effective time of the merger, Kurt Swenson, Kevin Swenson and Robert Pope will effectively control the Company.

Interests of Rock of Ages Officers and Directors

As shareholders in the Company, the directors and executive officers of the Company, other than Kurt Swenson, our non-executive Chairman, and Richard Kimball, one of our directors, will be entitled to receive the merger consideration upon surrendering the shares of Rock of Ages common stock held by them at the effective time of the merger. As noted above, Kurt Swenson and Richard Kimball, as members of the Swenson Granite Group, will not receive the merger consideration with respect to any shares they contribute to Parent prior to the merger in exchange for shares of membership interest in Parent under the contribution agreements. Under the terms of a contribution agreement, Kurt Swenson will contribute 130,000 Class A and 1,005,000 Class B shares of our common stock in exchange for additional shares of membership interest in Parent and Richard Kimball, together with his wife, will contribute 72,126 Class A shares of our common stock in exchange for additional shares of membership interest in Parent.

In addition to enjoying the benefits of the merger as shareholders of the Company generally, Rock of Ages’ officers and directors will also benefit from the acceleration of their stock options in connection with the merger. In connection with the merger, prior to the effective time of the merger, the Company will cause each outstanding option to purchase shares of the Company’s Class A common stock under any Company equity plan to become fully vested and exercisable. At the effective time of the merger, each such option outstanding as of immediately prior to the effective time of the merger will be cancelled and the holder of such option will be entitled to receive with respect to each such option only a cash payment from the Company, as the surviving corporation, equal to the product of (1) the excess, if any, of the merger consideration over the exercise price per share of such option multiplied by (2) the number of shares of the Company’s Class A common stock issuable upon exercise of such option. Options to purchase shares of the Company’s Class A common stock which have an exercise price per share equal to or greater than the merger consideration will be cancelled as of the effective time of the merger without the payment of any consideration. See “THE MERGER AGREEMENT — Treatment of Stock Options.”

In addition, it is expected that upon consummation of the merger, Donald Labonte, the Company’s President and Chief Executive Officer and a director of the Company, will become the Chief Operating Officer of the Company, reporting to Robert Pope, the President and Chief Executive Officer of Parent. In that capacity, as set forth in the initial Swenson Proposal submitted to the Company’s board of directors on May 6, 2010, Mr. Labonte will be offered the opportunity to purchase shares of membership interest in Parent on similar terms as key officers of Parent have purchased such shares. Parent has no agreement or understanding with Mr. Labonte as to the terms of such offer or whether he will accept such offer.

The following table reflects the total amount of cash that each director and named executive officer (as defined in Item 402(a)(3) of Regulation S-K) will receive as merger consideration, based on their holdings as of October 29, 2010:

		Number of Shares	Number of
		Beneficially Owned	Options to be	Total Merger
Name	Position	to be Settled	Settled	Consideration

Kurt M. Swenson	Chairman	—	—	—
Frederick E. Webster Jr.	Director	5,000	—	$26,250
Pamela G. Sheiffer	Director	5,000	—	$26,250
Donald M. Labonte	Director, President and CEO	3,000	85,000	$238,450
Richard C. Kimball	Director and Vice Chairman	—	—	—
James L. Fox	Director	5,000	—	$26,250
Paul H. Hutchins	Vice President Administration	12,200	10,000	$90,250
Laura A. Plude	CFO, Vice President Finance	3,000	10,000	$41,950

Employment with the Surviving Corporation

It is expected that the executive and other officers of the Company immediately prior to the effective time of the merger will remain executive and other officers of the surviving corporation and, except as described immediately below with respect to Mr. Labonte, will continue their employment on the terms in effect immediately prior to the effective time. It is expected that, at the effective time of the merger, Donald Labonte, currently the Company’s President and Chief Executive Officer, will remain as President of the Company and will also have the title of Chief Operating Officer (rather than Chief Executive Officer, which title will be assumed by Robert Pope who will also continue as the Chief Executive Officer of Parent) and will report to Mr. Pope. Except for this change of title and reporting responsibility, it is expected that, following the effective time of the merger, Mr. Labonte’s employment with the Company will continue under the terms of his existing five-year employment agreement with the Company dated as of July 1, 2008.

Directors of the Surviving Corporation Post Transaction

Upon consummation of the merger, the managers of Merger Sub immediately prior to the effective time of the merger will, from and after the effective time of the merger, be the directors of the Company, as the surviving corporation, until their successors are duly elected and qualified or until their earlier resignation or removal. Kurt Swenson, our non-executive Chairman and the Chairman of Parent, Kevin Swenson, Vice President and a director of Parent, and Robert Pope, the President and Chief Executive Officer and a director of Parent, are the managers of Merger Sub.

Indemnification and Insurance

Pursuant to the merger agreement, the Company, as the surviving corporation in the merger, will indemnify, and advance reasonable expenses to, the current and former directors and officers of the Company and its subsidiaries (referred to herein as the “indemnified parties”) against all claims, losses, liabilities, damages, judgments, inquiries, fines, amounts paid in settlement and reasonable fees, costs and expenses, including reasonable attorneys’ fees and disbursements, incurred in connection with any proceeding, whether civil, criminal, administrative or investigative, arising out of, pertaining to or in connection with the fact that the indemnified party is or was an officer, director, employee, fiduciary or agent of the Company, or of another entity if the indemnified party’s service was at the request of or for the benefit of the Company, whether asserted or claimed prior to, at or after the effective time of the merger. All rights to indemnification and exculpation from liability existing in favor of any indemnified parties as provided under applicable laws and the articles of incorporation and bylaws of the Company and its subsidiaries as of the date of the merger agreement are to survive the merger with respect to events occurring up to and including the time of the merger.

For a period of six years following the merger, Parent is required to maintain in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its subsidiaries for the indemnified parties and any other employees, agents or other individuals otherwise covered by those insurance policies prior to the effective time of the merger with respect to matters occurring at or prior to the effective time of the merger (including the merger and the other transactions contemplated by the merger agreement). See “THE MERGER AGREEMENT — Indemnification and Directors’ and Officers’ Insurance.”

Compensation of the Special Committee

In consideration of the expected time and other commitments that would be required of special committee members generally and the chairman of the special committee in particular, the board of directors determined that the chairman of the special committee would receive a fixed amount of $50,000 and each other member of the special committee would receive a fixed amount of $35,000 as compensation for their service on the special committee, in each case without regard to whether the special committee were to recommend approval of the merger or any other transaction or whether the merger or any other transaction were consummated. Accordingly, Mr. Fox, chairman of the special committee, received $50,000, and Ms. Sheiffer and Dr. Webster, the other members of the special committee, each received $35,000 as compensation for their services on the special committee. These payments were all made on June 28, 2010. In addition, the members of the special committee are entitled to receive reimbursement for the expenses incurred in connection with their service on the special committee.

Certain Risks in the Event of Bankruptcy

If the Company is insolvent at the effective time of the merger or becomes insolvent as a result of the merger, the transfer of funds representing the $5.25 per share merger consideration payable to shareholders upon completion of the merger may be deemed to be a “fraudulent conveyance” under applicable law and therefore may be subject to claims of creditors of the Company. If such a claim is asserted by the creditors of the Company following the merger, there is a risk that persons who were shareholders at the effective time of the merger will be ordered by a court to return to Rock of Ages’ trustee in bankruptcy all or a portion of the merger consideration they received upon the completion of the merger.

Based upon the projected capitalization of Rock of Ages at the time of the merger and projected results of operations and cash flow following the merger, the board of directors of Rock of Ages has no reason to believe that Rock of Ages and its subsidiaries, on a consolidated basis, will be insolvent immediately after giving effect to the merger. Parent and Merger Sub have also made certain representations and warranties in the merger agreement that, subject to the accuracy of the information provided by Company, upon the completion of the transactions contemplated by the merger agreement and at the effective time of the merger, Parent, Rock of Ages (as the surviving corporation) and their respective subsidiaries, taken as a whole, will be solvent.

Financing of the Merger

The merger agreement is not subject to a financing condition. However, Parent is seeking debt financing in connection with the merger and will require that financing in order to consummate the merger and related transactions. Parent has received a commitment letter from the Lenders, pursuant to which the Lenders have committed, subject to certain specified conditions discussed below, to enter into a definitive financing agreement (in the form attached to the commitment letter) to provide the Financing. The commitment letter will remain outstanding through February 18, 2011 unless extended by the Lenders. In the merger agreement, Parent has agreed to use its best efforts to maintain in effect the commitment letter and, prior to the effective time of the merger, execute the definitive financing agreement attached to the commitment letter and consummate the Financing. The Financing is expected to consist of:

•	the $20 million Revolving Loan, to be used primarily to fund the working capital needs of Parent, Rock of Ages (as the surviving corporation) and its subsidiaries, finance accounts receivable and inventory and support the issuance of letters of credit, and as necessary (subject to the terms of the definitive financing agreement) to fund a portion of the costs of acquisition of Rock of Ages and its subsidiaries, including repayment of certain existing indebtedness of Rock of Ages and its subsidiaries; and

•	the $30 million Term Loans, to be used primarily to fund the acquisition of Rock of Ages and its subsidiaries, including the aggregate merger consideration, stock option cash-out payments, transaction expenses, and repayment of certain existing indebtedness of Parent, Rock of Ages (as the surviving corporation), and its subsidiaries, and to finance capital expenditures and other acquisitions.

Under the terms of the Financing, interest on the Revolving Loan is payable monthly, and principal is payable on a revolving basis. All outstanding principal balances and any accrued interest with respect to the Revolving Loan will be due at maturity three years from the date of closing. Each Term Loan will fully amortize over a ten-year term with installments of principal and interest payable monthly. The Financing will be subject to certain financial covenants and conditions, and will be collateralized by a perfected first lien (including first mortgages) on all real and personal property of Parent, Rock of Ages (as the surviving corporation) and the United States subsidiaries of Rock of Ages.

The Revolving Loan will bear interest either at the Wall Street Journal Prime Rate or LIBOR, in each case, plus an applicable margin. The Term Loans will bear interest either at a fixed rate based on the Lenders’ internal cost of funds at the time of the initial closing plus 200 basis points or at a variable rate based on either the Wall Street Journal Prime Rate or LIBOR, in each case, plus an applicable margin.

Covenants and Conditions to the Financing.  The Financing is subject to (a) the execution and delivery of the definitive financing agreement in the form attached to the commitment letter (with blanks, open items and disclosure schedules appropriately completed and approved by the Lenders) and all other related financing documents referenced in the definitive financing agreement; (b) consummation of the merger; and (c) satisfaction of the other covenants and conditions set forth in the definitive financing agreement including, but not limited, to the following:

•	receipt, review and approval of pro-forma financial statements reflecting the consummation of the Financing and the merger and month by month projected operating budgets and cash flow statements for fiscal 2011;

•	review and acceptance of documentation with respect to the approval and consummation of the transactions contemplated by the merger agreement;

•	confirmation that Parent, Rock of Ages and its subsidiaries will have at least $3,000,000 of excess availability under the Revolving Loan at closing;

•	maintenance of a minimum debt service coverage ratio and a maximum funded debt to EBITDA ratio;

•	other than as a result of the merger, Parent, Rock of Ages and its subsidiaries may not undergo a change in controlling interest or a change of key management figures without the consent of the Lenders, which will not be unreasonably withheld;

•	receipt, review and acceptance of environmental assessments and appraisals on the quarry locations of Parent, Rock of Ages and its subsidiaries and confirmation that required loan to value ratios based on the appraised values have been satisfied; and

•	confirmation that there has been no material adverse change in the condition of Parent, Rock of Ages and its subsidiaries or in the status of any existing litigation with respect to the merger or similar litigation initiated since the commitment letter date.

Alternative Financing.  Parent and Merger Sub have agreed to use their best efforts to maintain the Financing with the Lenders and execute the definitive financing agreement in the form attached to the commitment letter. If, despite Parent and Merger Sub’s best efforts, the financing arrangements Parent has entered into with the Lender in connection with the merger expire or are terminated, either in whole or in part, prior to the closing of the merger, Parent and Merger Sub are required to (1) promptly notify us of such expiration or termination and the reasons for the expiration or termination and (2) unless the merger agreement has been terminated pursuant to its terms, then until the End Date, use their best efforts to promptly arrange for adequate alternative financing to replace the previous financing arrangements. See “THE MERGER AGREEMENT — Financing of the Merger by Parent.” Parent currently has no commitment with any lender to provide alternative financing, should the Financing be unavailable to it to consummate the merger.

Repayment of Financing.  Rock of Ages, as the surviving corporation following the merger, anticipates that obligations under the Financing will be repaid from a variety of sources, including funds generated by the operations of Rock of Ages and Parent. The source and allocation of various methods of repayment of the debt facilities will be determined, and may be modified, from time to time, based on market conditions and such other factors deemed appropriate by Parent. Although there can be no assurance, Parent believes that cash flow from combined operations will be sufficient to service the interest and principal repayment obligations with respect to the Financings incurred to effect the merger for the foreseeable future.

Plans for Rock of Ages if the Merger is Not Completed

It is expected that, if the merger is not completed, the current management of the Company, under the direction of the board of directors, will continue to manage the Company as an ongoing business. From time to time, it is expected that Rock of Ages will evaluate and review its business operations, properties, dividend policy and capitalization, among other things, make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to maximize shareholder value. If the merger agreement is not approved by shareholders, or if the merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to the Company will be offered or that the trading price of our shares of Class A common stock or our business and operations will not be adversely affected. In addition, if the merger is not completed, depending upon the circumstances, we may be required to reimburse certain expenses of Parent. See “SPECIAL FACTORS — Estimated Fees and Expenses of the Merger” and “THE MERGER AGREEMENT — Termination Fees and Expenses.”

Estimated Fees and Expenses of the Merger

Parent and Merger Sub currently estimate that they have incurred or will incur a total of approximately $[ • ] million in fees and expenses in connection with the merger and the related transactions, as set forth in the table below:

Estimated
Expenses	Amount

Legal and accounting fees and expenses	750,000
Printing and mailing fees and expenses	5,000
Financing fees	425,000
Miscellaneous	50,000
Total	1,230,000

The Company currently estimates that it has incurred or will incur a total of approximately $[ • ] million in fees and expenses in connection with the merger and the related transactions, as set forth in the table below:

Estimated
Expenses	Amount

Financial advisory fees and expenses	$ [ • ]
Legal and accounting fees and expenses	$1,250,000
Special committee fees and expenses	$120,000
Printing and mailing fees and expenses	$100,000
SEC filing fees	$1,795
Miscellaneous	$13,500
Total	[ • ]

The above table does not include legal fees and other expenses related to the litigation in connection with the merger. See “SPECIAL FACTORS — Litigation Related to the Merger.” In general, all costs and expenses incurred in connection with the merger agreement and the merger and the other transactions contemplated by the merger agreement will be paid by the party incurring such expense. Upon termination of the merger agreement under certain circumstances, Parent or the Company may be obligated to pay the reasonable fees and expenses incurred by the other party in connection with the merger agreement and the transactions contemplated thereby. See “THE MERGER AGREEMENT — Termination Fees and Expenses.”

Regulatory Approvals and Requirements

In connection with the merger, the Company will be required to make certain filings with, and comply with certain laws of, various federal and state governmental agencies, including:

•	filings with the SEC under the Securities Exchange Act of 1934, as amended;

•	filing articles of merger with the Secretary of State of the State of Vermont in accordance with the VBCA and Chapter 21 of Title 11 of the Vermont Statutes Annotated, as amended after the approval of the merger agreement by the Company’s shareholders and the satisfaction or waiver of all other conditions to the closing of the merger; and

•	certain notice filings with The NASDAQ Global Market.

It is currently expected that no prior regulatory approvals, including under antitrust laws and regulations, will be required in order to complete the merger.

Litigation Related to the Merger

Rock of Ages is aware of two purported class action shareholder lawsuits filed in connection with the merger.

The first action was filed by plaintiff Todd Semon (a purported Rock of Ages shareholder) on behalf of Rock of Ages shareholders in Vermont Superior Court, Washington County. Mr. Semon, who has previously filed other purported class action lawsuits, alleged that the Company’s shareholders were injured or threatened with injury arising from Parent’s initial proposal to purchase all outstanding Rock of Ages capital stock for $4.38 per share. The complaint, captioned Semon v. Rock of Ages Corp., et al., No. 356-5-10 WnCv, was filed on or about May 19, 2010. The case was subsequently removed to the United States District Court for the District of Vermont on June 14, 2010 and is pending under the caption Semon v. Rock of Ages Corp., et al., No. 5:10-cv-00143-cr. On November 22, 2010, Mr. Semon filed a motion to amend his complaint. The proposed amended complaint (“Semon Amended Complaint”) alleges federal jurisdiction and names an additional plaintiff, Jerome Meister, who like Mr. Semon, claims to be a Rock of Ages shareholder. In addition to Rock of Ages, the Semon Amended Complaint names Parent, Merger Sub and seven current directors and/or officers of Rock of Ages: Kurt M. Swenson, James L. Fox, Richard C. Kimball, Donald Labonte, Laura A. Plude, Pamela G. Sheiffer, Charles M. Waite and Frederick E. Webster, Jr. (collectively, the “Defendants”).

The second action was filed by plaintiff The Vladimir Gusinsky Revocable Trust (the “Gusinsky Trust”) in the United States District Court for the District of Vermont. The Gusinsky Trust, which, like Mr. Semon has previously filed other purported class action lawsuits, alleges that the Company’s shareholders were injured or threatened with injury arising from the proposed merger. The complaint, captioned The Vladimir Gusinsky Revocable Trust v. Rock of Ages Corp., et al., No. 5:10-cv-00262-cr, was filed on October 27, 2010. On November 19, 2010, the Gusinsky Trust filed an amended complaint (“Gusinsky Amended Complaint”). The Gusinsky Amended Complaint names the same defendants as the Semon Amended Complaint, but does not name Laura A. Plude, the Company’s Chief Financial Officer.

Both amended complaints challenge the $5.25 per share transaction price as inadequate, allege certain purported disclosure omissions relating to the merger and make a variety of other allegations. Both amended complaints allege that the individual defendants breached their fiduciary duties to Rock of Ages shareholders and that the corporate defendants aided and abetted those breaches. The amended complaints allege, among other things:

•	defendants Swenson, Labonte and Kimball, as well as former director Charles Waite, will receive significant material benefits as a result of the merger not available to other shareholders, and as a result of those incentives, had unlawful reasons to approve the merger. (Semon Amended Complaint ¶¶ 58-59, 64; Gusinsky Amended Complaint ¶¶ 50, 70-71, 77.)

•	the special committee was “beholden” to Swenson Granite and did not run a fair process, and defendant officers approved the merger to retain their positions in the Company. (Semon Amended Complaint ¶¶ 65-66.)

•	there is no evidence that the defendants made adequate efforts to find a deal superior to the merger. (Semon Amended Complaint ¶ 65; Gusinsky Amended Complaint ¶¶ 58-61, 69, 89.)

•	the $5.25 per share offer price is “grossly inadequate.” (Semon Amended Complaint ¶¶ 62, 76-78; Gusinsky Amended Complaint ¶¶ 67, 90.)

•	certain defendants “are in possession of non-public information concerning the financial condition and prospects of ROAC, and especially the true value and expected increased future value of ROAC and its assets, which they have not disclosed to ROAC’s public stockholders. The Individual Defendants, who constitute ROAC’s Board, are familiar with the Company’s future prospects but have not disclosed the Company’s true future potential.” (Semon Amended Complaint ¶ 92.)

•	the terms of the merger agreement substantially favor Swenson Granite and are calculated to dissuade other offers. (Semon Amended Complaint ¶¶ 69-75; Gusinsky Amended Complaint ¶¶ 79-86.)

•	the defendants’ disclosures in the preliminary proxy statement filed on October 29, 2010 were materially inadequate, including with respect to efforts to find a deal superior to the merger and with respect to Covington’s analysis and relationship to the Company. (Semon Amended Complaint ¶¶ 79-93; Gusinsky Amended Complaint ¶¶ 53-62.)

•	because of the defendants’ conduct, it is highly unlikely that a superior offer will be made. (Semon Amended Complaint ¶ 69; Gusinsky Amended Complaint ¶ 79.)

Mr. Semon has also argued that the Company’s reincorporation from the State of Delaware to the State of Vermont in 2009 was part of a “plan and scheme to take the Company from the public shareholders on the cheap.” Mr. Semon asserts that “ROAC’s reincorporation was an attempt to take away from ROAC’s public shareholders strict protections afforded them under Delaware law in ‘freeze-out’ transactions by controlling shareholders.”

Both Mr. Semon and the Gusinsky Trust seek an order certifying the proposed class, granting preliminary and permanent injunctive relief against the consummation of the merger, or, if the merger is consummated, rescinding the merger and/or awarding rescissory damages and ordering an accounting, and an award of costs and attorneys fees.

Defendants originally removed the Semon action to federal court on the basis that Mr. Semon’s claims are barred under the Securities Litigation Uniform Standards Act, 15 U.S.C. § 78bb (“SLUSA”). On June 21, 2010, Defendants moved to dismiss the action on the basis that (1) Mr. Semon’s claims are precluded under SLUSA and (2) Mr. Semon fails to plead any injury. Plaintiff filed a motion to remand on June 23, 2010, arguing that SLUSA does not apply. The court heard argument on both motions on September 13, 2010. Those motions remain pending.

On November 23, 2010, the defendants moved in both the Semon and Gusinsky Trust actions to consolidate those actions and to stay proceedings until a consolidated amended complaint is filed. Those motions are currently pending. On December 6, 2010, Defendants filed a motion to dismiss the Gusinsky Amended Complaint. Plaintiff Semon’s motion to amend his complaint is still pending.

From June 8, 2010 to June 30, 2010, Mr. Semon’s counsel, Wolf Popper, and Skadden, exchanged letters and emails regarding Wolf Popper’s request to meet with the special committee or its representatives and to provide the special committee with the “analyses” of the “financial expert” retained by Mr. Semon to “opine on the adequacy of the Proposed Transaction.” In a letter dated June 15, 2010 from Skadden to Wolf Popper, Skadden, on behalf of the special committee, requested that Mr. Semon identify his financial expert and the expert’s credentials and furnish to the special committee as soon as possible the expert’s preliminary opinion and all analyses supporting the opinion, and indicated that the special committee would consider that opinion, and would schedule a meeting with Mr. Semon and his advisers upon being furnished with the requested information. Given Mr. Semon’s assertion that the $4.38 per share cash consideration offered in the Swenson Proposal was insufficient, Skadden also invited Mr. Semon to submit a higher bid in accordance with the process being managed by Covington and applicable to other bidders, noting that if he were deemed to be a credible bidder, the Company would make confidential information available to him (which he had requested) pursuant to an appropriate confidentiality agreement.

In a subsequent exchange of letters dated June 16, 2010 and June 18, 2010, Wolf Popper again requested non-public information, purportedly to “enhance” their “views on value,” and Skadden reiterated its prior request for information regarding Mr. Semon’s “expert” and his “analyses,” as well as the special committee’s willingness to provide confidential information to Mr. Semon if he sought to participate in the sale process being conducted and, like other potential bidders, executed an acceptable confidentiality agreement. Skadden also reiterated the special committee’s willingness to meet with Mr. Semon.

Nearly a week later, by email Wolf Popper again requested a telephone call. Skadden replied that it would be willing to have a call, but in advance of the call wished to know whether Mr. Semon intended to provide the information regarding Mr. Semon’s “expert” and his “analyses” repeatedly requested by Skadden, noting that “[T]o date, notwithstanding our exchange of letters, the Special Committee has received nothing of substance from Mr. Semon nor from the firm he has retained as his financial advisor.”

Having received no response to this email, on June 30, 2010 Skadden sent another letter to Wolf Popper, again indicating the special committee’s willingness to schedule a meeting with Mr. Semon once it received the information Skadden had repeatedly requested regarding Mr. Semon’s “expert” and the “expert’s analyses.”

On July 1, Skadden and Covington received valuation analyses (the “Semon Valuations”) and related materials from Wolf Popper. The “financial expert” which performed the Semon Valuations was not identified. The Semon Valuations, and Covington’s and the special committee’s review and conclusions regarding these analyses, are described below.

The Semon Valuations consisted of two discounted cash flow analyses (the “Semon DCF Analyses”) and two comparable company transactions analyses, which yielded on the “high end” a value range of $7.11-$7.55 per share of Company common stock, and on the “low end” a range of $5.95-$6.41 per share of Company common stock. Based on its review, Covington concluded, and at meetings of the special committee on July 8, 2010 and August 4, 2010 Covington explained in detail to the special committee, that these ranges of value were based on assumptions (or outright omissions in the case of (iii)) in three key areas — (i) the Company’s projected 2010 earnings, (ii) the value of the Company’s net operating loss (“NOL”) carryforwards and Parent’s ability to utilize these NOL carryforwards without limitation post-transaction and (iii) the amount and impact on the valuation of the Company of the Company’s long-term pension and similar liabilities — that were inconsistent with and substantially more favorable than those assumptions provided by the Company to, and reviewed and utilized by, Covington in their valuation analyses. In Covington’s view, these assumptions were the principal drivers of the per share value ranges reflected in the Semon Valuations, which were well above those arrived at by Covington from similar analyses conducted using what it understood to be reasonable and appropriate assumptions provided by the Company in these three key areas. Based on its review and analysis of the Semon Valuations, Covington also concluded, and advised the special committee at its July 8th and August 4th meetings, that if Mr. Semon’s unidentified “expert” had utilized the same valuation methodologies and the same assumptions outside of these three key areas as were reflected in the Semon Valuations (e.g., discount rates and comparable transactions), but had used the same assumptions provided by the Company to Covington and which Covington deemed reasonable with respect to the Company’s projected earnings and NOL carryforwards utilization, and had taken into account the Company’s existing long-term pension and similar liabilities, the result would have been a range of per share values well below those reflected in the Semon Valuations. In fact, according to Covington’s analyses reviewed with the special committee, the results in most instances would have been below the $4.38 per share price set forth in the initial May 6th Swenson Proposal, and in all cases below the final agreed merger consideration of $5.25 per share. Covington’s analyses presented to the special committee indicated that the specific impact on the valuation of the Company of these key, and in Covington’s view, unjustified, assumptions used in the Semon Valuations is as follows:

2010 Forecast:  The “high end” and “low end” Semon DCF Analyses resulted in $7 million and $10 million increases, respectively, in the value of the Company over the value yielded if the Company’s own forecasts were utilized. Both the “high end” and “low end” Semon DCF Analyses assumed that the Company would produce $8.7 million in cash flow through reduced investment in working capital in 2010. This significant decrease in working capital investment reflected in the Semon DCF Analyses was unexplained in the materials provided by Wolf Popper and is inconsistent with the Company’s financial history. Historically, in years in which the Company and its revenues have grown, working capital investment also increased. All Semon Valuations, however, assumed increasing revenues significantly over 2009 levels, yet forecasted for purposes of the Semon DCF Analyses decreasing levels of working capital investment. The Company estimated on the other hand it would actually need approximately $500,000 in additional working capital investment in 2010. In addition to the discrepancy in net working capital estimates, the “high end” Semon Valuations also estimated earnings for 2010 in excess of the Company’s forecast. The Company forecast 2010 EBITDA of $8-8.5 million, which Covington believed was a reasonable estimate. The “high end” Semon Valuations, however, assumed 2010 EBITDA of approximately $10.9 million. Much of this higher EBTIDA forecast was attributable to, in Covington’s view based on the Company’s forecasts, an overly optimistic view of the profitability of the quarry business.

NOL Carryforwards:  Mr. Semon’s “expert” also included a $10.3-$13.7 million “tax asset” in the Semon Valuations purportedly attributable to the Company’s NOL carryforwards that the Semon Valuations assumed would benefit Parent following its acquisition of the Company. After consulting with the Company’s tax advisors, Covington understood, and explained to the special committee, that the value assigned by the Semon Valuations to the tax asset represented by the Company’s NOL carryforwards did not take into account the significant restrictions on use of NOL carryforwards in the event of an “ownership change” with respect to the Company. After consulting with the Company’s tax advisors, Covington understood, and noted for the special committee, that, based on the ownership of common stock of the Company currently held by the Swenson Granite Group, the merger would almost certainly constitute a “change of ownership” under the Internal Revenue Code and applicable Treasury Regulations, and thus, the Company’s ability to utilize the NOL carryforwards after the merger would be substantially limited. Even in the unlikely instance that Parent was able to utilize the Company’s NOL carryforwards without restriction, according to Covington, the $10.3-$13.7 million in value allocated to the NOL carryforwards in the Semon Valuations was actually twice what it should have been because the Semon Valuations incorrectly assumed an effective tax rate for the Company of 40%. The Company’s actual effective tax rate, however, was 20%.

Long Term Pension Liabilities:  The Semon Valuations also appeared to completely ignore, and not factor into the Company’s value, approximately $13.4 million in existing long term pension and similar liabilities, thereby further overvaluing the Company by that amount. In Covington’s view, such liabilities were obligations of the Company that must be taken into account in determining the Company’s equity value range.

Based on Covington’s analyses, the three key unjustified assumptions reflected in the Semon Valuations and referenced above accounted, on average, for a total of approximately $34 million in value or approximately $4.53 per share. The assumptions related to the NOL carryforwards and not taking into account the long-term pension-related liabilities accounted, on average, for approximately $25 million, or approximately $3.39 per share. Using what Covington believes are appropriate assumptions in these three key areas, rather than those reflected in the Semon Valuations, but otherwise adopting the assumptions and methodologies in the Semon Valuations, would yield on average a value range per share of $2.58-$3.02 on the “high end” and $1.42-$1.88 on the “low end.” Applying this same approach, but correcting only for the incorrect assumptions in the Semon Valuations relating to NOL utilization and not accounting for the pension-related liabilities, would yield on average a value range per share of $3.72-$4.16 on the “high end” and $2.56-$3.02 on the “low end.”

On July 8, 2010, in the afternoon after the special committee meeting that morning, Skadden emailed Wolf Popper acknowledging receipt from Wolf Popper of the Semon Valuations and other materials and indicating that they were receiving due consideration by the special committee and its advisors.

After reviewing the Semon Valuations, and discussing and considering Covington’s presentations and analyses at the special committee meetings on July 8, 2010 and August 4, 2010, the members of the special committee determined that the Semon Valuations were not credible and accordingly did not rely on them.

Certain Material U.S. Federal Income Tax Consequences

The following is a discussion of the material federal income tax consequences for the Company and holders of common stock with regard to the merger and the receipt of the cash merger price by holders of shares of common stock of the Company in exchange for redemption of such stock, and with regard to the contribution by members of the Swenson Granite Group to Parent of shares of Company common stock in exchange for additional shares of membership interest in Parent. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), U.S. judicial decisions, administrative pronouncements, and existing and proposed Treasury regulations, all of which are subject to change, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those discussed below. The Company has not requested, and will not request, a ruling from the U.S. Internal Revenue Service (the “IRS”) with respect to any of the U.S. federal income tax consequences described below. As a result there can be no assurance that the IRS will not disagree with or challenge any of the conclusions we have reached and describe herein.

This discussion is not a complete analysis or discussion of all of the possible tax consequences of such transactions and does not address all tax considerations that might be relevant to particular holders in light of their specific circumstances or to persons that are subject to special tax rules. We do not address state, local, or foreign tax consequences that may be applicable to any shareholder of the Company or to the Company itself. The Company’s shareholders including the members of the Swenson Granite Group should consult their own tax advisors with respect to the tax consequences of the transactions described herein with respect to the merger.

In addition, provisions of the Code establishing applicable tax rates or otherwise material to the discussion below will expire as of December 31, 2010. The Company does not hereby undertake to update the following discussion based on any changes to the Code that become effective after the date hereof; and a shareholder should consult the holder’s tax advisor regarding the tax consequences of the merger in light of any change to the Code or to applicable tax laws generally.

United States Holders Receiving the Merger Consideration

The following discussion applies only to United States holders of the Company’s Class A and Class B common stock who hold such shares as capital assets and may not apply to shares of Rock of Ages common stock acquired pursuant to the exercise of employee stock options or other compensation arrangements (and does not, except as specifically set forth below, apply to the exchange or cancellation of employee stock options, including the receipt of cash therefor), and this discussion does not address tax issues relevant to certain classes of taxpayers who may be subject to special treatment under the Code, such as banks, other financial institutions, insurance companies, tax-exempt investors, regulated investment companies, real estate investment trusts, persons subject to the alternative minimum tax, persons who hold their Company common stock as part of a position in a “straddle” or as part of a “hedging” or “conversion” transaction, persons who are deemed to sell their Company common stock under the constructive sale provisions of the Code, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, persons that have a functional currency other than the U.S. dollar, expatriates, S corporations, entities classified as partnerships for U.S. federal income tax purposes or shareholders who hold Company common stock as dealers. All such United States holders should consult their own tax advisors concerning the U.S. federal income tax consequences of the merger to their particular situations.

Tax matters are very complex and the tax consequences of the merger to you will depend on the facts of your particular situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you, including the federal, state, local and foreign tax consequences of the merger.

If a partnership holds Company common stock, the tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner of a partnership holding Company common stock should consult its tax advisors.

For purposes of this discussion, a “United States holder” means a holder that is (1) a citizen or resident of the United States for federal income tax purposes; (2) a corporation (or other entity treated as an association taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state; (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (4) a trust if (a) a U.S. court is able to exercise primary supervision over the administration of the trust and 1 or more U.S. persons have authority to control all substantial decisions of the trust, or (b) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

The federal income tax treatment of a shareholder who exercises statutory dissenters’ rights is not discussed further in this section. Any shareholder considering exercising statutory dissenters’ rights should consult with his or her own tax advisor.

The redemption of shares of Company common stock for the merger price will be a taxable transaction for U.S. federal income tax purposes. Such redemption generally will be treated as a sale or exchange of the shares of common stock that are redeemed, rather than a distribution, if the redemption or exchange satisfies one of the tests set forth in Section 302(b) of the Code. The exchange will be treated as a sale or exchange under Section 302(b) if it (i) results in a “complete termination” of a shareholder’s interest in the Company, (ii) is “substantially disproportionate” with respect to a shareholder, or (iii) is not “essentially equivalent to a dividend” with respect to a shareholder, all within the meaning of Section 302(b) of the Code. In determining whether any of these tests has been met, shares of common stock deemed owned by a shareholder by reason of certain constructive ownership rules, as well as shares actually owned by the shareholder, must be taken into account. A redemption of common stock held by a shareholder generally will qualify for sale or exchange treatment if the shareholder does not own (actually or constructively) any shares of any classes of common stock following the redemption, or if shareholder owns (actually or constructively) only an insubstantial percentage of common stock, the redemption has the effect of decreasing such ownership percentage and the shareholder does not participate in the Company’s control or management. However, the determination as to whether any of the tests of Section 302(b) of the Code will be satisfied with respect to any particular

U.S. holder depends upon the facts and circumstances at the time of the redemption and each Company shareholder is urged to consult the shareholder’s tax advisors to determine such tax treatment.

If a redemption of Company common stock is treated as a sale or exchange, the redeeming shareholder generally will recognize gain or loss upon the exchange of common stock in an amount equal to the difference between (i) the amount realized upon the sale or exchange, measured by the “merger price” per share of common stock, and (ii) the shareholder’s adjusted tax basis in the shares of common stock exchanged. Generally, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if, on the date of the merger, a redeeming shareholder has held the shares of common stock for more than one year. Under the Code, long-term capital gains of an individual taxpayer are subject to tax at favorable rates; the deductibility of capital losses is subject to limitations under the Code.

If a redemption of common stock is treated as a distribution, the entire amount of the distribution, measured by the “merger price” payable for each share of common stock redeemed, will be taxable as a dividend for U.S. federal income tax purposes to the extent paid from the Company’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). If the amount of a distribution exceeds the Company’s current and accumulated earnings and profits (or if the Company has no current and accumulated earnings and profits), such excess first will be treated as a tax-free return of capital to the extent of a shareholder’s tax basis in the common stock being redeemed, and thereafter will be treated as capital gain. If a redemption of Company common stock is treated as a distribution, the redeeming shareholder’s adjusted tax basis in the redeemed common stock generally will be transferred to any remaining shares of common or preferred stock held by the shareholder immediately after the redemption. If the shareholder does not own any other shares of common stock immediately after the redemption, such tax basis may, under certain circumstances, be transferred to shares of common or preferred stock held by a person related to the shareholder, or the tax basis may be entirely lost.

Holders of the Company’s common stock should consult their own tax advisors regarding the treatment of the exchange of shares of common stock for the merger price pursuant to the merger.

United States holders of Company common stock may be subject to backup withholding on cash payments received in exchange for shares in the merger or received upon the exercise of dissenters’ rights. Backup withholding generally will apply only if the shareholder fails to furnish a correct social security number or other taxpayer identification number, or otherwise fails to comply with applicable backup withholding rules and requirements. Corporations generally are exempt from backup withholding. Shareholders should complete and sign the substitute Form W-9 that will be part of the letter of transmittal to be returned to the paying agent to provide the information and certification necessary to avoid backup withholding.

Backup withholding is not an additional tax. Any amounts withheld from payments to a Company shareholder under the backup withholding rules will be allowed as a credit against the shareholder’s U.S. federal income tax liability and may entitle the shareholder to a refund, provided the required information is furnished to the IRS. Each Company shareholder should consult the holder’s tax advisor regarding the application of backup withholding in the holder’s particular situation, the availability of an exemption from backup withholding, and the procedure for obtaining such an exemption, if available.

Members of the Swenson Granite Group

Under the terms of the contribution agreements between Parent and each member of the Swenson Granite Group, each such member has agreed to contribute to Parent a specified number of shares of Company common stock in exchange for additional shares of membership interest in Parent. This exchange will constitute a non-taxable contribution under Section 721 of the Code. As a result, each such exchanging person will recognize no gain or loss on the exchange (except for cash in lieu of fractional shares of membership interest in Parent) and his or her basis in Company common stock will be carried over as basis in the additional shares of membership interest in Parent received in such exchange.

Rock of Ages

The Company believes that the merger could result in an “ownership change” of the Company for purposes of Section 382 of the Code. As a result, the Company’s use of pre-merger tax net operating losses and certain other tax attributes, if any, may be limited following the merger. In addition, the Company should be entitled to an ordinary compensation deduction for U.S. federal income tax purposes with respect to cash paid for the surrender of any compensatory option in an amount equal to the product of (1) the excess of the merger consideration over the per share exercise price of an option multiplied by (2) the number of shares of Company common stock subject to the option. With respect to any such cash payments to its employees, the Company will be responsible for withholding federal, state and local income tax as well as the employee’s share of social security, Medicare and other applicable payroll taxes. In addition, the Company will be responsible for paying the employer’s share of social security, Medicare and other applicable payroll taxes. The merger should not cause any other material U.S. federal income tax consequences to the Company.

Anticipated Accounting Treatment of Merger

The merger will be accounted for under the purchase method of accounting, under which the total consideration paid in the merger will be allocated to the assets acquired, liabilities assumed and identifiable intangible assets based on their estimated fair values as of the date of acquisition, as determined by management. The excess of the purchase price over the amounts allocated to assets acquired and liabilities assumed will be recorded as goodwill.

Dissenters’ Rights

Under Chapter 13 of the VBCA, dissenters’ rights are available, subject to the procedures described therein, to record holders of shares of Rock of Ages common stock and beneficial shareholders who object to the merger and demand payment of the “fair value” of their shares in cash in connection with the consummation of the merger (each a “dissenting shareholder”).

For purposes of the VBCA, dissenting shareholders must be entitled to vote on the merger (under either the VBCA or the Company’s articles of incorporation) before being entitled to assert their dissenters’ rights to the fair value of their shares. Under the VBCA, “fair value,” with respect to a dissenter’s shares of Rock of Ages common stock, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

Dissenting shareholders are required to follow certain procedures set forth in the VBCA to receive in cash the fair value of their shares of Rock of Ages common stock. The following is a brief summary of such procedures. Chapter 13 of the VBCA is reprinted in its entirety as Annex E hereto. Shareholders should read Annex E hereto for a description of all statutory provisions related to dissenters’ rights.

Pursuant to Section 13.21 of the VBCA, any shareholder or beneficial shareholder desiring to assert dissenters’ rights must do the following: (1) deliver to Rock of Ages, before the shareholders vote to approve the merger agreement is taken, written notice of such dissenting shareholder’s intent to demand payment for such shares if the proposed merger is consummated; and (2) not vote his or her shares in favor of the merger agreement. Such written notice may be sent to Rock of Ages Corp., 560 Graniteville Road, Graniteville, VT 05654, Attention: Secretary. A vote against approval of the merger agreement, in person or by proxy, will not in and of itself constitute a notice of intent to demand payment satisfying the requirements of Chapter 13 of the VBCA. A dissenting shareholder who fails to satisfy both clause (1) and clause (2) above is not entitled to payment for such shares under Chapter 13 of the VBCA.

Because a proxy which does not contain voting instructions will, unless revoked, be voted for approval of the merger agreement, a shareholder who votes by proxy and who wishes to exercise his or her dissenters’ rights must mark the proxy (1) to vote against approval of the merger agreement or (2) to abstain from voting on approval of the merger agreement.

A shareholder or beneficial shareholder generally must assert dissenters’ rights for all shares he or she beneficially owns. A record shareholder may assert dissenters’ rights as to fewer than all of the shares registered in his or her name only if the record shareholder dissents with respect to all shares beneficially owned by any one person and notifies Rock of Ages of that person’s name and address. A beneficial shareholder may assert dissenters’ rights as to shares held on his or her behalf only if (1) such beneficial shareholder submits to Rock of Ages the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights and (2) such beneficial shareholder does so with respect to all shares of which he or she is the beneficial shareholder or over which he or she has power to direct the vote.

If the merger agreement is approved by the Company’s shareholders, and the majority of the minority approval is also obtained, then no later than ten days after such approval, Rock of Ages will send a written dissenters’ notice to each of its shareholders who has satisfied the requirements of Section 13.21 of the VBCA. Upon receipt of such notice, each dissenting shareholder must demand payment by the date set in the dissenters’ notice (which date may not be fewer than 30 nor more than 60 days after the notice is delivered). The dissenters’ notice will include a form which may be used for demanding payment. A dissenting shareholder who does not demand payment within the designated time period is not entitled to payment for his or her shares under Chapter 13 of the VBCA. A shareholder with certificates for certificated shares who does not deposit his or her certificates where required and by the date set in the dissenters’ notice similarly will not be entitled to payment under Chapter 13 of the VBCA. The notice will also inform holders of uncertificated shares to what extent transfer of such shares will be restricted after the payment demand is received.

Upon receipt of a payment demand or the effective time of the merger, whichever is later, Rock of Ages will pay each dissenting shareholder who has properly perfected his or her dissenters’ rights the amount that Rock of Ages estimates to be the fair value of such shares, plus required statutory accrued interest, if any, and provide certain required documentation, as provided in Section 13.25 of the VBCA. Rock of Ages may elect to withhold payment from shareholders who were not beneficial owners of their shares before the announcement of the merger on October 18, 2010. If Rock of Ages elects to withhold payment to such shareholders, then Rock of Ages shall offer to pay such shareholders who agree to accept it in full satisfaction of their demand Rock of Ages’ estimate of the fair value of their shares, plus required statutory accrued interest, if any. A dissenting shareholder who does not agree with the estimation of the fair value of his or her shares or the amount of interest due paid or offered by Rock of Ages must notify Rock of Ages of his or her estimate of fair value in writing within 30 days after Rock of Ages made or offered payment for such shares. If the dissenting shareholder and Rock of Ages cannot agree upon the fair value of the shares or amount of interest due, Rock of Ages must file a petition in the superior court for the county in which its principal office is located requesting a finding and determination of the fair value of such shares and the accrued interest thereon. If Rock of Ages fails to institute such a proceeding within 60 days after the dissenting shareholder notifies Rock of Ages of his or her disagreement, Rock of Ages must pay each of its dissenters whose demand remains unsettled the amount demanded by such shareholder. See Sections 13.30 and 13.31 of the VBCA in Annex E for the statutory provisions governing such a court proceeding.

FORWARD-LOOKING STATEMENTS

Any statement in this proxy statement which is not historical fact, or which might otherwise be considered an opinion, projection, future expectation, plan or prospect, including statements regarding consummation of the proposed merger, constitute forward-looking statements. In some cases, forward-looking statements may be identified by their incorporation of forward-looking terminology such as “anticipate,” “believe,” “continue,” “estimate,” “expect,” “intend,” “should” or “will” and other comparable expressions. Forward-looking statements are based on assumptions and opinions concerning a variety of known and unknown risks and uncertainties, and therefore, actual events may differ materially from what is expressed in such forward-looking statements. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the matters discussed under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Rock of Ages’ most recent quarterly or annual report filed with the SEC, as well as factors relating to the proposed merger, including diversion of management attention from the operations of the business as a result of preparations for the proposed merger and the defense of litigation in connection with the proposed merger; the cost of litigation and other transaction related expenses that are expected to be incurred regardless of whether the proposed merger is consummated; the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; the outcome of any legal proceedings that have been, or may be, instituted against Rock of Ages related to the merger agreement; the inability to complete the merger due to the failure to obtain shareholder approval for the merger (including the majority of the minority approval) or the failure to satisfy other conditions to completion of the merger; and the failure of Parent to obtain the necessary financing arrangements relating to the merger. Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included herein are made only as of the date of this proxy statement, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances except to the extent required by law. Notwithstanding the foregoing, in the event of any material change in any of the information previously disclosed, the Company will, where relevant and if required by applicable law, (i) update such information through a supplement to this proxy statement and (ii) amend the Schedule 13E-3 filed in connection with the merger, in each case, to the extent necessary.

THE SPECIAL MEETING

Date, Time and Place

The special meeting will be held on          , 201   at 10:00 a.m., Eastern time, at our Visitor’s Center, located adjacent to the Rock of Ages Craftsman Center and main office at 558 Graniteville Road, Graniteville, Vermont 05654.

Matters to be Considered

At the special meeting, shareholders will be asked to:

1. consider and vote upon a proposal to approve the merger agreement;

2. consider and vote upon a proposal to adjourn the special meeting if necessary to permit further solicitation of proxies in the event there are not sufficient votes of shares of Class A common stock at the time of the special meeting to satisfy the condition in the merger agreement that the merger agreement be approved by a majority of the outstanding shares of our Class A common stock, not including (in the number of outstanding shares of Class A common stock, or in the number of shares of Class A common stock voted in favor of the merger agreement) shares of Class A common stock owned directly or through a broker or other nominee by members of Parent; and

3. transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

Record Date; Voting Rights

The Company has fixed          , 2010 as the record date for the special meeting. Only holders of record of shares of Class A or Class B common stock as of the close of business on the record date are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. As of the close of business on the record date, there were 4,812,342 shares of Class A common stock issued and outstanding held by approximately           holders of record and 2,603,721 shares of Class B common stock issued and outstanding held by approximately           holders of record.

At the special meeting, the Class A common stock and Class B common stock will vote together as a single voting group. Each share of Class A common stock entitles the holder thereof to one vote and each share of Class B common stock entitles the holder thereof to 10 votes. Accordingly, the holders of outstanding shares of Class A common stock and Class B common stock will have an aggregate of 30,849,552 votes within that voting group. Approval of the merger agreement will also require the affirmative vote of a majority of the outstanding shares of Class A common stock, not including shares of Class A common stock owned directly or through a broker or nominee by members of Parent.

Quorum

The presence in person or by proxy of the holders of a majority of the total votes represented by all the outstanding capital stock of the Company is necessary to constitute a quorum at the special meeting.

Any shares of the Company’s common stock held in treasury by the Company or by any of its subsidiaries are not considered to be outstanding on the record date or otherwise entitled to vote at the special meeting for purposes of determining a quorum.

Shares represented by proxies reflecting abstentions and properly executed broker non-votes will be counted as present and entitled to vote for purposes of determining a quorum. A broker non-vote arises when shares held by a bank, broker or other nominee for a beneficial owner are represented at a meeting of shareholders but are not voted on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received voting instructions from the beneficial owner. Both the proposal to approve the merger agreement and the proposal to adjourn the special meeting if necessary to permit further solicitation of proxies if there are not sufficient votes of shares of Class A common stock at the time of the special meeting to constitute the majority of the minority approval are “non-routine” matters, and thus brokers may not vote shares they hold for beneficial owners in favor of or against either such proposal without specific instructions from the beneficial owners of such shares.

Required Vote

The merger cannot be completed unless (1) the merger agreement is approved by the affirmative vote of a majority of the votes represented by our outstanding shares of our common stock, voting together as a single group, or 15,424,777 votes and (2) the majority of the minority approval is obtained, which will require the affirmative vote in favor of approval of the merger of 2,201,821 shares of Class A common shares that are not owned directly or through a broker or nominee by members of Parent.

Pursuant to voting agreements entered into by and between Parent and each member of the Swenson Granite Group, the members of the Swenson Granite Group have committed to vote in favor of approval of the merger agreement all Company shares beneficially owned by them. Parent has advised us that the members of the Swenson Granite Group beneficially own, in the aggregate, 408,701 shares of Company Class A common stock and 2,449,793 shares of Company Class B common stock, representing approximately 81% of the votes entitled to be cast when the Class A and Class B shares vote together as a single voting group. See “VOTING AND CONTRIBUTION AGREEMENTS — Voting Agreements” for a description of the voting agreements. The Company’s directors and executive officers, other than those that are members of the Swenson Granite Group, own approximately 0.7% of our outstanding Class A common stock, representing approximately 0.1% of the votes entitled to be cast when the Class A and Class B shares vote together as a single voting group, and have indicated to the Company their intention to vote in favor of approval of the merger agreement (despite not having entered into voting agreements with Parent).

In order for shareholders to approve the proposal to adjourn the special meeting if necessary to permit further solicitation of proxies in the event there are not sufficient votes of Class A common stock at the time of the special meeting to constitute the majority of the minority approval, the votes cast in favor of the proposal must exceed the votes cast against the proposal, with the Class A common stock and Class B common stock voting together as a single voting group. Pursuant to the voting agreements with the members of the Swenson Granite Group, Parent holds proxies from such members and has advised the Company that it will vote for adjournment of the special meeting to permit such further solicitation of proxies.

In the case of the proposal to approve the merger agreement, a failure to vote, a vote to abstain or a broker non-vote will have the same effect as a vote AGAINST the proposal. In the case of the proposal to adjourn the special meeting if necessary to permit further solicitation of proxies in the event there are not sufficient votes of Class A common stock at the time of the special meeting to constitute the majority of the minority approval, a failure to vote, a vote to abstain or a broker non-vote will have no effect on the outcome of the vote.

If the special meeting is adjourned or postponed for any reason, at any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the meeting (except for any proxies that have been revoked or withdrawn).

How Shares are Voted; Proxies; Revocation of Proxies

If you plan to attend the special meeting and wish to vote in person, we will give you a ballot at the meeting. However, if your shares are held in the name of your broker, bank or other nominee, you must obtain from your nominee and bring to the special meeting a “legal proxy” authorizing you to vote your “street name” shares held as of the record date. Directions to the special meeting can be found by going to www.rockofages.com.

You may vote by proxy by completing, signing, dating and returning your proxy card(s) in the enclosed envelope. If your shares are held in “street name” through a broker, you must provide written instructions to your broker on how to vote your shares in order for your broker to do so. To ensure that your broker receives your instructions, you should promptly complete, sign and send to your broker in the envelope enclosed with this proxy statement the voting instruction form which is also enclosed.

You may also vote by proxy through the Internet at www.voteproxy.com (by following the on-screen instructions) or by telephone by calling toll-free 1-800-PROXIES (1-800-776-9437 in the United States or 1-718-921-8500 from foreign countries, from any touch-tone telephone and following the instructions. You should have your proxy card(s) available when you access the web page or call. You may also wish to check the voting form used by the firm that holds your shares to see if it offers telephone or Internet voting.

Shares represented by a properly executed proxy on the accompanying proxy card(s) will be voted at the special meeting and, when instructions have been given by the shareholder, will be voted in accordance with those instructions. If you submit a proxy by signing and returning a proxy card(s) without giving voting instructions, the persons named as proxies on the proxy card(s) will vote your shares FOR approval of the merger agreement and FOR the proposal to adjourn the special meeting if necessary to permit further solicitation of proxies in the event there are not sufficient votes of Class A common stock at the time of the special meeting to constitute the majority of the minority approval.

As of the date of this proxy statement, the Company does not expect a vote to be taken on any matters at the special meeting other than the proposal to approve the merger agreement and the proposal to adjourn the special meeting if necessary to permit further solicitation of proxies in the event there are not sufficient votes of shares of Class A common stock at the time of the special meeting to constitute the majority of the minority approval. The accompanying proxy card(s) give the persons named as proxies on the proxy card(s) authority to vote in their discretion with respect to any other matters that properly come before the special meeting.

You may change your vote or revoke your proxy at any time before the proxy is exercised. If you submitted your proxy card(s) by mail, you must (1) file with the Secretary of the Company or other designee of the Company, at or before the taking of the vote at the special meeting, a written notice of revocation bearing a later date than the proxy you previously submitted or (2) duly execute a later dated proxy relating to the same shares and deliver it to the Secretary of the Company or other designee before the taking of the vote at the special meeting. If you voted by proxy electronically through the Internet or by telephone as described above, you may simply vote again at a later date using the same procedures, in which case the later submitted proxy will be recorded and the earlier vote revoked. Attendance at the special meeting will not have the effect of revoking a proxy unless you give written notice of revocation to the Secretary of the Company before the proxy is exercised or you vote by written ballot at the special meeting. If you hold your shares through a broker, bank or other nominee in “street name,” you will need to contact them or follow the instructions in the voting instruction form used by the firm that holds your shares to revoke your proxy.

Solicitation Of Proxies

This proxy statement is being furnished in connection with the solicitation of proxies by our board of directors. We will bear the costs of soliciting proxies. These costs include the preparation, assembly and mailing of the proxy statement, the notice of the special meeting of shareholders and the enclosed proxy, as well as the cost of forwarding these materials to the beneficial owners of our common stock. The Company’s directors, officers and regular employees may, without compensation other than their regular compensation, solicit proxies by mail, e-mail or telephone, or in person. The Company has engaged The Proxy Advisory Group, LLC, to assist in the solicitation of proxies and provide related advice and informational support, for a services fee, plus customary disbursements, which are not expected to exceed $10,000. The Company will also reimburse brokerage firms, custodians, nominees, fiduciaries and others for expenses incurred in forwarding proxy material to the beneficial owners of the Company’s common stock.

Delivery of Proxy Materials to Households

Applicable rules of the SEC permit companies and brokers, banks or other intermediaries to deliver a single copy of an annual report and proxy statement to households at which two or more beneficial owners reside. This method of delivery, which eliminates duplicate mailings, is known as “householding.” Beneficial owners sharing an address who have been previously notified by their broker, bank or other intermediary and have consented to householding, either affirmatively or implicitly by not objecting to householding, will receive only a single copy of this proxy statement. If you hold your shares in your own name as a holder of record, householding will not apply to your shares.

Beneficial owners of the Company’s common stock who reside at a shared address to which a single copy of this proxy statement has been delivered may obtain a separate copy of this proxy statement without charge by sending a written request to Rock of Ages Corporation, 560 Graniteville Road, Graniteville, Vermont 05654, Attention: Investor Relations, or by calling the Company at (800) 875-7353. The Company will promptly deliver a copy of this proxy statement upon request. In order to receive timely delivery of a separate copy of this proxy statement pursuant to such a request, the Company should receive your request no later than          .

Not all brokers, banks or other intermediaries offer beneficial owners the opportunity to participate in householding. If you want to participate in householding and eliminate duplicate mailings in the future, you must contact your broker, banker or other intermediary directly. Alternatively, if you want to revoke your consent to householding and receive separate annual reports and proxy statements for each beneficial owner sharing your address, you must contact your broker, bank or other intermediary to revoke your consent.

Dissenters’ Rights

Shareholders who provide written notice to the Company, before the vote is taken at the special meeting on approval of the merger agreement, of their intent to demand payment for their shares, do not vote in favor of approval of the merger agreement and also comply with the procedures for asserting dissenters’ rights under the applicable statutory provisions of the VBCA (as summarized elsewhere in this proxy statement) may demand payment of the “fair value” of their shares in cash in connection with the consummation of the merger. See “SPECIAL FACTORS — Dissenters’ Rights.”

Adjournment

If the special meeting is adjourned to a different place, date or time, the Company need not give notice of the new place, date or time if the new place, date or time is announced at the meeting before adjournment, unless a new record date is or must be set for the adjourned meeting. The board of directors must fix a new record date if the meeting is adjourned to a date more than 120 days after the date fixed for the original meeting.

Attending the Special Meeting

In order to attend the special meeting in person, you must be a shareholder of record on the record date, hold a valid proxy from a record holder or be an invited guest of the Company.

Please do not send any certificates representing shares of our common stock with your proxy card. If the merger is consummated, the procedure for the surrender of certificates representing shares of our common stock will be as described in this proxy statement. See “THE MERGER AGREEMENT — Payment for the Shares of Our Common Stock.”

PARTIES INVOLVED IN THE PROPOSED TRANSACTION

Rock of Ages

560 Graniteville Road
Graniteville, VT 05654
Telephone: 877-225-7626

Rock of Ages was founded in 1885 and is an integrated granite quarrier and manufacturer whose principal products are granite blocks, the raw material of the granite industry which it sells to other manufacturers and transfers to its own manufacturing facilities, and manufactured granite memorials used primarily in cemeteries. Rock of Ages owns and operates 9 active quarry properties and 5 manufacturing and sawing facilities in North America, principally in Vermont, North Carolina, Pennsylvania and the Province of Quebec. The Company sells granite blocks to granite manufacturers around the world and also sells memorials at wholesale to approximately 112 independent authorized Rock of Ages retailers in the United States and approximately 106 independent retailers in Canada. These retailers are the primary distribution channel for the Company’s branded and unbranded memorials in North America.

Additional information about Rock of Ages is contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and its Quarterly Report on Form 10-Q for the quarterly period ended October 2, 2010, attached as Annexes F and G hereto, respectively, each of which is incorporated into and constitutes part of this proxy statement. See “WHERE YOU CAN FIND MORE INFORMATION” on page 109.

Information as of the date of this proxy statement respecting the Company’s executive officers and directors is set forth below. All of the executive officers and directors identified below are citizens of the United States, except for Donald M. Labonte, who is a Canadian citizen. During the last five years, neither Rock of Ages or the executive officers and directors identified below have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or were party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. All of our directors and executive officers can be reached at Rock of Ages Corp., 560 Graniteville Road, Graniteville, VT 05654, or by phone at 877-225-7626.

			Director	Term
Name	Age	Positions	Since	Expires

Kurt M. Swenson	65	Chairman of the Board	1984	2011
Frederick E. Webster, Jr., Ph.D.*(1)	73	Director	1997	2011
Pamela G. Sheiffer*(2)	64	Director	2004	2012
Donald M. Labonte	49	Director, President and Chief Executive Officer	2008	2012
Richard C. Kimball(3)	70	Director and Vice Chairman	1986	2013
James L. Fox*(4)	59	Director	1997	2013

*	Member of the special committee of the Company’s board of directors.

(1)	Member of the Audit, Corporate Governance and Nominating and the Compensation committees.

(2)	Member of the Compensation and the Corporate Governance and Nominating committees.

(3)	Member of the Audit and the Corporate Governance and Nominating committees.

(4)	Member of the Audit and Compensation committees.

Kurt M. Swenson has been Chairman of the Company’s board of directors since 1984. From 1984 to June 30, 2008 he was President and Chief Executive Officer of Rock of Ages. Prior to the Company’s initial public offering in 1997, Mr. Swenson had also been the Chief Executive Officer and a director of Swenson

Granite Company, Inc. (the common predecessor of Rock of Ages and Parent), from 1974 to September of 1997. Mr. Swenson currently serves as non-executive Chairman of Parent’s board of directors. Parent may be deemed an affiliate of Rock of Ages. He is also a director of the National Building Granite Quarries Association, an industry association of United States-based dimension granite quarriers. Mr. Swenson has over 36 years of experience in the granite industry. He provides extensive industry knowledge and contacts, and as a former executive officer, also provides institutional continuity and Company knowledge to the board of directors.

Frederick E. Webster, Jr., Ph.D. has been a director of Rock of Ages since October 1997. He was Professor of Management at the Amos Tuck School of Business Administration of Dartmouth College from 1965 until 2002, and is now the Charles Henry Jones Professor of Management Emeritus. He is also a management consultant and lecturer, and is the Jon Underwood Distinguished Research Fellow in Marketing at the Eller College of Management, University of Arizona. Mr. Webster is nationally recognized as an expert in marketing. In addition to his academic accomplishment, he has served as a consultant to a wide number of companies. Mr. Webster brings to our board of directors expertise in marketing branded products, managing channel conflicts, marketing through exclusive territories, pricing policy and implementing customer-driven initiatives.

Pamela G. Sheiffer has been a director of Rock of Ages since June 2004. Since 1997, she has been President of P. Joyce Associates, Inc., a consulting firm specializing in retail and apparel sectors, and providing services to the investment community. Prior to that, Ms. Sheiffer held various senior management positions in the retail and apparel industry including Senior Vice President of May Department Stores. She was a director of New York & Company (NYSE: NWY), a specialty retailer of fashion oriented, moderately priced women’s apparel, from August 2006 to August 2010, and she has been a Trustee of the American Management Association since June 2007. She is currently Vice Chairman of Learning Lenders, New York City’s largest educational nonprofit with over 12,000 volunteers in New York City schools. Ms. Sheiffer has extensive executive management experience with companies engaged in the design and retail sales of products (included branded products) marketed primarily to women. Because the large majority of granite memorials sold in North America are purchased by women, Ms. Sheiffer brings a unique and helpful perspective to the sales and marketing programs for our branded memorials.

Donald Labonte has been a director of Rock of Ages since 2008. He has been the President and Chief Executive Officer of Rock of Ages since July 2008 and was Chief Operating Officer from February 2008 to June 2008. He was the Company’s President and Chief Operating Officer/Quarry Division from December 2007 to February 2008, and the Company’s President and Chief Operating Officer/Manufacturing Division from August 2002 to February 2008. Mr. Labonte has been President of Rock of Ages Canada, Inc., a wholly owned subsidiary of the Company, since 1999. From January 2002 to July 2002, he was Vice President of the Manufacturing Division of the Company. From 1998 to 1999, he was Vice President/General Manager of Rock of Ages Canada, Inc. From 1993 to 1998, Mr. Labonte was Director of Operations of Rock of Ages Canada, Inc. From 1980 to 1993, Mr. Labonte held various positions in the manufacturing plant at Rock of Ages Canada, Inc. Mr. Labonte is one of the most experienced, knowledgeable and effective executives in the granite industry, and he provides unique and necessary perspective on the Company’s current operations and strategic focus, as well as extensive industry knowledge.

Richard C. Kimball has been a director of Rock of Ages since 1986, and Vice Chairman since 1993. From 1993 to January 2001, he was the Chief Operating Officer — Memorials Division of Rock of Ages and from January 2001 to December 2004, he served as the Company’s Chief Strategic and Marketing Officer. Prior to joining the Company, Mr. Kimball served as a director, principal and President of The Bigelow Company, Inc., a strategic planning and investment banking firm from 1972 until 1993. Mr. Kimball retired as an employee of the Company on December 31, 2004 and served as a consultant to the Company during 2005 and 2006. He was also a director of Parent from 1985 to 1997 and served as the Chief Operating Officer of Parent from 1993 to 1997. He returned to The Bigelow Company, Inc. in 2006, where he presently serves as a Senior Advisor. Mr. Kimball has extensive experience in investment banking and strategic consulting for many different businesses and provides the Company’s board of directors with valuable expertise and insight in evaluating the Company’s strategic business development. He is also a former executive officer of the Company, and as such, provides institutional and industry knowledge.

James L. Fox has been a director of Rock of Ages since October 1997. Since January 2007, he has been President and Chief Executive Officer, and from October 2005 to December 2006, he served as Executive Vice President and Chief Operating Officer of FundQuest, Inc., a global provider of turnkey, open architecture wealth management programs and services for financial institutions and advisors. From September 2003 to October 2005, he was Executive Vice President and Chief Financial Officer of The BISYS Group, Inc. He was President of Fund Services Division of The BISYS Group, Inc. from April 2003 to September 2003. From August 2001 to April 2003, he was President and Chief Executive Officer of govOne Solutions, L.P., an electronic government payment service. From June 2000 to August 2001, he was Vice President-Corporate Development and Chief Financial Officer of Gomez, Inc., a research and consulting firm specializing in Internet quality measurement. Prior to joining Gomez, Mr. Fox had been Vice Chairman of PFPC Inc., a division of the PNC Financial Services Group, Inc. from December 1999 to June 2000. Before joining PFPC, Inc., Mr. Fox had an eleven year career with the Investor Services Group of First Data Corporation, a provider of processing and mutual fund and retirement services for mutual fund complexes, banks, insurance companies and advisory firms, including serving as President and Chief Executive Officer (1999) and Chief Operating Officer (1997-1999). Mr. Fox has also been a director of Pegasus Solutions, Inc., a global provider of third-party marketing and reservation services to the travel industry, since June 2006. Mr. Fox brings extensive executive management experience in both public and private companies, including knowledge and experience in managing financial and accounting matters and working with independent outside accounting firms in his capacity as Chief Financial Officer and Chief Executive Officer in a number of large companies.

In addition to Mr. Labonte, for whom information is provided above, the following persons are executive officers of the Company:

			Officer
Name	Age	Positions	Since

Paul H. Hutchins	54	Vice President/Administration	2004
Laura A. Plude	53	Vice President and Chief Financial Officer	2007

Paul H. Hutchins has been Vice President/Administration of the Company since October 2004. From September 1993 to October 2004, he was Manager of Administration. Mr. Hutchins has held numerous other positions during his 28 year career at Rock of Ages, including Director of Information Services (June 1989 — September 1993), Production Manager (Rock of Ages Canada, Inc., October 1987 — June 1989), Purchasing and Transportation Manager (June 1984 — October 1987) and Staff Engineer (December 1981 — June 1984).

Laura A. Plude has been Vice President and CFO of the Company since August 2007. She served briefly as Vice President/Finance from July 2007 to August 2007. Ms. Plude was Director of Finance of the Company from August 2004 to July 2007. She was a staff accountant at the Company from August 1999 to August 2004. Prior to joining the Company, Ms. Plude was a self-employed CPA.

Parent

369 North State Street
Concord, NH 03301
Telephone: 603-225-2783

Parent is a family owned business that has been quarrying and manufacturing granite in New England since 1883. Presently headed by the fourth generation of the Swenson family, Parent is organized as a Delaware limited liability company. Parent operates two active quarry properties and 6 manufacturing and saw plants and participates in the granite highway curbing and landscape segments of the market at both wholesale and retail. Parent holds all the issued and outstanding limited liability company interests of Merger Sub and will hold, prior to the effective time of the merger, certain shares of the Company’s common stock contributed to Parent pursuant to the terms of contribution agreements entered into by and between Parent and each member of the Swenson Granite Group. No merger consideration will be paid for the Company shares that Parent receives from the members of the Swenson Granite Group in exchange for such membership interests of Parent pursuant to the contribution agreements, however, under the contribution agreements Parent will make cash payments in respect of fractional shares of membership interest in Parent arising from the exchange ratio under the contribution agreements. As a result of the merger, Parent will acquire 100% ownership of the Company.

Set forth below is a list of the executive officers and directors of Parent. All of Parent’s executive officers and directors are citizens of the United States and, unless otherwise listed below, can be reached at Swenson Granite Company LLC, 369 North State Street, Concord, NH 03301 or by phone at 603-225-2783.

Kurt M. Swenson is the non-executive Chairman of Parent’s board of directors. Information for Mr. Swenson can be found above, under “PARTIES INVOLVED IN THE PROPOSED TRANSACTION — Rock of Ages.”

Kevin C. Swenson has been a Vice President and a director of Parent since 1975 with various responsibilities for Parent’s granite curbing operations. He has also served as Treasurer and Secretary of Parent since 1997. He has never served as a director, officer or employee of Rock of Ages. He is the brother of Kurt Swenson.

Robert L. Pope is the President and Chief Executive Officer of Parent and has held those positions since 1997. He has been a director of Parent since 1996. From 1996 to 1997, he was an officer and a director of Rock of Ages. Mr. Pope is married to Nancy Pope (see “PARTIES INVOLVED IN THE PROPOSED TRANSACTION — Swenson Granite Group,” below).

Jake Swenson is a director of Parent. He is also the Sustainability Manager of Staples, Inc., located at 500 Staples Drive, Framingham, Massachusetts 01702 (telephone: 508-253-9807). He has been employed at Staples, Inc. since 2005. Jake Swenson is the son of Kurt Swenson and has served as a director of Parent since 2006.

Scott Herrick is a Vice President and a director of Parent. Mr. Herrick became employed by Parent in February of 1992, became a Vice President of Parent in 1999 and was named a director of Parent in 2001.

Neither Parent nor its executive officers and directors (as identified above) have been, during the past five years: (1) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (2) were party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Merger Sub

c/o Swenson Granite Company LLC
369 North State Street
Concord, NH 03301
Telephone: 603-225-2783

Merger Sub is a recently-formed Vermont limited liability company established for the sole purpose of effecting the merger and the other transactions contemplated by the merger agreement. Merger Sub is wholly owned by Parent.

The managers of Merger Sub are Kurt M. Swenson, Kevin C. Swenson and Robert L. Pope. Information for Kurt Swenson can be found above, under “PARTIES INVOLVED IN THE PROPOSED TRANSACTION — Rock of Ages.” Information for Kevin Swenson and Mr. Pope can be found above under “PARTIES INVOLVED IN THE PROPOSED TRANSACTION — Parent.”

Swenson Granite Group

c/o Kurt M. Swenson
369 North State Street
Concord, NH 03301
Telephone: 603-225-2783

Information regarding each of the members of the Swenson Granite Group is set forth below. The members of the Swenson Granite Group have agreed, under the terms of voting agreements with Parent (the form of which is attached to this proxy statement as Annex B), to vote all of the Company shares they beneficially own in favor of approval of merger agreement. Parent has advised us that the members of the Swenson Granite Group beneficially own, in the aggregate, 408,701 shares of Class A common stock and 2,449,793 shares of Class B common stock, representing approximately 81% of the total voting power of all outstanding shares of Company common stock.

The members of the Swenson Granite Group have also agreed to, prior to the effective time of the merger, contribute some or all of their shares of our common stock in exchange for additional shares of membership interest in Parent, pursuant to the terms of contribution agreements entered into by and between Parent and each such member of the Swenson Granite Group (the form of which is attached to this proxy statement as Annex C). Parent has advised us that the members of the Swenson Granite Group will contribute to Parent prior to the effective time of the merger a total of 258,326 shares of Class A common stock and 2,449,793 shares of Class B common stock.

The Swenson Granite Group is comprised of the following members:

The Kurt M. Swenson Revocable Trust of 2000 is a grantor revocable trust established under the laws of New Hampshire for which Kurt Swenson serves as the sole trustee. The trust does not engage in a business.

The Kevin C. Swenson Revocable Trust of 1994 U/D/T 3-10-94 is a grantor revocable trust established under the laws of New Hampshire for which Kevin Swenson serves as the sole trustee. The trust does not engage in a business.

The Lois S. Moore Revocable Trust is a grantor revocable trust established under the laws of New Hampshire. Lois S. (Swenson) Moore is the trustee of this trust. Ms. Moore has been retired for many years and has never been active in any capacity with Parent or with the Company. She is also the aunt of Kurt, Kevin and Karen Swenson as well as a relative of Guy A. Swenson, III. The trust does not engage in a business.

Robert L. Pope is the President and Chief Executive Officer and a director of Parent. Information for Mr. Pope can be found above under “PARTIES INVOLVED IN THE PROPOSED TRANSACTION — Parent.”

Karen Swenson is a retired school teacher and has never been active in any capacity with Parent or Rock of Ages. She is the sister of Kurt and Kevin Swenson.

Peter B. Moore has been employed as an electrical engineer by ALMACO, located at 99 M Avenue, Nevada, Iowa 50201 (telephone: (515) 382-3506) since 2004 and has been employed by ALMACO since 1972. He has never been active in any capacity with Parent or with Rock of Ages. He is the son of Lois S. Moore, a first cousin to Kurt, Kevin and Karen Swenson and a relative of Guy A. Swenson, III.

Charles M. Waite is the managing partner of Chowning Partners, a financial consulting firm located in Gilford, NH 03249 (telephone: (603) 293-2444). He was a director of Rock of Ages from 1986 until his retirement as a director in August of 2010. He also served as a director of Parent from 1985 to 1997.

Guy A. Swenson, III is a consulting hydro-geologist employed as the Senior Technical Director of O’Brien & Gere, 333 West Washington Street, Syracuse, NY (telephone: (315) 956-6100). Mr. Swenson has been working for O’Brien & Gere for over five years. He has never been active in any capacity with Parent or with Rock of Ages. He is a second cousin to Kurt, Kevin and Karen Swenson.

Peter A. Friberg is a Vice President of Rock of Ages, located at 560 Graniteville Road, Graniteville, VT 05654 (telephone: (802) 476-3121). Mr. Friberg has been a Vice President of Rock of Ages since 1995, with principal responsibilities for the sales of granite memorials at wholesale. Mr. Friberg was a director of both Parent and Rock of Ages from 1996 to 1997. Mr. Friberg is the brother of Nancy Pope (see below) and the brother in law of Robert Pope (see above).

Nancy F. Pope is a homemaker, and the wife of Robert Pope and sister of Peter Friberg. She is active with a number of community organizations in the Barre, Vermont area. She has never been active in any capacity with Parent or the Company. She has no business address or business telephone.

The Christina W. Kimball Revocable Trust of 2-21-2001 is a grantor revocable trust established under the laws of New Hampshire for which Ms. Christina Kimball serves as the sole trustee. The trust does not engage in a business.

Christina W. Kimball is a homemaker and the wife of Richard Kimball. She is active with a number of organizations in central New Hampshire. She has never been active in any capacity with Parent or the Company. She has no business address or business telephone.

Richard C. Kimball is the Vice Chairman and a director of Rock of Ages. Information for Mr. Kimball can be found above under “PARTIES INVOLVED IN THE PROPOSED TRANSACTION — Rock of Ages.”

Jon M. Gregory is currently retired.  Prior to his retirement he was an executive officer of Rock of Ages, having served as the President of the Company’s quarry division until December 2005. He also served as a director of the Company from 1998 to 2003. Mr. Gregory first joined Rock of Ages in 1975. He also served as a director of Parent from 1994 to 1997.

The members of the Swenson Granite Group that are natural persons are citizens of and reside in the United States and each member of the Swenson Granite Group that is a trust is a revocable trust with the grantor as the beneficiary during his or her lifetime. During the last five years, none of the members of the Swenson Granite Group or their trustees have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or were party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Certain Transactions Between the Parties

Except as described in the paragraph immediately below, during the past two years, the aggregate value of transactions between Parent, any officer or director of Parent or any member of the Swenson Granite Group on the one hand, and the Company and any of its subsidiaries on the other, was not more than one percent of the consolidated revenues of the Company and its subsidiaries for the fiscal year in which the transaction occurred or for the period from January 1, 2010 through the date of this proxy statement if the transaction occurred in 2010. See Item 13 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 (attached as Annex F) for a description of transactions between the Company and Parent during 2009.

The following members of the Swenson Granite Group, who are all retired former executive officers of the Company, are beneficiaries under certain plans and arrangements with the Company: Kurt M. Swenson, director and the non-executive Chairman of the Company, and director and the non-executive Chairman of the Parent, received payments under the Company’s defined benefit pension plan, salary continuation agreement, and deferred salary plan totaling $61,295 in 2008, $381,941 in 2009, and $265,141 for the nine months ended October 2, 2010; Richard C. Kimball, director and the Vice Chairman of the Company, received payments under the Company’s defined benefit pension plan, salary continuation agreement, and deferred salary plan totaling $115,986 in 2008, $115,986 in 2009, and $86,759 for the nine months ended October 2, 2010; Jon M. Gregory, President and Chief Operating Officer of the Company’s Quarry Division until 2005, received payments under the Company’s defined benefit pension plan, salary continuation agreement, and Deferred Salary Plan totaling $189,793 in 2008, $189,793 in 2009, and $142,344 for the nine months ended October 2, 2010. Peter Friberg is a member of the Swenson Granite Group and is Vice President-Wholesale Sales of the Company, and in such capacity as an officer and employee of the Company receives salary and benefits from the Company.

THE MERGER AGREEMENT

This section of the proxy statement describes the material provisions of the merger agreement but does not purport to describe all of the terms of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Annex A to this proxy statement and is incorporated into this proxy statement by reference. We urge you to read the full text of the merger agreement because it is the legal document that governs the merger.

Structure of the Merger

Upon the terms and subject to the conditions of the merger agreement, and in accordance with Vermont law, at the effective time of the merger, Merger Sub will merge with and into the Company and the separate limited liability company existence of Merger Sub will cease. The Company will be the surviving corporation in the merger as a wholly owned subsidiary of Parent, and will continue to be a Vermont corporation after the merger.

The articles of incorporation and bylaws of the Company, in each case as in effect immediately prior to the effective time of the merger, will be the articles of incorporation and bylaws of the Company, as the surviving corporation. The managers of Merger Sub and the officers of the Company immediately prior to the effective time of the merger will, from and after the effective time of the merger, be the initial directors and officers, respectively, of the Company, as the surviving corporation, until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

When the Merger Becomes Effective

The Company and Merger Sub will execute and file articles of merger with the Secretary of State of the State of Vermont two business days after the satisfaction or waiver of all of the conditions to the merger (other than the conditions that can only be satisfied at the closing of the merger) or at such other time as Parent, Merger Sub and the Company may agree in writing. The merger will become effective at the time the articles of merger are duly filed with the Secretary of State of the State of Vermont or such later date and time as is agreed upon by Parent, Merger Sub and the Company and specified in the articles of merger.

Proxy Statement; Special Meeting

Under the terms of the merger agreement, the Company is required to, as promptly as reasonably practicable and in accordance with applicable law, its articles of incorporation and bylaws, duly call, give notice of, convene and hold a special meeting of its shareholders (including any adjournment or postponement of such special meeting) for the purpose of seeking their approval of the merger agreement. The Company may postpone or adjourn the special meeting solely to the extent that the special committee of the board of directors, a majority of (but not less than two) qualified directors or the Company’s board of directors (based upon the recommendation of the special committee or such qualified directors) determines in good faith, after consultation with outside counsel, that the Company has received a Superior Proposal (as such term is defined under the terms of the merger agreement and below, under the heading “THE MERGER AGREEMENT — Acquisition Proposals”). The Company is required to use its reasonable best efforts to solicit proxies in favor of approval of the merger agreement.

Under the terms of the merger agreement, the Company is required to, as promptly as reasonably practicable and in accordance with applicable law, its articles of incorporation and bylaws, prepare and file with the SEC this proxy statement. Parent and Merger sub have agreed to, as promptly as reasonably practicable, provide us with any information that may be required in order for us to effectuate the preparation and filing of this proxy statement. We have agreed to provide Parent (and its counsel) with a reasonable opportunity to review and comment on this proxy statement, and any amendment or supplements to this proxy statement prior to filing with the SEC. Subject to the terms of the merger agreement, we have agreed that this proxy statement will include our board of director’s recommendation that the shareholders of the Company approve the merger agreement.

Under the terms of the merger agreement, Parent, Merger Sub, the Company and any required affiliates of Parent, Merger Sub or the Company are required to jointly prepare and, concurrently with our filing with the SEC of a preliminary form of this proxy statement, file with the SEC the Schedule 13E-3 relating to the transactions contemplated by the merger agreement. Parent, Merger Sub, the Company and any required affiliates of Parent, Merger Sub or the Company are required to, as promptly as reasonably practicable, furnish one another with any information that may be required in order for us to effectuate the preparation and filing of the Schedule 13E-3.

At our special meeting of shareholders, Parent and Merger Sub are each required to vote, or cause to be voted, all of the shares of our common stock as to which they are entitled to vote or direct the vote of in favor of approval of the merger agreement. Additionally, Parent has entered into voting agreements with each member of the Swenson Granite Group, which agreements require the members of the Swenson Granite Group to vote, or cause to be voted, all of the Company shares they are entitled to vote or instruct the vote in favor of approval of the merger agreement. See “VOTING AND CONTRIBUTION AGREEMENTS — Voting Agreements.”

The Merger Consideration and the Effect of the Merger on the Capital Stock of the Company and Merger Sub

At the effective time of the merger:

•	all shares of Company common stock that are held (1) in the treasury of the Company, or (2) by Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent will be cancelled and retired without any consideration payable therefor;

•	each other share of Company common stock issued and outstanding immediately before the effective time of the merger (other than any shares as to which a dissenting shareholder has properly asserted dissenters’ rights under the VBCA) will be converted into the right to receive the merger consideration;

•	all shares of the Company’s stock, the holders of which have properly asserted dissenters’ rights under the VBCA, will not be converted into the right to receive the merger consideration and the holders of such shares will be entitled to receive payment of the fair value of such shares, in an amount and in the manner as determined pursuant to the VBCA; and

•	the limited liability company interests of Merger Sub issued and outstanding immediately prior to the merger will be converted into and become one validly issued, fully paid and non-assessable share of Company Class B common stock;

After the merger is effective, each holder of shares of our common stock will cease to have any rights with respect to the shares other than the right to receive the merger consideration or to receive payment of the appraised value of the shares if the holder has properly asserted dissenters’ rights under Chapter 13 of the VBCA.

If at any time prior to the effective time of the merger, the number of outstanding shares of the Company is changed as a result of a reclassification, recapitalization, stock split (including reverse stock split), or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date prior to the effective time of the merger, the amount of the merger consideration will be equitably adjusted to reflect such change.

Payment for the Shares of Our Common Stock

Prior to the effective time of the merger, Parent will designate a bank or trust company who is reasonably satisfactory to us to act as the paying agent in connection with the merger. At or prior to the closing of the merger agreement, Parent will deliver (or cause to be delivered), in trust, to the paying agent, for the benefit of the holders of our common stock at the effective time of the merger, sufficient funds for timely payment of the aggregate merger consideration that the Company’s shareholders are entitled to receive under the merger agreement. At and after the effective time of the merger, the stock transfer books of the Company will be closed, and there will be no further registration of transfers of the shares of our common stock that were outstanding immediately prior to the effective time of the merger.

Promptly after the effective time of the merger (and in any event within five business days after the effective time), Parent will cause the paying agent to mail to each record holder of our common stock whose shares were converted into the right to receive merger consideration a letter of transmittal and instructions for use in effecting the surrender of stock certificates or transfer of book entry shares in exchange for payment of the merger consideration. The letter of transmittal will also include instructions for shareholders who have lost their stock certificates. The paying agent will send you your merger consideration after you have (1) surrendered your stock certificates or book-entry shares for cancellation to the paying agent and (2) provided to the paying agent your signed letter of transmittal and any other items specified by the letter of transmittal. Interest will not be paid or accrue in respect of the merger consideration. YOU SHOULD NOT SEND IN YOUR STOCK CERTIFICATES UNTIL YOU RECEIVE A LETTER OF TRANSMITTAL AND INSTRUCTIONS. DO NOT SEND CERTIFICATES WITH THE ENCLOSED PROXY CARD, AND DO NOT FORWARD YOUR STOCK CERTIFICATES TO THE PAYING AGENT WITHOUT A PROPERLY COMPLETED LETTER OF TRANSMITTAL.

If payment of the merger consideration is to be paid to a person other than the person in whose name the book entry shares transferred or the stock certificates surrendered are registered, it will be a condition of payment that the person requesting such payment shall pay to the paying agent any transfer or other taxes required by reason of payment of the merger consideration to a person other than the registered holder of the book entry shares transferred or the certificate(s) surrendered, or that such person establish to the reasonable satisfaction of the paying agent that such tax has been paid or is not applicable.

Any portion of the aggregate merger consideration held by the paying agent that remains unclaimed by the former shareholders of the Company one year after the effective time of the merger will be delivered, upon demand, to the Company, as the surviving corporation. Except as otherwise provided by law, any former shareholders of the Company who have not properly surrendered their stock certificates or transferred their book entry shares will thereafter look only to the Company, as the surviving corporation, for payment of their claim for the merger consideration under the merger agreement.

Dissenters’ Rights

Any shares of the Company’s common stock that are issued and outstanding immediately prior to the effective time of the merger and held by a shareholder who, in accordance with Section 13.21 of the VBCA, has provided written notice to the Company, before the vote is taken at the special meeting on approval of the merger agreement, of such shareholder’s intent to demand payment for his or her shares, has not voted in favor of the merger or consented thereto in writing and has also fulfilled other procedural requirements to properly assert his or her dissenters’ rights under Chapter 13 of the VBCA, shall not be converted into the right to receive the merger consideration. Instead, such shares will be entitled only to such rights with respect to such shares as may be granted to such shareholder under the VBCA. From and after the effective time of the merger, such shares will not be entitled to vote for any purpose or be entitled to the payment of dividends or other distributions (except dividends or other distributions payable to shareholders of record prior to the effective time of the merger).

If, after the effective time of the merger, any such holder has effectively withdrawn or lost his or her dissenters’ rights, each share of such holder’s Company common stock will thereupon be deemed to have been converted into and to have become, as of the effective time of the merger, the right to receive, without interest, the applicable merger consideration.

For more information regarding dissenters’ and appraisal rights, see “SPECIAL FACTORS — Dissenters’ Rights” and Annex E.

Treatment of Stock Options

The merger agreement provides that prior to the effective time of the merger, the Company will cause each outstanding option to purchase shares of the Company’s Class A common stock under any Company equity plan to become fully vested and exercisable. At the effective time, each such option outstanding as of immediately prior to the effective time of the merger will be cancelled and the holder of such option will be entitled to receive with respect to each such option only a cash payment from the Company, as the surviving company, equal to the product of (1) the excess, if any, of the merger consideration over the exercise price per share of such option multiplied by (2) the number of shares of the Company’s Class A common stock issuable upon exercise of such option. Options to purchase shares of the Company’s Class A common stock which have an exercise price per share equal to or greater than the merger consideration will be cancelled as of the effective time of the merger without the payment of any consideration. Parent and the Company, as the surviving corporation, will cause, and will make appropriate arrangements as may be necessary to allow, the lump sum cash payments required to be paid with respect to the outstanding options to be paid within five business days of the effective time of the merger. In paying any such cash amount in respect of a Company stock option, the surviving corporation will be entitled to deduct and withhold such amounts as are required to be deducted and withheld under applicable tax law.

Representations and Warranties

The merger agreement contains representations and warranties made by us to Parent and Merger Sub and representations and warranties made by Parent and Merger Sub to us. These representations and warranties by either us, on the one hand, or Parent and Merger Sub, on the other hand, were made for purposes of the merger agreement, and (1) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to the party or parties making the representation and warranty if it proves to be inaccurate; (2) may have been qualified in the merger agreement by disclosures that were made to the other party or parties in connection with the negotiation of the merger agreement; (3) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (4) were made only as of the date of the merger agreement or such other date or dates as may be specified in the merger agreement. Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time.

In the merger agreement, each of the Company, Parent and Merger Sub made representations and warranties relating to, among other things:

•	corporate or limited liability company existence and power;

•	authority to enter into and perform its obligations under, and enforceability of, the merger agreement;

•	required regulatory filings, consents and approvals of governmental entities;

•	the absence of conflicts with or defaults under, and consents or approvals required under, organization documents, applicable laws and contracts; and

•	the pending existence of litigation or orders of governmental entities.

In the merger agreement, we made representations and warranties relating to, among other things:

•	organizational documents;

•	ownership of our subsidiaries;

•	capital structure;

•	governmental permits;

•	compliance with applicable laws, including environmental and labor laws;

•	reports and financial statements filed with the SEC as well as our October 2, 2010 financial statements;

•	accounting practices, books and records;

•	the absence of any material defaults in the performance, observance or fulfillment of any material contract;

•	the absence of undisclosed liabilities not incurred in the ordinary course of business since July 3, 2010 or incurred in connection with the merger or otherwise as contemplated by the merger agreement;

•	employee benefit plans;

•	trademarks;

•	environmental matters;

•	labor matters;

•	real property;

•	taxes;

•	no payment of brokers’ fees except to Covington;

•	the shareholder vote that is required to consummate the merger pursuant to the VBCA;

•	the recommendation of the special committee and the board of directors and the opinion of the special committee’s financial advisor;

•	the accuracy of the information in this proxy statement and in the Schedule 13E-3 (other than information provided in writing by Parent, Merger Sub or any affiliate of Parent or Merger Sub); and

•	the absence of a Material Adverse Effect (as defined below) from July 3, 2010 through October 18, 2010.

In the merger agreement, Parent and Merger Sub made representations and warranties relating to, among other things:

•	the ownership and operations of Merger Sub;

•	the validity of Parent’s agreements with members of the Swenson Granite Group pursuant to which the members of the Swenson Granite Group have agreed (1) to vote or cause to all shares of our common stock held by the members in favor of approval of the merger agreement and (2) to contribute some or all of their shares of our common stock to Parent prior to the effective time of the merger;

•	the accuracy of the information that Parent or Merger Sub furnishes in writing specifically for use in this proxy statement and in the Schedule 13E-3;

•	the financing necessary to consummate the merger;

•	the absence of knowledge of any of our representations or warranties made in the merger agreement being untrue;

•	the solvency of Parent and the Company, as the surviving corporation, and their respective subsidiaries, taken as a whole, after the effective time of the merger; and

•	no payment of brokers’ fees.

None of the representations and warranties in the merger agreement will survive the effective time of the merger or the termination of the merger agreement.

Many of our representations and warranties are qualified by a “Material Adverse Effect” standard. For purposes of the merger agreement, “Material Adverse Effect” is defined to mean any event, change, effect, development, state of facts, condition, circumstance or occurrence that (alone or in combination) is materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its subsidiaries, taken as a whole; but excluding any event, change, effect, development, state of facts, condition, circumstance or occurrence (alone or in combination) resulting from, arising out of or connection with any of the following:

•	changes in the financial markets or economic or political condition generally in the United States or the global economic or political condition, to the extent the Company and its subsidiaries, taken as a whole, are not adversely affected in a disproportionate manner relative to other participants in the industry in which they operate;

•	general national, regional or international economic, financial, political or business conditions affecting generally the industries and markets in which the Company and its subsidiaries operate, to the extent the Company and its subsidiaries, taken as a whole, are not adversely affected in a disproportionate manner relative to other participants in the industry in which they operate;

•	the execution, delivery or performance of the merger agreement, the announcement of the merger agreement, the identity of Parent or Merger Sub as the acquirers or the pendency or consummation of the merger or the other transactions contemplated by the merger agreement (including any cancellation of or delays in work for customers, any reductions in sales, any disruption in supplier, contractor, subcontractor or similar relationships or any loss of employees or consultants resulting primarily from the execution, delivery or performance of the merger agreement, the announcement of the merger agreement, the identity of Parent or Merger Sub as the acquirers or the pendency or consummation of the merger or the other transactions contemplated by the merger agreement);

•	natural disasters, acts of war, terrorism or sabotage, military actions or the escalation of such natural disasters, acts of war, terrorism or sabotage or military actions;

•	changes in generally accepted accounting principles or other applicable accounting rules or applicable law (including the accounting rules and regulations of the SEC), or changes in the interpretation of those principles, rules or laws;

•	any action required by applicable law, contemplated by the merger agreement or taken at the request of Parent or Merger Sub;

•	any litigation brought or threatened by any shareholder(s) of either Parent or the Company (whether on behalf of the Company, Parent or otherwise) alleging a breach of fiduciary duty relating to the merger agreement or the merger or the other transactions contemplated by the merger agreement or violations of securities laws in connection with this proxy statement, the Schedule 13E-3 or otherwise in connection with the merger agreement (other than any order of a governmental entity in litigation of the type described in this sentence which awards damages against the Company or for which the Company has an indemnification obligation, in either case, to the extent not reimbursable to the Company under the Company’s directors and officers liability insurance policy);

•	any action required to comply with the rules and regulations of the SEC or the SEC comment process, in each case, in connection with this proxy statement or the Schedule 13E-3;

•	any change in the market price or trading volume of our common stock or our credit rating;

•	any failure by us to meet any estimates, projections, forecasts or revenue or earnings predictions, or any predictions or expectations of the Company or of any securities analysts (though Parent may still assert any event, change, effect, development, state of facts, condition, circumstance or occurrence that may have contributed to such failure independently constitutes or contributes to a Material Adverse Effect);

•	the unreasonable failure of Parent to consent to, where required by the merger agreement, any of the actions relating to the conduct of our business prior to the effective time of the merger; or

•	any matter described or referred to in the reports and other documents we have filed with, or furnished to, the SEC that are publicly available as of the date of the merger agreement (provided that the relevance of the disclosure of the matter is reasonably apparent from the text of the disclosure) or expressly and specifically (in sufficient detail that the significance and materiality of the disclosure is readily apparent) described or referred to in the disclosure schedule we delivered to Parent and Merger Sub in connection with the entry into the merger agreement.

Certain of Parent’s and Merger Sub’s representations and warranties are qualified so that there is no breach unless the inaccuracy of the representation or warranty would, individually or in the aggregate, reasonably be expected to prevent or materially impair or delay the ability of Parent or Merger Sub to perform their respective obligations under the merger agreement, of Parent to enforce its rights and the obligations of members of the Swenson Granite Group under the voting agreements or the contribution agreements or of Merger Sub to consummate the Merger.

Conduct of Business Prior to the Effective Time of the Merger

We have agreed in the merger agreement that until the effective time of the merger, except as otherwise required in connection with applicable law, with the prior written consent of Parent (which consent may not be unreasonably withheld, delayed or conditioned), as contemplated or permitted by the merger agreement or as may be set forth in the disclosure schedule delivered to Parent and Merger Sub in connection with the entry into the merger agreement, we will, and will cause our subsidiaries to (1) conduct our respective businesses and operations in the ordinary course consistent with past practice, (2) use commercially reasonable efforts to preserve intact our respective current business organization and maintain our respective relationships with employees, customers, suppliers and others having business dealings with us or our subsidiaries and (3) use commercially reasonable efforts to maintain in effect all material governmental permits.

We have also agreed that until the effective time of the merger, except as otherwise required in connection with applicable law, with the prior written consent of Parent (which consent may not be unreasonably withheld, delayed or conditioned), as contemplated or permitted by the merger agreement or as may be set forth in the disclosure schedule delivered to Parent and Merger Sub in connection with the entry into the merger agreement, we will not, and will cause our subsidiaries not to (1) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of our respective capital stock, other than dividends and distributions by one of our direct or indirect wholly owned subsidiaries, (2) split, combine or reclassify any of our respective capital stock, (3) issue, deliver, sell, grant, pledge or otherwise encumber any shares of our respective capital stock or rights to acquire the same, (4) amend, authorize or propose to amend our respective articles of incorporation or by-laws, (5) acquire or agree to acquire any substantial portion of the assets of, or any equity interest in, any business or entity or any assets that are material, individually or in the aggregate, to the Company and our subsidiaries, taken as a whole, (6) other than in the ordinary course of business or as may be required by applicable law or by existing contracts or agreements, grant to any employee, officer or director of the Company or any subsidiary of the Company any increase in compensation, (7) grant or increase any severance or termination pay, enter into any employment, consulting, severance or termination agreement with any employee, officer or director of the Company or any subsidiary of the Company, or enter into or amend in any material respect any collective bargaining agreement or benefit plan and (8) other than in the ordinary course of business, and other than in connection with Parent’s proposed financing agreements relating to the merger, incur, create, assume or otherwise become liable for, or repay or prepay, any indebtedness for borrowed money, or guarantee any such indebtedness of any third party.

Access to Information

During the period prior to the earlier of the effective time of the merger and the termination of the merger agreement, we have agreed to, and have agreed to cause our subsidiaries to:

•	provide Parent and its representatives reasonable access, in a manner not disruptive to the operations of our and our subsidiaries’ respective businesses, during normal business hours and upon reasonable notice, to our and our subsidiaries’ properties, books and records; and

•	furnish Parent and its representatives all information concerning the business, properties and personnel of the Company and our subsidiaries as may reasonably be requested and necessary to consummate the merger and the financing relating to the merger.

Neither we nor our subsidiaries will be obligated to disclose any information to Parent or Merger Sub if, in our reasonable judgment and after taking into account any applicable non-disclosure agreements, disclosure of the information would (1) cause significant competitive harm to us or our subsidiaries if the merger were not consummated, (2) violate applicable law or any request or requirement of a governmental entity or the provisions of any contract or agreement to which we or any of our subsidiaries is a party or (3) jeopardize any attorney-client or other legal privilege. If we withhold any material requested by Parent or its representatives due to one of the reasons outlined in the immediately preceding sentence, we have agreed to inform Parent of the general nature of what is being withheld. Parent has agreed that it will not, and will cause its representatives not to, use any information it may obtain pursuant to our requirement to provide Parent and its representatives with access to our properties, books and records for any competitive or other purpose unrelated to the consummation of the merger or the financing relating to the merger.

Acquisition Proposals

The merger agreement contains no prohibition on the Company seeking, or entering into discussions or negotiations concerning, other acquisition offers or proposals and the Company may provide material non-public information to a potential competing acquirer. However, under the terms of the merger agreement, the Company is required to, as promptly as reasonably practicable (and in any event within two business days after receipt by our board of directors or the special committee), notify Parent of the receipt of any Acquisition Proposal (as defined below). The Company is required to notify Parent, in writing, of any decision of its board of directors or of the special committee or a majority of the (but not less than two) qualified directors as to whether to consider any Acquisition Proposal or to enter into discussions or negotiations concerning any Acquisition Proposal or to provide material non-public information or data with respect to the Company to any person, which notice will be given as promptly as reasonably practicable after the determination was reached (and in any event no later than two business days after the determination was reached). In the event the Company receives an Acquisition Proposal and it is determined, as described in the immediately preceding sentence, to enter into discussions or negotiations concerning the Acquisition Proposal or to provide material non-public information or data with respect to the Company to any person, then the Company is required to (1) provide Parent with written notice setting forth the information reasonably necessary to keep Parent reasonably informed in all material respects of the status and material terms of the Acquisition Proposal, as it may be amended, and (2) promptly (and in any event within two business days of the determination) notify Parent of any determination by our board of directors or special committee or a majority of the (but not less than two) qualified directors that the Acquisition Proposal constitutes a Superior Proposal (as defined below). The Company is required to provide to Parent copies of all non-public information which the Company provides to the entity or person or group making the Acquisition Proposal.

Under the terms of the merger agreement, an “Acquisition Proposal” means any offer or proposal made by any person or persons other than Parent, Merger Sub or any affiliate of Parent or Merger Sub to acquire, other than as contemplated by the merger agreement, (1) beneficial ownership (as defined under Section 13(d) of the Securities Exchange Act of 1934) of more than 50% of our outstanding common stock pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer or exchange offer or similar transaction involving the Company or (2) more than 50% of the assets of the Company and our subsidiaries, taken as a whole. Under the terms of the merger agreement, a “Superior Proposal” means an Acquisition Proposal that our board of directors determines, based upon the recommendation, and with the concurrence by a vote, of a majority of the members of the special committee or of the qualified directors after consultation by the special committee or the qualified directors with outside counsel and financial advisors (and taking into account any changes to the terms and conditions of the merger agreement that may be proposed by Parent to the Company in response to an Acquisition Proposal), to be (1) more favorable to the Company and its shareholders than the merger, and (2) reasonably capable of being completed within a reasonable period of time on the terms set forth in the Acquisition Proposal, including by obtaining any financing contemplated by the Acquisition Proposal.

Except as described below, neither our board of directors nor any committee of our board of directors may, directly or indirectly, (1) withdraw or modify in a manner adverse to Parent or Merger Sub our recommendation that our shareholders approve the merger agreement, (2) adopt or recommend any Acquisition Proposal, (3) in the event of a tender offer or exchange offer for any of our outstanding common stock, fail to recommend against acceptance of the tender offer or exchange offer by the Company’s shareholders within 10 business days of the commencement of the tender offer or exchange offer, or (4) allow the Company to execute or enter into any merger agreement, acquisition agreement or other similar agreement with respect to any Acquisition Proposal.

Prior to obtaining the approval of the merger agreement by the holders of a majority of the outstanding shares of our common stock entitled to vote thereon, including obtaining the majority of the minority approval, we may, if the special committee or a majority of the (but not less than two) qualified directors, and our board of directors if required by applicable provisions of the VBCA or our bylaws, determines in good faith, after consultation with its outside counsel and after taking to account any changes to the terms and conditions of the merger agreement that may be proposed by Parent, that the failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of the Company’s directors under applicable law, upon providing at least five business days’ notice to Parent, (1) withdraw or modify our board of director’s recommendation that our shareholders approve the merger agreement, adopt or recommend an Acquisition Proposal or, in the event of a tender offer or exchange offer for any of our outstanding common stock, fail to recommend against acceptance of the tender offer or exchange offer by the Company’s shareholders within 10 business days of the commencement of the tender offer or exchange offer, and/or (2) in response to a Superior Proposal, cause the Company to terminate the merger agreement to enter into an agreement that contemplates a Superior Proposal.

Nothing contained in the merger agreement prohibits the Company, our board of directors or the special committee or a majority of the (but not less than two) qualified directors from taking and disclosing to the Company’s shareholders a position with respect to a tender offer or exchange offer by a third party or from taking any action or making any disclosure required by applicable law, including Sections 14d-9 and 14e-2 of the Securities Exchange Act of 1934.

Public Announcements

Parent and Rock of Ages have agreed that no press release or other public announcement with respect to the merger agreement, the merger or the other transactions contemplated by the merger agreement will be issued by either party without the prior agreement of the other party, except with respect to any release or announcement required by applicable law, in which case the party proposing to issue such press release or make such public announcement will use commercially reasonable efforts to consult in good faith with the other party before making any public announcement. However, we may issue any public release or announcement, without any prior agreement of or consultation with Parent in connection with any press release or public announcement relating to any action taken pursuant to the provisions of the merger agreement summarized in the last two paragraphs under “THE MERGER AGREEMENT — Acquisition Proposals,” above.

Indemnification and Directors’ and Officers’ Insurance

Each of Parent, Merger Sub and the Company have agreed that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the merger in favor of each present and former director and officer of the Company or any of its subsidiaries, and each individual who is serving or has served at the request of the Company as a director, officer or trustee of another entity, in each case determined as of the effective time of the merger (each of those individuals, together with their heirs, executors or administrators, being referred to as an indemnified party), as provided in the Company’s and its subsidiaries’ respective articles of incorporation or bylaws or any indemnification or other agreements of the Company or any of its subsidiaries, in each case as in effect on the date of the merger agreement, will remain obligations of the Company, as the surviving corporation, without further action, at the effective time of the merger, will survive the merger, will continue in full force and effect in accordance with their terms and, except as required by applicable law, will not be amended, repealed or otherwise modified in any manner that would adversely affect the rights of the indemnified parties.

In addition to any rights that any indemnified party may have under any contract or agreement, to the fullest extent permitted by applicable law, from and after the effective time of the merger, the Company, as the surviving corporation, shall indemnify and hold harmless each indemnified party against all claims, losses, liabilities, damages, judgments, inquiries, fines, amounts paid in settlement and reasonable fees, costs and expenses, including reasonable attorneys’ fees and disbursements, incurred in connection with any proceeding, whether civil, criminal, administrative or investigative, arising out of, pertaining to or in connection with the fact that the indemnified party is or was an officer, director, employee, fiduciary or agent of the Company, or of another entity if the indemnified party’s service was at the request of or for the benefit of the Company, whether asserted or claimed prior to, at or after the effective time of the merger. To the fullest extent permitted by applicable law, each indemnified party will be entitled to advancement of expenses from the Company, as the surviving corporation, incurred in the defense of any proceeding (provided that any person to whom expenses are advanced has provided an undertaking to repay any advances if it is finally determined that the person is not entitled to indemnification). The Company, as the surviving corporation, is required to reasonably cooperate with the indemnified parties in the defense of any matter for which the indemnified party may be entitled to indemnification as described in the merger agreement and any determination made or required to be made with respect to whether an indemnified party’s conduct complies with standards under applicable law will be made by independent legal counsel selected by the Company, as the surviving corporation, and reasonably acceptable to the indemnified party. Under the terms of the merger agreement, no indemnified party may settle, compromise or consent to the entry of any judgment in any matter indemnifiable under the terms of the merger agreement unless Parent consents in writing to the settlement, compromise or consent, which consent by Parent may not be unreasonably withheld.

Under the terms of the merger agreement, for a period of at least six years from the effective time of the merger, Parent is required to maintain in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its subsidiaries for the indemnified parties and any other employees, agents or other individuals otherwise covered by those insurance policies prior to the effective time of the merger with respect to matters occurring at or prior to the effective time of the merger (including the merger and the other transactions contemplated by the merger agreement). However, in connection with maintaining the insurance policies, Parent and the Company, as the surviving corporation of the merger, are not required to pay annual premium for those insurance in excess of 300% of the last annual premium paid prior to the date of the merger agreement.

Reasonable Efforts and Notification of Certain Events

Under the terms of the merger agreement, the Company, Parent and Merger Sub will, and Parent and the Company will cause their respective subsidiaries to, each use their reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the merger and the other transactions contemplated by the merger agreement as promptly as practicable, including:

•	obtaining from any governmental entity or, to the extent reasonably requested by Parent, any other third party consents, licenses, permits, waivers, approvals, authorizations or orders, making any filings and sending any notices, in each case, which are material and required to be obtained, made or sent by the Company or Parent or any of their subsidiaries in connection with the authorization, execution and delivery of the merger agreement and the consummation of the merger (though neither the Company nor any of its subsidiaries will be required to make or agree to make any payment or accept any material conditions or obligations, including amendments to existing conditions and obligations in connection with obtaining any consents, licenses, permits, waivers, approvals, authorizations or orders); and

•	executing or delivering any additional instruments necessary to consummate the merger and to fully carry out the purposes of the merger agreement.

In making any filings, submissions, applications or requests, the Company and Parent are, under the terms of the merger agreement, required to cooperate with each other and to use their reasonable best efforts to furnish to each other (on an outside counsel basis if appropriate) all information required for any filing, submission, application or request to be made pursuant to applicable law in connection with the merger.

The Company is also required to notify Parent promptly after becoming aware of any representation or warranty made by it in the merger agreement being or becoming untrue or inaccurate, or any failure of the Company or any of its subsidiaries to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under the merger agreement, such that the conditions to consummation of the merger would not be satisfied. Further, from time to time prior to the closing of the merger, the Company is required to give prompt notice to Parent and thereafter promptly supplement or amend the disclosure schedule delivered to Parent and Merger Sub upon entry into the merger agreement with respect to any matter arising after the date of the merger agreement which, if existing or occurring at the date of the merger agreement, would have been required to be set forth or described in the disclosure schedule. However, unless Parent specifically agrees in writing, any supplement or amendment of the disclosure schedule will not cure any breach of any representation, warranty, covenant or agreement made in the merger agreement.

Additionally, under the terms of the merger agreement, the Company is required to promptly advise Parent orally and in writing of any action, claim, suit, proceeding or governmental investigation commenced or asserted after the date of the merger agreement against the Company or any of its directors by any shareholder of the Company relating to the merger agreement and the merger, and the Company is required to keep Parent reasonably informed regarding any such litigation.

Voting of Our Common Stock at the Special Meeting by Parent, its Subsidiaries and Members of the Swenson Granite Group.

Parent is required to vote or cause to be voted at the special meeting of our shareholders all shares of our common stock which it or any of its subsidiaries is entitled to vote or to direct the voting of in favor of approval of the merger agreement. Parent is also required to enforce, and not waive any of, its rights under the voting agreements it has entered into with the members of the Swenson Granite Group, and, pursuant to the terms of those voting agreements, Parent is required to cause each of the members of the Swenson Granite Group to vote or cause to be voted at the special meeting of our shareholders all shares of our common stock which the members of the Swenson Granite Group are entitled to vote or to direct the voting of in favor of approval of the merger agreement.

In order to enable the Company to determine whether the majority of the minority approval has been obtained, immediately following the closing of the polls at the special meeting and the tabulation of the vote by the inspector of elections, Parent will, to its knowledge, certify to the Company and the inspector of elections in writing the number of shares of our Class A common stock owned directly or through a broker or other nominee by any member of Parent as of the record date for the special meeting and the aggregate number of such shares that were voted in favor of approval of the merger agreement.

Financing of the Merger by Parent

Parent has agreed to use its best efforts to:

•	maintain in effect the commitment letter it has in place in connection with the Financing and, if Parent enters into a definitive agreement relating to the Financing prior to the effective time of the merger, then Parent is required to maintain in effect the definitive financing agreement;

•	execute the definitive financing agreement relating to the Financing in the form attached to the commitment letter;

•	satisfy or obtain a waiver of all conditions that are within its control on a timely basis in order to obtain the Financing;

•	comply in all material respects with its obligations under the commitment letter and the definitive financing agreement; and

•	consummate the Financing contemplated by the commitment letter and the definitive financing agreement at or prior to the effective time of the merger.

Parent has agreed to keep the Company reasonably informed of material developments in respect of its efforts to arrange the Financing. Also, until Parent has obtained the Financing and used the proceeds to pay the amounts required under the merger agreement, (1) Parent will enforce its rights under the commitment letter and the definitive financing agreement, and (2) without the Company’s prior written consent, Parent will not agree to or permit any amendment or modification of, or waiver under, the commitment letter or the definitive financing agreement in a manner that would delay or prevent the closing of the merger.

However, Parent or Merger Sub may at any time, and without the Company’s consent, amend or replace the commitment letter and the financing agreement contemplated thereby with alternative financing arrangements so long as the alternative financing arrangements (1) provide Parent prior to or concurrent with the effective time of the merger with funds in an amount at least equal to the amount, together with Parent’s cash on hand, necessary for Parent and Merger Sub to pay all amounts required to be paid by them as a result of the merger, (2) are no less favorable to the Company than the commitment letter and the form of financing agreement attached thereto and (3) do not prevent or materially impair or delay the closing of the merger.

Until the closing date of the merger, we are required to reasonably cooperate with Parent and Merger Sub in connection with the Financing. Parent has agreed to promptly, upon our request, reimburse us for all out-of-pocket expenses incurred by us or our affiliates or representatives in connection with our cooperation with Parent regarding Parent’s financing of the merger. However, prior to the effective time of the merger, neither the Company nor any of our subsidiaries will be (1) required to execute and deliver any agreements relating to the Financing or to consummate any transactions contemplated by any financing agreements or (2) enter into any agreements or take any action in connection with Parent’s financing of the merger that would impose or result in the creation of any obligation on the Company or any of our subsidiaries. Parent and Merger Sub have acknowledged and agreed that except for our agreement to cooperate with Parent that is described in the first sentence of this paragraph, prior to the effective time of the merger, neither we nor any of our affiliates have any obligations or responsibilities in connection with Parent’s financing arrangements.

If, despite Parent and Merger Sub’s best efforts, the financing arrangements Parent has entered into in connection with the merger expire or are terminated, either in whole or in part, prior to the closing of the merger, Parent and Merger Sub are required to (1) promptly notify us of such expiration or termination and the reasons for the expiration or termination and (2) unless the merger agreement has been terminated pursuant to its terms, then until the End Date, use their best efforts to promptly arrange for adequate alternative financing to replace the previous financing arrangements.

Actions by Our Board of Directors Prior to the Effective Time of the Merger

Until the effective time of the merger, the approval of the special committee of our board of directors or a majority of the (but not less than two) qualified directors then in office is required to authorize (and, subject to our articles of incorporation, our bylaws and the VBCA, the authorization of the special committee or a majority of the (but not less than two) qualified directors will constitute the authorization of our board of directors and no other action on the part of the Company, including any action by any other director of the Company, will be required to authorize) any termination of the merger agreement by the Company, any amendment of the merger agreement or any waiver of any benefit or right of the Company under the merger agreement, including any decrease in or change of form of the merger consideration, and any extension of time for performance of any obligation or agreements or conditions contained in the merger agreement for the benefit of the Company, or any action or determination by the Company required or permitted to be taken or made by the Company under the merger agreement. Further, until the effective time of the merger, any action by the Company to enforce any obligation of Parent or Merger Sub under the merger agreement will be effected only by action of the special committee or a majority of the (but not less than two) qualified directors, subject, however, to the our articles of incorporation, our bylaws and the VBCA.

Additional Agreements

The merger agreement provides that the Company shall be permitted prior to the effective time of the merger to take any such steps as may be reasonably necessary or advisable to cause any dispositions of our common stock (including derivative securities with respect to our common stock) resulting from the merger by each individual who is subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act, so long as such steps are taken in accordance with the No-Action Letter dated January 12, 1999, issued by the SEC to Skadden.

Under the terms of contribution agreements Parent has entered into with the members of the Swenson Granite Group, prior to the effective time of the merger, Parent will acquire and hold a certain number of shares of our common stock currently owned by those members. Parent has agreed to enforce, and not waive any of its rights under, the contribution agreements.

The merger agreement also provides that all real and personal property transfer, documentary, sales, use, registration, value-added, stamp, duty and other similar taxes incurred in connection with the merger and the other transactions contemplated by the merger agreement shall be borne by Parent.

Under the terms of the merger agreement, Parent is required to cause Merger Sub and, after the effective time of the merger, the Company, as the surviving corporation, to perform their respective obligations under the merger agreement. Parent is also required to cause Merger Sub to consummate the merger on the terms and conditions set forth in the merger agreement and Parent guarantees the payment by Merger Sub and, after the effective time of the merger, the Company, as the surviving corporation, of any amounts payable by Merger Sub or the Company, as the surviving corporation, pursuant to the merger and otherwise as provided in the merger agreement.

Parent has agreed and acknowledged that it has conducted its own independent review and analysis of the businesses, assets, condition, operations and prospects of the Company and its subsidiaries and acknowledges that it has been provided access to the properties, premises and records of the Company and its subsidiaries for this purpose. Parent acknowledges that except for the representations and warranties of the Company expressly set forth in the merger agreement, none of the Company or its subsidiaries nor any of their respective representatives have made any representation or warranty, either express or implied, as to the Company or its subsidiaries or as to the accuracy or completeness of any of the information provided or made available to Parent or any of its representatives.

In connection with Parent’s investigation of the Company, Parent received from the Company and its representatives certain projections and other forecasts as well as operational and strategic information, including projected financial statements, cash flow items and other data of the Company and its subsidiaries and certain business plan information of the Company and its subsidiaries. Parent, on behalf of itself and Merger Sub, has acknowledged that there are uncertainties inherent in attempting to make such projections and other forecasts and plans and accordingly has not and is not relying on them, that Parent is familiar with such uncertainties, that on behalf of itself and Merger Sub, Parent is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections and other forecasts and plans so furnished to it and that each of Parent and Merger Sub and their respective representatives will have no claim against any person with respect to the projections and other forecasts and plans furnished to Parent and its representatives.

Conditions to Completion of the Merger

We will consummate the merger only if the conditions set forth in the merger agreement are satisfied or waived, where permissible. The conditions to each party’s obligations include the following:

•	approval of the merger agreement by the Company’s shareholders, including obtaining the majority of the minority approval; and

•	the absence of any order of or any other action by a governmental entity enjoining or otherwise prohibiting consummation of the merger or materially changing the terms or conditions of the merger agreement.

The obligation of Merger Sub to consummate the merger is further subject to the satisfaction (or waiver by Merger Sub, where permissible) at or prior to the closing of the merger of the following conditions:

•	our representation and warranty that there has not been a Material Adverse Effect since July 3, 2010 through the date of the merger agreement will be true and accurate in all respects;

•	our other representations and warranties will be true and accurate as of the date of the merger agreement and on and as of the closing date of the merger (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which representations and warranties need only be true and accurate as of such date or with respect to such period) unless the impact of the failure of any of those representations and warranties (when read without exception or qualification as to materiality or Material Adverse Effect) to be so true and accurate has not had a Material Adverse Effect;

•	we shall have performed or complied in all material respects with all agreements or covenants required to be performed or complied with by us under the merger agreement at or prior to the closing of the merger;

•	we shall have delivered to Parent a certificate, dated the date of the closing of the merger, signed by an executive officer of the Company certifying our satisfaction of the closing conditions set forth in the three bullet points above;

•	not more than 20% of the shares of our common stock outstanding immediately prior to the effective time, assuming the exercise of Company Class A common stock options for this purpose, shall be shares with respect to which the holder of the shares is seeking appraisal rights in accordance with Section 13.21 of the VBCA; and

•	from the date of the merger agreement through the effective time of the merger, there shall not have occurred any event that has had a Material Adverse Effect.

Our obligation to consummate the merger is further subject to the satisfaction (or our waiver, where permissible) at or prior to the closing of the merger of the following conditions:

•	the representation and warranties of Parent and Merger Sub will be true and accurate as of the date of the merger agreement and on and as of the closing date of the merger (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which representations and warranties need only be true and accurate as of such date or with respect to such period) unless the impact of the failure of any of those representations and warranties (when read without exception or qualification as to materiality) to be so true and accurate does not, individually or in the aggregate, prevent Merger Sub from consummating, or Parent from causing Merger Sub to consummate, or materially impair the ability of Merger Sub to consummate or of Parent to cause Merger Sub to consummate, the merger;

•	Parent and Merger Sub shall have performed or complied in all material respects with all agreements or covenants required to be performed or complied with by them under the merger agreement at or prior to the closing of the merger; and

•	Parent shall have delivered to us a certificate, dated the date of the closing of the merger, signed by an executive officer of Parent certifying Parent’s satisfaction of the closing conditions set forth in the two bullet points above.

The parties do not have any present intention to waive any of the conditions to the merger and do not anticipate any circumstances under which any of the conditions would be waived.

No party may rely on the failure of any condition set forth above to be satisfied as a basis for not consummating the merger if the failure to satisfy the condition was caused by that party’s failure to act in good faith or use its reasonable best efforts to consummate the merger.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the effective time of the merger, and, except where noted, whether before or after the shareholder approvals have been obtained:

•	by the mutual written consent of the Company and Parent;

•	by either the Company or Parent if:

•	the merger is not consummated prior to May 18, 2011, unless a breach of the merger agreement by the party seeking to exercise such termination right caused, or resulted in, the failure of the merger to be consummated on or before such date;

•	any governmental entity enacts or issues any order to takes any other action that is final and non-appealable and has the effect of preventing or prohibiting the consummation of the merger or materially changing the terms and conditions of the merger agreement, unless the party seeking to exercise such termination right has not complied with its obligation to use reasonable best efforts to prevent any such order from being enacted or issued or any such action from being taken; or

•	the majority of the minority approval is not obtained at the special meeting that is duly convened and at which a vote on approval of the merger agreement is taken;

•	by the Company:

•	upon a breach of any covenant or agreement on the part of Parent or Merger Sub, or if any of Parent’s or Merger Sub’s representations or warranties are untrue, in any case so that one of the closing conditions to the merger would not be satisfied and the breach is either incapable of being cured prior to May 18, 2011 or, if the breach is capable of being cured prior to May 18, 2011, is not so cured on or prior to May 18, 2011 so long as neither the Company nor any of its subsidiaries has failed to perform in any material respect any of their obligations under the merger agreement;

•	in response to a Superior Proposal prior to the approval of the merger agreement by the Company’s shareholders; or

•	if the approval of the merger agreement by the holders of a majority of the outstanding shares of our common stock entitled to vote thereon shall not have been obtained at the special meeting that is duly convened and at which a vote on approval of the merger agreement is taken;

•	by Parent:

•	upon a breach of any covenant or agreement on the part of the Company, or if any of the Company’s representations or warranties are untrue, in any case so that one of the closing conditions to the merger would not be satisfied and the breach is either incapable of being cured prior to May 18, 2011 or, if the breach is capable of being cured prior to May 18, 2011, is not so cured on or prior to May 18, 2011 so long as neither Parent nor Merger Sub has failed to perform in any material respect any of their obligations under or in connection with the merger agreement; or

•	if, prior to the approval of the merger agreement by the Company’s shareholders, pursuant to the terms of the merger agreement, our board of directors or any committee of our board of directors withdraws or modifies our board of director’s recommendation that shareholders approve the merger agreement, adopt or recommend an Acquisition Proposal or, in the event of a tender offer or exchange offer for any of our outstanding common stock, fail to recommend against acceptance of the tender offer or exchange offer by the Company’s shareholders within 10 business days of the commencement of the tender offer or exchange offer.

Termination Fees and Expenses

Except as otherwise set forth in the merger agreement, all costs and expenses incurred in connection with the merger agreement and the consummation of the merger and the other transactions contemplated by the merger agreement are to be paid by the party incurring such costs and expenses, whether or not the merger is consummated.

In addition to any other rights or remedies we may have under the terms of the merger agreement, Parent has agreed to reimburse us for all of our Company Expenses (as defined below) in the event that we terminate the merger agreement, as described above, due to Parent’s or Merger Sub’s breach of their covenants or agreements contained in the merger agreement.

In addition to any other rights or remedies Parent may have under the terms of the merger agreement, we have agreed to reimburse Parent for all Parent Expenses (as defined below) in the event that Parent terminates the merger agreement, as described above, due to our breach of our covenants or agreements contained in the merger agreement.

We have also agreed to reimburse Parent for all Parent Expenses (as defined below) in the event that we terminate the merger agreement in response to a Superior Proposal. However, if we terminate the merger agreement in response to a Superior Proposal and pay Parent its costs and expenses as described in the immediately preceding sentence, then neither we nor any of our representatives or affiliates will have any further liability to Parent or Merger Sub under the merger agreement.

If we terminate the merger agreement and as of the date of termination (1) all of the conditions to the closing of the merger have been satisfied or waived (other than those conditions that, while they are capable of being satisfied as of the date of termination, by their terms are to be satisfied at the closing of the merger) and (2) the merger shall not have been consummated on or prior to May 18, 2011 because Parent has failed to obtain the proceeds of the Financing or any alternative financing, then Parent is required to pay us a termination fee, which termination fee will equal the greater of our Company Expenses (as defined below) and $2,518,000. If we terminate the merger agreement and are entitled to and receive the termination fee, then neither Parent, Merger Sub nor any of their representatives or affiliates will have any further liability to us under the merger agreement.

Under the terms of the merger agreement, “Company Expenses” means all of the documented out-of-pocket costs and expenses incurred by or on behalf of the Company in connection with the initial acquisition proposal submitted by Parent to our board of directors, the process undertaken by or on behalf of the special committee in response to that proposal, the merger agreement and the transactions contemplated by the merger agreement, including, without limitation, the fees and disbursements of counsel, financial advisors, accountants and bankers and the fees paid to members of the special committee. Under the terms of the merger agreement, “Parent Expenses” means all of the documented out-of-pocket costs and expenses incurred by Parent in connection with the merger agreement and the transactions contemplated by the merger agreement, including, without limitation, the fees and disbursements of counsel, financial advisors, accountants and bankers.

Under the terms of the merger agreement, if either the Company or Parent, as the case may be, receives insurance proceeds as a result of any losses or expenses with respect to which it has also received reimbursement payments from the other party under the terms of the merger agreement, then the party receiving such insurance proceeds shall pay the amount of the insurance proceeds (net of any actual costs, expenses or premiums incurred in connection with securing or obtaining such proceeds and in any event not in excess of the reimbursement payment actually received from Parent or the Company, as the case may be, with respect to the Company Expenses or Parent Expenses, as the case may be) to the other party as the insurance proceeds are actually received by the Company or Parent. The Company and Parent have agreed to each use commercially reasonable efforts to pursue any insurance claim that is or may be available to such party with respect to Company Expenses or Parent Expenses, as the case may be, for which those expenses may have been reimbursed by the other party.

Amendment or Modification of the Merger Agreement

Subject to applicable law, the merger agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the shareholders of the Company, by written agreement of Parent, Merger Sub and the Company, at any time prior to the closing date of the merger. However, if the shareholders of the Company have approved the merger agreement, then no amendment, modification or supplement of the merger agreement can reduce or change the merger consideration or adversely affect the rights of the Company’s shareholders unless the shareholders of the Company approve the amendment, modification or supplement.

Specific Performance

Parent and Merger Sub have acknowledged and agreed that, in the event of any breach of the merger agreement by Parent or Merger Sub, the Company, its shareholders and its option holders would be irreparably and immediately harmed and could not be made whole by monetary damages. Accordingly, Parent and Merger Sub have agreed that the Company, on its behalf and on behalf of its shareholders and option holders, shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance to prevent or restrain breaches or threatened breaches of the merger agreement. However, as discussed in greater detail under “THE MERGER AGREEMENT — Termination Fees and Expenses”, the Company is not entitled to seek specific performance in the event it is entitled to and receives the termination fee equal to the greater of our Company Expenses and $2,518,000.

VOTING AND CONTRIBUTION AGREEMENTS

Voting Agreements

The following summary of the material terms of the voting agreements is qualified in its entirety by reference to the voting agreement, a copy of which is set forth in Annex B to this proxy statement.

Parties and Controlling Interest in Company

Each member of the Swenson Granite Group has entered into a voting agreement with Parent. Parent has advised us that the members of the Swenson Granite Group beneficially own, in the aggregate, 408,701 shares of Company Class A common stock and 2,449,793 shares of Company Class B common stock, representing approximately 81% of the total voting power of all outstanding shares of Company common stock.

Voting Agreement and Irrevocable Proxy

The voting agreements require that each member of the Swenson Granite Group vote the shares of our common stock beneficially owned by such shareholder (referred to as “subject shares”) as follows: (1) in favor of the merger, the execution, delivery and performance by the Company of the merger agreement and the adoption and approval of the terms thereof and in favor of each of the other actions and agreements contemplated by the merger agreement, (2) against any alternate Acquisition Proposal or any other action or agreement that would result in a breach of a covenant, representation or warranty or other obligation or agreement of Rock of Ages under the merger agreement, or which could result in any of the conditions to the Company’s obligations under the merger agreement not being fulfilled, (3) against any reorganization, recapitalization, dissolution, liquidation or winding up of the Company or any of its subsidiaries or (4) against any other action, agreement or transaction involving the Company (or any subsidiary thereof) that is intended, or would reasonably be expected to materially impede, interfere with or prevent the consummation of the merger or any other transactions contemplated by the merger agreement. In the event that any member of the Swenson Granite Group breaches or threatens to breach any provision of a voting agreement, Parent is granted an irrevocable proxy to vote or give consent or approval (including giving a written consent) in respect of the subject shares, for and in his or her name, place and stead, in accordance with the terms above.

Prior to the expiration or termination of the voting agreements, none of the members of the Swenson Granite Group may enter into any agreement that would disable or restrict his or her legal power, authority and right to vote all of the subject shares except as contemplated above.

Transfer Restrictions

Prior to the earlier of the effective time of the merger or the termination of either the merger agreement or the voting agreements, no member of the Swenson Granite Group may, directly or indirectly, sell, transfer, exchange, pledge, encumber or otherwise dispose of, or in any other way reduce his or her risk of ownership or investment in, or make any offer or agreement relating to any of the foregoing with respect to, any subject shares. However, provided that a donee or transferee agrees in a writing (reasonably satisfactory to Parent) to be bound by the restrictions set forth in the voting agreements, members of the Swenson Granite Group may transfer all or any portion of the subject shares in the following circumstances:

•	if the transfer is by will or intestacy;

•	if the transfer is to the shareholder’s members, partners, affiliates or immediate family members (including the shareholder’s spouse, lineal descendants, father, mother, brother, sister or first cousin, and father, mother, brother or sister of the shareholder’s spouse);

•	if the transfer is to Parent or any parent, subsidiary or affiliate of Parent; or

•	if the transfer is to a trust, the beneficiaries of which are such shareholder and/or members of shareholder’s immediate family.

Power of Attorney and Schedule 13D

The members of the Swenson Granite Group have appointed Kurt Swenson as their attorney-in-fact for the purpose of, from time to time, as such attorney-in-fact deems necessary or appropriate to comply with the Exchange Act, execute and file with the SEC any and all amendments to the Statement on Schedule 13D originally filed by Parent and certain members of the Swenson Granite Group on May 12, 2010, for the purpose of dealing in the common stock of the Company.

Termination

Each voting agreement will automatically terminate upon the earliest of (1) the mutual consent of the parties to the voting agreement, (2) the effective time of the merger or (3) the termination of the merger agreement in accordance with its terms.

Contribution Agreements

The following summary of the material terms of the contribution agreement is qualified in its entirety by reference to the contribution agreement, a copy of which is set forth in Annex C to this proxy statement.

Parties

Each member of the Swenson Granite Group has entered into a contribution agreement with Parent, effective as of the date of the merger agreement, whereby such member has agreed to contribute to Parent shortly prior to the effective time of the merger some or all of the shares of Company common stock owned by such member. The members of the Swenson Granite Group are holders of Class A and/or Class B common stock of the Company who are also holders of shares of membership interest in Parent.

Contribution Agreement Terms

The contribution agreements provide that each member of the Swenson Granite Group will sell, assign and convey to Parent all of his or her right, title and interest in and to the number of Class A and/or Class B shares of Rock of Ages common stock specified in the member’s contribution agreement in exchange for additional shares of membership interest in Parent and cash in lieu of fractional shares. The shareholder’s obligation to effect this exchange becomes absolute and unconditional upon the effective date of the contribution agreement, and the exchange will take place on the business day immediately preceding the effective time of the merger.

Parent has advised us that the members of the Swenson Granite Group will contribute to Parent an aggregate of 258,326 shares of Rock of Ages Class A common stock and 2,449,793 shares of Rock of Ages Class B common stock. The following chart sets forth the number of shares of the Company’s Class A and Class B common stock that each member of the Swenson Granite Group will contribute to Parent in exchange for additional shares of membership interest in Parent, as well as the merger consideration to be received by any member of the Swenson Granite Group that is not contributing all of such member’s shares of Class A and Class B common stock to Parent:

	Number of Shares
	Beneficially Owned by		Number of Shares to be
	Named Person		Contributed to Parent		Merger
	Class A	Class B	Class A	Class B	Consideration
	Common	Common	Common	Common	to be
Name	Stock	Stock	Stock	Stock	Received

The Kevin C. Swenson Revocable Trust of 1994 U/D/T 3-10-94	—	1,023,489	—	1,023,489	—
Kurt M. Swenson Revocable Trust of 2000	130,000	1,005,000	130,000	1,005,000	—
Lois S. Moore Revocable Trust	—	152,712	—	152,712	—
Robert L. Pope	15,000	144,875	15,000	144,875	—
Karen Swenson	—	34,807	—	34,807	—
Peter B. Moore	—	32,453	—	32,453	—
Charles M. Waite	15,874	29,126	15,874	29,126	—
Guy A. Swenson, III	—	16,544	—	16,544	—
Peter A. Friberg	150,375	5,394	—	5,394	$789,469
Nancy F. Pope	—	5,393	—	5,393	—
Christina W. Kimball Revocable Trust 2/21/2001	35,700	—	35,700	—	—
Richard C. Kimball JT Account w/ Christina Kimball	29,126	—	29,126	—	—
Richard C. Kimball IRA	7,300	—	7,300	—	—
Jon Gregory	25,326	—	25,326	—	—
TOTAL	408,701	2,449,793	258,326	2,449,793	$789,469

Transfer Restrictions

Members of the Swenson Granite Group are required to deposit their shares of Company common stock with Parent within 30 days after the effective date of the contribution agreements. Prior to the effective time of the merger or the termination of either the merger agreement or the contribution agreements, no member of the Swenson Granite Group may, directly or indirectly, sell, transfer, exchange, pledge, encumber or otherwise dispose of, or in any other way reduce his or her risk of ownership or investment in, or make any offer or agreement relating to any of the foregoing with respect to, any subject shares. However, provided that a donee or transferee agrees in a writing (reasonably satisfactory to Parent) to be bound by the restrictions set forth in the voting agreements (see “VOTING AND CONTRIBUTION AGREEMENTS — Voting Agreements,” below), members of the Swenson Granite Group may transfer all or any portion of the subject shares in the following circumstances:

•	if the transfer is by will or intestacy;

•	if the transfer is to the shareholder’s members, partners, affiliates or immediate family members (including the shareholder’s spouse, lineal descendants, father, mother, brother, sister or first cousin, and father, mother, brother or sister of the shareholder’s spouse);

•	if the transfer is to Parent or any parent, subsidiary or affiliate of Parent; or

•	if the transfer is to a trust, the beneficiaries of which are such shareholder and/or members of shareholder’s immediate family.

Termination

Each contribution agreement will automatically terminate upon the earliest of (1) the mutual consent of the parties to the contribution agreement, (2) the effective time of the merger or (3) the termination of the merger agreement in accordance with its terms.

SELECTED HISTORICAL FINANCIAL DATA

The following table sets forth selected historical consolidated financial data for the Company and its subsidiaries. The selected historical consolidated financial data as of December 31, 2009 and December 31, 2008 and for each of the years in the two-year period ended December 31, 2009 have been derived from the Company’s audited consolidated financial statements appearing in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, which is attached as Annex F and incorporated into and constitutes part of this proxy statement. The selected historical consolidated financial data as of December 31, 2007, December 31, 2006 and December 31, 2005 and for each of the fiscal years ended December 31, 2007, December 31, 2006 and December 31, 2005 have been derived from the Company’s audited consolidated financial statements, which do not appear in this proxy statement. The selected historical consolidated financial data as of and for the nine-month periods ended October 2, 2010 and October 3, 2009 have been derived from the Company’s unaudited consolidated financial statements appearing in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended October 2, 2010, which is attached as Annex G and incorporated into and constitutes part of this proxy statement. The historical results of Rock of Ages included below are not necessarily indicative of the Company’s future performance, and results of operations for the respective nine-month periods ended October 2, 2010 and October 3, 2009 are not necessarily indicative of the results of operations of Rock of Ages for the full fiscal years. The unaudited selected historical consolidated financial data reflect all adjustments (consisting of normal, recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of our financial position, results of operations and cash flows at the end of and for the periods presented.

The book value per basic and diluted share as of October 2, 2010 was $3.84 and $3.83, respectively.

The information contained in this section, “SELECTED HISTORICAL FINANCIAL DATA”, should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s 10-K and 10-Q SEC filings (as filed under the Exchange Act) and the Company’s consolidated financial statements, including the related notes. See “WHERE YOU CAN FIND MORE INFORMATION.”

	Nine Months Ended		Year Ended
	Oct. 2,	Oct. 3,	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2010	2009	2009	2008	2007	2006	2005(1)
		(In thousands, except per share data and ratios)

Operating Results
Net revenues	$37,930	$33,242	$45,521	$55,869	$55,546	$50,157	$89,042
Gross profit(2)	10,217	7,989	11,279	10,891	14,620	11,825	31,931
Operating expenses(3)	7,417	6,866	9,039	11,182	13,573	12,199	38,822
Operating profit (loss)	2,800	1,123	2,240	(291)	1,047	(375)	(6,891)
Interest expense	827	871	1,158	1,368	1,844	2,002	1,924
Other expense (income), net(4)	—	—	—	—	—	—	(350)
Income (loss) from continuing operations before income tax	1,973	252	1,082	(1,658)	(797)	(2,376)	(8,465)
Income tax expense(5)	305	59	280	395	536	473	7,611
Income (loss) from continuing operations	1,668	193	802	(2,053)	(1,333)	(2,849)	(16,075)
Discontinued operations(6)	—	—	—	(142)	(5,224)	(2,516)	(68)
Net income (loss)	$1,668	$193	$802	$(2,195)	$(6,556)	$(5,365)	$(16,143)
Earnings (loss) per common share – basic and diluted:
Continuing operations	$0.22	$0.03	$0.11	$(0.28)	$(0.18)	$(0.39)	$(2.17)
Discontinued operations	—	—	—	(0.02)	(0.70)	(0.34)	(0.01)
Net income (loss) per share basic and diluted:	$0.22	$0.03	$0.11	$(0.30)	$(0.88)	$(0.73)	$(2.18)
Average common shares outstanding — basic:	7,416	7,416	7,416	7,416	7,416	7,399	7,399
Average common shares outstanding — diluted:	7,435	7,416	7,416	7,416	7,416	7,399	7,399

	Nine Months Ended		Year Ended
	Oct. 2,	Oct. 3,	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2010	2009	2009	2008	2007	2006	2005(1)
		(In thousands, except per share data and ratios)

Balance Sheet Data
Current assets(7)	$28,932	$27,830	$26,410	$33,080	$51,487	$45,219	$44,708
Total assets(8)	60,563	60,163	58,452	64,443	84,645	94,388	98,612
Current liabilities(9),(10)	6,452	4,426	4,250	4,581	12,175	13,051	12,977
Long-term debt, less current maturities(11)	11,660	13,372	13,361	13,904	14,158	251	21,445
Total liabilities	32,073	34,177	31,948	44,011	54,174	61,887	57,136
Shareholders’ equity	28,490	25,986	26,504	20,431	30,471	32,501	41,476

(1)	The Company’s historical consolidated financial data has been restated to reflect the discontinuation of the Company’s retail division for all fiscal years except for the fiscal year ended December 31, 2005.

(2)	Fiscal Year ended December 31, 2008: includes a quarry inventory write-down of $3.9 million during the fiscal year ended December 31, 2008.

(3)	Nine Months ended October 2, 2010: includes costs and expenses associated with the Company’s exploration of strategic options and a shareholder lawsuit totaling approximately $852,000 during the nine months ended October 2, 2010.

Fiscal Year ended December 31, 2009: includes the effect of pension curtailment of approximately $95,000 during the fiscal year ended December 31, 2009.

Fiscal Year ended December 31, 2008: includes an impairment of long-lived assets of approximately $1.3 million during the fiscal year ended December 31, 2008.

Fiscal Year ended December 31, 2007: includes an impairment of investments in and advances to an affiliate of approximately $1.4 million and an insurance recovery of approximately $212,000 during the fiscal year ended December 31, 2007.

(4)	Fiscal Year ended December 31, 2005: includes a gain on sale of investments of approximately $350,000.

(5)	Fiscal Year ended December 31, 2005: income tax expense includes the adjustment to the valuation allowance against the deferred tax assets to fully reserve for the entire net U.S. deferred tax asset which resulted in a charge to tax expense of approximately $9.2 million.

(6)	Fiscal Year ended December 31, 2008: the Company’s loss from discontinued operations resulted from the sale of the Company’s retail division, which closed on January 17, 2008. The loss from operations for the retail division was approximately $142,000 for the fiscal year ended December 31, 2008, including allocated interest expenses of $23,000.

Fiscal Year ended December 31, 2007: the Company’s loss from discontinued operations resulted from the classification of its retail division as a discontinued operation. Based on the terms of this division’s January 2008 sale, an impairment charge of $5.908 million was recognized in the fourth quarter of 2007. The $5.2 million loss from discontinued operations for the fiscal year ended December 31, 2007 also takes into account (1) the retail division’s operating income of $1.358 million for the fiscal year and (2) interest expenses of approximately $674,000 allocated to the retail division.

Fiscal Year ended December 31, 2006: the Company’s loss from discontinued operations resulted from the classification of its retail division as a discontinued operation. The loss from operations for the retail division was approximately $3.1 million for the fiscal year ended December 31, 2006, including allocated interest expenses of approximately $577,000. The Company also sold its Kershaw quarries in South Carolina during the fiscal year ended December 31, 2006, for a gain of approximately $614,000. The Kershaw quarries also reported operating income of approximately $2,000 during the fiscal year.

Fiscal Year ended December 31, 2005: the Company’s loss from discontinued operations resulted from a net loss of approximately $68,000 reported by the Company’s Kershaw quarries in South Carolina.

(7)	As of December 31, 2007: includes current assets of discontinued operations of approximately $14.3 million.

As of December 31, 2006: includes current assets of discontinued operations of approximately $8.5 million.

(8)	As of December 31, 2006: includes non-current assets of discontinued operations of approximately $13.7 million.

(9)	Excluding short-term debt or borrowings and current maturities of long-term debt.

(10)	As of December 31, 2007: includes current liabilities of discontinued operations of approximately $6.7 million.

As of December 31, 2006: includes current liabilities of discontinued operations of approximately $7.0 million.

(11)	As of December 31, 2006: long-term debt with CIT was reclassified as current due to the loan facility maturing in less than one year.

RATIO OF EARNINGS TO FIXED CHARGES

The following table contains the Company’s ratio of earnings to fixed charges for the years ended December 31, 2009 and 2008, and the nine-month periods ended October 2, 2010 and October 3, 2009.

Ratio of Earnings to Fixed Charges (In $ ’000’s)

	Nine Months Ended		Fiscal Year Ended
	Oct. 3,	Oct. 2,	Dec. 31,	Dec. 31,
	2010	2009	2009	2008

Income (loss) from continuing operations, before taxes	$1,973	$252	$1,082	$(1,658)
Fixed charges	849	894	1,188	1,399

Earnings, as adjusted	$2,822	$1,146	$2,270	$(259)
Fixed charges:
Interest expenses including amortization of debt costs	$827	$871	$1,158	$1,368
Interest factor on lease expenses (15% of expense)	22	23	30	31

Total fixed charges	$849	$894	$1,188	$1,368
Ratio of earnings to fixed charges	3.32	1.28	1.91	(0.19)

MARKET PRICE AND DIVIDEND INFORMATION

The Company’s Class A common stock is traded on The NASDAQ Global Market under the symbol “ROAC.” On          , 201  , there were           shares of Class A common stock outstanding, held by approximately [ • ] shareholders of record. There is no public market for the Rock of Ages Class B common stock, but the Class B common stock is convertible at all times at the option of the holder into an equal number of shares of the Company’s Class A common stock.

The following table shows, for the periods indicated, the reported high and low sales prices per share of the Class A common stock on The NASDAQ Global Market.

	High	Low

Year Ended December 31, 2008
First quarter	$5.45	$3.98
Second quarter	4.33	3.27
Third quarter	3.37	1.85
Fourth quarter	3.39	1.29
Year Ended December 31, 2009
First quarter	2.48	1.49
Second quarter	2.48	1.65
Third quarter	3.88	1.85
Fourth quarter	3.66	2.65
Year Ending December 31, 2010
First quarter	3.74	2.95
Second quarter	4.25	2.88
Third quarter	4.28	3.88
Fourth quarter (through December 7, 2010)	5.24	4.05

The closing sale price for shares of the Class A common stock on The NASDAQ Global Market on May 7, 2010, the day of the last trading session before the public announcement of the initial proposal by Parent to acquire the Company was $3.38 per share. On October 15, 2010, the last full trading day before the public announcement of the merger agreement, the closing price per share of the Class A common stock on The NASDAQ Global Market was $4.10 per share. On          , 201  , the last trading day for which closing price information was practicably available prior to the date of the first mailing of this proxy statement, the closing price per share of Class A common stock on The NASDAQ Global Market was $[ • ]. Shareholders of Rock of Ages should obtain a current market quotation for the Class A common stock before making any decision with respect to the merger.

Rock of Ages last paid a quarterly cash dividend of $.025 per share of Class A common stock on December 15, 2005 and does not plan to pay any cash dividends on its common stock in the foreseeable future. The following limitations apply to the ability of Rock of Ages to pay dividends:

•	Pursuant to the Amended and Restated Financing Agreement, dated October 24, 2007, by and between The CIT Group/Business Credit, Inc. and the Company, the Company generally may not, nor may it permit any of the subsidiary borrowers to, declare or pay any dividends on its capital stock (other than dividends payable in its own capital stock).

•	The Company’s articles of incorporation provide that no dividend shall be declared or paid in respect of any common stock unless the holders of both the Class A common stock and the Class B common stock receive the same per share dividend, payable in the same amount and type of consideration, as if such classes constituted a single class, except that if any dividend is declared that is payable in shares of, or in subscription or other rights to acquire shares of, Class A common stock or Class B common stock, such dividend shall be declared and paid at the same rate per share with respect to the Class A common stock and the Class B common stock, and the dividend payable on shares of Class A common stock shall be payable only in shares of, or in subscription or other rights to acquire shares of, Class A common stock and the dividend payable on shares of Class B common stock shall be payable only in shares of, or in subscription or other rights to acquire shares of, Class B common stock.

•	Under the merger agreement, Rock of Ages has agreed not to pay dividends on its common stock before the effective time of the merger.

•	The VBCA prohibits distributions to shareholders when the distributions would (1) render a corporation unable to pay its debts as they become due in the usual course of business, or (2) render a corporation’s total assets less than the sum of its total liabilities plus the amount that would be needed to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

RECENT TRANSACTIONS

There have been no transactions in the common stock of Rock of Ages effected during the last 60 days by the Company, Parent, Merger Sub or any of their respective directors, executive officers or managers or by any of the members of the Swenson Granite Group.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information as of October 29 (except as otherwise indicated in a footnote) regarding the beneficial ownership of each class of Rock of Ages common stock by each director, each person known by Rock of Ages to own beneficially more than 5% of either class of the Company’s common stock (including any “group” as set forth in Section 13(d)(3) of the Exchange Act), each named executive officer (as defined in Item 402(a)(3) of Regulation S-K), and all directors and current executive officers as a group based upon information furnished by such persons. Except as indicated in the footnotes, the persons listed have sole voting and investment power over the shares beneficially owned.

	Class A Common Stock(1)		Class B Common Stock(1)
	Number of	Percentage of	Number of	Percentage of
Name and Address	Shares	Class Outstanding	Shares	Class Outstanding

North Star Investment Management Corp.(2)	739,551	15.4%	—	—
20 North Wacker Drive, Suite 1416 Chicago, IL 60606
Kuby Gottlieb Special Value Fund, LP(3)	446,633	9.3%	—	—
20 North Wacker Drive, Suite 1416 Chicago, IL 60606
Dimensional Fund Advisors, Inc.(4)	312,531	6.5%	—	—
Palisades West, Building One, 6300 Bee Cave Road Austin, Texas, 78746
Swenson Granite Group(5)	2,858,494	39.4%	2,449,793	94.1%
c/o Swenson Granite Company, LLC 369 North State Street, Concord, NH 03301
Kevin C. Swenson Revocable Trust of 1994(6)	1,023,489	17.5%	1,023,489	39.3%
47 Straws Point Road Rye, NH 03870
Robert L. Pope and Nancy F. Pope	165,268	3.3%	150,268	5.8%
46 Grand View Farm Road Barre, VT 05641-8335
Charles M. Waite(7)	15,874	*	29,126	1.1%
Kurt M. Swenson Revocable Trust of 2000(8)**	1,135,000	19.5%	1,005,000	38.6%
Richard C. Kimball and
Christina W. Kimball**	72,126	1.5%	—	—

	Class A Common Stock(1)			Class B Common Stock(1)
	Number of	Percentage of		Number of	Percentage of
Name and Address	Shares	Class Outstanding		Shares	Class Outstanding

James L. Fox**	5,000		*	—	—
Frederick E. Webster, Jr.**	5,000		*	—	—
Donald Labonte(9)**	52,000	1.1%		—	—
Pamela G. Sheiffer**	5,000		*	—	—
Paul H. Hutchins(10)**	30,200		*	—	—
Laura A. Plude(11)**	20,000		*	—	—
All directors and executive officers as a group (8 persons)	1,324,326	22.8%		—	—

**	Named Executive Officer and/or Director of Rock of Ages; the business address of each such director and executive officer of the Company is c/o Rock of Ages Corporation, 560 Graniteville Road, Graniteville, Vermont 05654.

*	The amount shown is less than 1% of the outstanding shares of such class.

(1)	Shares of our Class B common stock are convertible on a share-for-share basis into shares of our Class A common stock. Therefore, for each beneficial owner (and directors and executive officers as a group), (i) the number of shares of Class A common stock listed includes (or is comprised solely of) the number of Class A shares owned outright or under outstanding vested options and a number of shares equal to the number of shares of Class B common stock, if any, listed as beneficially owned by such beneficial owner(s) and (ii) the percentage of Class A common stock listed assumes the conversion on [date as which outstanding share #’s given] of all shares of Class B common stock, if any, listed as beneficially owned by such beneficial owner(s) into Class A Common Stock and also that no other shares of Class B common stock beneficially owned by others are so converted.

(2)	According to a Schedule 13D jointly filed by Northstar Investment Management Corp. and Kuby Gottlieb Special Value Fund, LP on October 19, 2010, Northstar Investment Management Corp, directly controls advisory accounts, which own 739,551 shares of the Company’s Class A common stock. According to this Schedule 13D, Northstar Investment Management Corp. has sole dispositive power with respect to these 739,551 shares.

(3)	According to a Schedule 13D jointly filed by Northstar Investment Management Corp. and Kuby Gottlieb Special Value Fund, LP on October 19, 2010, Kuby Gottlieb Special Value Fund, LP owns 446,633 shares of the Company’s Class A common stock. According to this Schedule 13D, Kuby Gottlieb Special Value Fund, LP is affiliated with Northstar Investment Management Corp.

(4)	According to a Schedule 13G filed February 8, 2010, Dimensional Fund Advisors LP, in its capacity as an investment advisor or manager, may be deemed to be the beneficial owner of the listed shares that are held of record by certain investment companies, trusts or other accounts it advises or manages.

(5)	According to Amendment No. 1 to a Schedule 13D filed October 20, 2010, the members of the Swenson Granite Group (as individually listed under “PARTIES INVOLVED IN THE PROPOSED TRANSACTION — Swenson Granite Group) beneficially own 408,701 shares of the Company’s Class A common stock and 2,449,793 shares of the Company’s Class B common stock.

(6)	Kevin C. Swenson is the brother of Kurt M. Swenson.

(7)	Charles M. Waite retired as a Company board member at the Company’s 2010 annual meeting.

(8)	Kurt M. Swenson is the brother of Kevin C. Swenson. Includes 1,005,000 shares of Class B Common Stock and 130,000 shares of Class A Common Stock held by the Kurt M. Swenson Revocable Trust of 2000. Kurt M. Swenson, as the sole trustee of the Kurt M. Swenson Revocable Trust of 2000, beneficially owns such shares.

(9)	Includes 49,000 shares of Class A Common Stock subject to currently exercisable stock options.

(10)	Includes 18,000 shares of Class A Common Stock subject to currently exercisable stock options.

(11)	Includes 17,000 shares of Class A Common Stock subject to currently exercisable stock options.

As of October 29, 2010, the members of the Swenson Granite Group beneficially owned 408,701 shares of Class A common stock, or approximately 8.5% of the outstanding Class A common stock, and 2,449,793 shares of Class B common stock, or approximately 94.1% of the outstanding Class B common stock.

Kurt Swenson, our non-executive Chairman and the Chairman and a director of Parent, together with his brother, Kevin C. Swenson, Vice President and a director of Parent, and Robert Pope, President and Chief Executive Officer and a director of Parent, own approximately 31% of all outstanding shares of common stock of Rock of Ages, and control approximately 71% of the voting power of all outstanding Rock of Ages shares.

FUTURE SHAREHOLDER PROPOSALS

If the merger is completed, there will be no public participation in any future meetings of shareholders of Rock of Ages. However, if the merger is not completed, Rock of Ages shareholders will continue to be entitled to attend and participate in our shareholders’ meetings. If the merger is not completed, and thus the Company remains a public reporting company at the time of its 2011 Annual Meeting of Shareholders, under the rules and regulations of the Securities and Exchange Commission, proposals of shareholders intended to be presented in the Company’s proxy statement and forms of proxy for the Company’s 2011 Annual Meeting of Shareholders must be received by the Company at its principal executive offices, no later than March 12, 2011 and must otherwise satisfy the conditions established by the Securities and Exchange Commission to be considered for inclusion in the Company’s proxy statement and proxy cards for that meeting.

Under our By-Laws, proposals of shareholders intended to be submitted for a formal vote (other than proposals to be included in the Company’s proxy statement and forms of proxy) at the Company’s 2011 Annual Meeting of Shareholders may be made only by a shareholder of record who has given notice of the proposal to the Secretary of the Company which is received at the Company’s principal executive offices no earlier than April 14, 2011 and not later than May 19, 2011. The notice must contain certain information as specified in our By-Laws. If the Company remains subject to the federal proxy rules at the time of its 2011 Annual Meeting of Shareholders, any such proposal received after May 19, 2011 will not be considered “timely” under the federal proxy rules for purposes of determining whether the proxies designated by the Company for such meeting may use discretionary authority to vote on such proposal.

WHERE YOU CAN FIND MORE INFORMATION

Rock of Ages files annual, quarterly and current reports, proxy statements and other documents with the SEC under the Exchange Act. The Company’s SEC filings made electronically through the SEC’s EDGAR system are available to the public at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s public reference room located at 450 Fifth Street, NW, Washington, DC 20549. Please call the SEC at (800) SEC-0330 for further information on the operation of the public reference room.

The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed with SEC on March 31, 2010, and the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended October 2, 2010 filed with the SEC on November 16, 2010, are attached as Annexes F and G, respectively, to, and are incorporated into and constitute part of, this proxy statement.

Rock of Ages, Parent, Merger Sub and the members of the Swenson Granite Group have filed with the SEC a Schedule 13E-3 with respect to the proposed merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection as set forth above.

This proxy statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in that jurisdiction. The delivery of this proxy statement should not create an implication that there has been no change in the affairs of Rock of Ages since the date of this proxy statement or that the information herein is correct as of any later date.

Parent, Merger Sub, Covington and the members of the Swenson Granite Group have supplied, and Rock of Ages has not independently verified, the information in this proxy statement related to Parent, Merger Sub, Covington and the members of the Swenson Granite Group.

Shareholders should not rely on information other than that contained or incorporated into this proxy statement, including the Annexes which constitute part of this proxy statement, and the other reports we file with the SEC. Rock of Ages has not authorized anyone to provide information that is different from that contained in this proxy statement. This proxy statement is dated          , 2010. No assumption should be made that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement will not create any implication to the contrary. Notwithstanding the foregoing, in the event of any material change in any of the information previously disclosed, Rock of Ages will, where relevant and if required by applicable law, (1) update such information through a supplement to this proxy statement and (2) amend the Transaction Statement on Schedule 13E-3 filed in connection with the merger, in each case, to the extent necessary.

Annex A

AGREEMENT AND PLAN OF MERGER
by and among
SWENSON GRANITE COMPANY LLC,
GRANITE ACQUISITION, LLC
and
ROCK OF AGES CORPORATION
October 18, 2010

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of October 18, 2010 (this “Agreement”), by and among Rock of Ages Corporation, a Vermont corporation (the “Company”), Swenson Granite Company LLC, a Delaware limited liability company (“Parent”), and Granite Acquisition, LLC, a Vermont limited liability company wholly owned by Parent (“Merger Sub”).

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, Merger Sub shall be merged with and into the Company, with the Company continuing as the Surviving Company (the “Merger”), in accordance with the Vermont Business Corporation Act, as amended (the ‘‘VBCA”), and Chapter 21 of Title 11 of the Vermont Statutes Annotated, as amended (together with the VBCA, the “Vermont Laws”), with each issued and outstanding share of (a) Class A common stock, no par value, of the Company (the “Company Class A Common Stock”), and (b) Class B common stock, no par value, of the Company (the “Company Class B Common Stock”, and together with the Company Class A Common Stock, the “Company Common Stock”), in each case, other than (a) shares of Company Common Stock to be cancelled in accordance with Section 3.1(a)(iii) and (b) Dissenting Shares, to be converted into the right to receive the Merger Consideration; and

WHEREAS, a Special Committee of the Company Board (as defined herein) comprised exclusively of Qualified Directors (as defined herein) with respect to this Agreement and the Merger (the ‘‘Special Committee”) has unanimously, and, based in part on the recommendation of the Special Committee, the board of directors of the Company (the “Company Board”) has unanimously (a) determined that the Merger is fair to and in the best interests of the Company’s shareholders (other than the Swenson Contributing Shareholders (as defined herein)), (b) adopted this Agreement and (c) recommended approval of this Agreement by the Company’s shareholders (the ‘‘Company Board Recommendation”); and

WHEREAS, (a) the board of directors of Parent has adopted and approved this Agreement and the Merger, (b) the shareholders of Parent have approved this Agreement and the Merger and (c) Parent, in its capacity as the sole member of Merger Sub, has adopted this Agreement; and

WHEREAS, contemporaneously with the execution of this Agreement, as a condition to and as an inducement to each of the parties hereto to enter into this Agreement, the members of the Swenson Granite Group (as defined herein) have each entered into a voting agreement, dated as of the date hereof, with Parent in the form attached hereto as Exhibit A (each such agreement, a “Voting Agreement”), pursuant to which, among other things, each member of the Swenson Granite Group has agreed, subject to the terms and conditions set forth therein, to vote or cause to be voted all shares of Company Common Stock as to which such member is entitled to vote or instruct the vote in favor of approval of this Agreement;

NOW, THEREFORE, in consideration of the premises, and the representations, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

Section 1.1  Definitions.  As used in this Agreement, the following terms have the meanings set forth below:

‘‘Acquisition Agreement” has the meaning set forth in Section 6.3(b).

“Acquisition Proposal” means any offer or proposal made by any Person or Persons other than Parent, Merger Sub or any Affiliate thereof to acquire, other than as contemplated by this Agreement, (a) beneficial ownership (as defined under Section 13(d) of the Exchange Act) of more than 50% of the outstanding Company Common Stock pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer or exchange offer or similar transaction involving the Company or (b) more than 50% of the assets of the Company and its Subsidiaries, taken as a whole.

“Affiliate” means, with respect to a Person, any Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person; provided that, except as expressly stated herein, for purposes of this Agreement neither Parent nor Merger Sub shall be considered an Affiliate of the Company and the Company shall not be considered an Affiliate of Parent or Merger Sub.

“Agreement” has the meaning set forth in the Preamble.

“Articles of Merger” has the meaning set forth in Section 2.2.

“Benefit Agreements” means all material employment and severance agreements with employees of the Company or any of its Subsidiaries to which the Company or any such Subsidiary is a party.

“Benefit Plans” means all and any benefit plans, programs, arrangements or practices, including plans described in section 3(3) of ERISA (but shall not include any “multi-employer plan” within the meaning of Sections 3(37) or 4001(a)(3) of ERISA) that provide pension, retirement, profit sharing, bonus, incentive, deferred compensation, severance, welfare, health, life insurance, disability, death, medical, dental, vision, sickness, vacation, stock option, stock-based compensation or similar benefits sponsored by the Company or any of its Subsidiaries or maintained for the benefit of any current or former employee, officer or director of the Company or any of its Subsidiaries.

“Book Entry Shares” has the meaning set forth in Section 3.1(a)(iv).

“Business Day” means a day other than a Saturday, a Sunday or another day on which commercial banking institutions in New York, New York are authorized or required by Law to be closed.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. sec. 9601 et seq.

“Certificates” has the meaning set forth in Section 3.1(a)(iv).

“Change of Recommendation” has the meaning set forth in Section 6.3(b).

“Closing Date” has the meaning set forth in Section 2.2.

“Closing” has the meaning set forth in Section 2.2.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company” has the meaning set forth in the Preamble.

“Company Board” has the meaning set forth in the Recitals.

“Company Board Recommendation” has the meaning set forth in the Recitals.

“Company Bylaws” means the By-Laws of the Company as currently in effect, as the same may be amended from time to time.

“Company Charter” means the Articles of Incorporation of the Company as currently in effect, as the same may be amended from time to time.

“Company Class A Common Stock” has the meaning set forth in the Recitals.

“Company Class B Common Stock” has the meaning set forth in the Recitals.

“Company Common Shareholder Approval” has the meaning set forth in Section 4.17.

“Company Common Stock” has the meaning set forth in the Recitals.

“Company Equity Plans” means the Rock of Ages Corporation Amended and Restated 1994 Stock Plan and the Rock of Ages Corporation 2005 Stock Plan, each as amended to date.

“Company Expenses” has the meaning set forth in Section 8.2(b).

“Company Options” has the meaning set forth in Section 3.4.

“Company SEC Reports” has the meaning set forth in Section 4.6.

“Confidentiality Agreement” means that certain Agreement, dated May 14, 2010, by and between the Company and Parent.

“Consideration Fund” has the meaning set forth in Section 3.2(a).

“Contract” means any note, bond, mortgage, indenture, lease, license, contract, agreement or other consensual obligation.

“Disclosure Document” means the Proxy Statement, the Schedule 13E-3 and each other document required to be filed by the Company or with the SEC or required to be distributed or otherwise disseminated to the Company’s shareholders in connection with the Merger.

“Disclosure Schedule” means the disclosure schedule, delivered by the Company to Parent immediately prior to the execution of this Agreement, which qualifies the representations and warranties of the Company set forth in ARTICLE IV of this Agreement or the interim operating covenants of the Company set forth in Section 6.1.

“Dissenting Shares” has the meaning set forth in Section 3.3(a).

“Effective Time” has the meaning set forth in Section 2.2.

“End Date” has the meaning set forth in Section 8.1(b).

“Environmental Laws” means all applicable Laws relating to the protection of the environmental and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Filed Company SEC Reports” has the meaning set forth in ARTICLE IV.

“Financing” has the meaning set forth in Section 5.7.

“Financing Agreements” has the meaning set forth in Section 5.7.

“Financing Documents” has the meaning set forth in Section 5.7.

“Financing Letter” has the meaning set forth in Section 5.7.

“GAAP” has the meaning set forth in Section 4.6.

“Governmental Entity” means the government of the United States or of any other nation, or any political subdivision of the United States or any such other nation, whether state or local, and any agency, authority, instrumentality, regulatory body, court, or other entity exercising executive, legislation, judicial, taxing, regulatory or administrative powers or functions of such government or political subdivision.

“Hazardous Substance” means, without limitation, any flammable materials, explosives, radon, radioactive materials, volatile organic compounds, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, or other hazardous or toxic substances or related materials, as defined in CERCLA, the Hazardous Materials Transportation Act, RCRA or any other applicable Environmental Laws.

“Hazardous Waste” means all waste materials subject to regulation under CERCLA, RCRA or applicable state law, and any other applicable Federal and state laws now in force or hereafter enacted relating to hazardous waste disposal.

“Indemnified Party” has the meaning set forth in Section 6.5(a).

“Inspector of Elections” means the Person designated by the Company to tabulate and report the vote at the Special Meeting.

“Insured Parties” has the meaning set forth in Section 6.5(c).

“IRS” means the United States Internal Revenue Service.

“July 3, 2010 Balance Sheet” has the meaning set forth in Section 4.8.

“Knowledge” means such facts and other information that as of the date of determination are actually known to the President and Chief Executive Officer, Chief Financial Officer and Vice President — Finance, or the Vice President — Administration, or executives or other officers serving analogous functions, of the referenced party.

“Law” means any federal, state, local or foreign law, statute, rule, regulation, final and enforceable ordinance or Order of any Governmental Entity.

“Lenders” has the meaning set forth in Section 5.7.

“Majority of the Minority Approval” means the affirmative vote in favor of approval of this Agreement of a majority of the outstanding shares of Company Class A Common Stock, not including (in the number of outstanding shares of Company Class A Common Stock or in the number of shares of Company Class A Common Stock voted in favor of this Agreement) shares of Company Class A Common Stock owned directly or through a broker or other nominee by members of Parent as certified by Parent to the Company pursuant to Section 6.10(b).

“Marks” has the meaning set forth in Section 4.10.

“Material Adverse Effect” means any event, change, effect, development, state of facts, condition, circumstance or occurrence that (alone or in combination) is materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole; but excluding any such event, change, effect, development, state of facts, condition, circumstance or occurrence (alone or in combination) resulting from, arising out of or connection with (a) changes in the financial markets or economic or political condition generally in the United States or the global economic or political condition, to the extent the Company and its Subsidiaries, taken as a whole, are not adversely affected in a disproportionate manner relative to other participants in the industry in which they operate, (b) general national, regional or international economic, financial, political or business conditions affecting generally the industries and markets in which the Company and its Subsidiaries operate, to the extent the Company and its Subsidiaries, taken as a whole, are not adversely affected in a disproportionate manner relative to other participants in the industry in which they operate, (c) the execution, delivery or performance of this Agreement, the announcement of this Agreement, the identity of Parent or Merger Sub or the pendency or consummation of the Merger or the other transactions contemplated hereby (including any cancellation of or delays in work for customers, any reductions in sales, any disruption in supplier, contractor, subcontractor or similar relationships or any loss of employees or consultants resulting primarily from such execution, delivery or performance of this Agreement, such announcement of this Agreement, such identity of Parent or Merger Sub or such pendency or consummation of the Merger or the other transactions contemplated hereby), (d) natural disasters, acts of war, terrorism or sabotage, military actions or the escalation thereof, (e) changes in GAAP or other applicable accounting rules or applicable Law (including the accounting rules and regulations of the SEC), or, in any such case, changes in the interpretation thereof, (f) any action required by Law, contemplated by this Agreement or taken at the request of Parent or Merger Sub, (g) any litigation brought or threatened by any shareholder(s) of either Parent or the Company (whether on behalf of the Company, Parent or otherwise) alleging a breach of fiduciary duty relating to this Agreement or the Merger or the other transactions contemplated hereby or violations of securities Laws in connection with the Disclosure Documents or otherwise in connection with this Agreement (other than any Order in such litigation which awards damages against the Company or for which the Company has an indemnification obligation, in either case, to the extent not reimbursable to the Company pursuant to the Company’s directors and officers liability insurance policy, it being understood for the avoidance of doubt that the exclusion of some or all of any damage award from this clause (g) shall not create an assumption or implication that such damage award constitutes a Material Adverse Effect), (h) any action required to comply with the rules and regulations of the SEC or the SEC comment process, in each case, in connection with any Disclosure Document, (i) in and of itself, any change in the market price or trading volume of the Company Common Stock or the Company’s credit rating, (j) in and of itself, any failure by the Company to meet any estimates, projections, forecasts or revenue or earnings predictions, or any predictions or expectations of the Company or of any securities analysts (it being understood that this clause (j) shall not prevent Parent from asserting that any event, change, effect, development, state of facts, condition, circumstance or occurrence that may have contributed to such failure independently constitutes or contributes to a Material Adverse Effect), (k) the failure of Parent to consent to any of the actions proscribed in Section 6.1 where such failure to consent would be unreasonable or (l) any matter described or referred to in the Filed Company SEC Reports (provided that the relevance of the disclosure of any such matter is reasonably apparent from the text of such disclosure) or expressly and specifically (in sufficient detail such that the significance and materiality thereof is readily apparent) described or referred to in the Disclosure Schedule.

“Material Contract” means any Contract in effect as of the date hereof which is required to be filed by the Company with the SEC as a material Contract pursuant to Item 601(b)(10) of Regulation S-K promulgated by the SEC.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 3.1(a)(i).

“Merger Sub” has the meaning set forth in the Preamble.

“Multi-Employer Plan” has the meaning given in ERISA Section 3(37)(A).

“Option Cash-Out Payments” has the meaning set forth in Section 3.4.

“Order” means, with respect to any Person, any order, temporary restraining order, preliminary injunction, injunction, judgment, decree or ruling enacted, adopted, promulgated or applied by a Governmental Entity or arbitrator that is binding upon or applicable to such Person or its property.

“Parent” has the meaning set forth in the Preamble.

“Parent Expenses” has the meaning set forth in Section 8.2(c).

“Paying Agent” has the meaning set forth in Section 3.2(a).

“PBGC” has the meaning set forth in Section 4.9(c).

“Permit” has the meaning set forth in Section 4.5.

“Person” means any natural person or any corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity.

“Proxy Statement” has the meaning set forth in Section 2.3(b).

“Qualified Directors” means “qualified directors” within the meaning of Section 8.62 of the VBCA.

“Representatives” has the meaning set forth in Section 6.2.

“Required Funding Amount” has the meaning set forth in Section 5.7.

“RCRA” means the Resource Conservation and Recovery Act, 42 U.S.C. sec. 6901 et seq., as the same may be amended from time to time.

“SEC” means the United States Securities and Exchange Commission.

“Schedule 13E-3” has the meaning set forth in Section 2.3(c).

“Shareholder Approvals” means the Company Common Shareholder Approval and the Majority of the Minority Approval.

“Solvent” when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (i) the value of all “liabilities of such Person, including contingent and other liabilities”, as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent liabilities) as such debts become absolute and matured, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature.

“Special Committee” has the meaning set forth in the Recitals.

“Special Meeting” has the meaning set forth in Section 2.3(a).

“Subsidiary” means, as to any Person, any corporation, partnership, limited liability company, association, trust or other entity or organization of which such Person directly or indirectly owns securities or other equity interests representing more than 50% of the total outstanding common equity interests or more than 50% of the aggregate voting power of all outstanding securities or other equity interests entitled to vote for the election of directors or Persons holding similar positions.

“Superior Proposal” means an Acquisition Proposal that the Company Board determines, based upon the recommendation, and with the concurrence by a vote, of a majority of the members of the Special Committee or of the Qualified Directors with respect to such Acquisition Proposal after consultation by the Special Committee or such Qualified Directors with outside counsel and financial advisors (and taking into account any changes to the terms and conditions of this Agreement proposed by Parent to the Company in response to such Acquisition Proposal), to be (a) more favorable to the Company and its shareholders than the Merger, and (b) reasonably capable of being completed within a reasonable period of time on the terms set forth therein, including by obtaining any financing contemplated thereby.

“Surviving Company” has the meaning set forth in Section 2.1(a).

“Swenson Contributing Shareholders” means each member of the Swenson Granite Group who is a party to a Swenson Contribution Agreement.

“Swenson Contribution Agreement” means the binding agreements, in the form attached hereto as Exhibit B, entered into by and between Parent and certain members of the Swenson Granite Group pursuant to which each such member of the Swenson Granite Group has agreed to contribute to Parent some or all of the shares of Company Common Stock beneficially owned by such Person as of immediately prior to the Effective Time in exchange for shares of membership interest in Parent.

“Swenson Granite Group” means the holders of shares of Company Common Stock set forth on Exhibit C hereto who (a) beneficially own and have the right to vote, or to instruct the vote with respect to, the number of shares of Company Class A Common Stock and Company Class B Common Stock set forth opposite their respective names on such Exhibit B and (b) have entered into a Voting Agreement.

“Tax Returns” means all federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amendments thereto relating to Taxes.

“Taxes” means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy, Transfer Taxes, and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.

“Termination Fee” has the meaning set forth in Section 8.2(e).

“Transaction Agreements” means, collectively, this Agreement, the Voting Agreements and the Swenson Contribution Agreements.

“Transfer Tax” means all transfer, real property transfer, stock transfer, documentary, sales, use, stamp, registration and other similar Taxes (including penalties and interest).

“United States” means the United States of America.

“VBCA” has the meaning set forth in the recitals.

“Vermont Laws” has the meaning set forth in the recitals.

“Voting Agreement” has the meaning set forth in the Recitals.

Section 1.2  Other Definitional Provisions; Interpretation.  The words “hereof,” “herein” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and references to articles, sections, paragraphs, exhibits and schedules are to the articles, sections and paragraphs of, and exhibits and schedules to, this Agreement, unless otherwise specified.

Whenever “include,” “includes” or “including” is used in this Agreement, such word shall be deemed to be followed by the phrase “without limitation.”

Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders and words denoting natural persons shall be deemed to include business entities and vice versa.

Terms defined in the text of this Agreement as having a particular meaning have such meaning throughout this Agreement, except as otherwise indicated in this Agreement.

ARTICLE II

THE MERGER

Section 2.1  The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with applicable provisions of the Vermont Laws, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate limited liability company existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Company”). The Merger shall have the effects set forth in the applicable provisions of the Vermont Laws. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of Merger Sub shall vest in the Surviving Company, and all of the debts, liabilities and duties of Merger Sub shall become the debts, liabilities and duties of the Surviving Company.

(b) The Company Charter and the Company Bylaws, in each case as in effect immediately prior to the Effective Time, shall be the articles of incorporation and bylaws, respectively, of the Surviving Company, until thereafter changed or amended as provided therein or by applicable Law.

(c) The managers of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the initial directors of the Surviving Company, each to hold office in accordance with the articles of incorporation and bylaws of the Surviving Company until their respective successors shall have been duly elected or appointed and qualified, or until their earlier death, resignation or removal. The officers of the Company immediately prior to the Effective Time, shall, from and after the Effective Time, continue as the officers of the Surviving Company, each to hold office in accordance with the articles of incorporation and bylaws of the Surviving Company until their respective successors shall have been duly elected or appointed and qualified, or until their earlier death, resignation or removal.

(d) If at any time after the Effective Time the Surviving Company shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Company its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Merger, then the officers and directors of the Surviving Company shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Company or otherwise to carry out this Agreement.

Section 2.2  Closing and Effective Time of the Merger.  The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (Eastern time) on the second Business Day after satisfaction or waiver of all of the conditions set forth in ARTICLE VII (the date on which the Closing occurs being referred to as the “Closing Date”), other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, One Beacon Street, Boston, Massachusetts 02108, unless another time, date or place is agreed to in writing by the parties hereto. On the Closing Date, Parent, Merger Sub and the Company shall cause appropriate articles of merger (the “Articles of Merger”) to be executed and filed with the Secretary of State of the State of Vermont in accordance with the relevant provisions of the Vermont Laws and shall make any other filings or recordings required under the Vermont Laws to effect the Merger. The Merger shall become effective at the time the Articles of Merger shall have been duly filed with the Secretary of State of the State of Vermont or such later date and time as is agreed upon by the parties and specified in the Articles of Merger (such date and time, the “Effective Time”).

Section 2.3  Meeting of Shareholders to Approve the Merger.

(a) The Company shall, in accordance with applicable Law, the Company Charter and the Company Bylaws, duly call, give notice of, convene and hold a special meeting of the Company’s shareholders (including any adjournment or postponement thereof, the “Special Meeting”) as promptly as reasonably practicable after the SEC confirms (either expressly or through the lapse of time) that it has no comments or no further comments, as the case may be, with respect to the Proxy Statement, for the purpose of considering and voting on approval of this Agreement; provided, however, that the Company may postpone or adjourn the Special Meeting solely to the extent the Special Committee or a majority of (but not less than two) Qualified Directors with respect to such determination, or the Company Board based upon the recommendation of the Special Committee or such Qualified Directors, determines in good faith, after consultation with outside counsel, that the Company has received a Superior Proposal. Subject to Section 6.3, the Company Board, based in part on the recommendation of the Special Committee, shall recommend that the holders of the Company Common Stock approve this Agreement, and shall use reasonable best efforts to solicit proxies in favor of approval of this Agreement.

(b) As promptly as reasonably practicable after the date hereof, the Company shall, in accordance with applicable Law, the Company Charter and the Company Bylaws, prepare and file with the SEC in preliminary form a proxy statement relating to this Agreement and the Merger (such proxy statement, as amended or supplemented, the “Proxy Statement”), and furnish the information required to be provided to the shareholders of the Company pursuant to the VBCA and the Exchange Act. Parent and Merger Sub shall, as promptly as reasonably practicable after the date hereof, furnish the Company with any information that may be required in order to effectuate the preparation and filing of the Proxy Statement pursuant to this Section 2.3(b). The Company will notify Parent promptly upon the receipt of and provide a copy to Parent of any comments from the SEC or its staff with respect to the Proxy Statement, or any amendments or supplements thereto. Whenever the Company becomes aware of any event that is required to be set forth in an amendment or supplement to the Proxy Statement, the Company will promptly inform Parent of such occurrence and will file as soon as reasonably practicable with the SEC or its staff, and mail to shareholders of the Company, such amendment or supplement, as and to the extent required by applicable Law. The Company shall provide Parent (and its counsel) with a reasonable opportunity to review and comment on the Proxy Statement, and any amendment or supplement thereto, prior to filing such with the SEC, and will provide Parent with a copy of all such filings made with the SEC. The Proxy Statement shall, subject to Section 6.3(c), include the Company Board Recommendation.

(c) Parent, Merger Sub, the Company and any required Affiliates thereof shall jointly prepare and, concurrently with the Company’s filing with the SEC of a preliminary form of the Proxy Statement, file with the SEC the Rule 13e-3 Transaction Statement on Schedule 13E-3 relating to the Transactions (such Transaction Statement, as amended or supplemented, the “Schedule 13E-3”). Parent, Merger Sub, the Company and any required Affiliates thereof shall furnish to each other all information concerning such party as may be reasonably requested by the other parties in connection with the preparation of the Schedule 13E-3. Parent, Merger Sub, the Company and any required Affiliates thereof shall, as promptly as reasonably practicable after the date hereof, furnish the other parties hereto with any information that may be required in order to effectuate the preparation and filing of the Schedule 13E-3 pursuant to this Section 2.3(c). Each of Parent and the Company will notify the other party promptly upon the receipt of and provide a copy to the other party of any comments from the SEC or its staff with respect to the Schedule 13E-3, or any amendments or supplements thereto. Whenever the Company or Parent becomes aware of any event that is required to be set forth in an amendment or supplement to the Schedule 13E-3, the Company or Parent, as the case may be, will promptly inform Parent of such occurrence and will file as soon as reasonably practicable with the SEC or its staff, and mail to shareholders of the Company, such amendment or supplement, as and to the extent required by applicable Law. Neither the Company nor Parent shall file the Schedule 13E-3 or any amendment or supplement thereto without prior consent from the other party.

(d) If at any time prior to the Special Meeting any fact or event relating to Parent or Merger Sub or any member, officer or director of Parent or Merger Sub that should be set forth in an amendment or supplement to the Proxy Statement or Schedule 13E-3 should occur or be discovered by Parent or Merger Sub, Parent or Merger Sub shall, promptly after becoming aware thereof, inform the Company of such fact or event. If at any time prior to the Special Meeting any fact or event relating to the Company or any officer, director or shareholder of the Company (in each case, other than members of the Swenson Granite Group) that should be set forth in an amendment or supplement to the Schedule 13E-3 should occur or be discovered by the Company, the Company shall, promptly after becoming aware thereof, inform Parent of such fact or event.

(e) At the Special Meeting, each of Parent and Merger Sub shall vote, or cause to be voted, all of the shares of Company Common Stock as to which it is entitled to vote or direct the vote in favor of approval of this Agreement, and Parent shall deliver or provide (or cause to be delivered or provided), in its capacity as a shareholder of the Company to the extent applicable, any other approvals that are required by applicable Law to effect the Merger.

ARTICLE III

CONVERSION OR OTHER TREATMENT OF EQUITY

Section 3.1  Conversion of Shares.

(a) At the Effective Time:

(i) Except as otherwise provided in Section 3.1(a)(iii) and Section 3.4, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock to be cancelled pursuant to Section 3.1(a)(iii) and Dissenting Shares) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive an amount in cash, payable to the holder thereof, without any interest thereon, equal to $5.25, subject to any withholding of Taxes required by applicable Law in accordance with Section 3.5 (the “Merger Consideration”).

(ii) The limited liability company interests of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of Company Class B Common Stock.

(iii) All shares of Company Common Stock that, immediately prior to the Effective Time, are held in the Company’s treasury or are held by Parent, Merger Sub or any other direct or indirect wholly owned Subsidiary of Parent shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(iv) Each share of Company Common Stock converted into the right to receive the Merger Consideration pursuant to Section 3.1(a)(i) shall be automatically cancelled and shall cease to exist, and the holders immediately prior to the Effective Time of shares of outstanding Company Common Stock not represented by certificates (“Book Entry Shares”) and the holders of certificates that, immediately prior to the Effective Time, represented shares of outstanding Company Common Stock (the “Certificates”) shall cease to have any rights with respect to such shares of Company Common Stock other than the right to receive, upon transfer of such Book Entry Shares or delivery of such Certificates in accordance with Section 3.2, the Merger Consideration, without any interest thereon, for each such share of Company Common Stock held by them immediately prior to the Effective Time.

(b) If at any time between the date hereof and the Effective Time any change in the number of outstanding shares of Company Common Stock shall occur as a result of a reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the amount of the Merger Consideration as provided in Section 3.1(a)(i) shall be equitably adjusted to reflect such change.

Section 3.2  Exchange of Certificates and Book Entry Shares.

(a) Prior to the Effective Time, Parent shall (i) select a bank or trust company, reasonably satisfactory to the Company, to act as the paying agent in the Merger (the “Paying Agent”) and (ii) enter into a paying agent agreement with the Paying Agent, the terms and conditions of which shall be reasonably satisfactory to the Company.

(b) At or prior to the Closing, Parent shall deliver (or cause to be delivered), in trust, to the Paying Agent, for the benefit of the holders of shares of Company Common Stock at the Effective Time, sufficient funds for timely payment of the aggregate Merger Consideration (such cash hereinafter referred to as the “Consideration Fund”). In the event the Consideration Fund shall be insufficient to pay the aggregate Merger Consideration contemplated by Section 3.1 (including with respect to former Dissenting Shares held by shareholders of the Company who shall have failed to perfect or who shall have effectively withdrawn or lost their rights to appraisal of such Dissenting Shares under Chapter 13 of the VBCA), Parent shall promptly deliver, or cause to be delivered, additional funds to the Paying Agent in an amount that is equal to the deficiency required to make such payments.

(c) Promptly after the Effective Time (and in any event within five Business Days after the Effective Time), Parent shall cause the Paying Agent to mail to each holder of record of Certificates or Book Entry Shares whose shares were converted into the right to receive Merger Consideration pursuant to Section 3.1: (i) a letter of transmittal, in customary form, that shall specify that delivery of such Certificates or transfer of such Book Entry Shares shall be deemed to have occurred, and risk of loss and title to the Certificates or Book Entry Shares, as applicable, shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) or transfer of the Book Entry Shares to the Paying Agent and (ii) instructions for use in effecting the surrender of the Certificates or transfer of the Book Entry Shares in exchange for payment of the Merger Consideration, the form and substance of which letter of transmittal and instructions shall be substantially as reasonably agreed to by the Company and Parent and prepared prior to the Closing. Upon receipt of an “agent’s message” by the Paying Agent in connection with the transfer of a Book Entry Share or surrender of a Certificate for cancellation to the Paying Agent, in each case together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and with such other documents as may be required pursuant to such instructions, the holder of such Book Entry Share or Certificate shall be entitled to receive in exchange therefor, subject to any required withholding of Taxes, the Merger Consideration pursuant to the provisions of this ARTICLE III, and the Book Entry Share so transferred or Certificate so surrendered shall forthwith be cancelled. No interest will be paid to holders of Book Entry Shares or Certificates in connection with, or accrued on, the Merger Consideration. If any Merger Consideration is to be paid to a Person other than a Person in whose name the Book Entry Share transferred or Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person requesting such exchange shall pay to the Paying Agent any transfer or other Taxes required by reason of payment of the Merger Consideration to a Person other than the registered holder of the Book Entry Share transferred or Certificate surrendered, or shall establish to the reasonable satisfaction of the Paying Agent that such Tax has been paid or is not applicable.

(d) The Consideration Fund shall be invested by the Paying Agent as directed by Parent; provided, however, that any such investments shall be in short-term obligations of the United States government or guaranteed by the United States government and backed by the full faith and credit of the United States government. Earnings on the Consideration Fund in excess of the amounts payable to the Company shareholders shall be the sole and exclusive property of Parent and shall be paid to Parent or the Surviving Company, as Parent directs. No investment of the Consideration Fund shall relieve Parent, the Surviving Company or the Paying Agent from promptly making the payments required by this ARTICLE III, and following any losses from any such investment, Parent shall promptly provide additional cash funds to the Paying Agent for the benefit of the holders of shares of Company Common Stock at the Effective Time in the amount of such losses, which additional funds will be deemed to be part of the Consideration Fund.

(e) At and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book Entry Shares are presented to the Surviving Company or the Paying Agent for any reason, they shall be cancelled and exchanged for the Merger Consideration pursuant to this ARTICLE III, except as otherwise provided by Law.

(f) Any portion of the Consideration Fund (including the proceeds of any investments thereof) that remains unclaimed by the former shareholders of the Company one year after the Effective Time shall be delivered, upon demand, to the Surviving Company. Any holders of Certificates or Book Entry Shares who have not theretofore complied with this ARTICLE III with respect to such Certificates or Book Entry Shares shall thereafter look only to the Surviving Company for payment of their claim for Merger Consideration in respect thereof.

(g) Notwithstanding the foregoing, neither the Paying Agent, Parent, the Surviving Company nor any other party hereto shall be liable to any Person in respect of cash from the Consideration Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Book Entry Share shall not have been surrendered or transferred prior to the date which is five (5) years after the Effective Time, the Merger Consideration in respect of such Certificate or Book Entry Share shall, to the extent permitted by applicable Law, become the property of the Surviving Company, and any holder of such Certificate or Book Entry Share who has not theretofore complied with this ARTICLE III with respect thereto shall thereafter look only to the Surviving Company for payment of their claim for Merger Consideration in respect thereof.

(h) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact (such affidavit shall be in a form reasonably satisfactory to Parent and the Paying Agent) by the Person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which such Person is entitled in respect of such Certificate pursuant to this ARTICLE III.

Section 3.3  Shares of Dissenting Shareholders.

(a) Notwithstanding anything in this Agreement to the contrary, other than as provided in Section 3.3(b), in the event that appraisal rights shall be available for shares of Company Common Stock pursuant to the provisions of the VBCA, any shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and held by a shareholder who, in accordance with Section 13.21 of the VBCA, has not voted in favor of the Merger or consented thereto in writing and who has properly delivered to the Company written notice of such shareholder’s intent to assert dissenters’ rights and demand payment for his or her shares if the Merger is effectuated (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, but shall instead be entitled only to such rights with respect to such Dissenting Shares as may be granted to such shareholder under the VBCA. From and after the Effective Time, Dissenting Shares shall not be entitled to vote for any purpose or be entitled to the payment of dividends or other distributions (except dividends or other distributions payable to shareholders of record prior to the Effective Time). The Company shall promptly provide any notices of dissent to Parent, and Parent shall have the right to participate in all negotiations and proceedings with respect to each such dissent. Except with the prior written consent of Parent, the Company shall not make any payment with respect to any Dissenting Shares, or offer to settle or settle, the dissenters’ rights claims of any shareholder with respect to the Merger.

(b) If any shareholder who holds Dissenting Shares withdraws or loses (through failure to perfect or otherwise) such shareholder’s right to obtain payment of the fair value of such shareholder’s Dissenting Shares under the VBCA, then, as of the later of the Effective Time and the occurrence of such withdrawal or loss, such shareholder’s shares of Company Common Stock shall no longer be Dissenting Shares and, if the occurrence of such withdrawal or loss is later than the Effective Time, shall be treated as if they had as of the Effective Time been converted into the right to receive Merger Consideration, without interest, as set forth in Section 3.1(a)(i).

Section 3.4  Treatment of Company Options.  Prior to the Effective Time, the Company shall cause each outstanding option to purchase shares of Company Class A Common Stock (each, a “Company Option”) under either Company Equity Plan to become fully vested and exercisable. At the Effective Time, each Company Option outstanding as of immediately prior to the Effective Time shall be cancelled and the holder thereof shall be entitled to receive with respect to such Company Option only a cash payment from the Surviving Company with respect to the Company Option equal to the product obtained by multiplying (a) the excess, if any, of the Merger Consideration over the exercise price per share of such Company Option, by (b) the number of shares of Company Common Stock issuable upon exercise of such Company Option (the aggregate of such cash payments, the “Option Cash-Out Payments”). Company Options which have an exercise price per share equal to or greater than the Merger Consideration shall be cancelled as of the Effective Time without the payment of any consideration. Parent and the Surviving Company shall cause, and the Company (and the Surviving Company) shall make appropriate arrangements with the Paying Agent, the Company’s (and the Surviving Company’s) payroll provider and/or any other Person as may be necessary to allow, the lump sum cash payments required pursuant to this Section 3.4 to be paid within five Business Days from the date upon which the Effective Time occurs.

Section 3.5  Withholding and Other Taxes.  Each of the Surviving Company and Parent shall deduct or withhold from the consideration payable to any Person pursuant to this ARTICLE III such amounts required to be deducted or withheld with respect to such payment under applicable Tax Law. If the Surviving Company or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Surviving Company or Parent, as the case may be, made such deduction or withholding.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in (a) the reports and other documents filed with, or furnished to, the SEC by the Company and publicly available prior to the date hereof (excluding any risk factor disclosures contained under the heading “Risk Factors,” and any disclosure of risks included in any “forward-looking statements” disclaimer) (collectively, the “Filed Company SEC Reports”) (provided that any disclosure in such Filed Company SEC Reports shall be deemed to qualify a representation or warranty only if the relevance of such disclosure to such representation or warranty is reasonably apparent from the text of such disclosure and provided further that the disclosures in the Filed Company SEC Reports shall not be deemed to qualify any representations or warranties made in Section 4.2) and/or (b) the Disclosure Schedule (such Disclosure

Schedule shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this ARTICLE IV and the disclosure of any item in any section or subsection of the Disclosure Schedule shall be deemed to qualify or apply to other sections in this ARTICLE IV to the extent that the relevance of such disclosure to such other section or subsection in this ARTICLE IV is reasonably apparent from the text of such disclosure), the Company represents and warrants to Parent and Merger Sub as follows:

Section 4.1  Organization; Subsidiaries.

(a) Each of the Company and its Subsidiaries is a corporation or other entity duly organized and validly existing under the laws of the jurisdiction of its incorporation or organization and has the requisite entity power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed or in good standing would not have a Material Adverse Effect. The Company has made available to Parent correct and complete copies of the Company Charter and Company Bylaws, each as in effect on the date hereof.

(b) Schedule 4.1(b) sets forth a complete and correct list of all Subsidiaries of the Company. Neither the Company nor any of its Subsidiaries owns any capital stock of, or any equity interest of any nature in, any other corporation, limited liability company, partnership, joint venture or other business entity, except for the Subsidiaries listed on Schedule 4.1(b) and except for passive investments as part of its cash management program.

(c) During the last five years prior to the date hereof, neither the Company nor any of its Subsidiaries has conducted business or sold inventory by any name other than its current name. Neither the Company nor any of its Subsidiaries has been a party to a merger or consolidation or acquired all or substantially all of the assets of any Person during the five years prior to the date of this Agreement.

Section 4.2  Capitalization.

(a) The authorized capital stock of the Company consists of (i) 30,000,000 shares of Company Class A Common Stock of which 4,812,342 are issued and outstanding as of the date hereof, (ii) 15,000,000 shares of Company Class B Common Stock of which 2,603,721 are issued and outstanding as of the date hereof and (iii) 2,500,000 shares of preferred stock, no par value, none of which are issued or outstanding as of the date hereof. All of the outstanding shares of the Company’s capital stock are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. As of the date hereof, 314,000 shares of Class A Common Stock are subject to outstanding Company Options under the Company Equity Plans. Other than the Company Options specified in the preceding sentence and issued pursuant to the Company Equity Plans, there are no existing (i) options, warrants, calls, subscriptions, restricted shares or other rights, convertible securities, agreements or commitments obligating the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other equity interest in, the Company or any of its Subsidiaries, (ii) contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of the Company or any of its Subsidiaries or (iii) voting trusts or similar agreements to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interests of the Company or any of its Subsidiaries.

(b) Schedule 4.2(b) sets forth the following information with respect to each outstanding Company Option: (i) the name of the optionee; (ii) the number of shares of Company Class A Common Stock subject to such Company Option; (iii) the exercise price per share of Company Class A Common Stock of such Company Option; and (iii) the date on which such Company Option expires.

(c) All of the outstanding shares of capital stock or other equity interests of each of the Company’s Subsidiaries are owned of record and beneficially, directly or indirectly, by the Company free and clear of all liens, pledges, security interests or other encumbrances.

Section 4.3  Authorization; Validity of Agreement; Company Action.  The Company has the requisite corporate power and authority to execute, deliver and perform this Agreement and, subject to obtaining the Shareholder Approvals, to consummate the Merger. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger have been duly authorized by the Company Board and the Special Committee and, except (with respect to such consummation) for the Shareholder Approvals, no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the Merger. This Agreement has been duly executed and delivered by the Company and, assuming the due and valid authorization, execution and delivery hereof by Parent and Merger Sub, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 4.4  Consents and Approvals; No Violations.  The execution and delivery of this Agreement by the Company do not, and the performance by the Company of this Agreement and the consummation by the Company of the Merger will not, (a) violate any provision of the Company Charter or the Company Bylaws, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contract to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets is bound, (c) violate any Law applicable to the Company, any of its Subsidiaries or any of their respective properties or assets or (d) other than in connection or compliance with applicable requirements of federal securities Laws or the Vermont Laws, require the Company to make any filing or registration with or notification to, or require the Company to obtain any authorization, consent or approval of, any Governmental Entity; except, in the case of clauses (b), (c) and (d), for such violations, breaches or defaults that, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to make or obtain, (i) would not, individually or in the aggregate, be materially adverse to the Company and its Subsidiaries, taken as a whole or (ii) would occur or be required as a result of the business or activities in which Parent or Merger Sub is or proposes to be engaged or as a result of any acts or omissions by, or the regulatory or other status of, or any facts specifically pertaining to, Parent or Merger Sub.

Section 4.5  Permits; No Violation of Law.  The Company and its Subsidiaries have all material permits, licenses, variances, exemptions, authorizations, orders and approvals from all Governmental Entities necessary for them to own, lease or operate their properties and assets and to carry on their business and operations as currently conducted (“Permits”) and are in compliance in all material respects with the terms and conditions of such Permits. Schedule 4.5 sets forth a correct and complete list of all such material Permits held by the Company and its Subsidiaries as of the date hereof. All such Permits are in full force and effect, and to the Knowledge of the Company, none of such Permits will be subject to revocation, withdrawal, suspension, termination or modification as a result of the execution and delivery of this Agreement or the consummation of the Merger. Neither the Company nor any of its Subsidiaries is in violation of any applicable Law in any respect which would reasonably be expected to have a Material Adverse Effect.

Section 4.6  SEC Reports; Disclosure Controls and Procedures.

(a) The Company has filed all reports and other documents (including material contracts and other exhibits) with the SEC required to be filed by the Company since January 1, 2010 (as such reports and other documents may have been amended or superseded through the date hereof, the “Company SEC Reports”). As of their respective filing dates (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), the Company SEC Reports (i) complied in all material respects with, to the extent in effect at the time of filing (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), the applicable requirements of the Exchange Act and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) of the Company included in the Company SEC Reports complied at the time filed (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing) as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), was prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations, shareholders’ equity and cash flows for the respective periods then ended (subject, in the case of unaudited statements, to normal year-end adjustments).

(b) The unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as of October 2, 2010 and the unaudited consolidated statement of operations of the Company and its consolidated Subsidiaries as of, and for the three and nine month periods ended, October 2, 2010, each as provided to Parent, have been prepared in accordance with GAAP (except as permitted by the rules and regulations of the SEC) applied on a consistent basis during the period involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position and the consolidated results of their operations of the Company and its consolidated Subsidiaries as of, and for the three and nine month periods ended, October 2, 2010.

(c) Since January 1, 2010, there has been no change in the Company’s accounting policies or the methods of making accounting estimates or changes in estimates that are material to the Company’s financial statements, except as may be required by any Governmental Entity or change in applicable Law or accounting rules and regulations. The accounting books and records of the Company and its Subsidiaries with respect to transactions entered into by the Company or its Subsidiaries since January 1, 2008 are true and complete in all material respects, have been maintained in accordance with sound business practices and accurately present and reflect in all material respects all such transactions.

Section 4.7  Contracts.  All Material Contracts required to be filed as exhibits to the Company SEC Reports have been filed with the SEC. To the Knowledge of the Company, all Material Contracts are valid, binding and in full force and effect. Neither the Company nor any applicable Company Subsidiary is in breach of or default in any material respect under any such Material Contracts, and to the Knowledge of the Company, no other party to such Material Contracts is in breach or default in any material respect thereunder.

Section 4.8  No Undisclosed Liabilities.  Neither the Company nor any of its Subsidiaries has, since July 3, 2010 through the date hereof, incurred any liabilities or obligations that would be required to be reflected or reserved against in a consolidated balance sheet of the Company and its consolidated Subsidiaries prepared in accordance with GAAP as applied in preparing the consolidated balance sheet of the Company and its consolidated Subsidiaries included in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended July 3, 2010 (the “July 3, 2010 Balance Sheet”) that are not so reflected or reserved against in the July 3, 2010 Balance Sheet, except for (a) liabilities and obligations incurred in the ordinary course of business since July 3, 2010, (b) liabilities and obligations incurred in connection with the Merger or otherwise as contemplated by this Agreement or (c) liabilities and obligations that would not, individually or in the aggregate, be materially adverse to the Company and its Subsidiaries, taken as a whole.

Section 4.9  Employee Benefit Plans; ERISA

(a) Schedule 4.9(a) sets forth a correct and complete list, as of the date of this Agreement, of all Benefit Plans and Benefit Agreements. The terms of the Benefit Plans are in compliance with, and such Benefit Plans have been administered in accordance with, the requirements of ERISA, the Code and other applicable Law, in each case, in all material respects. The Company and its Subsidiaries have performed in all material respects all of their respective obligations under all Benefit Plans and Benefit Agreements, and have made appropriate entries in their financial records.

(b) Each Benefit Plan intended to be qualified under Section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination letter from the IRS as to its qualification under the Code and to the effect that each such trust is exempt from taxation under Section 501(a) of the Code, and to the Knowledge of the Company nothing has occurred since the date of such determination letter that would adversely affect such qualification or tax-exempt status.

(c) All material reports and information required to be filed with, or provided to, the United States Department of Labor, IRS, Pension Benefit Guaranty Corporation (“PBGC”), the SEC and Benefit Plan participants and beneficiaries with respect to each Benefit Plan have been timely filed or provided.

(d) No Benefit Plan which is subject to Title IV of ERISA has been terminated or partially terminated or has been the subject of a “reportable event,” as defined in Section 4043 of ERISA within the three year period prior to the date hereof.

(e) No proceedings by the PBGC to terminate pursuant to Title IV of ERISA any Benefit Plan have been instituted. No liability under Title IV of ERISA has been incurred by the Company or any of its Subsidiaries with respect to any Benefit Plan, except for the insurance premiums required to be made to the PBGC, all of which have been paid as required.

(f) To the Knowledge of the Company, there are not now nor have there ever been any “prohibited transactions,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, involving the Company or any of its Subsidiaries with respect to the Benefit Plans that could reasonably be expected to subject the Company or one of its Subsidiaries or their directors, officers, employees or agents to any material penalty or tax imposed under Section 502(i) of ERISA or Section 4975 of the Code; or any threatened, asserted or instituted claims, lawsuits, arbitrations or other actions by or on behalf of such Benefit Plans or by any employee alleging a breach of fiduciary duty or violations of ERISA or other applicable Law with respect to such Benefit Plans, which could reasonably be expected to result in any material liability on the part of the Company or any of its Subsidiaries, a Benefit Plan or the assets of any such plan under ERISA or any other Law.

(g) As of the most recent valuation date for each Employee Pension Benefit Plan, the benefit liabilities within the meaning of Section 4001(a)(16) of ERISA (as computed by the actuaries for such plan using the actuarial assumptions acceptable under ERISA and reasonable in the aggregate in effect for such purpose as of such valuation date) of all participants and former participants in such plans did not exceed the fair market value of the assets of such Benefit Plan.

(h) Neither the Company nor any of its Subsidiaries has withdrawn from any Multi-Employer Plan with respect to which there is any outstanding liability from the Company or any of its Subsidiaries as of the date of this Agreement. No event has occurred or circumstance exists that presents a risk of the occurrence of any withdrawal from, or, to the Knowledge of the Company, the termination, reorganization or insolvency of, any Multi-Employer Plan that could result in any liability of the Company and its Subsidiaries.

(i) To the Knowledge of the Company, no Multi-Employer Plan to which the Company or any of its Subsidiaries contributes or has contributed is a party to any pending merger or asset or liability transfer or is subject to any proceeding brought by the PBGC.

(j) Except to the extent required under ERISA Section 601 et seq. and Section 4980B of the Code and as disclosed in the Filed Company SEC Reports, neither the Company nor any of its Subsidiaries provides health or welfare benefits for any retired or former employees, their spouses or dependents or is obligated to provide health or welfare benefits to any active employee, their spouses and dependents following such employee’s retirement or other termination of service.

(k) No payment that is owed or may become due to any director, officer, employee or agent of the Company or any of its Subsidiaries will be non-deductible or subject to tax under Section 280G or 4999 of the Code in connection with the Merger; nor will the Company or any of its Subsidiaries be required to “gross up” or otherwise compensate any such person because of the imposition of any excise tax on a payment to such person.

(l) Except as contemplated in Section 3.4, the Merger and the transactions contemplated in connection therewith will not result in, or accelerate the vesting in or time of payment of, compensation or benefits due any director, officer, employee or agent of the Company or any of its Subsidiaries.

(m) Neither the provisions of the Benefit Plans and Benefit Agreements nor the manner in which the Benefit Plans and Benefit Agreements have been administered, have given rise to any excise tax liability under Section 409A of the Code.

Section 4.10  Trademarks.  Schedule 4.10 contains a complete and accurate list and summary description of all trade names, registered trademarks, service marks and applications for the same that are owned by the Company or any of its Subsidiaries as of the date hereof (“Marks”). The Company or one of its Subsidiaries is the owner of all right, title and interest in and to each of the Marks, free and clear of all levies, security interests, charges, encumbrances, equities and other adverse claims. All Marks that have been registered with the United States Patent and Trademark Office are, as of the date hereof, currently in compliance in all material respects with all applicable formal legal requirements, valid and enforceable, and, to the Knowledge of the Company, as of the date hereof are not subject to any opposition, invalidation or cancellation. To the Knowledge of the Company, as of the date hereof, no Mark is infringed or has been challenged or threatened in writing in any way.

Section 4.11  Litigation.  As of the date hereof, there is no action, claim, suit, proceeding or governmental investigation pending or, to the Knowledge of the Company, threatened in writing, against the Company or any of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect. As of the date hereof, there is no Order outstanding against the Company or any of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect.

Section 4.12  Environmental.  The Company and its Subsidiaries are in compliance in all material respects with all applicable Environmental Laws and except as would not be materially adverse to the Company and its Subsidiaries, taken as a whole, have not placed or permitted to be placed any Hazardous Substances on any of their properties except as permitted by applicable Environmental Laws. To the Knowledge of the Company, the Company and its Subsidiaries have disposed of all Hazardous Waste generated by its operations only at facilities and with carriers that maintain valid permits under RCRA and any other applicable Environmental Laws. Neither the Company nor any of its Subsidiaries (a) has received any written notice with respect to the business of, or properties owned or leased by, the Company or any of its Subsidiaries from any Governmental Entity or third party that remains outstanding alleging that the Company or any of its Subsidiaries is a potentially responsible party or is not in compliance with any Environmental Laws and (b) has caused any “release” of a Hazardous Substance in excess of a reportable quantity on any property that is used for the business of the Company or any of its Subsidiaries, which release remains unresolved. The representations and warranties contained in this Section 4.12 constitute the sole and exclusive representations and warranties made by the Company concerning environmental matters.

Section 4.13  Labor Matters.

(a) As of the date hereof: (i) there are no pending or, to the Knowledge of the Company, threatened strikes, lockouts or work stoppages involving the employees of the Company or any of its Subsidiaries; and (ii) neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement with a labor union with respect to its employees. Except as would not reasonably be expected to be materially adverse to the Company and its Subsidiaries, taken as a whole, since September 30, 2005 (i) neither the Company nor any of its Subsidiaries has engaged in any unfair labor practice or violation of state or local labor wage and hour or other applicable employment laws, and (ii) there is no unfair labor practice complaint or grievance pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries.

(b) To the Knowledge of the Company, since September 30, 2005 the Company’s inventory has been produced in accordance in all material respects with the Federal Fair Labor Standards Act of 1938, as amended, and the rules, regulations and orders thereunder.

(c) To the Knowledge of the Company, since September 30, 2005 the Company and its Subsidiaries have complied in all material respects, and their facilities, business, assets, property, leaseholds and equipment are in compliance in all material respects, with the provisions of the Federal Occupational Safety and Health Act and, as of the date hereof, are not the subject of any outstanding citations, notices or orders of non-compliance issued thereunder.

Section 4.14  Real Property.  The Company or one or more of its Subsidiaries have valid title to, or valid leasehold or sublease interests in or relating to, the real properties disclosed by the Company in its Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed by the Company with the SEC as being owned or leased by the Company or its Subsidiaries.

Section 4.15  Taxes.

(a) All material Tax Returns due to have been filed by the Company or any of its Subsidiaries through the date hereof in accordance in all material respects with all applicable Laws (pursuant to an extension of time or otherwise) have been duly filed and are true, correct and complete in all material respects. All Taxes shown as owing by the Company and its Subsidiaries on such Tax Returns have been paid in full or are accrued as liabilities for Taxes on the books and records of the Company and any of its Subsidiaries. The amounts so paid, together with all amounts accrued as liabilities for Taxes (including Taxes accrued as currently payable but excluding any accrual to reflect timing differences between book and Tax income) on the books of the Company or any of its Subsidiaries through the date hereof, are adequate based on the applicable tax rates and applicable Laws to satisfy all liabilities for Taxes of the Company and any of its Subsidiaries in any jurisdiction as of the date hereof, including Taxes accruable upon income earned as of the date hereof.

(b) As of the date hereof, there are not now any extensions of time in effect with respect to the dates on which any material Tax Returns were or are due to be filed by the Company or any of its Subsidiaries.

(c) Since January 1, 2007 through the date hereof, (i) all material Tax deficiencies asserted as a result of any examination by a Governmental Entity of a Tax Return of the Company or any of its Subsidiaries have been paid in full, accrued on the books of the Company or any of its Subsidiaries or finally settled, and (ii) no issue has been raised in any such examination that, by application of the same or similar principles, reasonably would be expected to result in a material proposed Tax deficiency for any other period not so examined.

(d) Since January 1, 2007 through the date hereof, (i) no claims have been asserted and no proposals or deficiencies for any Taxes of the Company or any of its Subsidiaries are being asserted, proposed or, to the Knowledge of the Company, threatened, and (ii) no audit or investigation of any Tax Return of the Company or any of its Subsidiaries is currently underway, pending or, to the Knowledge of the Company, threatened.

(e) Since January 1, 2007 through the date hereof, no claim in writing has been made against the Company or any of its Subsidiaries by any Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns asserting that the Company or any of its Subsidiaries is or may be subject to taxation in such jurisdiction.

(f) Since January 1, 2007, the Company and each of its Subsidiaries has withheld and paid all material Taxes required to have been paid by it in connection with amounts paid or owing to any employee, director, consultants, creditor or equity holder thereof or other third party.

(g) There are no outstanding waivers or agreements between any Governmental Entity and the Company or any of its Subsidiaries for the extension of time for the assessment of any Taxes or deficiency thereof, nor are there any requests for rulings, outstanding subpoenas or requests for information, notice of proposed reassessment of any property owned or leased by the Company or any of its Subsidiaries or any other matter pending between the Company or any of its Subsidiaries and any Governmental Entity.

(h) As of the date hereof, there are no liens currently outstanding for Taxes with respect to the Company or any of its Subsidiaries or the assets or properties of the Company or any of its Subsidiaries, nor is there any such lien that is pending or, to the Knowledge of the Company, threatened.

(i) Neither the Company or any of its Subsidiaries is a party to or bound by any Tax allocation or sharing agreement.

(j) Since January 1, 2007, neither the Company or any of its Subsidiaries has been a member of an “affiliated group” of corporations (within the meaning of Code § 1504) filing a consolidated federal income tax return (other than a group the common parent of which was the Company).

(k) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person (other than for itself) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

(l) None of the Tax Returns described in Section 4.15(a) contains any position which is or would be subject to material penalties under Section 6662 of the Code (or any similar provision of provincial, state, local or foreign Law) and the Treasury Regulations issued thereunder.

(m) Since January 1, 2007 though the date hereof, neither the Company nor any of its Subsidiaries has made any payments or is currently obligated to make any payments that will not be deductible under Section 280G of the Code (or any similar provision of provincial, state, local or foreign Law).

(n) Since January 1, 2007, the Company and each of its Subsidiaries have at all times been in compliance in all material respects with the provisions of Section 6011, 6111 and 6112 of the Code relating to tax shelter disclosure, registration and list maintenance and with the Treasury Regulations thereunder.

(o) Since January 1, 2007, (i) neither the Company nor any of its Subsidiaries has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Sections 1.6011-4(b)(2), 301.6111-2(b)(2) or 301.6112-1(b)(2)(A), (ii) no IRS Form 8886 has been filed with respect to the Company or any of its Subsidiaries and (iii) neither the Company nor any of its Subsidiaries has entered into any tax shelter or listed transaction with the sole purpose of the avoidance or reduction of a Tax liability with respect to which there is a significant risk of challenge of such transaction by a Governmental Entity.

(p) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period after the Effective Time as a result of (i) any change in method of accounting for a Tax period ending on or prior to the Effective Time; (ii) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Effective Time; (iii) any installment sale or open transaction disposition made on or prior to the Effective Time; (iv) any prepaid amount received on or prior to the Effective Time; or (v) the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting, Section 481 of the Code, Section 108(i) of the Code, or any intercompany transaction or excess loss account under Section 1502 of the Code and the Treasury Regulations promulgated thereunder, or comparable provisions of state, local or foreign Tax law.

(q) Since January 1, 2007, neither the Company nor any of its Subsidiaries has distributed stock of another Person, or, to the Knowledge of the Company, has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code § 355 or Code § 361.

(r) The Company is not a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code.

(s) Since January 1, 2005, the Company has operated all nonqualified deferred compensation plans (within the meaning of Section 409A of the Code) in good faith compliance with Section 409A of the Code, and applicable guidance issued thereunder. All such nonqualified deferred compensation plans are listed in Schedule 4.15(s).

Section 4.16  Brokers or Finders.  No investment banker, broker, finder, financial advisor or intermediary, other than Covington Associates, LLC, the fees and expenses of which will be paid by the Company, is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the Merger based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 4.17  Vote Required.  Without limitation of and subject to the Majority of the Minority Approval required by Section 7.1(a), the affirmative vote in favor of approval of this Agreement of the holders of shares of Company Common Stock representing a majority of the votes entitled to be cast by all outstanding shares of Company Common Stock, voting together as a single class (the “Company Common Shareholder Approval”), is the only vote and approval of the Company’s shareholders required under the VBCA to approve this Agreement.

Section 4.18  Special Committee Adoption and Recommendation; Company Board Adoption and Recommendation.  The Special Committee, by resolutions duly adopted at a meeting duly called and held on or prior to the date hereof, which resolutions, subject to Section 6.3, have not been subsequently rescinded, modified or withdrawn, unanimously (a) determined that the Merger is fair to and in the best interests of the Company’s shareholders (other than the Swenson Contributing Shareholders), (b) adopted this Agreement and (c) recommended that the Company Board adopt this Agreement. The Company Board, based in part on the recommendation of the Special Committee, by resolutions duly adopted at a meeting duly called and held on or prior to the date hereof, which resolutions, subject to Section 6.3, have not been subsequently rescinded, modified or withdrawn, unanimously (a) determined that the Merger is advisable and fair to and in the best interests of the Company’s shareholders (other than the Swenson Contributing Shareholders), (b) adopted this Agreement and (c) recommended approval of this Agreement to the Company’s shareholders.

Section 4.19  Proxy Statement and Schedule 13E-3.

(a) The Proxy Statement and Schedule 13E-3 when filed, distributed or disseminated, as applicable, shall comply as to form in all material respects with the applicable requirements of the Exchange Act.

(b) The Proxy Statement, as supplemented or amended, if applicable, at the time such Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Company and at the time of the Special Meeting will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Schedule 13E-3, as supplemented or amended, if applicable, at the time such Schedule 13E-3 or any amendment or supplement thereto is filed with the SEC will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(c) The representations and warranties contained in this Section 4.19 will not be deemed to relate to statements or omissions in the Proxy Statement or Schedule 13E-3 based upon information furnished or caused to be furnished to the Company in writing by Parent, Merger Sub or any Affiliate thereof specifically for use therein.

Section 4.20  Opinion of Financial Advisor.  Covington Associates, LLC has delivered to the Special Committee and the Company Board its written opinion, dated as of the date hereof, that as of such date, the Merger Consideration to be received by the Company’s shareholders in the Merger is fair, from a financial point of view, to such holders, a complete copy of which opinion has been made available to Parent.

Section 4.21  Absence of Certain Changes or Events.  Since July 3, 2010 through the date hereof, there has not occurred any event, change, effect, development, state of facts, condition, circumstance or occurrence that has had a Material Adverse Effect.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 5.1  Organization; Capitalization and Ownership of Merger Sub.  Each of Parent and Merger Sub is a limited liability company duly organized and validly existing under the laws of the jurisdiction of organization and has the requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, reasonably be expected to prevent or materially impair or delay the ability of Parent or Merger Sub to perform their respective obligations under this Agreement, of Parent to enforce its rights and the obligations of members of the Swenson Granite Group under the Voting Agreements or the Swenson Contributing Shareholders under the Swenson Contribution Agreements or of Merger Sub to consummate the Merger. Parent has made available to the Company a copy of the respective certificates of formation and limited liability company agreements of Parent and Merger Sub, as currently in effect. Parent is the holder of all the issued and outstanding limited liability company interests of Merger Sub.

Section 5.2  Authorization; Validity of Transaction Agreements; Necessary Action.  Each of Parent and Merger Sub has the requisite limited liability company power and authority to execute, deliver and perform its obligations under each Transaction Agreement to which it is a party and to consummate the transactions contemplated thereby, including the Financing and the Merger. The execution, delivery and performance by Parent and Merger Sub of each Transaction Agreement to which it is a party, and the consummation by Parent and Merger Sub of the transactions contemplated thereby, including the Financing and the Merger, have been duly and validly authorized by all necessary limited liability company or other action of Parent and Merger Sub, and no other limited liability company or other action on the part of Parent or Merger Sub or their respective shareholders or members is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of each Transaction Agreement to which it is a party, and the consummation by Parent and Merger Sub of the transactions contemplated thereby, including the Financing and the Merger. The holders of shares of membership interests in Parent have approved this Agreement and the Merger. Each of Parent and Merger Sub has duly executed and delivered each Transaction Agreement to which it is a party and, assuming the due and valid authorization, execution and delivery of the Transaction Agreements by the other parties thereto, each Transaction Agreement to which it is a party is a valid and binding obligation of each of Parent and/or Merger Sub, enforceable against each of them in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 5.3  Consents and Approvals; No Violations.  The execution and delivery by Parent and Merger Sub of each Transaction Agreement to which it is a party does not, and the performance by Parent and/or Merger Sub of each such Transaction Agreement and the consummation by Parent and/or Merger Sub of the transactions contemplated thereby, including the Financing and the Merger, will not, (a) violate any provision of the certificate of formation or the limited liability company agreement of Parent or Merger Sub, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any Contract to which Parent or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound, (c) violate any Law applicable to Parent, any of its Subsidiaries or any of their properties or assets or (d) other than in connection or compliance with applicable requirements of the Vermont Laws and other applicable Laws, require Parent or Merger Sub to make any filing or registration with or notification to, or require Parent or Merger Sub to obtain any authorization, consent or approval of, any Governmental Entity; except, in the case of clauses (b), (c) and (d), for such violations, breaches or defaults that, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to make or obtain, would not, individually or in the aggregate, reasonably be expected to prevent or materially impair or delay the ability of Parent or Merger Sub to perform their respective obligations under this Agreement, of Parent to enforce its rights and the obligations of members of the Swenson Granite Group under the Voting Agreements or the Swenson Contributing Shareholders under the Swenson Contribution Agreements or of Merger Sub to consummate the Merger.

Section 5.4  Swenson Granite Group.  Exhibit C hereto sets forth the names of the members of the Swenson Granite Group and shares of Company Class A Common Stock and Company Class B Common Stock as to which such named Persons are entitled to vote or direct the vote with respect to a vote by the Company’s shareholders to approve this Agreement at the Special Meeting. Each such member of the Swenson Granite Group has agreed, pursuant to the terms of a Voting Agreement, to vote or cause to be voted, all such shares of Company Common Stock in favor of approval of this Agreement at the Special Meeting. Each member of the Swenson Granite Group is a party to a Voting Agreement and each Swenson Contributing Shareholder is subject to a Swenson Contribution Agreement as to the number of shares opposite each such member’s name on Exhibit C hereto. Each of the Voting Agreements and Swenson Contribution Agreements are in full force and effect as of the date of this Agreement and, to the Knowledge of Parent, are legal, valid and binding obligations of each member of the Swenson Granite Group party thereto.

Section 5.5  Disclosure Documents.

(a) The Schedule 13E-3 when filed shall comply as to form in all material respects with the applicable requirements of the Exchange Act.

(b) The information with respect to Parent and any of its Subsidiaries that Parent or Merger Sub furnishes, or causes to be furnished, in writing specifically for use in any Disclosure Document shall not (a) in the case of the Proxy Statement, as supplemented or amended, if applicable, at the time such Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Company, at the Special Meeting or at the Effective Time and (b) in the case of any Disclosure Document (other than the Proxy Statement), at the time of the filing of such Disclosure Document or any supplement or amendment thereto, and at the time of any distribution or dissemination thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(c) The representations and warranties contained in this Section 5.5 will not be deemed to relate to statements or omissions in the Schedule 13E-3 based upon information furnished or caused to be furnished to the Parent in writing by Company specifically for use therein.

Section 5.6  Merger Sub’s Operations.  Merger Sub was formed solely for the purpose of effecting the Merger and the other transactions contemplated hereby and has not owned any assets, engaged in any business activities or conducted any operations other than in connection with this Agreement, the Merger and the other transactions contemplated hereby.

Section 5.7  Financing.  Parent has received a commitment letter, dated as of the date of this Agreement (the “Financing Letter”), from People’s United Bank and Key Bank National Association (together, the “Lenders”), which commitment letter contains as exhibits thereto the definitive financing agreements (the “Financing Agreements” and, together with the Financing Letter, the “Financing Documents”) relating to the financing necessary to pay the Merger Consideration and the Option Cash-Out Payments, repay any outstanding indebtedness of the Company or any Subsidiary of the Company required by the terms thereof to be repaid in connection with the Merger and to pay all related fees and expenses (the “Financing”), which Financing Agreements shall be executed, substantially in the form set forth in the exhibits to the Financing Letter, at or prior to the Effective Time. The Lenders have committed to provide the Financing contemplated by the Financing Documents upon and subject to the terms and conditions set forth in the Financing Documents. Parent has provided the Company with a true, complete and correct copy of the Financing Documents. The Financing Letter is in full force and effect and has not been withdrawn or terminated or otherwise amended or modified in any respect as of the date of this Agreement and is a legal, valid and binding obligation of Parent and, to the Knowledge of Parent, of the Lenders. The Financing Agreements, when executed, shall be valid and binding obligations of Parent and, to the Knowledge of Parent, of the Lenders. The Financing Documents have not been and will not be amended or modified, except as permitted by Section 6.13. Neither Parent nor Merger Sub is in breach of any of the material terms or conditions set forth in the Financing Documents and no event has occurred which, with or without notice, lapse of time or both, would constitute a material default or material breach or failure to satisfy a condition precedent on the part of Parent or Merger Sub under the Financing Documents, and neither Parent nor Merger Sub has any reason to believe that it will be unable to satisfy on a timely basis any material term or condition of closing to be satisfied by it in the Financing Documents on or prior to the Effective Time. There are no precedent conditions related to the funding of the full amount of the Financing other than as expressly set forth in or contemplated by the Financing Documents. There are no side letters or other agreements, contracts or arrangements (except for customary fee letters and engagement letters) related to the funding or investing, as applicable, of the full amount of the Financing other than as expressly set forth in or contemplated by the Financing Documents. The aggregate proceeds contemplated by the Financing Documents, together with Parent’s cash on hand, will be sufficient for Parent and/or Merger Sub to pay or cause to be paid the aggregate Merger Consideration, the Option Cash-Out Payments, any repayment of outstanding indebtedness of the Company or any Subsidiary of the Company required by the terms thereof to be repaid in connection with the Merger such aggregate proceeds required to make such payments (the “Required Funding Amount”) and all related fees and expenses. Parent has fully paid any and all fees that have been incurred and are due and payable on or before the date hereof in connection with the Financing Letter, and Parent will pay when due all other fees arising under the Financing Documents as and when they become due and payable.

Section 5.8  No Knowledge of Breach of Representation or Warranty.  Parent has no Knowledge of any of the Company’s representations or warranties being untrue in any material respect.

Section 5.9  Litigation.  As of the date hereof, there is no action, claim, suit, proceeding or governmental investigation pending against or, to the Knowledge of Parent, threatened in writing against or affecting, Parent or any of its Subsidiaries that would, individually or in the aggregate, reasonably be expected to prevent or materially impair or delay the ability of Parent or Merger Sub to perform their respective obligations under this Agreement, of Parent to enforce its rights and the obligations of members of the Swenson Granite Group under the Voting Agreements or the Swenson Contributing Shareholders under the Swenson Contribution Agreements or of Merger Sub to consummate the Merger. As of the date hereof, neither Parent nor any of its Subsidiaries is subject to any Order against Parent or any of its Subsidiaries or naming Parent or any of its Subsidiaries as a party, that would, individually or in the aggregate, reasonably be expected to prevent or materially impair or delay the ability of Parent or Merger Sub to perform their respective obligations under this Agreement, of Parent to enforce its rights and the obligations of members of the Swenson Granite Group under the Voting Agreements or the Swenson Contributing Shareholders under the Swenson Contribution Agreements or of Merger Sub to consummate the Merger.

Section 5.10  Solvency.  Assuming (a) the accuracy of the Company’s representations and warranties contained herein and (b) the Company’s financial statements included in the Company SEC Reports are accurate in all material respects, immediately after giving effect to the Financing and the Merger, including the payment of the aggregate Merger Consideration and the Option Cash-Out Payments, and payment of all related fees and expenses, Parent, the Surviving Corporation and their respective Subsidiaries, taken as a whole, will be Solvent immediately after the Effective Time.

Section 5.11  Brokers or Finders.  No investment banker, broker, finder, financial advisor or intermediary is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement, the Merger or the Financing based upon arrangements made by or on behalf of Parent or Merger Sub.

ARTICLE VI

COVENANTS

Section 6.1  Interim Operations of the Company.  (a) During the period from the date hereof until the Effective Time (except (a) as may otherwise be required in connection with applicable Law, (b) with the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned, (c) as contemplated or permitted by this Agreement or (d) as set forth in the Disclosure Schedule), the Company shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses and operations in the ordinary course consistent with past practice, (ii) use commercially reasonable efforts to preserve intact their current business organization and maintain their relationships with employees, customers, suppliers and others having business dealings with them and (iii) use commercially reasonable efforts to maintain in effect all material Permits. Without limiting the generality of the foregoing, during the period from the date hereof until the Effective Time (except (a) as may otherwise be required in connection with applicable Law, (b) with the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned, (c) as contemplated or permitted by this Agreement or (d) as set forth in the Disclosure Schedule), the Company shall not, and shall cause its Subsidiaries not to, (a) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company, (b) split, combine or reclassify any of its capital stock, (c) issue, deliver, sell, grant, pledge or otherwise encumber any shares of its capital stock or rights to acquire the same, (d) amend, authorize or propose to amend its articles of incorporation or by-laws, (e) acquire or agree to acquire any substantial portion of the assets of, or any equity interest in, any business or entity or any assets that are material, individually or in the aggregate, to the Company and Subsidiaries, taken as a whole, (f) other than in the ordinary course of business or as may be required by applicable Law or by Contract, grant to any employee, officer or director of the Company or any Subsidiary any increase in compensation, (g) grant or increase any severance or termination pay, enter into any employment, consulting, severance or termination agreement with any such employee, officer or director, or enter into or amend in any material respect any collective bargaining agreement or Benefit Plan, and (h) other than in the ordinary course of business, and other than in connection with the Financing, incur, create, assume or otherwise become liable for, or repay or prepay, any indebtedness for borrowed money, or guarantee any such indebtedness of any third party.

Section 6.2  Access to Information.  From the date hereof until the earlier of the Effective Time and the termination of this Agreement, the Company shall (and shall cause each of its Subsidiaries to) afford to officers, employees, counsel, investment bankers, financing sources, accountants and other authorized representatives (“Representatives”) of Parent reasonable access, in a manner not disruptive to the operations of the business of the Company and its Subsidiaries, during normal business hours and upon reasonable notice, to the properties, books and records of the Company and its Subsidiaries and, during such period, shall (and shall cause each of its Subsidiaries to) furnish promptly to such Representatives all information concerning the business, properties and personnel of the Company and its Subsidiaries, in each case as may reasonably be requested and necessary to consummate the Financing and the Merger; provided, however, that nothing herein shall require the Company or any of its Subsidiaries to disclose any information to Parent or Merger Sub if such disclosure would, in the reasonable judgment of the Company and after taking into account the provisions of applicable non-disclosure agreements, (a) cause significant competitive harm to the Company or its Subsidiaries if the Merger were not consummated, (b) violate applicable Law or any request or requirement of any Governmental Entity or the provisions of any Contract to which the Company or any of its Subsidiaries is a party or (c) jeopardize any attorney-client or other legal privilege. If any material is withheld by the Company or any of its Subsidiaries pursuant to the preceding sentence, then the Company will so inform Parent of the general nature of what is being withheld. Parent agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 6.2 for any competitive or other purpose unrelated to the consummation of the Merger or the Financing. The Confidentiality Agreement shall apply with respect to information furnished hereunder by the Company, its Subsidiaries and their Representatives and shall survive termination of this Agreement.

Section 6.3  Acquisition Proposals.

(a) The Company will as promptly as reasonably practicable (and in any event within two Business Days after receipt by the Company Board or the Special Committee) notify Parent of the receipt of any Acquisition Proposal. The Company shall notify Parent, in writing, of any decision of the Company Board or of the Special Committee or a majority of the (but not less than two) Qualified Directors (with respect to both this Agreement and such Acquisition Proposal) as to whether to consider any Acquisition Proposal or to enter into discussions or negotiations concerning any Acquisition Proposal or to provide material non-public information or data with respect to the Company to any Person, which notice shall be given as promptly as reasonably practicable after such determination was reached (and in any event no later than two Business Days after such determination was reached). The Company will (i) provide Parent with written notice setting forth such information as is reasonably necessary to keep Parent reasonably informed in all material respects of the status and material terms of any such Acquisition Proposal and of any material amendments thereto and (ii) promptly (and in any event within two Business Days of such determination) notify Parent of any determination by the Company Board or of the Special Committee or a majority of the (but not less than two) Qualified Directors (with respect to both this Agreement and such Acquisition Proposal) that such Acquisition Proposal constitutes a Superior Proposal. The Company will provide to Parent copies of all non-public information which the Company shall provide to an entity or person or group thereof making an Acquisition Proposal.

(b) Subject to Section 6.3(c) and Section 6.3(d), neither the Company Board nor any committee thereof shall, directly or indirectly, (i)(A) withdraw or modify in a manner adverse to Parent or Merger Sub the Company Board Recommendation; (B) adopt or recommend any Acquisition Proposal; or (C) in the event of a tender offer or exchange offer for any outstanding Company Common Stock, fail to recommend against acceptance of such tender offer or exchange offer by the Company’s shareholders within 10 Business Days of the commencement thereof (for the avoidance of doubt, the taking of no position or a neutral position by the Company Board or any committee thereof in respect of the acceptance of any tender offer or exchange offer by its shareholders shall constitute a failure to recommend against any such offer) (any action described in clauses (A)-(C) above being referred to as a ‘‘Change of Recommendation”) or (ii) allow the Company to execute or enter into any merger agreement, acquisition agreement or other similar agreement with respect to any Acquisition Proposal (an “Acquisition Agreement”).

(c) Notwithstanding the foregoing or anything else in this Agreement to the contrary, prior to the Shareholder Approvals, the Company may, if the Special Committee or a majority of the (but not less than two) Qualified Directors (with respect to both this Agreement and such Acquisition Proposal), and the Company Board if required by applicable provisions of the Vermont Laws or the Company Bylaws, determines in good faith, after consultation with its outside counsel, that the failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of the Company’s directors under applicable Law, (i) make a Change of Recommendation and/or (ii) in response to a Superior Proposal, cause the Company to terminate this Agreement to enter into an Acquisition Agreement that contemplates a Superior Proposal; provided, however, that the Company may not make a Change of Recommendation or terminate this Agreement pursuant to this Section 6.3(c) unless the Company shall have provided at least five Business Days’ notice to Parent that the Company intends to take such action and specifying the reasons therefor, including, if the basis of the proposed action by the Company is a Superior Proposal, the material terms and conditions of such Superior Proposal (it being understood and agreed that any amendment to any material term of such Superior Proposal shall require a new notice and a new five Business Day period). In determining whether to make a Change of Recommendation or to cause the Company to so terminate this Agreement pursuant to the terms of this Section 6.3(c), the Special Committee or a majority of the (but not less than two) Qualified Directors (with respect to both this Agreement and such Acquisition Proposal), and the Company Board if required by applicable provisions of the Vermont Laws or the Company Bylaws, shall take into account any changes to the terms and conditions of this Agreement proposed by Parent to the Company in response to any such notice.

(d) Nothing contained in this Section 6.3 or elsewhere in this Agreement shall prohibit the Company, the Company Board, or the Special Committee or a majority of the (but not less than two) Qualified Directors (with respect to both this Agreement and such Acquisition Proposal) from taking and disclosing to the

Company’s shareholders a position with respect to a tender offer or exchange offer by a third party or from taking any action or making any disclosure required by applicable Law, including Sections 14d-9 and 14e-2 of the Exchange Act.

Section 6.4  Publicity.  The initial press release by the Company with respect to the execution of this Agreement shall be mutually acceptable to Parent and the Company. Neither the Company nor Parent (nor any of their respective Affiliates) shall issue any other press release or make any other public announcement with respect to this Agreement, the Merger or the other transactions contemplated hereby without the prior agreement of the other party, except as may be required by applicable Law, in which case the party proposing to issue such press release or make such public announcement shall use commercially reasonable efforts to consult in good faith with the other party before making any such public announcements; provided, however, that the Company will no longer be required to obtain the prior agreement of or consult with Parent in connection with any such press release or public announcement if the Company Board has effected a Change of Recommendation or in connection with any such press release or public announcement pursuant to Section 6.3(d).

Section 6.5  Indemnification and Insurance.

(a) Each of the parties hereto agrees that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time in favor of each present and former director and officer of the Company or any of its Subsidiaries, and each individual who is serving or has served at the request of the Company as a director, office or trustee of another Person, in each case determined as of the Effective Time (each such individual, together with such person’s heirs, executors or administrators, an “Indemnified Party”), as provided in the Company’s and its Subsidiaries’ respective articles of incorporation or bylaws or any indemnification or other agreements of the Company or any of its Subsidiaries, in each case as in effect on the date hereof, shall remain obligations of the Surviving Company, without further action, at the Effective Time, shall survive the Merger, shall continue in full force and effect in accordance with their terms and shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the Indemnified Parties, unless such modification is required by applicable Law.

(b) Without limiting any additional rights that any Indemnified Party may have under any Contract, from and after the Effective Time, the Surviving Company shall indemnify and hold harmless each Indemnified Party against all claims, losses, liabilities, damages, judgments, inquiries, fines, amounts paid in settlement and reasonable fees, costs and expenses, including reasonable attorneys’ fees and disbursements, incurred in connection with any proceeding, whether civil, criminal, administrative or investigative, arising out of, pertaining to or in connection with the fact that the Indemnified Party is or was an officer, director, employee, fiduciary or agent of the Company, or of another entity if such service was at the request of or for the benefit of the Company, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent the Surviving Company is permitted to do so under applicable Law. In the event of any such proceeding, each Indemnified Party will be entitled to advancement of expenses from the Surviving Company incurred in the defense of the proceeding (provided that any Person to whom expenses are advanced shall have provided an undertaking to repay such advances if it is finally determined that such Person is not entitled to indemnification), and the Surviving Company shall provide such advancement of expenses, to the fullest extent the Surviving Company is permitted to do so under applicable Law. The Surviving Company shall reasonably cooperate with the Indemnified Parties in the defense of any such matter and any determination made or required to be made with respect to whether an Indemnified Party’s conduct complies with standards under applicable Law shall be made by independent legal counsel selected by the Surviving Company and reasonably acceptable to the Indemnified Party. No Indemnified Party shall settle, compromise or consent to the entry of any judgment in any such matter indemnifiable under this Section 6.5(b) unless Parent consents in writing to such settlement, compromise or consent, which consent by Parent shall not be unreasonably withheld.

(c) Parent shall cause to be maintained in effect for not less than six years from the Effective Time the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries for the Indemnified Parties and any other employees, agents or other individuals otherwise covered by such insurance policies prior to the Effective Time (collectively, the “Insured Parties”) with respect to matters occurring at or prior to the Effective Time (including the Merger and the other transactions contemplated hereby); provided, however, that Parent and the Surviving Company shall not be required to pay an annual premium for such insurance in excess of 300% of the last annual premium paid prior to the date of this Agreement; and provided, further, that in lieu of the purchase of such insurance by Parent or the Surviving Company, the Company may at its option prior to the Effective Time purchase a six-year run-off (Extended Reporting Period) program for directors’ and officers’ liability insurance and fiduciary liability insurance for the Insured Parties.

(d) This Section 6.5 (i) is intended to benefit and be enforceable by the Insured Parties and the Indemnified Parties and their heirs and representatives, and shall be binding on all successors and assigns of Parent, Merger Sub and the Surviving Company and (ii) is in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have by contract or otherwise. As a separate and independent obligation and without any requirement of demand, or of nonperformance or non-payment by the Surviving Company, Parent hereby guarantees the payment and performance by the Surviving Company of the indemnification, expense advancement and other obligations pursuant to this Section 6.5. Parent shall cause the Surviving Company to comply with all of its obligations under this Section 6.5.

(e) In the event that Parent, the Surviving Company or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) transfers or conveys a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors, assigns and transferees of Parent or the Surviving Company or their respective successors or assigns, as the case may be, assume the obligations set forth in this Section 6.5.

Section 6.6  Reasonable Best Efforts; Notification.  Subject to the terms and conditions hereof, the Company, Parent and Merger Sub shall, and Parent and the Company shall cause their respective Subsidiaries to, each use their reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated hereby as promptly as practicable, including:

(a) obtaining from any Governmental Entity or, to the extent reasonably requested by Parent, any other third party consents, licenses, permits, waivers, approvals, authorizations or orders, making any filings and sending any notices, in each case, which are material and required to be obtained, made or sent by the Company or Parent or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger; provided, however, that in connection therewith none of the Company or its Subsidiaries will be required to make or agree to make any payment or accept any material conditions or obligations, including amendments to existing conditions and obligations; and

(b) subject to the limitation set forth in the proviso to the penultimate sentence of Section 6.13(b), executing or delivering any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement.

The Company and Parent shall cooperate with each other in connection with the making of all such filings, submissions, applications and requests. The Company and Parent shall each use their reasonable best efforts to furnish to each other (on an outside counsel basis if appropriate) all information required for any filing, submission, application or request to be made pursuant to applicable Law in connection with the Merger. The Company shall notify Parent promptly after becoming aware of any representation or warranty made by it in this Agreement being or becoming untrue or inaccurate, or any failure of the Company or any of its Subsidiaries to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the Company or the conditions to the obligations of Parent and Merger Sub under this Agreement.

Section 6.7  Section 16 Matters.  Prior to the Effective Time, the Company shall be permitted to take any such steps as may be reasonably necessary or advisable to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the Merger by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with the No-Action Letter dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP.

Section 6.8  Tax Matters.  All real and personal property transfer, documentary, sales, use, registration, value-added, stamp, duty and other similar Taxes incurred in connection with the Merger and the other transactions contemplated hereby shall be borne by Parent.

Section 6.9  Obligations of Merger Sub and the Surviving Company.  Parent shall cause Merger Sub and the Surviving Company to perform their respective obligations under this Agreement and shall cause Merger Sub to consummate the Merger on the terms and conditions set forth in this Agreement. Parent hereby guarantees the payment by Merger Sub and the Surviving Company of any amounts payable by Merger Sub or the Surviving Company pursuant to the Merger and otherwise as provided in this Agreement.

Section 6.10  Voting of Company Common Stock.

(a) Parent shall vote or cause to be voted at the Special Meeting all shares of Company Common Stock which it or any of its Subsidiaries is entitled to vote or to direct the voting of in favor of approval of this Agreement. Parent shall enforce, and not waive any of, its rights under the Voting Agreements, and pursuant thereto will cause each of the members of the Swenson Granite Group to vote or cause to be voted at the Special Meeting all shares of Common Company Stock which the members of the Swenson Granite Group are entitled to vote or to direct the voting of in favor of approval of this Agreement.

(b) In order for the Company to determine whether the Majority of the Minority Approval has been obtained, immediately following the closing of the polls at the Special Meeting and the tabulation of the vote by the Inspector of Elections, Parent shall, to its Knowledge, certify to the Company and the Inspector of Elections in writing the number of shares of Class A Common Stock owned directly or through a broker or other nominee by any member of Parent as of the record date for the Special Meeting and the number of such shares that were voted in favor of approval of this Agreement.

Section 6.11  FIRPTA Withholding.  The parties hereto agree that the Surviving Company and Parent are not required to, and shall not, withhold from the consideration payable to any Person pursuant to ARTICLE III any amounts under section 1445 of the Code.

Section 6.12  Post-Signing Actions by the Company Board.  From the date hereof until the Effective Time, the approval of the Special Committee or a majority of the (but not less than two) Qualifying Directors (with respect to this Agreement) then in office shall be required to authorize (and, subject to the Company Charter, the Company Bylaws and applicable provisions of the Vermont Laws, such authorization shall constitute the authorization of the Company Board and no other action on the part of the Company, including any action by any other director of the Company, shall be required to authorize) any termination of this Agreement by the Company, any amendment of this Agreement or any waiver of any benefit or right of the Company hereunder, including any decrease in or change of form of the Merger Consideration, and any extension of time for performance of any obligation or agreements or conditions contained in this Agreement for the benefit of the Company, or any action or determination by the Company required or permitted to be taken or made by the Company hereunder. From the date hereof until the Effective Time, any action by the Company to enforce any obligation of Parent or Merger Sub under this Agreement shall be effected only by action of the Special Committee or a majority of the (but not less than two) Qualified Directors (with respect to this Agreement), subject, however, to the Company Charter, the Company Bylaws and applicable provisions of the Vermont Laws.

Section 6.13  Financing; Enforcement of Swenson Contribution Agreements.

(a) Parent and Merger Sub acknowledge and agree that, except as set forth in the penultimate sentence of Section 6.13(b), prior to the Effective Time, the Company and its Affiliates have no obligations or responsibility of any kind for or in connection with the Financing or any alternative financing that Parent or Merger Sub may obtain or seek to obtain in connection with the Merger.

(b) Parent shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to (i) maintain in effect the Financing Letter and, if executed prior to the Effective Time, the Financing Agreements, (ii) execute the Financing Agreements and upon execution thereof deliver a copy thereof to the Company, (iii) satisfy or obtain a waiver of all conditions that are within its control on a timely basis to obtain the Financing as contemplated by the Financing Documents, (iv) comply in all material respects with its obligations under the Financing Documents and (v) consummate the Financing at or prior to the Effective Time. Parent shall keep the Company reasonably informed of material developments in respect of the financing process relating thereto. Until the Financing has been consummated and the proceeds thereof applied to pay amounts required hereunder to be paid, or caused to be paid, by Parent, Merger Sub or the Surviving Company, (i) Parent shall enforce its rights under the Financing Documents and (ii) Parent shall not agree to or permit any amendment or modification of, or waiver under, the Financing Documents or other final documentation relating to the Financing, in each case, in a manner that would delay or prevent the Closing, without the prior written consent of the Company, except as otherwise permitted under Section 6.13(e). From the date hereof until the Closing Date, upon request of Parent, the Company shall, and shall use reasonable best efforts to cause its Subsidiaries, and its and their Affiliates and Representatives to reasonably cooperate with Parent and Merger Sub in connection with the Financing, provided that prior to the Effective Time, neither the Company nor any of its Subsidiaries shall be (i) required to execute and deliver any Financing Documents or to consummate any transactions contemplated thereby or (ii) enter into any agreements or take any action, in each case, in connection with the Financing, that would impose or result in the creation of any obligation on the Company or any of its Subsidiaries. Parent shall promptly, upon request by the Company, reimburse the Company for all out-of-pocket expenses incurred by the Company or its Affiliates or Representatives in connection with such cooperation.

(c) Parent shall enforce, and not waive any of its rights under, the Swenson Contribution Agreements, and pursuant thereto, after the date hereof and in any event prior to the Effective Time will acquire and hold the shares of Company Common Stock currently owned by the Swenson Contributing Shareholders and listed on Exhibit C.

(d) If, notwithstanding the use of best efforts by Parent and Merger Sub to satisfy its obligations under Section 6.13(b), the Financing Documents expire or are terminated prior to the Closing, in whole or in part, Parent and Merger Sub shall (i) promptly notify the Company of such expiration or termination and the reasons therefor and (ii) unless this Agreement is sooner terminated pursuant to ARTICLE VIII, use its best efforts through the End Date to promptly arrange for alternative financing (in an amount at least equal to the Required Funding Amount from other sources on economic terms which are comparable to the terms set forth in the Financing Documents and which do not include any conditions of such alternative financing that are more onerous than or in addition to the conditions set forth in the Financing Documents) to replace the financing contemplated by such expired or terminated agreements.

(e) Notwithstanding anything to the contrary contained in Section 6.13(b), at any time Parent or Merger Sub may amend or replace the Financing with alternative financing arrangements which (i) provide Parent prior to or concurrent with the Effective Time with funds in an amount at least equal to the Required Funding Amount, (ii) are no less favorable to the Company than the Financing and (iii) do not prevent or materially impair or delay the Closing. In the event Parent or Merger Sub replaces the Financing with any such alternative financing arrangements, the terms of Section 6.13(b) shall no longer apply with respect to the Financing, but shall thereafter apply with respect to the such alternative financing arrangements.

Section 6.14  Stockholder Litigation.  The Company shall promptly advise Parent orally and in writing of any action, claim, suit, proceeding or governmental investigation commenced or asserted after the date of this Agreement against the Company or any of its directors by any stockholder of the Company relating to this Agreement and the Merger, and shall keep Parent reasonably informed regarding any such litigation.

Section 6.15  Supplements to Disclosure Schedule.  From time to time prior to the Closing, the Company shall give prompt notice to Parent and thereafter promptly supplement or amend the Disclosure Schedule with respect to any matter hereinafter arising which, if existing or occurring at the date hereof, would have been required to be set forth or described in the Disclosure Schedule. No supplement or amendment of the Disclosure Schedule made pursuant to this Section 6.15 shall be deemed to cure any breach of any representation, warranty, covenant or agreement made in this Agreement unless Parent specifically agrees thereto in writing.

ARTICLE VII

CONDITIONS

Section 7.1  Conditions to Each Party’s Obligation to Effect the Merger.  The obligations of the Company, on the one hand, and Parent and Merger Sub, on the other hand, to consummate the Merger are subject to the satisfaction (or waiver by the Company, Parent and Merger Sub, if permissible under Law) at or prior to the Closing of the following conditions:

(a) the Shareholder Approvals shall have been obtained; and

(b) no Governmental Entity of competent jurisdiction in the United States shall have enacted or issued any Order or taken any other action enjoining or otherwise prohibiting consummation of the Merger or materially changing the terms or conditions of this Agreement.

Section 7.2  Conditions to Obligations of Parent and Merger Sub.  The obligation of Merger Sub to consummate the Merger is further subject to the satisfaction (or waiver by Merger Sub, if permissible under Law) at or prior to the Closing of the following conditions:

(a) the representations and warranties of the Company contained in (i) Section 4.21 shall be true and accurate in all respects and (ii) Section 4.1 through Section 4.20 shall be true and accurate as of the date of this Agreement and on and as of the Closing Date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which representations and warranties need only be true and accurate as of such date or with respect to such period); provided, however, that the condition set forth in Section 7.2(a)(ii) shall be deemed to have been satisfied unless the impact of the failure of any of such representations and warranties (when read without exception or qualification as to materiality or Material Adverse Effect) to be so true and accurate has had a Material Adverse Effect;

(b) the Company shall have performed or complied in all material respects with all agreements or covenants required to be performed or complied with by it under this Agreement at or prior to the Closing;

(c) the Company shall have delivered to Parent a certificate, dated the Closing Date, signed by an executive officer of the Company certifying that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied;

(d) not more than 20% of the shares of Company Common Stock outstanding immediately prior to the Effective Time (for this purpose assuming the exercise for Company Class A Common Stock immediately prior to the Effective Time of all then outstanding Company Options) shall be Dissenting Shares; and

(e) from the date of this Agreement through the Effective Time, there shall not have occurred any event that has had a Material Adverse Effect.

Section 7.3  Conditions to Obligation of the Company.  The obligation of the Company to consummate the Merger is further subject to the satisfaction (or waiver by the Company, if permissible under Law) at or prior to the Closing of the following conditions:

(a) the representations and warranties of Parent and Merger Sub contained in ARTICLE V shall be true and accurate as of the date of this Agreement and on and as of the Closing Date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which representations and warranties need only be true and accurate as of such date or with respect to such period); provided, however, that the condition set forth in this Section 7.3(a) shall be deemed to have been satisfied unless the impact of the failure of any of such representations and warranties (when read without exception or qualification as to materiality) to be so true and accurate, individually or in the aggregate, prevents Merger Sub from consummating, or Parent from causing Merger Sub to consummate, or materially impairs the ability of Merger Sub to consummate or of Parent to cause Merger Sub to consummate, the Merger;

(b) Parent and Merger Sub shall have performed or complied in all material respects with all agreements or covenants required to be performed or complied with by them under this Agreement at or prior to the Closing; and

(c) Parent shall have delivered to the Company a certificate, dated the Closing Date, signed by an executive officer of Parent certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

Section 7.4  Frustration of Closing Conditions.  Neither Parent nor Merger Sub may rely on the failure of any condition set forth in Section 7.1 or Section 7.2 to be satisfied as a basis for not consummating the Merger if such failure was caused by such party’s failure to act in good faith or use its reasonable best efforts to consummate the Merger, as required by and subject to Section 6.6. The Company may not rely on the failure of any condition set forth in Section 7.1 or Section 7.3 to be satisfied as a basis for not consummating the Merger if such failure was caused by such party’s failure to act in good faith or use its reasonable best efforts to consummate the Merger, as required by and subject to Section 6.6.

ARTICLE VIII

TERMINATION

Section 8.1  Termination.  Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after, receipt of the Shareholder Approvals (other than the Majority of the Minority Approval in the case of termination pursuant to Section 8.1(b)(iii) and other than the Company Common Shareholder Approval in the case of termination pursuant to Section 8.1(c)(iii)):

(a) by the mutual written consent of the Company and Parent; or

(b) by either the Company or Parent:

(i) if the Merger shall not have been consummated on or prior to May 18, 2011 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose breach of this Agreement has been the cause of, or resulted in, the failure of such conditions to be satisfied on or prior to such date; or

(ii) if any Governmental Entity of competent jurisdiction in the United States shall have enacted or issued any Order or taken any other action, in each case such that the condition set forth in Section 7.1(b) cannot be satisfied on or prior to the End Date, and such Order or other action shall have become final and non-appealable, unless the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not have complied with its obligations under Section 6.6; or

(iii) if the Majority of the Minority Approval shall not have been obtained at the Special Meeting duly convened at which a vote on approval of this Agreement was taken; or

(c) by the Company:

(i) upon a breach of any covenant or agreement on the part of Parent or Merger Sub, or if any representation or warranty of Parent or Merger Sub shall be untrue, in any case such that a condition set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied and such breach is either incapable of being cured prior to the End Date or, if capable of being cured prior to the End Date, is not so cured on or before the End Date; provided, however, that the right to terminate this Agreement under this Section 8.1(c)(i) shall not be available to the Company if it or any of its Subsidiaries has failed to perform in any material respect any of its obligations under this Agreement;

(ii) in compliance with Section 6.3(c); or

(iii) if the Company Common Shareholder Approval shall not have been obtained at the Special Meeting duly convened at which a vote on approval of this Agreement was taken; or

(d) by Parent:

(i) upon a breach of any covenant or agreement on the part of the Company, or if any representation or warranty of the Company shall be untrue, in any case such that a condition set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied and such breach is incapable of being cured prior to the End Date or, if capable of being cured prior to the End Date, is not so cured on or before the End Date; provided, however, that the right to terminate this Agreement under this Section 8.1(d)(i) shall not be available to Parent or Merger Sub if either of them has failed to perform in any material respect any of its obligations under or in connection with this Agreement; or

(ii) if a Change of Recommendation shall have occurred.

Section 8.2  Notice and Effect of Termination.

(a) If a party is entitled to terminate this Agreement pursuant to Section 8.1(b), (c), or (d), in order to do so written notice of such termination must be given by such party to the other party or parties specifying the provision hereof pursuant to which such termination is made and a reasonably detailed description of the basis therefor (and in the case of termination by Parent pursuant to Section 8.1(d)(i) or (ii), such written notice of termination must be given within 10 Business Days after Parent shall have become aware that such right of termination has arisen), whereupon this Agreement shall forthwith become null and void, and except as set forth in the last sentence of Section 6.2, this Section 8.2 and Section 9.12, there shall be no liability under or in connection therewith on the part of Parent, Merger Sub or the Company or their respective directors, officers, employees, shareholders, Representatives, agents or advisors; provided, however, that, subject to and without limitation of Section 8.2(d) or Section 8.2(e), in each case, if applicable, nothing contained in this Section 8.2 shall relieve Parent, Merger Sub or the Company from liability for breach of any covenant or agreement contained herein.

(b) If this Agreement is terminated by the Company pursuant to Section 8.1(c)(i) due to Parent’s or Merger Sub’s breach of their covenants or agreements contained herein, then, in addition to and without limitation of the remedies available to the Company for such any breach, including the rights of the Company described in clause (b)(ii) of Section 9.6, but subject to the limitations set forth in Section 8.2(e) if applicable, Parent shall pay to the Company by wire transfer of immediately available funds, to an account designated by the Company, no later than two Business Days after such termination, an amount in cash equal to all out-of-pocket costs and expenses incurred by or on behalf of the Company in connection with the initial acquisition proposal submitted by Parent to the Company Board, the process undertaken by or on behalf of the Special Committee in response to such proposal, this Agreement and the transactions contemplated hereby, including, without limitation, the fees and disbursements of counsel, financial advisors, accountants and bankers and the fees paid to members of the Special Committee (collectively, the ‘‘Company Expenses”), as reasonably documented by the Company.

(c) If this Agreement is terminated by Parent pursuant to Section 8.1(d)(i) due to the Company’s breach of its covenants or agreements contained herein, then, in addition to and without limitation of the remedies available to Parent for such any breach, the Company shall pay to Parent by wire transfer of immediately available funds, to an account designated by Parent, no later than two Business Days after such termination, an amount in cash equal to all out-of-pocket costs and expenses incurred by Parent in connection with this Agreement and the transactions contemplated hereby, including, without limitation, the fees and disbursements of counsel, financial advisors, accountants and bankers (collectively, the “Parent Expenses”), as reasonably documented by Parent.

(d) If this Agreement is terminated by the Company pursuant to Section 8.1(c)(ii), then the Company shall pay to Parent by wire transfer of immediately available funds, to an account designated by Parent, no later than two Business Days after such termination, an amount in cash equal to the Parent Expenses. Parent and Merger Sub agree that in the event that the Parent Expenses are paid to the Company pursuant to this Section 8.2(d), the payment of such Parent Expenses shall be the sole and exclusive remedy of Parent and Merger Sub against the Company or any of its Representatives or Affiliates for, and in no event will Parent or Merger Sub seek to recover any other money damages or seek any other remedy based on a claim in law or equity with respect to, (i) any loss suffered as a result of the failure of the Merger to be consummated, (ii) the termination of this Agreement, (iii) any liabilities or obligations arising under this Agreement, or (iv) any claims or actions arising out of or relating to any breach, termination or failure of or under this Agreement, and upon payment to Parent of the Parent Expenses, neither the Company nor any Representative or Affiliate of the Company shall have any further liability or obligation to Parent or Merger Sub relating to or arising out of this Agreement or the transactions contemplated hereby.

(e) If (i) all of the conditions set forth in ARTICLE VII shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, provided that such conditions shall have been capable of being satisfied as of the date of termination of this Agreement), (ii) the Merger shall not have been consummated on or prior to the End Date by reason of Parent failing to obtain the proceeds of the Financing or any alternative financing and (iii) the Company terminates this Agreement pursuant to Section 8.1(b), then Parent shall pay to the Company by wire transfer of immediately available funds, to an account designated by the Company, no later than two Business Days after such termination, an amount in cash equal to the greater of (A) the Company Expenses and (B) $2,518,000 (the “Termination Fee”). The Company agrees that in the event that the Termination Fee is paid to the Company pursuant to this Section 8.2(e), the payment of such Termination Fee shall be the sole and exclusive remedy of the Company against Parent, Merger Sub or any of their Representatives or Affiliates for, and in no event will the Company seek to recover any other money damages or seek any other remedy based on a claim in law or equity with respect to, (i) any loss suffered as a result of the failure of the Merger to be consummated, (ii) the termination of this Agreement, (iii) any liabilities or obligations arising under this Agreement, or (iv) any claims or actions arising out of or relating to any breach, termination or failure of or under this Agreement, and upon payment to the Company of the Termination Fee, neither Parent, Merger Sub nor any Representative or Affiliate of Parent shall have any further liability or obligation to the Company relating to or arising out of this Agreement or the transactions contemplated hereby (except that Parent and Merger Sub shall also be obligated with respect to the last two sentences of Section 6.2).

(f) If the Company or Parent, as the case may be, receives insurance proceeds as a result of any losses or expenses with respect to which it has also received reimbursement payments pursuant to, in the case of the Company, from Parent pursuant to Section 8.2(b), or, in the case of Parent, from the Company pursuant to Section 8.2(c) or Section 8.2(d), then the party receiving such insurance proceeds shall pay the amount of such insurance proceeds (net of any actual costs, expenses or premiums incurred in connection with securing or obtaining such proceeds and in any event not in excess of the reimbursement payment actually received from Parent or the Company, as the case may be, with respect to the Company Expenses or Parent Expenses, as the case may be) to such other party as such insurance proceeds are actually received by the Company or Parent. The Company and Parent shall each use commercially reasonable efforts to pursue any insurance claim that is or may be available to such party with respect to Company Expenses or Parent Expenses, as the case may be, for which such expenses have been reimbursed by the other party.

ARTICLE IX

MISCELLANEOUS

Section 9.1  Amendment and Modification.  Subject to applicable Law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the shareholders of the Company contemplated hereby, by written agreement of the parties hereto, at any time prior to the Closing Date with respect to any of the terms contained herein; provided, however, that after either Shareholder Approval has been obtained, no such amendment, modification or supplement shall reduce or change the Merger Consideration or adversely affect the rights of the Company’s shareholders hereunder without obtaining the Shareholder Approvals with respect to such amendment, modification or supplement.

Section 9.2  Non-Survival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement. This Section 9.2 shall not limit any covenant or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the Effective Time.

Section 9.3  Notices.  All notices, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt, provided that any notice received on any Business Day after 5:00 p.m., local time, or on any non-Business Day, shall be deemed to have been received at 9:00 a.m., local time, on the next Business Day) by hand delivery, by prepaid overnight courier (providing written proof of delivery), by confirmed facsimile transmission or by certified or registered mail (return receipt requested and first class postage prepaid), addressed as follows:

(a) if to Parent or Merger Sub, to:

Swenson Granite Company, LLC
369 North State Street
Concord, NH 03301
Facsimile: (603) 227-9541

Attention:	Robert Pope
President and Chief Executive Officer

with a copy (which shall not constitute notice) to:

Sheehan Phinney Bass + Green PA
1000 Elm Street
Manchester, NH 03101
Facsimile: (603) 641-2340
Attention: Alan L. Reische

(b) if to the Company, to:

Rock of Ages Corporation
560 Graniteville Road
Graniteville, Vermont 05654
Facsimile: (802) 476-2210

Attention:	James L. Fox, Chairman of the Special Committee
of the Board of Directors

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
One Beacon Street
Boston, Massachusetts 02108
Facsimile: (617) 573-4822
Attention: Kent A. Coit

and to:

McLane Graf Raulerson & Middleton, Professional Association
900 Elm Street
P.O. Box 326
Manchester, NH 03105-0326
Facsimile: (603) 625-5650
Attention: Michael B. Tule

or to such other address or facsimile number for a party as shall be specified in a notice given in accordance with this Section 9.3.

Section 9.4  Interpretation.  The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. The inclusion of any item in the Disclosure Schedule shall not be deemed to be an admission or evidence of materiality of such item, nor shall it establish any standard of materiality for any purpose whatsoever.

Section 9.5  Counterparts.  This Agreement may be executed in multiple counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other means of electronic transmission shall be as effective as delivery of a manually executed counterpart.

Section 9.6  Entire Agreement; Third-Party Beneficiaries.  This Agreement (including the Disclosure Schedule and the exhibits, annexes and instruments referred to herein) and the Confidentiality Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) except for (i) the rights of the Company’s shareholders to receive the Merger Consideration and the holders of the Company Options to receive the consideration described in Section 3.4 following the Effective Time, (ii) subject to the limitation set forth in Section 9.12 and Section 8.2(e), if applicable, the right of the Company, on behalf of its shareholders and the holders of the Company Options, to pursue specific performance as set forth in Section 9.12 or, if specific performance is not sought or not granted as a remedy, damages (which damages the parties agree may be based upon a decrease in share value or lost premium) in the event of Parent’s or Merger Sub’s breach of this Agreement or fraud, which right is hereby acknowledged and agreed by Parent and Merger Sub, and (iii) as provided in Section 6.5 (which is intended for the benefit of the Insured Parties and the Indemnified Parties, all of whom shall be third-party beneficiaries of Section 6.5), are not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 9.7  No Other Representations and Warranties; Prior Investigation.

(a) Parent has conducted its own independent review and analysis of the businesses, assets, condition, operations and prospects of the Company and its Subsidiaries and acknowledges that it has been provided access to the properties, premises and records of the Company and its Subsidiaries for this purpose. Except for the representations and warranties of the Company expressly set forth in ARTICLE IV, none of the Company or its Subsidiaries nor any of their respective Representatives makes any representation or warranty, either express or implied, as to the Company or its Subsidiaries or as to the accuracy or completeness of any of the information provided or made available to Parent or any of its Representatives. Without limiting the generality of the foregoing, none of the Company or its Subsidiaries nor any of their respective Representatives or any other Person has made a representation or warranty with respect to (i) any projections, estimates, forecasts or budgets for the Company or its Subsidiaries or (ii) any material, documents or information relating to the Company or its Subsidiaries made available to Parent or its Representatives in any “data room,” confidential memorandum, other offering materials or otherwise, except as expressly and specifically covered by a representation or warranty set forth in ARTICLE IV.

(b) In connection with Parent’s investigation of the Company, Parent has received from the Company and its Representatives certain projections and other forecasts as well as operational and strategic information, including projected financial statements, cash flow items and other data of the Company and its Subsidiaries and certain business plan information of the Company and its Subsidiaries. Parent, on behalf of itself and Merger Sub, acknowledges that there are uncertainties inherent in attempting to make such projections and other forecasts and plans and accordingly is not relying on them, that Parent is familiar with such uncertainties, that on behalf of itself and Merger Sub Parent is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections and other forecasts and plans so furnished to it and that each of Parent and Merger Sub and their respective Representatives shall have no claim against any Person with respect thereto.

Section 9.8  Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable, such term, provision, covenant or restriction shall be deemed to be modified to the extent necessary to render it valid, effective and enforceable, and the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 9.9  Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of Delaware applicable to contracts to be made and performed entirely therein without giving effect to the principles of conflicts of law thereof or of any other jurisdiction except that the Merger and the effects thereof and other matters to which the VBCA applies shall be governed by VBCA.

Section 9.10  Jurisdiction.  Each of the parties hereto hereby (a) expressly and irrevocably submits to the exclusive personal jurisdiction of any United States federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or the transactions contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than a United States federal or state court sitting in the State of Delaware; provided, however, that each of the parties shall have the right to bring any action or proceeding for enforcement of a judgment entered by any United States federal court located in the State of Delaware or any Delaware state court in any other court or jurisdiction.

Section 9.11  Service of Process.  Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 9.10 in any such action or proceeding by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 9.3. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

Section 9.12  Specific Performance.  Parent and Merger Sub acknowledge and agree that, in the event of any breach of this Agreement by Parent or Merger Sub, the Company and the Persons described in Section 9.6 would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that (a) Parent and Merger Sub will, and hereby do, waive, in any action for specific performance, the defense of adequacy of a remedy at law and any other objections to specific performance of this Agreement and (b) the Company, on its behalf and on behalf of the Persons described in Section 9.6, shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance to prevent or restrain breaches or threatened breaches of this Agreement in any action instituted in accordance with Section 9.10. Notwithstanding the foregoing or any other provisions of this Agreement, the parties hereto acknowledge and agree that the Company shall not, either on its behalf or on behalf of the Persons described in Section 9.6, be entitled to enforce specifically the obligations of Parent to consummate the Merger and the other transactions contemplated by this Agreement in the event that the Company is entitled to and receives the Termination Fee.

Section 9.13  Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns.

Section 9.14  Expenses.  Except as otherwise set forth herein, all costs and expenses incurred in connection with this Agreement and the consummation of the Merger and the other transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Merger is consummated.

Section 9.15  Headings.  Headings of the articles and sections of this Agreement and the table of contents, schedules, annexes and exhibits are for convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.

Section 9.16  Waivers.  Any failure of any of the parties hereto to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

[Remainder of page intentionally left blank.]

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Company, Parent and Merger Sub has caused this Agreement to be signed by its duly authorized officer as of the date first written above.

ROCK OF AGES CORPORATION

By:	/s/ Donald M. Labonte
Name:     Donald M. Labonte

Title:	President and Chief Executive Officer

SWENSON GRANITE COMPANY LLC

By:	/s/ Kurt M. Swenson
Name:     Kurt M. Swenson

Title:	Chairman

GRANITE ACQUISITION, LLC

By:	/s/ Kurt M. Swenson
Name:     Kurt M. Swenson

Title:	Manager

Annex B

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) is made and entered into as of October 18, 2010 , by and between Swenson Granite Company LLC, a Delaware limited liability company (“Parent”), and the undersigned stockholder (“Stockholder”) of Rock of Ages Corporation (“Company”).

RECITALS

A. This Agreement is entered into in connection with that certain Agreement and Plan of Merger dated as of even date herewith, as amended from time to time (the “Merger Agreement”), by and among the Company, Parent and Granite Acquisition, LLC (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company, the separate limited liability company existence of Merger Sub will cease, and the Company will continue as the surviving corporation as a wholly-owned subsidiary of Parent, all upon and subject to the terms and conditions of the Merger Agreement (the “Merger”). Capitalized terms that are used in this Agreement which are not otherwise defined herein will have the meanings given such terms in the Merger Agreement. This Agreement shall take effect only upon the date of execution of the Merger Agreement (the “Effective Date”).

B. As of the Effective Date, Stockholder owns (including shares held both beneficially and of record and other shares held either beneficially or of record) the number of shares of the Class A Common Stock and/or Class B Common Stock of the Company set forth below Stockholder’s name on the signature page of this Agreement (all such shares, together with any shares of capital stock of the Company that may hereafter be acquired by Stockholder, being collectively referred to herein as the “Subject Shares”).

C. Stockholder is entering into this Agreement in connection with, and as a material inducement to, the entry into the Merger Agreement by Parent.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

1.  TRANSFER OF SUBJECT SHARES.

1.1  NO DISPOSITION OR ENCUMBRANCE OF SUBJECT SHARES.  Stockholder agrees with Parent that, prior to the Expiration Date (as defined below), Stockholder will not, directly or indirectly, sell, transfer, exchange, pledge, encumber or otherwise dispose of, or in any other way reduce Stockholder’s risk of ownership or investment in, or make any offer or agreement relating to any of the foregoing with respect to, any Subject Shares; provided, however, that notwithstanding the foregoing, Stockholder may transfer all or any portion of the Subject Shares (a) by will or intestacy, (b) to Stockholder’s members, partners, affiliates or immediate family members (including Stockholder’s spouse, lineal descendants, father, mother, brother, sister or first cousin, and father, mother, brother or sister of Stockholder’s spouse), (c) to Parent or any parent, subsidiary or affiliate of Parent, or (d) to a trust, the beneficiaries of which are such Stockholder and/or members of Stockholder’s immediate family; provided, further, that the donee or transferee agrees in a writing reasonably satisfactory to Parent to be bound by the restrictions set forth in this Agreement in the same manner as Stockholder. As used herein, the term “Expiration Date” means the earlier to occur of (i) such time as the Merger Agreement is terminated in accordance with its terms, (ii) the Effective Time (as defined in the Merger Agreement), or (iii) the date of execution of a written agreement by both Parent and Stockholder to terminate this Agreement. Any sale, transfer, exchange, pledge, encumbrance or other disposition in violation of this Section 1.1 shall be void ab initio.

1.2  TRANSFER OF VOTING RIGHTS.  Stockholder agrees that, prior to the Expiration Date, Stockholder will not deposit any of the Subject Shares into a voting trust or grant a proxy or enter into an agreement or understanding of any kind with any person with respect to the voting of any of the Subject

Shares, except in connection with a vote to approve the transaction contemplated by the Merger Agreement in accordance with Section 2.

2.  VOTING OF SUBJECT SHARES.

2.1  VOTE FOR MERGER.   Stockholder agrees that, prior to the Expiration Date and subject to the terms hereof, at any meeting of the stockholders of the Company, however called, and in any action taken by the written consent of stockholders of the Company without a meeting, Stockholder will appear and vote or grant a proxy to vote, or execute a written consent with respect to, the Subject Shares:

(i)  in favor of the Merger, the execution, delivery and performance by the Company of the Merger Agreement and the adoption and approval of the terms thereof and in favor of each of the other actions and agreements contemplated by the Merger Agreement and any action reasonably requested by Parent in furtherance of the foregoing; and

(ii)  against (A) any Acquisition Proposal involving the Company (other than the Merger) or any other action or agreement that would result in a breach of any covenant, representations or warranty or other obligation or agreement of the Company under the Merger Agreement or which could result in any of the conditions to the Company’s obligations under the Merger Agreement not being fulfilled (an “Alternative Transaction”), (B) any reorganization, recapitalization, dissolution, liquidation or winding up of the Company or any of its Subsidiaries, and (C) any other action, agreement or transaction involving the Company (or any subsidiary thereof) that is intended, or would reasonably be expected to, materially impede, interfere with or prevent the consummation of the Merger or the any other transactions contemplated by the Merger Agreement or this Agreement. Stockholder shall not commit or agree to take any action inconsistent with the foregoing. Stockholder acknowledges receipt and review of a copy of the Merger Agreement.

2.2  GRANT OF PROXY.  In the event that Stockholder breaches or threatens to breach any provision of this Agreement, then Parent shall have, and in such event Stockholder grants to Parent, an irrevocable proxy to vote or give consent or approval (including giving a written consent) in respect of the Subject Shares, for and in the name, place and stead of Stockholder, in accordance with this Section 2, revoking all other proxies in respect of the Subject Shares. Such proxy shall be deemed coupled with an interest under this Agreement and shall be irrevocable, and Stockholder shall be deemed to ratify and confirm any action taken by Parent pursuant to such proxy. Parent may not exercise such proxy on any other matter except as specified above.

2.3  NO CONFLICTING AGREEMENTS.  Prior to the Expiration Date, Stockholder will not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with the provisions of this Section 2. Stockholder shall not, among other things, enter into any agreement that would disable or restrict his legal power, authority and right to vote all of the Subject Shares as provided in this Agreement, other than as specifically contemplated in Section 2.2 above.

2.4  STOCKHOLDER CAPACITY ONLY.  Stockholder (as applicable) makes no agreement or understanding herein as a director of the Company. Stockholder is entering into this Agreement solely in his or her capacity as a record or beneficial owner, as applicable, of the Subject Shares, and nothing herein shall be deemed to limit or affect any actions taken in his capacity as a director or officer of the Company. No actions taken by Stockholder, or failure by Stockholder to take any actions, in his or her capacity as a director or officer of the Company shall be deemed to constitute a breach of this Agreement.

3.  REPRESENTATIONS, WARRANTIES AND COVENANTS OF STOCKHOLDER.  Stockholder hereby represents, warrants and covenants as follows:

3.1  AUTHORITY, ENFORCEABILITY.  Stockholder has full power and authority to enter into, execute, deliver and perform Stockholder’s obligations under this Agreement and to make the representations, warranties and covenants contained herein, and that all corporate or similar action required for the authorization, execution, delivery and the performance of all obligations of Stockholder under this Agreement and the agreements contemplated hereby have been obtained. This Agreement has been duly executed and delivered by Stockholder and constitutes a legal, valid and binding obligation of

Stockholder, enforceable against Stockholder in accordance with its terms. The execution and delivery of this Agreement and the performance by Stockholder of his or her obligations hereunder will not result in any breach or violation of or be in conflict with or constitute a default under any agreement, judgment, order, injunction, law or regulation to which Stockholder is a party or by which the Subject Shares are bound.

3.2  SUBJECT SHARES OWNED.  As of the Effective Date of this Agreement, Stockholder owns in the aggregate (including shares held both beneficially and of record and other shares held either beneficially or of record) the number of shares of the Company capital stock set forth below Stockholder’s name on the signature page of this Agreement, free and clear from any encumbrance, and does not directly or indirectly own, either beneficially or of record, any shares of capital stock of the Company, or rights to acquire any shares of capital stock of the Company, or other securities of the Company, other than the Subject Shares set forth below Shareholder’s name on the signature page hereof. If Stockholder is a beneficial owner but not the record holder of the Subject Shares, Stockholder agrees to take all actions necessary to cause the record holder to vote all of the Subject Shares in accordance with Section 2. Stockholder agrees to notify Parent promptly of any additional shares of capital stock of the Company that Stockholder becomes the record or beneficial owner of after the date of this Agreement, all of which shall be covered by this Agreement and be Subject Shares.

3.3  FURTHER ASSURANCES.  Stockholder agrees to execute and deliver to Parent any additional documents and instruments, and take such actions, as are reasonably necessary to carry out the purposes and intent of this Agreement.

3.4  RELIANCE BY PARENT.  Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by Stockholder and the representations and warranties of Stockholder contained herein.

4.  SCHEDULE 13D MATTERS.  Stockholder acknowledges and agrees that, by the execution and delivery of this Agreement in connection with the execution and delivery by Parent of the Merger Agreement, he or she may be deemed to be a member of a “group,” as that term is used in Rule 13d-5(b) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) with Parent and certain other persons (the “Swenson Granite Group”) for purposes of compliance with the reporting requirements of Section 13(d) of the Exchange Act. In accordance with Rule 13d-1(k) under the Exchange Act, Stockholder agrees to the filing on behalf of him- or herself of an amendment to the Statement on Schedule 13D filed on May 12, 2010 (the “Swenson Granite Group 13D”) by Parent and other members of the Swenson Granite Group to report (among other things) the accession of the Stockholder to the Swenson Granite Group. Stockholder hereby grants the following power of attorney in connection with the Swenson Granite Group 13D:

POWER OF ATTORNEY

The undersigned does hereby appoint Kurt M. Swenson his or its true and lawful attorney-in-fact, for the purpose of, from time to time, executing in his or its name and on his or its behalf, any and all amendments to the Statement on Schedule 13D filed by Swenson Granite Company LLC and the group including the same with respect to the Common Stock of Rock of Ages Corporation (the “Company”), which such attorney-in-fact shall determine to be necessary or appropriate to comply with the reporting requirements of Section 13(d) of the Securities Exchange Act of 1934, as amended, and filing the same with the U.S. Securities and Exchange Commission and the Company on behalf of the undersigned, and delivering, furnishing or filing any such documents as exhibits thereto, and giving and granting to such attorney-in-fact the power and authority to act in the premises as fully and to all intents and purposes as the undersigned might or could do if personally present, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof. Any such determination by the attorney-in-fact shall be conclusively evidenced by such person’s execution, delivery, furnishing or filing of the applicable document. This power of attorney shall remain in effect until expressly revoked in writing by the undersigned.

5.  MISCELLANEOUS.

5.1  SEVERABILITY.  If any provision of this Agreement, or the application thereof, will for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.

5.2  AMENDMENT AND WAIVER.  This Agreement or any provision hereof may be amended, modified, superseded, canceled, renewed, waived or extended only by an agreement in writing executed by Parent and Stockholder. The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default.

5.3  ASSIGNMENT.  This Agreement and all rights and obligations hereunder may not be transferred or assigned by Parent or Stockholder at any time without the prior written consent of Parent and Stockholder; provided, however, that Stockholder may transfer or assign this Agreement and all rights and obligations hereunder under the conditions set forth in Section 1.1 without the prior written consent of Parent. This Agreement will be binding upon, and inure to the benefit of, the persons or entities who are permitted, by the terms of this Agreement, to be successors, assigns and personal representatives of the respective parties hereto.

5.4  GOVERNING LAW.  The validity, interpretation and enforcement of this Agreement will be governed by and construed in accordance with the internal laws of the State of Vermont, excluding that body of laws pertaining to conflict of laws.

5.5  CONSENT TO JURISDICTION; VENUE; WAIVER.  In any action or proceeding between any of the parties arising out of or relating to this Agreement, each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state courts of the State of Vermont and to the United States District Court for the District of Vermont, and agrees that all claims in respect of such action or proceeding may be heard and determined exclusively in any Vermont state or federal court sitting in the State of Vermont. PARENT AND STOCKHOLDER HEREBY IRREVOCABLY WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER SOUNDING IN TORT, CONTRACT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF PARENT OR STOCKHOLDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

5.6  COSTS OF ENFORCEMENT.  If any party to this Agreement seeks to enforce its rights under this Agreement by legal proceedings or otherwise, the non-prevailing party will pay all costs and expenses incurred by the prevailing party, including, without limitation, all reasonable attorneys’ and experts’ fees.

5.7  COUNTERPARTS.  This Agreement may be executed in counterparts, each of which will be deemed an original but all of which, taken together, constitute one and the same agreement.

5.8  CERTAIN ADJUSTMENTS.  In the event of a stock split, stock dividend or distribution, or any change in the Company’s common stock by reason of a stock split, reverse stock split, recapitalization, combination, reclassification, readjustment, exchange of shares or the like, the term “Subject Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in the transaction.

5.9  WAIVER OF APPRAISAL RIGHTS.  Stockholder hereby irrevocably waives any and all rights he or she may have as to appraisal, dissent or any similar or related matter with respect to any of the Subject Shares that may arise with respect to the Merger or any of the transactions contemplated by the Merger Agreement, including, without limitation, under 13.21 of the Vermont Business Corporation Act, as amended.

5.10  ENTIRE AGREEMENT; TERMINATION.  This Agreement and the documents referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof. This Agreement shall only terminate on the Expiration Date.

5.11  SPECIFIC PERFORMANCE; INJUNCTIVE RELIEF.  The parties hereto acknowledge that each party will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to each party upon any such violation, each party shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available at law or in equity, without the posting of any bond.

5.12  NOTICES.  All notices, requests, claims, demands and other communications hereunder shall be in writing and sufficient if delivered in person, by facsimile, or sent by overnight courier (prepaid) to the respective parties as follows:

If to Parent:	Swenson Granite Company LLC 369 North State Street Concord, NH 03301 Attention: Robert Pope, President and Chief Executive Officer

With copy to:	Sheehan Phinney Bass + Green PA 1000 Elm Street Manchester, NH 03101 Attention: Alan L. Reische, Esq.

If to Stockholder:	To the addresses for notice set forth on the last page hereof.

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned parties have executed this Agreement as of the Effective Date.

STOCKHOLDER:

(INDIVIDUAL SIGNATURE BLOCK):	(ENTITY SIGNATURE BLOCK):

(please print or type complete name of entity)

(signature)
Name:	By:
(please print or type full name)	(signature)
Name:
(please print or type full name)
Title:
(please print or type full name)
Class A Common Stock of the Company held directly or indirectly (No. of Shares):

Class B Common Stock of the Company held directly or indirectly (No. of Shares):

Address:	With a copy of any notice to:

Telephone:	Telephone:
Facsimile:	Facsimile:

SWENSON GRANITE COMPANY LLC

By:
Name:
Title:

[SIGNATURE PAGE TO VOTING AGREEMENT]

Affirmation by Witness

I, the undersigned witness, witnessed the Stockholder sign this Agreement, which includes a provision by which the Stockholder is granting a power of attorney. I affirm that the Stockholder appeared to me to be of sound mind and free from duress at the time the Stockholder signed this Agreement, and the Stockholder affirmed to me that the Stockholder was aware of the nature of this document and signed it freely and voluntarily.

Witness Print Name:

Acknowledgment

[The witness and the notary may not be the same person.]
State of

County of , ss.

At          , in said County and State, this           day of          , 2010, personally appeared the above-named Stockholder, who is known to me or was otherwise suitably identified, and he/she acknowledged to me that the execution of this Agreement was his or her free act and deed.

Before me,

Notary Public
Print Name:

Commission Expires:

Acceptance by Agent

The undersigned agent, Kurt M. Swenson, is executing this Agreement solely for the purpose of attesting, with respect to the power of attorney granted to him in this Agreement, that he: (A) accepts the appointment as agent; (B) understands the duties under the power of attorney and under the law; (C) understands that he has a duty to act if expressly required to do so in the power of attorney consistent with 14 V.S.A. § 3506(c) and other applicable laws; and (D) understands that he is expected to use his special skills or expertise on behalf of the principal, if so specified in the power of attorney.

Signed on the day of , 2010

Kurt M. Swenson

[SIGNATURE PAGE TO VOTING AGREEMENT CONTINUED]

Annex C

CONTRIBUTION AGREEMENT

This CONTRIBUTION AGREEMENT (the “Agreement”) is made and entered into as of October 18, 2010, by and between Swenson Granite Company LLC, a Delaware limited liability company (“Parent”), and the undersigned stockholder (“Stockholder”) of Rock of Ages Corporation (“Company”).

RECITALS

A. This Agreement is entered into in connection with that certain Agreement and Plan of Merger dated as of even date herewith, as amended from time to time (the “Merger Agreement”), by and among the Company, Parent and Granite Acquisition, LLC (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company, the separate limited liability company existence of Merger Sub will cease, and the Company will continue as the surviving corporation as a wholly-owned subsidiary of Parent, all upon and subject to the terms and conditions of the Merger Agreement (the “Merger”). Capitalized terms that are used in this Agreement which are not otherwise defined herein will have the meanings given such terms in the Merger Agreement. This Agreement shall take effect only upon the date of execution of the Merger Agreement (the ‘‘Contribution Agreement Effective Date”).

B. Stockholder currently holds shares of membership interest in Parent or is related by blood or marriage to a holder of shares of membership interest in Parent; Stockholder also currently owns record or beneficial title to those shares of Class A Common Stock and Class B Common Stock of the Company (all such shares of Stockholder, the “Company Shares”) set forth on the signature page of this Agreement, which Stockholder has agreed to deposit under the terms and conditions of this Agreement (following deposit by Shareholder in accordance herewith, Company Shares are referred to as “Deposited Company Shares”). Shortly prior to the Effective Time of the Merger, Stockholder’s Deposited Company Shares will be contributed to Parent in consideration for the issuance to the Stockholder of (i) a number of additional shares of membership interest in Parent to be determined based on the Exchange Ratio set forth in Section 1.5 of this Agreement, and (ii) an amount of cash in lieu of fractional shares of membership interest in Parent as is determined in accordance with Section 1.5 of this Agreement.

C. Stockholder is entering into this Agreement in connection with, and as a material inducement to, Parent entering into the Merger Agreement.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

1. AUTHORIZATION AND SALE OF SHARES.

1.1 AUTHORIZATION.  Parent has duly authorized and taken, or will prior to the Exchange Effective Time (as defined in Section 1.5 below) have duly authorized and taken, all such limited liability company action and other action as is necessary for (i) the issuance, sale and delivery, pursuant to the terms of this Agreement and other similar Contribution Agreements between Parent and certain other holders of shares of Class A Common Stock and/or Class B Common Stock of the Company, of shares of membership interest in Parent (shares of membership interest in Parent are referred to herein as “Parent Shares”), and (ii) the payment of cash in lieu of fractional shares of membership interest in Parent pursuant to the terms of this Agreement and other similar Contribution Agreements between Parent and certain other holders of shares of Class A Common Stock and/or Class B Common Stock of the Company.

1.2 DEPOSIT OF COMPANY SHARES.  No later than thirty (30) calendar days after the Contribution Agreement Effective Date, Stockholder and any agent of Stockholder holding certificates evidencing Company Shares (including without limitation any broker holding securities in “street name”) shall deliver or cause to be delivered one or more certificates representing the Company Shares to Parent, duly endorsed for transfer or together with duly executed stock powers both reasonably acceptable in form to

Parent and sufficient to transfer the same to Parent for disposition in accordance with the terms of this Agreement. Such Company Shares shall be held by Parent or any agent duly authorized by Parent in accordance with the terms of this Agreement.

1.3 POWER OF ATTORNEY.  Stockholder hereby irrevocably constitutes and appoints Robert Pope, President and Chief Executive Officer of Parent, and any individual who shall hereafter succeed such person as Chief Executive Officer of Parent, and any other person designated in writing by Parent from time to time, each of them individually, as its true and lawful attorney-in-fact (the ‘‘Attorney”) with full power to act alone and of substitution and resubstitution, and with full power in the name of, for and on behalf of Stockholder, with respect to all matters arising in connection with the Merger and/or the Exchange, to (a) vote or execute written consents with respect to the Deposited Company Shares in accordance with the Voting Agreement dated as of even date herewith between Parent and Stockholder, (b) sell and deliver to the Parent the Deposited Company Shares as part of the Exchange in return for the consideration set forth in Section 1.5 below, and (c) make, execute, acknowledge and deliver all such other contracts, stock powers, receipts, certificates, letters and other writings, and in general to do all things and to take all actions which the Attorney, in his sole discretion, may consider necessary or proper in connection with or to carry out his powers with regard to parts (a) and (b) of this sentence. The Attorney is empowered to determine the time or times when, purpose for, and manner in which any power herein conferred upon him shall be exercised, and the parties hereto acknowledge that Robert Pope is an officer of the Parent. The power of attorney granted herein is an agency coupled with an interest and all authority conferred hereby shall be irrevocable, and shall not be terminated by any act of any of the undersigned or by operation of law, whether by the death or incapacity of any of the undersigned or by the occurrence of any other event or events; notwithstanding the foregoing, the power of attorney granted herein shall terminate upon the termination of this Agreement in accordance with Section 3.9 below.

1.4 COVENANT REGARDING TRANSFER OF COMPANY SHARES.  Stockholder agrees with Parent that, prior to the Expiration Date (as defined below), Stockholder will not, other than as contemplated herein, directly or indirectly, sell, transfer, exchange, pledge, encumber or otherwise dispose of, or in any other way reduce Stockholder’s risk of ownership or investment in, or make any offer or agreement relating to any of the foregoing with respect to, any Deposited Company Shares; provided, however, that notwithstanding the foregoing, Stockholder may transfer all or any portion of the Deposited Company Shares (a) by will or intestacy, (b) to Stockholder’s members, partners, affiliates or immediate family members (including Stockholder’s spouse, lineal descendants, father, mother, brother, sister or first cousin, and father, mother, brother or sister of Stockholder’s spouse), (c) to Parent or any parent, subsidiary or affiliate of Parent, or (d) to a trust, the beneficiaries of which are such Stockholder and/or members of Stockholder’s immediate family; provided, further, that the donee or transferee agrees, in a writing reasonably satisfactory in form and content to Parent, to be bound by the restrictions set forth in this Agreement, and to grant the powers granted to Attorney herein, in the same manner as Stockholder. Any sale, transfer, exchange, pledge, encumbrance or other disposition in violation of this Section 1.4 shall be void ab initio.

1.5 TRANSFER OF COMPANY SHARES.  Effective as of 5:00 p.m. Eastern (U.S.) Time on the Business Day immediately preceding the day on which the Effective Time shall occur (the “Exchange Effective Time”), Stockholder shall, through and by the Attorney, sell, assign and convey to Parent all of his or her right, title and interest in and to the Company Shares set forth on the signature page hereof, in consideration of the issuance and payment (the “Exchange”) to Stockholder of (i) a number of Parent Shares to be determined by multiplying each Company Share being sold, assigned and conveyed by a fraction, the numerator of which shall be the Merger Consideration and the denominator of which shall be $18,241.30 (such fraction, the “Exchange Ratio”), and rounding the result down to the nearest whole integer, and (ii) an amount of cash in lieu of issuance of any fractional share that would otherwise be issued pursuant to part (i) of this sentence, calculated pursuant to the provisions of the last sentence of this Section 1.5. Upon issuance of the Parent Shares in the Exchange to the Stockholder, such Parent Shares shall be fully-paid and duly and validly issued to Stockholder. From and after the Exchange

Effective Time, the Stockholder shall be considered a Shareholder as defined in the Amended and Restated Limited Liability Company Agreement of Parent dated as of July 27, 2010, as amended (the ‘‘LLC Agreement”) for all purposes thereunder. Notwithstanding anything to the contrary herein, no fraction of a Parent Share shall be issued to Stockholder pursuant to this Agreement, but in lieu thereof (if Stockholder would otherwise be entitled to a fraction of a Parent Share pursuant to part (i) of the first sentence of this Section 1.5), Stockholder shall receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of (i) that fraction of a Parent Share that Stockholder would otherwise be due multiplied by (ii) $18,241.30.

1.6 EXCHANGE OBLIGATION UNCONDITIONAL.  Stockholder acknowledges and agrees that Parent is entering into the Merger Agreement in reliance on the execution, delivery and complete performance of this Agreement by Stockholder, and that the Company will prepare definitive proxy materials for its shareholders based on the representations, warranties and covenants of Stockholder contained in this Agreement. From and after the Contribution Agreement Effective Date of this Agreement, Stockholder’s obligation to effect the Exchange at the Exchange Effective Time shall be absolute and unconditional, and shall not be relieved on account of any condition precedent, condition subsequent, breach or alleged breach or non-performance by Parent or any other party to the Merger Agreement.

1.7 AGREEMENT TO BE BOUND BY LLC AGREEMENT.  In the event that the Stockholder is not currently a member of the Company, then by execution of this Agreement, the Stockholder hereby agrees to become a member of Parent at the Exchange Effective Time, and agrees to be bound by the terms and conditions of the LLC Agreement.

2. REPRESENTATIONS, WARRANTIES AND COVENANTS OF STOCKHOLDER.  Stockholder hereby represents, warrants and covenants as follows:

2.1 AUTHORITY; ENFORCEABILITY.  Stockholder has full power and authority to enter into, execute, deliver and perform Stockholder’s obligations under this Agreement and to make the representations, warranties and covenants contained herein, and that all corporate or similar action required for the authorization, execution, delivery and the performance of all obligations of Stockholder under this Agreement and the agreements contemplated hereby have been obtained. This Agreement has been duly executed and delivered by Stockholder and constitutes a legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms. The execution and delivery of this Agreement and the performance by Stockholder of his obligations hereunder will not result in any breach or violation of, or be in conflict with or constitute a default under, or result in the imposition or any lien or security interest under, any agreement, judgment, order, injunction, law or regulation to which Stockholder is a party or by which the Deposited Company Shares are bound.

2.2 SUBJECT SHARES OWNED.  As of the Contribution Agreement Effective Date, Stockholder owns in the aggregate (including shares held both beneficially and of record and other shares held either beneficially or of record) the number of shares of the Company capital stock set forth below Stockholder’s name on the signature page of this Agreement, free and clear from any lien, claim or other encumbrance. If Stockholder is a beneficial owner but not the record holder of the Deposited Company Shares, Stockholder agrees to take all actions necessary to cause the record holder to deliver to Parent record and beneficial title to all of the Deposited Company Shares in accordance with Section 1.

2.3 FURTHER ASSURANCES.  Stockholder agrees to execute and deliver to Parent any additional documents and instruments, and take such actions, as are reasonably necessary to carry out the purposes and intent of this Agreement.

3. MISCELLANEOUS.

3.1 SEVERAL AGREEMENTS.  This Agreement, by and between Parent and Stockholder, represents one of several such contribution agreements between Parent and certain persons who own of record or beneficially Company Shares. Each such contribution agreement shall be a several obligation of Stockholder and Parent, and the execution and delivery, performance or termination of this Agreement shall not be subject to or conditioned upon the execution and delivery, performance or termination by any other person of the terms of any such other contribution agreement.

3.2 SEVERABILITY.  If any provision of this Agreement, or the application thereof, will for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.

3.3 AMENDMENT AND WAIVER.  This Agreement or any provision hereof may be amended, modified, superseded, canceled, renewed, waived or extended only by an agreement in writing executed by Parent and Stockholder. The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default.

3.4 ASSIGNMENT.  This Agreement and all rights and obligations hereunder may not be transferred or assigned by Parent or Stockholder at any time without the prior written consent of Parent and Stockholder; provided, however, that Stockholder may transfer or assign this Agreement and all rights and obligations hereunder under the conditions set forth in Section 1.4. This Agreement will be binding upon, and inure to the benefit of, the persons or entities who are permitted, by the terms of this Agreement, to be successors, assigns and personal representatives of the respective parties hereto.

3.5 GOVERNING LAW.  The validity, interpretation and enforcement of this Agreement will be governed by and construed in accordance with the internal laws of the State of Vermont, excluding that body of laws pertaining to conflict of laws.

3.6 CONSENT TO JURISDICTION; VENUE; WAIVER.  In any action or proceeding between any of the parties arising out of or relating to this Agreement, each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state courts of the State of Vermont and to the United States District Court for the District of Vermont, and agrees that all claims in respect of such action or proceeding may be heard and determined exclusively in any Vermont state or federal court sitting in the State of Vermont. PARENT AND STOCKHOLDER HEREBY IRREVOCABLY WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER SOUNDING IN TORT, CONTRACT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF PARENT OR STOCKHOLDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

3.7 COSTS OF ENFORCEMENT.  If any party to this Agreement seeks to enforce its rights under this Agreement by legal proceedings or otherwise, the non-prevailing party will pay all costs and expenses incurred by the prevailing party, including, without limitation, all reasonable attorneys’ and experts’ fees.

3.8 COUNTERPARTS.  This Agreement may be executed in counterparts, each of which will be deemed an original but all of which, taken together, constitute one and the same agreement.

3.9 ENTIRE AGREEMENT; TERMINATION.  This Agreement and the documents referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof. This Agreement shall only terminate on the “Expiration Date,” which shall be the earlier to occur of (i) such time as the Merger Agreement is terminated in accordance with its terms, (ii) the Effective Time (as defined in the Merger Agreement), or (iii) the date of execution of a written agreement by both Parent and Stockholder explicitly terminating this Agreement.

3.10 SPECIFIC PERFORMANCE; INJUNCTIVE RELIEF.  The parties hereto acknowledge that each party will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to each party upon any such violation, each party shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available at law or in equity, without the posting of any bond.

3.11 NOTICES.  All notices, requests, claims, demands and other communications hereunder shall be in writing and sufficient if delivered in person, by facsimile, or sent by overnight courier (prepaid) to the respective parties as follows:

If to Parent:	Swenson Granite Company LLC 369 North State Street Concord, NH 03301 Attention: Robert Pope, President and Chief Executive Officer

With copy to:	Sheehan Phinney Bass + Green PA 1000 Elm Street Manchester, NH 03101 Attention: Alan L. Reische, Esq.
If to Stockholder:	To the addresses for notice set forth on the last page hereof.

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned parties have executed this Agreement as of the Contribution Agreement Effective Date.

STOCKHOLDER:

(INDIVIDUAL SIGNATURE BLOCK):	(ENTITY SIGNATURE BLOCK):

(please print or type complete name of entity)

(signature)

Name:	By:
(please print or type full name)	(signature)
Name:
(please print or type full name)
Title:
(please print or type full name)

Class A Common Stock of the Company held directly or indirectly (No. of Shares):

Class B Common Stock of the Company held directly or indirectly (No. of Shares):

Class A Common Stock of the Company held directly or indirectly (No. of Shares) to be converted:

Class B Common Stock of the Company held directly or indirectly (No. of Shares) to be converted:

Address:	With a copy of any notice to:

Telephone:	Telephone:
Facsimile:	Facsimile:

SWENSON GRANITE COMPANY LLC

By:
Name:
Title:

[SIGNATURE PAGE TO CONTRIBUTION AGREEMENT]

Affirmation by Witness

I, the undersigned witness, witnessed the Stockholder sign this Agreement, which includes a provision by which the Stockholder is granting a power of attorney. I affirm that the Stockholder appeared to me to be of sound mind and free from duress at the time the Stockholder signed this Agreement, and the Stockholder affirmed to me that the Stockholder was aware of the nature of this document and signed it freely and voluntarily.

Witness
Print Name:

Acknowledgment

[The witness and the notary may not be the same person.]

State of
County of  , ss.

At          , in said County and State, this   day of          , 2010, personally appeared the above-named Stockholder, who is known to me or was otherwise suitably identified, and he/she acknowledged to me that the execution of this Agreement was his or her free act and deed.

Before me,

Notary Public
Print Name:
Commission Expires:

Acceptance by Agent

The undersigned agent, Kurt M. Swenson, is executing this Agreement solely for the purpose of attesting, with respect to the power of attorney granted to him in this Agreement, that he: (A) accepts the appointment as agent; (B) understands the duties under the power of attorney and under the law; (C) understands that he has a duty to act if expressly required to do so in the power of attorney consistent with 14 V.S.A. § 3506(c) and other applicable laws; and (D) understands that he is expected to use his special skills or expertise on behalf of the principal, if so specified in the power of attorney.

Signed on the  day of          , 2010

Kurt M. Swenson

[SIGNATURE PAGE TO CONTRIBUTION AGREEMENT, CONTINUED]

Annex D
Opinion of Covington Associates, LLC

October 15, 2010

Special Committee of the Board of
Directors of Rock of Ages Corporation
Board of Directors of Rock of Ages Corporation
560 Graniteville Road
Graniteville, VT 05654

Gentlemen and Madam:

We understand that Swenson Granite Company LLC (“Acquiror”) and Rock of Ages Corporation (the “Company”) propose to enter into a definitive merger agreement (the “Merger Agreement”) pursuant to which, among other things, Acquiror will pay or cause to be paid, in cash, $5.25 for each share of common stock of the Company (the “Common Stock”) issued and outstanding immediately prior to the effective time described in the Merger Agreement, in cancellation of such shares (the “Transaction”). Notwithstanding the foregoing, shares of Common Stock owned by Acquiror or any direct or indirect wholly-owned subsidiary of Acquiror or by any holder who is entitled to demand and properly demands and perfects such holder’s appraisal rights will not be entitled to such consideration. We understand that prior to the closing of the Transaction under the Merger Agreement, certain outstanding shares of Common Stock held by specified stockholders who are members of the Acquiror will be exchanged for shares of membership interest in the Acquiror and will not be entitled to such cash merger consideration. The cash merger consideration payable pursuant to the Merger Agreement as aforesaid is referred to herein as the “Cash Merger Consideration”.

You have requested that Covington Associates, LLC (“Covington Associates”) provide an opinion (the “Opinion”) as to whether, as of the date hereof, the Cash Merger Consideration to be received by the holders of outstanding Common Stock in the Transaction pursuant to the Merger Agreement is fair to such holders from a financial point of view.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1. Reviewed the draft of the Merger Amendment received from the Company on October 15, 2010;

2. Reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant;

3. Reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Company made available to us by the Company, including (a) financial projections (and adjustments thereto) prepared by the management of the Company relating to the Company for the fiscal years ending December 31, 2010 through December 31, 2015 (the “Financial Projections”);

4. Spoken with certain members of the management of the Company regarding the business, operations, financial condition and prospects of the Company, the Transaction and related matters;

5. Compared the financial and operating performance of the Company with that of other public companies that we deemed to be relevant;

265 Franklin Street, 3rd Floor Boston, Massachusetts 02110 T 617.314.3950 F 617.314.3955	www.covllc.com

6. Considered the publicly available financial terms of certain transactions that we deemed to be relevant;

7. Reviewed the current and historical market prices and trading volume for the Common Stock, and the historical market prices and certain financial data of the publicly traded securities of certain other companies that we deemed to be relevant;

8. Conducted such other financial studies, analyses and inquiries, including a discounted cash flow analysis, and considered such other information and factors as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, management of the Company has advised us, and we have assumed, that the Financial Projections reviewed by us have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Company, and we express no opinion with respect to such projections or the assumptions on which they are based. We have relied upon and assumed, without independent verification, that the historical financial statements of the Company provided to us have been prepared in accordance with United States generally accepted accounting principles, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the date of the most recent financial statements provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading.

We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Merger Agreement and all other related documents and instruments that are referred to therein are true and correct, (b) each party to the Merger Agreement and such other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Transaction will be satisfied without waiver thereof, and (d) the Transaction will be consummated in a timely manner in accordance with the terms described in the Merger Agreement and such other related documents, without any amendments or modifications thereto. We also have relied upon and assumed, without independent verification, that (i) the Transaction will be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the Company that would be material to our analyses or this Opinion. In addition, we have relied upon and assumed, without independent verification, that the final form of the Merger Agreement will not differ in any material respect from the draft thereof identified above.

Furthermore, in connection with this Opinion, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company or any other party, nor were we provided with any such appraisal or evaluation. We did not estimate, and express no opinion regarding, the liquidation value of any entity or business. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible

265 Franklin Street, 3rd Floor Boston, Massachusetts 02110 T 617.314.3950 F 617.314.3955	www.covllc.com

unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject.

This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof.

This Opinion is furnished for the use and benefit of the Special Committee of the Board of Directors of the Company (the “Special Committee”) and the Board of Directors of the Company (the “Board”) in connection with their consideration of the Transaction and may not be used for any other purpose without our prior written consent, except that this Opinion may be reproduced and included in its entirety in any filing made by the Company with the Securities and Exchange Commission and any disclosure document distributed to the Company’s shareholders in connection with the Transaction. This Opinion should not be construed as creating any fiduciary duty on the part of Covington Associates to any party. This Opinion is not intended to be, and does not constitute, a recommendation to the Special Committee or the Board, any security holder or any other person, as to how to act or vote with respect to any matter relating to the Transaction.

We will receive a fee from the Company for rendering this Opinion, which is not contingent upon the successful completion of the Transaction. We will also receive a fee from the Company upon the closing of the Transaction. The Company has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain potential liabilities arising out of our engagement.

We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Company, its security holders or any other party to proceed with or effect the Transaction, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form or any other portion or aspect of, the Transaction or otherwise (other than the Cash Merger Consideration to the extent expressly specified herein), (iii) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of the Company, or to any other party, except if and only to the extent expressly set forth in the last sentence of this Opinion, (iv) the relative merits of the Transaction as compared to any alternative business strategies that might exist for the Company or any other party or the effect of any other transaction in which the Company or any other party might engage, (v) the fairness of any portion or aspect of the Transaction to any one class or group of the Company’s or any other party’s security holders vis-à-vis any other class or group of the Company’s or such other party’s security holders (including, without limitation, the allocation of any consideration among or within such classes or groups of security holders), (vi) the fairness of the Transaction to holders of Common Stock to the extent such holders exchange their shares of Common Stock for shares of membership interest in the Acquiror as described above, and therefore we are not expressing an opinion on the fairness of the Cash Merger Consideration relative to the consideration to be received by the exchanging shareholders, (vii) whether or not the Company, its security holders or any other party is receiving or paying reasonably equivalent value in the Transaction, (viii) the solvency, creditworthiness or fair value of the Company or any other participant in the Transaction, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (ix) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Transaction, any class of such persons or any other party, relative to the Cash Merger Consideration or otherwise. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with your consent, on the assessments by the Company

265 Franklin Street, 3rd Floor Boston, Massachusetts 02110 T 617.314.3950 F 617.314.3955	www.covllc.com

and its advisers, as to all legal, regulatory, accounting, insurance and tax matters with respect to the Company and the Transaction. The issuance of this Opinion was approved by the persons within Covington Associates authorized to approve opinions of this nature.

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Cash Merger Consideration to be received by holders of Common Stock in the Transaction pursuant to the Merger Agreement is fair to such holders from a financial point of view.

Very truly yours,

COVINGTON ASSOCIATES, LLC

265 Franklin Street, 3rd Floor Boston, Massachusetts 02110 T 617.314.3950 F 617.314.3955	www.covllc.com

Annex E

Chapter 13 of the Vermont Business Corporation Act

SUBCHAPTER 1. RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

§ 13.01.  Definitions.

In this chapter:

(1) “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(2) “Dissenter” means a shareholder who is entitled to dissent from corporate action under section 13.02 of this title and who exercises that right when and in the manner required by sections 13.20 through 13.28 of this title.

(3) “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(4) “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

(5) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(6) “Beneficial shareholder” means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

(7) “Shareholder” means the record shareholder or the beneficial shareholder.

§ 13.02.  Right to dissent.

(a) A shareholder is entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

(1) Merger.  Consummation of a plan of merger to which the corporation is a party

(A) if shareholder approval is required for the merger by section 11.03 of this title or the articles of incorporation and the shareholder is entitled to vote on the merger; or

(B) if the corporation is a subsidiary that is merged with its parent under section 11.04 of this title;

(2) Share exchange.  Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

(3) Sale of assets.  Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

(4) Amendment to articles.  An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter’s shares because it:

(A) alters or abolishes a preferential right of the shares;

(B) creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

(C) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

(D) excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

(E) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under section 6.04 of this title; or

(5) Market exception.  Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(b) A shareholder entitled to dissent and obtain payment for his or her shares under this chapter may not challenge the corporate action creating his or her entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

§ 13.03.  Dissent by nominees and beneficial owners.

(a) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his or her name only if he or she dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he or she asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the shareholder dissents and the shareholder’s other shares were registered in the names of different shareholders.

(b) A beneficial shareholder may assert dissenters’ rights as to shares held on his or her behalf only if:

(1) he or she submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and

(2) he or she does so with respect to all shares of which he or she is the beneficial shareholder or over which he or she has power to direct the vote.

SUBCHAPTER 2. PROCEDURE FOR EXERCISE OF DISSENTERS’ RIGHTS

§ 13.20.  Notice of dissenters’ rights.

(a) If proposed corporate action creating dissenters’ rights under section 13.02 of this title is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this chapter and be accompanied by a copy of this chapter.

(b) If corporate action creating dissenters’ rights under section 13.02 of this title is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in section 13.22 of this title.

§ 13.21.  Notice of intent to demand payment.

(a) If proposed corporate action creating dissenters’ rights under section 13.02 of this title is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights

(1) must deliver to the corporation before the vote is taken written notice of his or her intent to demand payment for his or her shares if the proposed action is effectuated; and

(2) must not vote his or her shares in favor of the proposed action.

(b) A shareholder who does not satisfy the requirements of subsection (a) of this section is not entitled to payment for his or her shares under this chapter.

§ 13.22.  Dissenters’ notice.

(a) If proposed corporate action creating dissenters’ rights under section 13.02 of this title is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of section 13.21 of this title.

(b) The dissenters’ notice must be sent no later than ten days after the corporate action was taken, and must:

(1) state where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(2) inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(3) supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not the person acquired beneficial ownership of the shares before that date;

(4) set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the subsection (a) notice is delivered; and

(5) be accompanied by a copy of this chapter.

§ 13.23.  Duty to demand payment.

(a) A shareholder sent a dissenters’ notice described in section 13.22 of this title must demand payment, certify whether he or she acquired beneficial ownership of the shares before the date required to be set forth in the dissenters’ notice pursuant to section 13.22(b)(3) of this title, and deposit his or her certificates in accordance with the terms of the notice.

(b) The shareholder who demands payment and deposits his or her share certificates under subsection (a) of this section retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

(c) A shareholder who does not demand payment or deposit his or her share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his or her shares under this chapter.

§ 13.24.  Share restrictions.

(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under section 13.26 of this title.

(b) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

§ 13.25.  Payment.

(a) Except as provided in section 13.27 of this title, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with section 13.23 of this title the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

(b) The payment must be accompanied by:

(1) the corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2) a statement of the corporation’s estimate of the fair value of the shares and how such estimate was calculated;

(3) an explanation of how the interest was calculated;

(4) a statement of the dissenter’s right to demand payment under section 13.28 of this title; and;

(5) a copy of this chapter.

§ 13.26.  Failure to take action.

(a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under section 13.22 of this title and repeat the payment demand procedure.

§ 13.27.  After-acquired shares.

(a) A corporation may elect to withhold payment required by section 13.25 of this title from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

(b) To the extent the corporation elects to withhold payment under subsection (a) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his or her demand. The corporation shall send with its offer a statement of its estimate and calculation of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment under section 13.28 of this title.

§ 13.28.  Procedure if shareholder dissatisfied with payment or offer.

(a) A dissenter may notify the corporation in writing of his or her own estimate of the fair value of his or her shares and amount of interest due, and demand payment of his or her estimate (less any payment under section 13.25 of this title), or reject the corporation’s offer under section 13.27 of this title and demand payment of the fair value of his or her shares and interest due, if:

(1) the dissenter believes that the amount paid under section 13.25 or offered under section 13.27 is less than the fair value of his or her shares or that the interest due is incorrectly calculated;

(2) the corporation fails to make payment under section 13.25 within 60 days after the date set for demanding payment; or

(3) the corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

(b) A dissenter waives his or her right to demand payment under this section unless he or she notifies the corporation of his or her demand in writing under subsection (a) of this section within 30 days after the corporation made or offered payment for his or her shares.

SUBCHAPTER 3. JUDICIAL APPRAISAL OF SHARES

§ 13.30.  Court action.

(a) If a demand for payment under section 13.28 of this title remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(b) The corporation shall commence the proceeding in the superior court of the county where the corporation’s principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the complaint. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(e) Each dissenter made a party to the proceeding is entitled to judgment

(1) for the amount, if any, by which the court finds the fair value of his or her shares, plus interest, exceeds the amount paid by the corporation; or

(2) for the fair value, plus accrued interest, of his or her after-acquired shares for which the corporation elected to withhold payment under section 13.27 of this title.

§ 13.31.  Court costs and counsel fees.

(a) The court in an appraisal proceeding commenced under section 13.30 of this title shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under section 13.28 of this title.

(b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable.

(1) against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of sections 13.20 through 13.28 of this title; or

(2) against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

Annex F

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 10-K

(Mark One)

☑	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the fiscal year ended December 31, 2009
OR
☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from to

Commission file Number: 000-29464

ROCK OF AGES CORPORATION
(Exact name of registrant as specified in its charter)

Vermont	030153200
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
560 GRANITEVILLE ROAD
GRANITEVILLE, VERMONT 05654
(Address of principal executive offices and zip code)

(802) 476-3121
(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act: None

Securities registered pursuant to Section 12(g) of the Act:

CLASS A COMMON STOCK, NO PAR VALUE
(Title of Class)

Indicate by check mark whether the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.  Yes ☐     No ☑

Indicate by check mark whether the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act.  Yes ☐     No ☑

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.  Yes ☑     No ☐

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act.)  Yes ☐     No ☑

As of June 30, 2009, the aggregate market value of the registrant’s voting stock held by non-affiliates of the registrant was $9,902,954. As of March 20, 2010, there were outstanding 4,812,342 shares of Class A Common Stock and 2,603,721 shares of Class B Common Stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Annual Report on Form 10-K, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Item 7, contains forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they never materialize or prove incorrect, could cause the results of Rock of Ages Corporation (“Rock of Ages” or the “Company”) and events to differ materially from those contained in such statements. All statements other than statements of historical fact could be deemed forward-looking statements, and may include projections of revenue, gross profit, expenses, earnings or losses from operations or other financial items; any statements of the plans, strategies and objectives of the Company or its management for future operations; any statements regarding future economic conditions or performance; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing.

The risks, uncertainties and assumptions may include, but are not limited to, the following:

•	our ability to certify adequate internal controls over our financial reporting;

•	our reliance on our line of credit with the CIT Group to fund our business operations and/or strategy;

•	our ability to maintain compliance with our covenants in our credit facility;

•	our ability to form and maintain strategic alliances with cemeteries, funeral homes and memorial retailers;

•	uncertainties involving production recovery, quarry yields and demand for Rock of Ages’ dimension stone;

•	the impact of the weak economic conditions and the future impact of such conditions on the granite and granite memorial industries, and demand for our products;

and other risks and uncertainties described herein, including, but not limited to the items discussed in “Risk Factors That May Affect Future Results” in Item 1A of this report, and that are otherwise described from time to time in Rock of Ages’ reports filed with the Securities and Exchange Commission after the date of filing of this report.

We assume no obligation to update these forward-looking statements to reflect actual results or changes in factors or assumptions affecting such forward-looking statements.

PART I

ITEM 1.	BUSINESS

GENERAL

Rock of Ages is a Vermont corporation founded in 1885 and is an integrated granite quarrier and manufacturer whose principal product is granite memorials used primarily in cemeteries. We own and operate nine active quarry properties and five manufacturing and sawing facilities in North America, principally in Vermont and the Province of Quebec. We sell memorials wholesale to approximately 115 independent authorized Rock of Ages retailers in the United States as well as approximately 116 independent retailers in Canada. We sell higher end memorials with prices in excess of $25,000 to cemeteries, funeral homes, other retailers or to the consumer. We market and sell our memorials at various price points: Square Seal, Round Seal and Signature. Our memorials are offered in granites of various colors and are covered by a full perpetual or a limited perpetual warranty, depending on the particular granite and brand. We believe the Rock of Ages trademark is one of the oldest and best-known brand names in the granite memorialization industry, and we actively promote our brand name and place a seal bearing the brand name on each branded memorial. The Company also sells unbranded memorials.

On December 8, 2009, the Company completed the change in its state of incorporation from Delaware to Vermont (the “Reincorporation”). Pursuant to an Agreement and Plan of Merger adopted by the Board of Directors and approved by the stockholders on October 19, 2009, Rock of Ages Corporation, a Delaware corporation, was merged with and into its wholly-owned subsidiary, Rock of Ages Corporation (Vermont), with Rock of Ages Corporation (Vermont) as the surviving corporation. The name of the surviving corporation was changed to “Rock of Ages Corporation.” The Board of Directors determined to reincorporate the Company in Vermont primarily because of its desire to reduce corporate expenses. As a Delaware corporation the Company was required to pay approximately $160,000 in annual franchise fees to the State of Delaware. As a Vermont corporation the Company pays a flat filing fee of $35 annually. As a result of the reincorporation the Company is now governed by the Vermont Business Corporation Act, Title 11 of the Vermont Statutes Annotated (the “VBCA”).

Rock of Ages, Signature, Sealmark, American Black, Barre Gray, Bethel White, Salisbury Pink, Gardenia White, Laurentian Pink and Galactic Blue are trade names or trademarks of the Company. We rely on both registered and common-law trademarks in the United States and in other countries to protect the goodwill associated with these brands.

Until January 17, 2008, we were also engaged in the retail sale of memorials. We embarked upon our retail strategy in connection with our initial public offering in 1997 and from 1997 to 2005 we acquired 28 retail monument companies with approximately 80 locations in 16 states. However, in 2007 our Board of Directors determined that it was in the best interests of the Company and its stockholders to exit the retail business, to simplify and reduce the cost of the existing management infrastructure, and to focus on our core quarrying and manufacturing business, including our wholesale memorial distribution system.

In December 2007, the Board authorized the sale of the retail division to PKDM Holdings, Inc. (“PKDM”), a company owned by Richard M. Urbach, the President and Chief Operating Officer of the retail division, and James Barnes, the financial manager of the retail division, for approximately $8 million. The sale was completed on January 17, 2008. In connection with the sale, we entered into a five year supply agreement with PKDM and its operating subsidiary, North American Heritage Services, Inc. (“NAHS”), naming it as an authorized Rock of Ages retailer in the existing retail territories formerly serviced by its owned retail stores, and PKDM agreed to minimum annual memorial purchases from the Company of $3.5 million during each year of the five year term, excluding private mausoleums. PKDM’s minimum purchase obligation under the Supply Agreement is subject to reduction if PKDM permanently closes or sells stores that were operated by them on the date of the original Supply Agreement. Pursuant to the Supply Agreement, the amount of such reduction is equal to the three year average annual purchases of closed or sold stores. Due to the closure or sale of a number of locations by PKDM during 2008, effective January 16, 2009 the parties agreed to revise the minimum purchase requirements to $1,780,000 for the year of the agreement ending on January 17, 2009 and to $1,210,000 for each of the remaining years of the initial term and any renewal term. At the time of the sale in January of 2008, the Company retained $2,125,000 of inventory located at various retail locations and PKDM is responsible for purchasing the inventory, at its current book value, as it is sold, with a payment in full for any inventory remaining due on the tenth anniversary of the transaction. The balance of consigned inventory with PKDM at December 31, 2009 was $1,900,000.

VIKA, Ltd. (“VIKA”), a quarry company located in the Ukraine, in which we had held a 1/3 equity interest since 2002, experienced continuing operational difficulties leading to reductions in both the production and sale of Galactic Blue granite blocks. As a result, our investment in VIKA was fully written-off in 2007. On June 30, 2009, the Company agreed to sell its one-third ownership interest in VIKA to the remaining VIKA shareholder for $170,583 payable in four equal installments of $42,646 due from July to October 2009. These payments were received in 2009 as agreed. In conjunction with this sale the Company entered into an exclusive distribution agreement with VIKA pursuant to which the Company has the exclusive worldwide right to sell and distribute all quarried products of VIKA including slabs and other finished products through 2012.

On April 17, 2009, Rock of Ages Canada, (“ROA Canada”), a wholly owned subsidiary of the Company signed an Asset Purchase Agreement and completed the purchase of the real and personal property comprising the Polycor Stanstead Quarry, located in Stanstead, Quebec, Canada from Carrieres Polycor, Inc., (“Polycor”). The purchase price for the quarry, building and inventory was $1.3 million. In connection with the purchase, Polycor entered into an agreement that limits Polycor from owning or operating a quarry similar to the Stanstead Gray quarry within fifty kilometers of Stanstead, Quebec. This agreement also prohibits Polycor from soliciting ROA Canada’s customers for sales of gray granite. In connection with the purchase, ROA Canada entered into a supply agreement with Polycor, for 30 years whereby ROA Canada must supply Polycor with standard sized blocks of up to 300 cubic meters (or 10,594 cubic feet) a month. ROA Canada also assumed the remaining three years of supply agreements with two unrelated granite manufacturers. The Company was in compliance with its obligations under these agreements in 2009.

During 2009, we had operations in two business segments: Quarry and Manufacturing. Included within the business segments are operations that are conducted through unincorporated divisions of Rock of Ages and other operations that are conducted by separately incorporated subsidiaries. Financial information by business segment and geographic area is incorporated herein by reference to note 14 of the Notes to Consolidated Financial Statements included in this report. In addition, information regarding the revenues of each business segment is incorporated herein by reference to Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Risks attendant to foreign operations are also incorporated herein by reference to “Risk Factors that May Affect Future Results” in Item 1A. Additional information regarding each business segment and Rock of Ages in general is set forth herein.

STRATEGY

We seek to enhance the overall profitability of the Company’s businesses through a strategy which includes the following principal elements:

•	Direct sales of mausoleums and estate and civic memorials to cemeteries and consumers. We expect to continue to expand sales of private mausoleums, and estate and civic memorials directly to the customer through our mausoleum and special features sales force based at our Barre, Vermont manufacturing plant.

•	Strategic alliances with cemeteries, funeral homes and memorial retailers to expand our wholesale distribution in North America. We have formed and will continue to pursue strategic alliances with memorial retailers, funeral directors and cemetery owners to sell mausoleums, estate memorials, features and granite memorials in cooperation with them as authorized Rock of Ages retailers or other relationships, in order to increase both pre-need and at-need sales of granite memorials.

•	Enhancing quarry and manufacturing productivity. We seek to substantially reduce our costs of quarrying and manufacturing and enhance our productivity through investments in the most efficient equipment and technology and maintaining a flexible workforce.

•	Branding. We believe the Rock of Ages brand is one of the best-known brand names in the memorial industry. We will continue to promote and support the Rock of Ages brand sold at independent authorized Rock of Ages retailers.

•	Acquisitions of quarries and distribution rights. While we own or control many of the highest quality granite quarries in North America, we will continue to explore the possibility of acquiring selected granite quarriers in North America and internationally to assure we will continue to have the colors and grades of granites sought by retail purchasers of granite memorials in North America, as well as exclusive granites for other uses. We will also continue to explore the acquisition of distribution rights to certain colors and grades of granites.

•	Personalization. We intend to continue to expand and enhance our memorial product lines in color, design and style to meet each customer’s personal requirements. Our objective is to provide a full range of memorials available at various price points.

•	Reducing unallocated corporate overhead and corporate infrastructure. We continue to seek ways to streamline our operations and cut overhead costs.

PRODUCTS

Our principal products may be classified into two general product lines: granite quarry products (with limited value added manufacturing performed) and manufactured granite products, primarily granite memorials. The principal raw material for both granite product lines is natural granite as it comes from the ground, with the primary difference between the product lines being the extent of the processing or manufacturing of the granite. For each of the last two years, 2009 and 2008, revenues derived from the sale of granite quarry products have accounted for 47% and 51%, respectively, of consolidated revenues; and revenues derived from the sale of manufactured granite products at wholesale have accounted for 53% and 49%, respectively, of consolidated revenues.

Granite Quarry Products

Our principal quarry product is granite blocks, the raw material of the dimension granite industry. These blocks are extracted from quarries in various sizes through a drilling, blasting and wire sawing process in the quarry. The range of block sizes is large, but most manufacturers of granite memorials and other products generally require minimum dimensions of height, width and length to maximize the efficiency of their block sawing equipment in meeting the required dimensions of the finished product. Granite blocks are normally sold in heights from 2'6" to 5', widths of 3' to 5', and lengths from 7' to 10'. These blocks typically weigh between 20 and 30 tons. Our quarry revenues are also derived, to a lesser degree, from the sale of blocks purchased from other quarries for resale through our distribution system, and from the sale of rough or sawn slabs.

Granite differs from deposit to deposit by color, grade and/or quality. We quarry and sell blocks of (i) Barre Gray granite from our Barre, Vermont quarries and gray granite from our Stanstead, Quebec quarry, (ii) black granite from our American Black quarry in Pennsylvania, (iii) pink granites from our Laurentian Pink quarry in Quebec and our Salisbury Pink quarry in North Carolina, and (iv) white granites from our Bethel White quarry in Vermont and our Gardenia White quarry in North Carolina. We also sell black granite with prominent blue feldspar from the Galactic Blue quarry in the Ukraine under an exclusive world-wide sales agreement.

We sell granite blocks for memorial, building and other uses. While each of our quarries sells granite for memorial use and for building use, the output of the Bethel White quarry, the Gardenia White quarry, the Salisbury Pink quarry and the Galactic Blue quarry are primarily sold and used for building granite use (such as building cladding, tiles, pavers, steps, countertops and other building products) outside North America. The output of the other quarries is primarily for memorial use in North America.

A quarry sales force both in and outside North America sells our granite blocks. The quarry sales force markets and advertises our granite blocks in various trade publications and by attending trade shows worldwide. Outside of North America, our quarry sales force generally sells directly to manufacturing plants or to independent distributors who buy blocks and resell them.

Other quarry products include waste pieces not of a shape or size suitable for manufacturing, which are sold for erosion control for embankments, bridges or piers, and for other uses. In certain quarries, we have arrangements with crusher operators who operate on or near our quarries and sell crushed stone. The revenues and profits of these products are not material. We have no marketing and advertising programs for these other quarry products.

Manufactured Products

The principal manufactured product of Rock of Ages is granite memorials, which are sold to retailers of granite memorials and substantially all of which are placed in cemeteries in remembrance of the life of a person. Our memorials encompass a wide range of granites, including granite blocks purchased from others, as well as a wide array of sizes, styles and shapes ranging from small, inexpensive markers set flush to the ground, to very elaborate and expensive personal mausoleums available at various price ranges. The broad classifications of granite memorials used by the industry are generally markers, hickeys, slants, standard uprights, estate uprights, pre-assembled mausoleums, conventional mausoleums and columbaria. We also sell public and civic memorials not placed in cemeteries, both on a wholesale basis and directly to the customer. From time to time, memorial retailers or others order granite products such as benches, steps and other products that may or may not be for cemetery use, but are classified by us as memorial sales.

Rock of Ages is widely recognized for the personalized granite memorials it produces and the very large memorials it can produce. We have made many large private and public memorials, including a full size granite replica of a Mercedes-Benz automobile and the massive Atlantic and Pacific arches of the World War II memorial in Washington DC.

Our granite memorials are sold to retailers by our memorial sales force that regularly speak with customers by phone and make personal visits. Our mausoleums and special features group sells both to retailers and direct to the customer. We provide various point of sale materials to independent authorized Rock of Ages retailers, we advertise in trade publications and attend trade shows in the United States and Canada.

Rock of Ages also manufactures certain precision granite products which are made at our Barre, Vermont plant. These products include surface plates, machine bases, bases for coordinate measuring devices, press rolls and other products manufactured to exacting dimensions. These products are sold to the manufacturers of precision measuring devices or end users. A precision products sales force that phones or visits customers, sells these products. We also advertise our precision products in various trade publications, provide printed sales materials to prospective customers and attend industry conventions.

Retail Products

On January 17, 2008, we completed the sale of our retail operations to PKDM and exited the retail business entirely.

MANUFACTURING AND RAW MATERIALS

Rock of Ages quarries and manufactures granite in the United States and Canada at the locations indicated in Item 2 “Properties.” We also outsource the manufacturing of certain memorial products pursuant to supply agreements with other manufacturers. In connection with the sale of the Lawson manufacturing plant in Barre, Vermont in 2001, the Company entered into a Supply Agreement with Adams Granite Co. (“Adams”). The Company agreed to purchase a minimum of $3,000,000 of monuments from Adams each year for a term of seven years with various stipulations as to variations from the “minimum order” and pricing agreements. The Supply Agreement with Adams was amended over the years reducing the minimum order obligation to $1,200,000 for the final year ending January 10, 2010. The Company exceeded its minimum order obligation for the final year ending January 10, 2010 and no longer has an obligation to purchase monuments from Adams. There were no plants acquired in 2009. We believe our manufacturing and quarrying capacity, together with our manufacturing outsourcing arrangements, are generally sufficient to meet anticipated production requirements for the foreseeable future.

The most significant raw material we use in our manufacturing operations is granite blocks primarily from our quarries. We believe we have an adequate supply from our quarries to supply our manufacturing operations. We also purchase certain colors of granite, primarily red and black, from other quarriers. We believe there is an adequate supply of memorial granite available from our quarries and quarries owned by others for the foreseeable future.

Significant supplies used in our manufacturing operations include industrial diamond segments for saw blades and wires, drill steel, drill bits and abrasives. There are a number of sources for these supplies at competitive prices.

We had manufacturing backlogs of $7.4 million and $7.1 million as of December 31, 2009 and 2008, respectively. These backlogs occurred in the normal course of business. Of the manufacturing backlog orders as of December 31, 2009, we expect 100% to be filled during the 2010 fiscal year. We have not historically had a material backlog of quarry block or slab orders.

We do not normally maintain a significant inventory of finished manufactured products in anticipation of future orders in our manufacturing operations. In connection with the sale of our retail operations to PKDM on January 17, 2008, we retained finished memorial inventory which is located at the various retail locations sold to PKDM and at December 31, 2009 has an aggregate book value of approximately $1.9 million. This inventory has been consigned to PKDM for sale to customers. Any finished inventory not sold by PKDM within 10 years of the closing date will be purchased by PKDM at book value at that time. Approximately 75% of our manufactured product orders are delivered within two to twelve weeks of the order date, as is customary in the granite memorial industry. The delivery time depends on the size and complexity of the memorial. Our quarry operations have inventories of granite blocks.

RESEARCH AND DEVELOPMENT

We do not have a research and development department for any of our products. From time to time, we conduct market research, as well as research on new product designs and on equipment to improve the Company’s technology. These activities are not separately accounted for as research, and we had no expenditures classified for financial reporting purposes as research in 2009 or 2008.

COMPETITION

The dimension stone industry is highly competitive. We compete with other dimension stone quarriers, including quarriers of granite, marble, limestone, travertine and other natural stones. We also compete with manufacturers of so-called “engineered stone” as well as manufacturers of other building materials like concrete, aluminum, glass, wood and other materials. The competition with providers of these materials is based on price, availability of supply, end-user preference for certain colors, patterns or textures, and other factors.

The granite memorial industry is also highly competitive. We compete with other granite quarriers and manufacturers in the sale of granite blocks for memorial use, and finished memorials, on the basis of price, color, quality, geographic proximity, service, design, production capability, availability of supply and delivery options. All of our colors of granite are subject to competition from memorial grade granite blocks of similar color supplied by quarriers located throughout the world. There are approximately 130 manufacturers of granite memorials in North America with a majority of them being located in the Elberton, Georgia area.

Our quarrying and manufacturing competitors include both domestic and international companies, some of which may have greater financial, technical, manufacturing, marketing and other resources than we have. Foreign competitors may have access to lower cost labor and extensive commercial deposits of memorial and building grade granite, and may be subject to less restrictive regulatory requirements. For example, companies in South Africa, India and China manufacture and export finished granite memorials into North America, which compete with our products.

PATENTS, TRADEMARKS AND LICENSES

We hold a number of domestic and foreign patents, trademarks and copyrights, including the original registered trademark “Rock of Ages,” which we first registered in 1913. We believe the loss of a single patent, trademark or copyright, other than the “Rock of Ages” trademark, would not have a material adverse effect on our business, financial condition or results of operations. See Item 1A — “Risk Factors That May Affect Future Results.”

EMPLOYEES

We had approximately 257 employees as of December 31, 2009. We had approximately 268 employees as of December 31, 2008.

The collective bargaining agreements with the Granite Cutters Association and the United Steelworkers of America which together represent approximately 100 employees in our Vermont manufacturing and quarrying operations were renewed in 2009. The contracts with the Granite Cutters Association and the United Steelworkers of America for our Vermont manufacturing plant employees will expire on April 29, 2011 and the contract with the United Steelworkers of America for our Vermont quarry employees will expire on April 27, 2012. We also renewed in 2009 the agreement with the United Steelworkers union representing substantially all the production workforce in our granite quarry and manufacturing plants located in Stanstead, Quebec. The agreement will cover approximately fifty workers, and is for a term of approximately four years, commencing November 1, 2009 and expiring on October 31, 2013. We also have a collective bargaining agreement with one union representing approximately 5 employees in our Laurentian Quarry. This agreement expired on January 31, 2010. Since this quarry does not operate in the winter due to weather conditions, we will be negotiating with this union late in the first quarter of 2010 when the quarry reopens. We expect no problems with these negotiations and should have a signed agreement by the second quarter of 2010. See Item 1A — Risk Factors That May Affect Future Results.

We believe our relations with our employees are generally good, and recognize that our employees are among our most important assets.

SEASONALITY

Historically, our operations have experienced certain seasonal patterns. Generally, our net sales are highest in the second or third quarter and lowest in the first quarter of each year due primarily to weather. See Item 7 “Management’s Discussion and Analysis of Financial Conditions and Results of Operations — Seasonality.”

REGULATION AND ENVIRONMENTAL COMPLIANCE

Our quarry and manufacturing operations are subject to substantial regulation by federal, state and foreign governmental agencies and other authorities, including OSHA, the Mine Safety and Health Administration and similar state and Canadian authorities. Our operations are also subject to extensive laws and regulations administered by the United States Environmental Protection Agency and similar state and Canadian authorities for the protection of the environment, including those relating to air and water quality, noise levels, and solid and hazardous waste handling and disposal. These laws and regulations may require us to fund remedial action or to pay damages regardless of fault. Environmental laws and regulations may also impose liability with respect to divested or terminated operations even if the operations were divested or terminated many years ago. In addition, current and future environmental or occupational health and safety laws, regulations or regulatory interpretations may require significant expenditures for compliance which could require us to modify our operations. We cannot predict the effect of such laws, regulations or regulatory interpretations on our business, financial condition or results of operations.

AVAILABLE INFORMATION

We maintain a website with the address www.rockofages.com. We are not including the information contained on our website as a part of, or incorporating it by reference into, this Annual Report on Form 10-K. We make available free of charge through our website our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K (in each case without exhibits), and amendments to these reports (without exhibits) filed as soon as reasonably practicable after such reports are electronically filed with the Securities and Exchange Commission.

ITEM 1A.	RISK FACTORS

Risk Factors That May Affect Future Results

The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or which are currently deemed immaterial may also impair our business, financial condition and results of operations. If any of these risks actually occur, our business, financial condition and results of operations could be materially adversely affected.

If we or our independent registered public accounting firm are unable to affirm the effectiveness of our internal control over financial reporting in future years, the market value of our common stock could be adversely affected.

Our independent registered public accounting firm must audit and report on our internal controls over financial reporting as of December 31, 2010 and subsequent fiscal year end dates, respectively, and such report must be included in our Annual Report on Form 10-K for the year ending December 31, 2010, and in subsequent Annual Reports on Form 10-K for subsequent years, respectively. In 2007 we disclosed material weaknesses in our internal control over financial reporting in Item 9A(T) — Controls and Procedures of the Annual Report on Form 10-K. In 2008 we remediated the weaknesses and accordingly reported no material weaknesses in our internal control over financial reporting as of December 31, 2008 and December 31, 2009. However, we cannot assure you that we or our independent registered public accounting firm will be able to report that our internal control over financial reporting are effective as of December 31, 2010 and subsequent fiscal year end dates. In this event, investors could lose confidence in the reliability of our financial statements, which could result in a decrease in the market value of our Class A Common Stock.

Moreover, even though we believe we have corrected the material weaknesses reported in 2007, our internal controls may not prevent all potential errors, because any system of controls and procedures, regardless of its design, can provide only reasonable, and not absolute, assurance that the objectives of the control system will be achieved. There are inherent limitations to the effectiveness of any system of controls and procedures, including the possibility of human error and the circumvention or overriding of the controls and procedures.

We rely on the CIT Group to fund our working capital needs.

We rely on our credit facility for working capital needs. The lead agent/administrator on the credit facility is the CIT Business Group, a subsidiary of CIT Group, Inc. (“CIT”). On November 1, 2009, CIT filed for Chapter 11 bankruptcy protection in a pre-packaged plan of reorganization. During the months leading up to the bankruptcy filing, CIT continued to fund all requests for advances on the revolving line of credit. On December 10, 2009, CIT emerged from bankruptcy and was able to restructure its debt obligations. However, CIT’s financial condition remains precarious and there is no guarantee it will continue to fund our requests or continue to honor its commitments under the credit facility. If CIT can no longer honor its commitments, we would be forced to secure other sources of financing to meet all of our cash needs, which would have a material and adverse impact on the Company’s business.

Our financing requirements may increase and we could have limited access to capital markets.

The United States and worldwide capital and credit markets have recently experienced significant price volatility, dislocations and liquidity disruptions, which have caused market prices of many stocks to fluctuate substantially and the spreads on prospective debt financings to widen considerably. In addition, declining capital ratios of many lending institutions and the very weak commercial paper market have adversely impacted various lending institutions including our long-term lender CIT, which may adversely impact our ability to borrow under our existing lines of credit. While we believe that our current resources and access to capital markets are adequate to support operations over the near term and foreseeable future, we cannot assure you that these circumstances will remain unchanged. Our need for capital is dependent on operating results and may be greater than expected. Our ability to maintain our current sources of debt financing depends on our ability to remain in compliance with covenants contained in our financing agreements, including, among other requirements, maintaining a minimum total net worth and minimum cash flow and debt coverage ratios. If changes in capital markets restrict the availability of funds or increase the cost of funds, we may be required to modify, delay or abandon some of our planned expenditures, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our credit facility with CIT includes restrictions on our business operations that we must comply with, and financial tests that we must meet in order to continue to borrow under the facility to support our operations.

The terms of our credit facility with CIT restrict our ability to, among other things, consummate asset sales, participate in mergers, incur additional debt, pay dividends, repurchase stock or make investments or guarantees without the prior consent of CIT. The terms also contain covenants that require us to meet financial tests, including a minimum Fixed Charge Coverage Ratio and a maximum Total Liabilities to Net Worth Ratio, in order to continue to borrow under the facility and avoid a default that might lead to an early termination of the facility. The restrictions in our credit facility may prevent us from taking actions that we believe would be in the best interest of the Company and its shareholders and make it difficult to execute our business strategy successfully. The terms of this credit facility, including these covenants, are generally described in Item 7 of this report under the caption “Liquidity and Capital Resources — Credit Facility.”

As described under such caption, we were in violation of our credit facility because we sustained a net loss during 2008, and we failed to meet the Fixed Charge Coverage Ratio covenant for the four fiscal quarters ending December 31, 2008. These violations were primarily as a result of two non-cash charges taken during the fourth quarter of 2008. First, we took a $3,930,000 charge for the write-down of second grade block inventory at three of our export quarries, and second, we took a $1,348,000 charge for the write-down of our former headquarters building in Barre, Vermont, which was taken out of service when we consolidated our offices in Barre. We received a waiver from our lenders allowing us to be in compliance with our credit facility and our lenders agreed to allow us, in calculating the Fixed Charge Coverage Ratio, to add back the non-cash write-downs taken with respect to the second grade inventory and the vacated building for the first three quarters of 2009. At December 31, 2009, we were in compliance with all existing covenants and expect to remain in compliance through the remaining term of the credit facility. However, we cannot provide assurances that we will be able to maintain compliance with the covenants in our credit facility, Moreover, if we fail to maintain compliance with such covenants we cannot provide assurances that we will continue to receive waivers of any non-compliance. If we are unable to comply with the financial or other covenants of our credit facility, and we could not obtain waivers of such non-compliance, we will likely be unable to borrow additional amounts under the facility and amounts owed under the facility could be accelerated and become due and payable immediately, which would materially impact our liquidity and financial conditions and could require us to cease operations or seek protection under state or federal insolvency or bankruptcy laws.

Our business is subject to a number of operating risks that are difficult to predict and manage.

Our quarry and manufacturing operations are subject to numerous risks and hazards inherent in those industries, including among others, unanticipated surface or underground conditions, varying saleable granite recovery rates due to natural cracks and other imperfections in granite deposits, equipment failures, accidents and worker injuries, labor issues, weather conditions and events, unanticipated transportation costs and price fluctuations. These risks and hazards are generally not predictable. As a result, actual costs and expenditures, production quantities and delivery dates, as well as revenues, may differ materially from those anticipated, which could adversely affect our operating results. During 2009, we experienced production recovery problems in our Bethel White, Gardenia White and American Black quarries, which negatively affected results of operations in 2009. These production recovery issues may persist in 2010, and we cannot assure you that our substantial continuing efforts to improve production recovery will improve our quarry segment results for 2010.

Changes in the securities laws and regulations have increased, and are likely to continue to increase, our costs, and may also adversely affect our ability to attract and retain qualified directors.

The Sarbanes-Oxley Act has required changes in some of our corporate governance, securities disclosure and compliance practices. Pursuant to the requirements of that Act, the SEC and the Nasdaq Stock Market have promulgated rules and listing standards covering a variety of subjects. Compliance with these new rules and listing standards has increased our legal costs, and significantly increased our accounting and auditing costs, and we expect these costs to continue to increase, and to materially impact our financial results. In particular, we have incurred and will continue to incur substantial expense in the on-going evaluation and testing of our internal control over financial reporting as we comply with Section 404 of the Sarbanes-Oxley Act. These changes in securities laws and regulations may make it more difficult and more expensive for us to obtain directors’ and officers’ liability insurance. Likewise, these developments may make it more difficult for us to attract and retain qualified members of our board of directors, particularly independent directors, or qualified executive officers.

The pension funding requirements may adversely affect our cash flow.

Compliance with pension funding requirements could adversely affect our cash flow. We have a qualified defined benefit pension plan which covers eligible employees as of March 31, 2009. On January 5, 2009, the Company’s Board of Directors approved actions to proceed with amendments to its defined benefit pension plan by freezing membership and future benefits in the plan. This action was effective as of March 31, 2009. At December 31, 2009, this plan is underfunded by $4.8 million, which means that promised pension benefits could potentially exceed the funds available. In August 2006, the Pension Protection Act (the “Act”) was signed into law in the U.S. Among other things, the Act is aimed at strengthening pension plans by requiring most pension plans to become fully funded over a seven-year period. The Worker, Retiree and Employer Recovery Act of 2008 has provided modest relief from the market events in 2008 by decreasing short term contribution requirements. However, without an increase in the value of the plan assets we could be required to fund the plan with significant amounts of cash. Additionally, if we are unable to meet the funding targets imposed by the Act, we may incur significant penalties. See Item 7 of this report, Management Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.

If we are unable to maintain our relationships with independent retailers, our sales may not grow and could decline.

We have historically sold our granite memorials to consumers through independent retailers. We are dependent in part on our independent retailers for the successful distribution of our products to the ultimate customer. We have no control over the independent retailers’ operations, including such matters as retail price, advertising and marketing. We cannot assure you we will be able to maintain our existing relationships or establish new relationships with independent retailers. Disruption in our relationships with independent retailers could impede our sales growth or cause sales to decline, which would adversely affect our business and financial results.

Declining general economic, business, or industry conditions may cause reduced revenues and profitability.

Recently, concerns over inflation, energy costs, geopolitical issues, the availability and cost of credit, the U.S. mortgage market and a declining real estate market in the U.S. have contributed to increased volatility and diminished expectations for the global economy and expectations of slower global economic growth going forward. These factors, combined with volatile oil prices, declining business and consumer confidence and increased unemployment, have precipitated a global recession. If the economic climate in the U.S. or abroad does not improve from its current condition or continues to deteriorate, our customers or potential customers could reduce or delay their purchases of our products, which would adversely impact both our quarrying and manufacturing business segments.

Our international operations may expose us to a number of risks related to conducting business in foreign countries.

We derived approximately 40% of total revenues in fiscal 2009 from sales to customers outside the United States, including approximately 23% from sales in Canada by our Canadian subsidiary and 16% from sales in China. Foreign sales are subject to numerous risks, including currency conversion risks, limitations (including taxes) on the repatriation of earnings, slower and more difficult accounts receivable collection and greater complication and expense in complying with foreign laws. Our sales of granite blocks to foreign countries are primarily for building use and are subject to various cyclical factors in foreign countries, foreign exchange rate fluctuations, policies of foreign governments and numerous other factors over which we have no control. While we continue to develop sales to customers in other countries, we cannot assure you that sales of granite blocks to our Chinese and other foreign customers will remain at historic levels.

Employee strikes and other labor-related disruptions may adversely affect our operations.

Our business is labor intensive, and our workforce includes, among other employees, highly skilled quarrying and manufacturing personnel such as stone cutters, sand blasters, sculptors and other skilled artisans. Approximately 60% of our workforce is unionized. Strikes or labor disputes with our unionized employees may adversely affect our ability to conduct our business.

If we lose key personnel, or are unable to attract and retain additional qualified personnel, our business could suffer.

Our operations and the implementation of our strategies to enhance overall Company profitability are management intensive. We are substantially dependent upon the abilities and continued efforts of our senior management. Our business is also dependent on our ability to continue to attract and retain a highly skilled quarry and manufacturing workforce, including stone cutters, sand blasters, sculptors and other skilled artisans. The loss of the services of our senior management or other highly skilled personnel could adversely affect our business and operating results.

We face intense competition and, if we are unable to compete successfully, we may be unable to increase our sales, which would adversely affect our business and profitability.

The dimension stone industry is highly competitive. We compete with other dimension stone quarriers, including quarriers of granite, marble, limestone, travertine and other natural stones. We also compete with manufacturers of so-called “engineered stone” as well as manufacturers of other building materials like concrete, aluminum, glass, wood and other materials. We compete with providers of these materials on the basis of price, availability of supply, end-user preference for certain colors, patterns or textures, and other factors.

The granite memorial industry is also highly competitive. We compete with other granite quarriers and manufacturers in the sale of granite blocks for memorial use on the basis of price, color, quality, geographic proximity, service, design availability, production capability, and delivery options. All of our colors of granite are subject to competition from memorial grade granite blocks of similar color supplied by quarriers located throughout the world. There are approximately 130 manufacturers of granite memorials in North America. There are also manufacturers of granite memorials in India, South Africa, China and Portugal that sell finished memorials in North America.

Our quarrying and manufacturing competitors include both domestic and international companies, some of which may have greater financial, technical, manufacturing, marketing and other resources. Foreign competitors may have access to lower cost labor and better commercial deposits of granite, and may be subject to less restrictive regulatory requirements.

We cannot assure you domestic or foreign competition will not adversely impact our business.

The increasing trend toward cremation, and potential declines in memorialization for other reasons, may result in decreased sales of our products.

There is an increasing trend toward cremation in the United States. The latest statistics from the Cremation Association of North America, or CANA, indicate cremation was used in approximately 37% of the deaths in the United States in 2009, compared to approximately 29% in 2003. To the extent increases in cremation rates result in decreases in memorialization rates, this decrease will result in a decline in our memorial sales, which will adversely affect our business and results of operations.

Our business is also subject to the risk that memorialization rates may decline over time for other reasons. Certain cemeteries have in the past and may in the future limit the use of granite memorials as a memorialization option. To the extent general memorialization rates or the willingness of cemeteries to accept granite memorials declines, this decline could adversely affect our business.

Sales of our products are seasonal and may cause our quarterly operating results to fluctuate.

Historically, our operations have experienced certain seasonal patterns. Generally, our net sales are highest in the second or third quarter and lowest in the first quarter of each year due primarily to weather. Cemeteries in northern regions generally do not accept granite memorials during winter months when the ground is frozen because they cannot be properly set. We typically close our Vermont and Canadian quarries from January to late March because of increased operating costs attributable to weather conditions. We have historically incurred an aggregate net loss during the first three months of each calendar year. Our operating results may vary materially from quarter to quarter due to, among other things, changes in product mix, shipping conditions and limitations on the timing of price increases, making quarterly year-to-year comparisons less meaningful.

Our competitive position could be harmed if we are unable to protect our intellectual property rights.

We believe our tradenames, trademarks, brands, designs and other intellectual property are of great value, and we rely on trademark, copyright and other proprietary rights laws to protect our rights to this valuable intellectual property. Third parties may, in the future, try to challenge our ownership of our intellectual property. In addition, our business is subject to the risk of third parties counterfeiting our products or infringing on our intellectual property rights. We may need to resort to litigation in the future to protect our intellectual property rights, which could result in substantial costs and diversion of resources. Our failure to protect our intellectual property rights, most notably the Rock of Ages trademark, could have a serious adverse effect on our business and competitive position.

Sales of our ancillary products are cyclical, which may adversely affect our operating results.

The markets for our industrial precision products, which include machine base and surface plates that are utilized in the automotive, aeronautic, computer, machine tool, optical, precision grinding and inspection industries, and granite press rolls used in the manufacture of paper, are subject to substantial cyclical variations. Sales of these products are subject to decline as a result of general economic downturns, or as a result of uncertainties regarding current and future economic conditions that generally affect such industries. We cannot assure you changes in the industries to which we sell our precision products will not adversely affect our operating results.

Existing stockholders are able to exercise significant control over us.

Kurt M. Swenson and his brother, Kevin C. Swenson, collectively have 66% of the total voting power of all outstanding shares of our common stock, and will therefore be in a position to control the outcome of most corporate actions requiring stockholder approval, including the election of directors and the approval of transactions involving a change in control of the Company.

Our common stock is thinly traded; therefore, our stock price may fluctuate more than the stock market as a whole.

Although our shares are traded on the Nasdaq Stock Market, our stock is thinly traded. As a result, its market price may fluctuate significantly more than the stock market as a whole or the stock prices of similar companies. Without a larger float, our common stock will be less liquid than the stock of companies with broader public ownership, and as a result, the trading prices for our common stock may be more volatile. Among other things, trading of a relatively small volume of common stock may have a greater impact on the trading price than would be the case if the public float were larger.

We may incur substantial costs to comply with government regulations.

Our quarry and manufacturing operations are subject to substantial regulation under federal, state and foreign governmental statutes and by federal, state and foreign governmental agencies, including the federal Occupational Safety and Health Act, the Mine Safety and Health Administration and similar state and Canadian authorities. Our operations are also subject to extensive laws and regulations administered by the United States Environmental Protection Agency and similar state and Canadian authorities, for the protection of the environment, including but not limited to those relating to air and water quality, and solid and hazardous waste handling and disposal. These laws and regulations may require parties to fund remedial action or to pay damages regardless of fault. Environmental laws and regulations may also impose liability with respect to divested or terminated operations even if the operations were divested or terminated many years ago. In addition, current and future environmental or occupational health and safety laws, regulations or regulatory interpretations may require significant expenditures for compliance, which could require us to modify or curtail our operations. We cannot predict the effect of such laws, regulations or regulatory interpretations on our business, financial condition or results of operations. Any material non-compliance could adversely affect our business and results of operations.

Provisions of our corporate organizational documents could delay or prevent a change in control of the Company, even if it would be beneficial to our stockholders.

Certain provisions contained in our Articles of Incorporation and By-laws:

•	grant ten votes per share to each share of Class B Common Stock;

•	divide the Board of Directors into three classes, each of which will have a different three-year term;

•	provide that stockholders may remove directors from office only for cause and by a supermajority vote;

•	provide that special meetings of the stockholders may be called only by the Board of Directors or certain Company officers and not by stockholders;

•	establish certain advance notice procedures for nomination of candidates for election as directors and for stockholder proposals to be considered at annual stockholders’ meetings;

•	authorize the issuance of preferred stock. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights that could materially adversely affect the voting power or other rights of, or be dilutive to, the holders of our Common Stock.

Certain of these provisions may have the effect of discouraging, delaying or preventing a change in control or unsolicited acquisition proposals a stockholder may consider favorable.

ITEM 1B.	UNRESOLVED STAFF COMMENTS

Not applicable.

ITEM 2.	PROPERTIES

Rock of Ages owns the following quarry and manufacturing properties:

Property	Function

VERMONT
Barre
Quarry Properties
E. L. Smith Quarry	Quarrying of dimensional Barre Gray granite blocks
Adam-Pirie Quarry	Quarrying of dimensional Barre Gray granite blocks
Manufacturing Properties
Rock of Ages Manufacturing Plant	Manufacturing of memorials and precision products
Press Roll and Saw Plant	Manufacturing of granite press rolls and slabbing of granite blocks
Bethel
Quarry Property
Bethel Quarry	Quarrying of dimensional Bethel White granite blocks
CANADA
Stanstead, Quebec
Quarry Property
Stanstead Quarry	Quarrying of dimensional Stanstead Gray granite blocks
Stanstead Quarry # 2	Quarrying of dimensional Stanstead Gray granite blocks
Manufacturing Properties
Rock of Ages Manufacturing Plant	Manufacturing of memorials
Adru Manufacturing Plant	Manufacturing of memorials
Guenette, Quebec
Quarry Property
Laurentian Quarry	Quarrying of dimensional Laurentian Pink granite blocks
PENNSYLVANIA
St. Peters
Quarry Property
American Black Quarry	Quarrying of dimensional American Black granite blocks
Manufacturing Property
Saw Plant	Slabbing of granite blocks
NORTH CAROLINA
Salisbury
Quarry Property
Salisbury Pink Quarry	Quarrying of dimensional Salisbury Pink granite blocks
Rockwell
Quarry Properties
Gardenia White Quarry	Quarrying of dimensional Gardenia White granite blocks

In addition, until January 17, 2008 Rock of Ages owned or operated approximately 80 retail sales outlets and 4 associated sand blasting facilities in the states of Iowa, Illinois, Indiana, Minnesota, Connecticut, Massachusetts, Rhode Island, Nebraska, Pennsylvania, Ohio, South Dakota, Kentucky, Tennessee, Vermont, West Virginia and Wisconsin. On January 17, 2008, we sold all of our retail operations to PKDM Holdings, Inc. and exited the retail business entirely

The following table sets forth certain information relating to our principal quarry properties. Each of the quarries listed below: (i) is an open-pit quarry; (ii) contains granite suitable for extraction as dimension granite for memorial or other use; (iii) is serviced by electricity provided by local utility companies; and (iv) has adequate and modern extraction and other equipment. We presently have no exploration plans. We own each of the quarries listed below. In the Rockwell quarry, we own part of the land comprising the quarry and we also lease an additional 14 acres on which we conduct quarry operations with 6 years remaining on the lease. We also own the Laurentian Pink quarry in Guenette, Quebec, which produces dark pink memorial grade granite. We also have the worldwide distribution rights to the Galactic Blue quarry in Zhytomyr, Ukraine. The Galactic Blue quarry is under development and currently produces granite in small commercial quantities. We do not expect the quarry to achieve significant commercial production quantities in 2010. We do not consider the Laurentian Pink or Galactic Blue properties to be currently significant or material to our business.

					Estimated Net	Estimated Net
	Approximate				Saleable	Saleable
	Date of				Recoverable	Recoverable
	Commencement	Prior Owner	Means of	Original Cost of	Reserves(1)	Reserves
Quarry	of Operations	(Date Acquired)	Access	Each Property	(Cubic Feet)	Years(2)

E.L. Smith	1880	E.L. Smith Quarry Co. (1948)	Paved road	$7,562,676	2,459,534,000	4,916
Adam-Pirie	1880	J.K. Pirie Quarry (1955)	Paved road	$4,211,363	984,886,000	6,557
Bethel	1900	Woodbury Granite Company, Inc. (1957)	Dirt road	$174,024	76,529,000	271
Stanstead	1920	Brodies Limited and Stanstead Granite Company (1960)	Paved road	$505,453	32,563,000	155
Stanstead # 2	1967	Carrieres Polycor, Inc., (2009)	Dirt Road	$1,000,000	7,110,000	100
American Black	1973	Pennsylvania Granite Inc. (1997)	Paved road	$2,900,000	14,615,000	137
Salisbury	1918	Pennsylvania Granite Inc. (1997)	Paved road	$3,886,592	19,344,000	100
Gardenia White*	1995	J. Greg Faith, Thomas E. Ebans, Sr. David S. Hooker, William L. Comolli (1998)	Dirt road	$4,633,000	2,602,000	16
Rockwell White*	1993	Rockwell Granite Company (2005)	Dirt road	$1,930,000	5,950,000	78

*	The Gardenia White and Rockwell White quarries are side by side, produce the same type of granite and are being joined together. For operating purposes we report all granite extracted and sold from the properties as Gardenia White.

(1)	Net saleable recoverable reserves are based on internal Company estimates, except for the reserves for the E.L. Smith, Adam-Pirie and Bethel quarries, which are based on independent assessments by CA Rich Consultants, Inc in 1993; and for the Gardenia White quarry, which are based on an independent assessment by Geomapping Associates in 1997. The Rockwell White reserves are based on information contained in a report dated September 1993 by a geologist employed by The Marlin Group. It is impossible to know the exact percentage of recoverable reserves and a certain amount of material will not be saleable as a result of natural cracks, seams, color variations, or other natural defects in the quarry that are not discoverable through random core drilling samples. Reductions in recovery rates of saleable stone can dramatically increase the cost of the saleable stone making the quarry not commercially viable. Accordingly, these quantities are purely estimates based on observable surface area size times commercially feasible depths for quarrying granite, adjusted for historic recovery rates. Thus, the actual quantities and years of net saleable reserves could vary materially from the estimates set forth in the table.

(2)	See Note 1 above. Based on internal Company estimates using historical and current production levels.

The estimates of saleable reserves are based on historical quarry operations, workable reserves in the existing quarries and immediately adjacent areas, current work force sizes and current demand. While quarry operations decrease the granite deposits, the size of the granite deposits in which our quarries are located are large and extend well beyond existing working quarry perimeters. We have historically expanded quarry perimeters or opened other quarries in the deposit as necessary to utilize reserves and we believe we have adequate acreage for expansions as and when necessary. Currently, we have no reason to believe we will deplete our granite reserves more quickly than is shown in the table, assuming recovery rates and demand remain at current levels.

Dimension granite is not considered a valuable mineral or commodity such as gold, nor is it traded on any commodities exchange. The prices we charge to third parties for granite blocks depend on characteristics such as color of and costs to quarry each granite block, as well as market conditions. The price per cubic foot we currently charge for our granite blocks is generally comparable to other granite suppliers and typically does not exceed $45.

ITEM 3.	LEGAL PROCEEDINGS

We are a party to legal proceedings that arise from time to time in the ordinary course of our business. While the outcome of these proceedings cannot be predicted with certainty, we do not expect these matters to have a material adverse effect on our business or financial condition.

We carry insurance with coverage we believe to be customary in our industry. Although there can be no assurance that such insurance will be sufficient to protect us against all contingencies, we believe our insurance protection is reasonable in view of the nature and scope of our operations.

The U.S. Mine Safety and Health Administration (MSHA) issued citations in 2009 to one of our subsidiaries, Pennsylvania Granite, asserting various violations and assessed fines totaling approximately $280,000. The Company disagrees with the validity of these violations and how they are characterized. We are appealing the citations. Based on experience of our legal counsel in settling similar assessments and available historical MSHA settlement data we estimate our final exposure will be no greater than $125,000.

ITEM 4.	SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

A special meeting of the Stockholders of Rock of Ages Corporation (the “Special Meeting”) was held on Thursday, October 15, 2009 at 10:30 a.m., local time, for the purpose of considering and voting upon the proposal to reincorporate the Company from the State of Delaware to the State of Vermont (the “Reincorporation Proposal”). The Reincorporation Proposal was approved by the stockholders at the Special Meeting, and the Reincorporation was effective as of December 8, 2009.

A full description of the Reincorporation Proposal is contained in our proxy statement for the Special Meeting dated September 17, 2009 and filed with the Commission on September 17, 2009.

Our Class A Common Stock is entitled to one vote per share and our Class B Common Stock is entitled to ten votes per share. At the Special Meeting an aggregate of 2,625,511 shares of Class A Common Stock and an aggregate of Class B Common Stock, totaling 26,012,631 votes, were represented at said meeting. With respect to the Special Meeting and the Reincorporation Proposal, the results were tabulated by the Judge of Elections as follows:

TOTAL:	26,012,631
FOR:	25,875,193
AGAINST:	114,079
ABSTAIN:	23,359

PART II

ITEM 5.	MARKET FOR THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

Our Class A Common Stock is traded on the Nasdaq Global Market under the symbol “ROAC.” There is currently no established public trading market for the Class B Common Stock, however, the Class B Common Stock is convertible at any time into shares of Class A Common Stock. The table below sets forth the range of high and low per share sales prices for the Class A Common Stock as reported on the Nasdaq Global Market for the periods indicated.

	2009
	High	Low

First Quarter	$2.48	$1.49
Second Quarter	2.48	1.68
Third Quarter	3.88	1.85
Fourth Quarter	3.66	2.65

	2008
	High	Low

First Quarter	$5.45	$3.98
Second Quarter	4.33	3.27
Third Quarter	3.36	1.85
Fourth Quarter	3.39	1.29

As of February 24, 2010, based upon information provided by our transfer agent, there were 202 record holders of Class A Common Stock and 26 record holders of Class B Common Stock, which numbers do not include stockholders who beneficially own shares held in street name by brokers.

Holders of the Common Stock are entitled to receive such dividends as may be legally declared by the Board of Directors and, in the event of dissolution and liquidation, to receive the net assets of Rock of Ages remaining after payment of all liabilities, in proportion to their respective holdings. No dividends were paid in 2009 or 2008. In October 2007, we renewed our credit facility with our lenders, which, in relevant part, prohibits the Company from paying dividends without their prior consent.

RECENT SALES OF UNREGISTERED SECURITIES

We made no sales of unregistered securities during fiscal 2009.

ISSUER PURCHASES OF EQUITY SECURITIES

Neither we nor our affiliates made any purchases of the Company’s equity securities during fiscal 2009.

ITEM 6.	SELECTED FINANCIAL DATA

Not required for smaller reporting companies.

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the Consolidated Financial Statements, including the related Notes, contained elsewhere in this document.

General

Rock of Ages is an integrated quarrier and manufacturer of granite and products manufactured from granite. Until January 17, 2008, we were also engaged in the retail sale of memorials. On January 17, 2008, we sold all of our retail operations and exited the retail business entirely. Accordingly, during 2009, we had two business segments: quarry and manufacturing. The quarry division sells granite blocks to the manufacturing division and to outside manufacturers, as well as to customers outside North America. The manufacturing division’s principal product is granite memorials and mausoleums used primarily in cemeteries, although it also manufactures some specialized granite products for industrial applications. The retail division primarily sold granite memorials directly to consumers.

In 2009, revenue from our quarry division was $22 million, down 24% from $29 million in 2008, however divisional operating income increased to $2.8 million compared to $1.2 million in 2008. The increase in divisional operating income is solely due to the effect of the $3.9 million inventory write-down taken in the fourth quarter of 2008 in our export quarries of Bethel, Salisbury and Gardenia. Excluding the effect of the inventory write-down, quarry divisional income in 2008 would have been $5.1 million, and 2009 would have had a 45% decrease in divisional income from the prior year.

During 2009, demand for our granites in export markets continued to be strong but domestic demand for our Barre Gray granite continued to decline slowly. Unfortunately, we experienced production problems related to the quality of the granite deposits we are currently working in our Bethel and Gardenia quarries, which had a negative impact on the Quarry Division’s 2009 results on both net revenue and gross profit. The shortage of saleable blocks in these quarries also negatively impacted sales of our Salisbury Pink granite. We are continuing to work through the granite deposits and are engaged in additional quarry development work in each of those quarries to increase the amount of saleable blocks from each quarry. The following is a brief analysis of each of the individual quarries.

•	The Barre Gray quarry saw a decline in sales of 14% or $1.3 million. This granite is mainly used for memorials and this percentage decrease is commensurate with the decrease in manufacturing sales. We believe much of the decrease in sales is due to the poor economy. However we also believe that imported granites, which generally are less expensive, are likely being substituted in the lower end of the memorials market and the color choices among granites in the memorial markets has reduced the share of gray granite as a percentage of the market.

•	The Bethel quarry had a very difficult year. We experienced production problems in the third quarter of the year, which persisted through the end of the 4th quarter of 2009. Due to the lack of enough saleable blocks, sales suffered greatly. Net sales in this quarry decreased 46% from 2008 levels. However, due to many cost-cutting measures, the gross profit margin was comparable with 2008 levels (excluding the 2008 inventory write-down). We continue to work at developing new areas of the quarry to ensure that future production will satisfy customer demand. Bethel White is very popular for building purposes and demand for this granite is still strong with our international customers.

•	The Salisbury Pink quarry in North Carolina experienced an 18% decline in net sales but maintained the same gross profit margin percentage (excluding the 2008 inventory write-down). We believe the demand for this stone is linked closely to the availability not only of this stone but all of our export blocks, especially Bethel and Gardenia White since our customer’s inspectors generally visit all of our quarries in one visit. Accordingly, we believe the lack of available stone in those quarries contributed to the decrease in sales in Salisbury. This granite is also mainly used for building purposes and demand remains strong with our international customers.

•	Our Gardenia and Rockwell White quarries had a difficult year. During the normal production process in 2009 we spent a considerable amount of time and money to convert this quarry from a deep-hole quarry to a drive-in quarry. In the long term this step will lead to increased quantities of saleable granite blocks produced annually and reduced costs of extraction, but in the short-term it resulted in reduced production and higher costs. We didn’t have enough saleable stone to meet demand in 2009 and sales were down 25%, but we believe the quarry is in good position to increase production in 2010 and the demand for this stone remains very strong.

•	The American Black quarry net revenue was down 26% from 2008 because of poor recovery rates. This is a difficult quarry to operate as it has the lowest recovery rate of all our quarries. However, we can sell all the saleable blocks we produce since the stone is very popular with our customers. This is a full drive-in quarry and we continue to work on the production and recovery issues.

•	Net sales from our Canadian quarries increased by 5% over 2008 as a result of the purchase of the Polycor Quarry in April 2009.

•	On June 30, 2009, the Company agreed to sell its one-third ownership interest in VIKA to the remaining VIKA shareholder for $170,583 payable in four equal installments of $42,646 due from July to October 2009. All payments were collected by the end of the year. In conjunction with this sale, the Company entered into an exclusive distribution agreement with VIKA pursuant to which the Company has the exclusive worldwide right to sell and distribute all quarried products of VIKA including slabs and other finished products for a period of five years. Production is still poor as VIKA continues to develop the quarry.

We will continue to aggressively market our granite blocks in the U.S. and abroad and make productivity improvements to control costs and recovery rates.

The manufacturing division’s 2009 net revenue decreased 12% to $23.9 million compared to $27.2 million in 2008 as a result of sales decreases in memorials, mausoleums and precision products. Gross margin decreased by 1% and SG&A decreased $450,000. The entire division was significantly affected by the continued downturn in the economy. However, our backlog at December 31, 2009 is up $300,000 from year-end 2008. We will continue to pursue a strategy of focusing on the mausoleum and large features market where our product is superior and margins are generally higher, as well as increasing our efforts to expand our wholesale distribution system to the cemetery, funeral home and traditional memorial retailers to grow our traditional monument business.

Critical Accounting Policies

General

Management’s Discussion and Analysis of Financial Condition and Results of Operations is based upon our Consolidated Financial Statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Management has discussed the development, selection and disclosure of these estimates with the Audit Committee and our independent auditor. Actual results may differ from these estimates.

An accounting policy is deemed to be critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimate is made, and if different estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact the financial statements.

Our critical accounting policies are as follows: revenue recognition, impairment of long-lived assets and long-term investments, valuation of deferred tax assets, accounting for pensions and other post-employment benefits and valuation of inventory.

Revenue Recognition

Quarry Division

The granite we quarry is sold to outside customers and used by our manufacturing group. Our quarry division recognizes revenue from sales of granite blocks to outside customers when persuasive evidence of an arrangement exists, delivery has occurred or the services have been provided and accepted by the customer, fees are determinable and collectibility is reasonably assured. We generally provide a 5% discount for domestic customers if payment is made within 30 days of purchase, except in the case of December terms described below. Sales to foreign customers are typically secured by a letter of credit.

At our Barre, Vermont quarries, we allow customers to purchase granite blocks and at their request we store the blocks for them. Many of our customers do not have adequate storage space at their facilities and want to ensure an adequate supply of blocks, especially when the Barre quarries are closed from mid-December through March because of weather. Our quarry division recognizes revenue in accordance with current accounting literature regarding revenue recognition. Blocks are sold when: the customer selects and identifies the block at the quarry site, requests the block be stored and they have significant business reasons to do so. At that time, the block is removed from our inventory, the customer’s name is printed on the block, and title and risk of loss pass to the buyer. The customer is invoiced and normal payment terms apply, except in the case of December terms described below. Granite blocks owned by customers remain on our property for varying periods of time after title passes to the buyer. We retain a delivery obligation using our trucks. However, we consider the earnings process substantially complete because the cost of delivery service is inconsequential (less than 3%) in relation to the price. Further, under industry terms of trade, title passes and the payment obligation is established when the block is identified at the quarry.

Each December, we offer special payment terms to our Barre quarries’ customers. As noted above, from approximately mid-December to approximately March, our Barre quarries are closed due to weather. During this time, manufacturing plants remain open and many customers prefer to ensure they own blocks of a size and quality selected by them prior to the quarries’ closure. All blocks purchased in December are invoiced on or about December 31 and, at that time, the blocks are removed from inventory, the customer’s name is printed on the blocks, and title and risk of loss pass to the buyer. Payment terms are one-third of the invoice amount on January 15, one-third on February 15, and one-third on March 15. The program provides essentially the normal 30-day payment terms during the months when the Barre quarries are closed notwithstanding the customer purchases a three-month supply in December and makes payments over 90 days. Customers need not use these special December terms and may buy from inventory during the closure period on a first-come, first-served basis with the normal 30-day payment terms.

Manufacturing Division

We record revenue related to internally transferred granite only after the granite is manufactured into a finished product and sold to an outside customer. Manufacturing revenues related to outside customers are recorded when the finished product is shipped from our facilities or set in the cemetery, if we are responsible for the setting, which is when risk of ownership transfers, assuming the other criteria for revenue recognition (persuasive evidence of an arrangement exists and collectibility is reasonably assured) have been met.

Impairment of long-lived assets

Our long-lived assets consist primarily of property and equipment. Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of such an asset may not be recoverable. Such events or circumstances include, but are not limited to, a significant decrease in the fair value of the underlying business or change in utilization of property and equipment.

Recoverability of the un-depreciated cost of property and equipment is measured by comparison of the carrying amount to estimated future undiscounted net cash flows the assets are expected to generate. Those cash flows include an estimated terminal value based on a hypothetical sale at the end of the assets’ depreciation period. Estimating these cash flows and terminal values requires management to make judgments about the growth in demand for our products, sustainability of gross margins, and our ability to achieve economies of scale. If assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the long-lived asset exceeds its fair value.

Valuation of deferred tax assets

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not some portion or all of the current and deferred tax assets will not be realized. The ultimate realization of current and deferred tax assets depends upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. This assessment is made each reporting period. At the end of the second quarter of 2005, we adjusted our valuation allowance against the deferred tax assets to fully reserve for the entire net U.S. deferred tax asset. At the end of each of the subsequent periods we reached a similar conclusion, therefore we have continued to fully reserve for the entire net U.S. deferred tax asset. We will continue to assess the valuation allowance on a regular basis and may reduce the valuation allowance when the Company has sufficient taxable income from its U.S. operations in the future.

Accounting for pensions and other post-employment benefits

We provide defined benefit pension and other post-employment benefit plans for certain employees. Accounting for these plans requires the use of actuarial assumptions including estimates on the expected long-term rate of return on assets, discount rates and, to a lesser extent, the rates of increase in compensation and health care costs (due to the small number of individuals receiving this benefit). The expected long-term rate of return has remained the same at 8% and reflects the average long-term rate of earnings expected on the funds invested or to be invested to provide for the benefits included in the projected benefit obligation. In 2009, we changed the discount rate used to determine our liability in the pension plans to 5.9% from 6.3%, the rate used at December 31, 2008. In both years this rate was determined based on a bond matching model which uses data on individual high-quality corporate bonds and the timing and amount of the future benefit payments in our plan to develop a weighted discount rate specific to our plan. On January 5, 2009, the Company’s Board of Directors approved actions to proceed with amendments to its defined benefit pension plan by freezing membership and future benefits in the plan. This action was effective as of March 31, 2009. In order to make informed assumptions, we rely on outside actuarial experts as well as public market data and general economic information. Any changes in one or more of these assumptions may materially affect certain amounts reported on our balance sheet. In particular, a decrease in the expected long-term rate of return on plan assets or a decrease in discount rate could result in an increase in our pension liability and a charge to equity as well as increases in pension expenses over time.

Inventory

Inventories are valued at the lower of cost or market. Cost is determined using the specific annual average cost method for the quarry segment and the specific cost method for the manufacturing segment. Inventory is reviewed regularly for excess inventory based on a forecast of product demand. Inventories that are in excess of expected future demand are written down to their estimated value based upon projected demand. Demand for our products can be forecasted based on historical experience, current orders, age of the inventory and discussions with customers. Although management makes every effort to ensure the reasonableness of its forecasts of future product demand, any significant unanticipated changes in demand could have an impact on the level of excess material in our inventories and operating results could be affected accordingly.

Results of Operations

The following table sets forth certain historical statement of operations data as a percentage of net revenues with the exception of quarry and manufacturing cost of goods sold, gross profit and selling, general and administrative expenses, which are shown as a percentage of their respective divisions’ net revenues.

	Year Ended December 31,
	2009	2008

STATEMENT OF OPERATIONS DATA:
Net revenues:
Quarry	47.6%	51.3%
Manufacturing	52.4%	48.7%

Total net revenues	100.0%	100.0%
Cost of goods sold:
Quarry	76.9%	74.4%
Quarry inventory write-down	—	13.7%
Manufacturing	73.7%	72.5%

Total cost of goods sold	75.2%	80.5%
Gross profit:
Quarry	23.1%	11.9%
Manufacturing	26.3%	27.5%

Total gross profit	24.8%	19.5%
Selling, general and administrative expenses:
Quarry	10.3%	7.9%
Manufacturing	16.5%	16.1%
Corporate overhead	6.7%	6.5%
Impairment of long lived asset	—	2.4%
Effect of pension curtailment	0.2%	—
Foreign exchange loss	0.3%	—
Other income, net	(0.9)%	(0.8)%

Total SG&A expenses	19.9%	20.0%
Income (loss) from continuing operations	4.9%	(0.5)%
Interest expense	2.5%	2.4%

Income (loss) from continuing operations before income taxes	2.4%	(2.9)%
Provision for income taxes	0.6%	0.7%

Income (loss) from continuing operations	1.8%	(3.6)%
Discontinued operations	—	(0.3)%

Net income (loss)	1.8%	(3.9)%

Year Ended December 31, 2009 Compared To Year Ended December 31, 2008

On a consolidated basis for all segments for the year ended December 31, 2009 compared to the year ended December 31, 2008, revenue decreased 19%, gross profit decreased 24% (excluding the 2008 inventory write-down of $3.9 million) and total selling, general and administrative (“SG&A”) expenses decreased 19% for reasons discussed in detail in the segment analysis below.

Quarry Segment Analysis

Revenues in our quarry operations for the year ended December 31, 2009 decreased 24% to $21.7 million, compared to $28.7 million in 2008. See the discussion in this Item 7 — Management Discussion and Analysis of Financial Condition and Results of Operations — “General” for a detailed discussion of each quarry.

Gross profit decreased 32% or $2.3 million (excluding the 2008 inventory write-down of $3.9 million). The decreased sales also drove our gross margin down 2.5 percentage points to 23.1%.

SG&A expenses in our quarry segment for 2009 of $2.2 million were down slightly, by $24,000, from 2008.

Manufacturing Segment Analysis

The manufacturing division’s 2009 net revenue decreased by 12% to $23.9 million compared to $27.2 million in 2008. Mausoleum and memorial sales decreased by about $2 million and sales of industrial products decreased by $1.3 million in 2009 compared to 2008. These decreases are a direct result of the poor economy and to a lesser extent the decrease in the average foreign exchange rate from 2008 to 2009. At December 31, 2009 the manufacturing backlog is $300,000 greater than at December 31, 2008 and customer deposits on mausoleums or large civic monuments are $320,000 higher than the prior year.

Gross profit dollars from the manufacturing group decreased 16% or $1.2 million and gross profit as a percentage of revenue decreased 1.2 percentage points for the year ended December 31, 2009 compared to 2008. The decrease in gross profit margin is primarily due to the decreased sales of higher margin mausoleums and industrial products.

SG&A expenses for the manufacturing group were down $450,000 or 10% from the prior year primarily as a result of decreased bad debt expense, commissions and incentive accruals and partially due to the decrease in the foreign exchange rate.

Consolidated Items

Unallocated corporate overhead decreased 16%, or $594,000 from the prior year. The majority of this decrease can be attributed to decreased salary and benefit costs, professional service fees and office expenses due to decreased staff.

Due to the consolidation of our corporate headquarters in the manufacturing plant’s existing offices in 2008, the Company had a change in the use of its corporate headquarters building located at 772 Graniteville Road, which we concluded to be an event that triggered an impairment analysis. We determined that the forecasted undiscounted cash flows related to the building and land was less than its carrying value. As a result, in 2008 we recorded an impairment charge of $1,348,000 to reduce the carrying value of the building and land to its estimated fair value. The estimated fair value was based on a discounted cash flow analysis and included consultation with an outside professional real estate appraiser. No assurance can be given that the underlying estimates and assumptions utilized in our determination of an asset’s new carrying value will materialize as anticipated. As of April 4, 2009, management had made the decision to sell this building and it has been classified as an asset held for sale since then.

Foreign exchange losses in 2009 were $131,000 compared to a gain in 2008 of $27,000 resulting from the effect of the fluctuating value of the US dollar compared to the Canadian dollar on transactions that are originated in US dollars in our Canadian operations.

Total interest expense was approximately $1.2 million in 2009 as compared to $1.4 million in 2008. Total interest expense decreased only $200,000 even though we’ve decreased debt $7.5 million during the year as a result of the increase in our borrowing rates instituted by our lenders as of March 31, 2009.

The income tax expense for 2009 was $280,000 compared with $395,000 for 2008. The tax expense in 2009 is made up of taxes at our Canadian subsidiary plus the accrual of the 5% Canadian withholding tax on a $4 million expected dividend plus the U.S. federal and state taxes on that dividend. Under the rules of the

Housing Assistance Tax Act of 2008, the Company has elected to forgo bonus depreciation and claim accelerated AMT credit carryforward from tax years beginning before 2006. The Company elected for 2008 and 2009 to benefit from the monetization of AMT credits and included in the 2009 US provision is $302,000 of tax benefit. The tax expense in 2008 reflects taxes at our Canadian subsidiary.

We had a loss from the discontinued retail operations of $142,000 in 2008. The 2008 loss is made up of $119,000 of operating losses and $23,000 of allocated interest.

Liquidity and Capital Resources

In light of the current economic situation, we evaluated our future liquidity needs, both from a short-term and long-term (i.e. more than one year) basis. We believe cash on hand plus cash generated from operations along with cash available under credit lines will be sufficient in 2010 to service debt, finance capital expenditures, fund operations and fund the pension plan. To provide for long-term liquidity, we believe we can generate substantial positive cash flow, as well as obtain additional capital, if necessary, from the use of subordinated debt or equity. In the event that our current capital resources are not sufficient to fund requirements, we believe our access to additional capital resources would be sufficient to meet our needs, although the financing terms available could be significantly different than our current terms.

Historically, we have met our short-term liquidity requirements primarily from cash generated by operating activities and periodic borrowings under the commercial credit facilities described below. Our credit facility with our Lenders was renewed on October 27, 2007 for a term of five years.

In January 2008, we received $7.6 million in net proceeds from the sale of the retail division. We applied $4.5 million of these proceeds to the long-term debt and $3.1 million to the revolving credit facility. During 2009 we generated $10.5 million in cash from operations and applied $7.2 million to the revolving credit facility and $261,000 to long-term debt.

Due to the significant worldwide decline that began in 2008 in equity prices and the value of other financial investments, the fair value of the assets held by our defined benefit pension plan decreased by $5.4 million in 2008. While the asset values have recovered by approximately $3 million in 2009, the plan is still under-funded by $4.8 million as of December 31, 2009. We have historically contributed between $750,000 and $1.0 million per year to the plan. We contributed $1.0 million for 2009 and expect to contribute approximately the same amount in 2010. We will continue the process of funding the unfunded liability which, we believe, we will be able to fund either from cash from operations or borrowing under our credit facilities. See Item 1A, Risk Factors and note 8 of the Notes to Consolidated Financial Statements.

Our primary need for capital will be to maintain and improve our quarrying and manufacturing facilities. We have approximately $2 million budgeted for capital expenditures in 2010.

Cash Flow

At December 31, 2009, we had cash and cash equivalents of approximately $1.7 million and working capital of approximately $21 million, compared to approximately $888,000 million of cash and cash equivalents and working capital of approximately $21 million at December 31, 2008.

Cash from Operations.  Net cash provided by operating activities was $10.5 million in 2009 compared to $2.3 million in 2008. The $10.5 million is made up mainly of net income of $802,000, depreciation of $2.5 million, a decrease in accounts receivable of $6.2 million and a decrease in inventory of $2.4 million offset by a decrease in payables and pension liabilities of $1.5 million. The $2.2 million net loss in 2008 is adjusted by the non-cash impairment charges of $5.3 million and depreciation of $2.4 million and offset by a large increase in accounts receivable along with decreases in accounts payable, customer deposits and pension liabilities.

Cash from Investing Activities.  Cash flows used in investing activities were $2.5 million in 2009 compared to cash flows provided by investing activities of $4.9 million in 2008. In 2009 our capital spending was $1.7 million for property, plant and equipment (PP&E) and $1.1 million for a quarry in Stanstead, Quebec compared to $3.1 million for PP&E in 2008. In 2009 proceeds from sales of PP&E totaled $462,000 compared to $473,000 in 2008. In 2008, proceeds from the sale of the retail division totaled $7.7 million.

Cash from Financing Activities.  Financing activities used $7.5 million in 2009 compared to $8.0 million in 2008. In 2009 our line of credit was reduced by $7.2 million and $261,000 was paid on our long-term debt. In 2008 our line of credit was reduced by $3.1 million and $5.0 million was paid on our long-term debt.

Credit Facility

We have a credit facility with the CIT Group/Business Credit and Chittenden Trust Company (“Lenders”) that is scheduled to expire in October 2012 and is secured by substantially all assets of the Company located in the United States. The facility consists of an acquisition term loan line of credit of up to $30.0 million and a revolving credit facility of up to another $20.0 million based on eligible accounts receivable, inventory and certain fixed assets. Amounts outstanding were $214,446 and $13,885,960 as of December 31, 2009 and $7,428,085 and $14,106,939 as of December 31, 2008, on the revolving credit facility and the term loan line of credit, respectively. Unused availability under the revolving credit facility was $10,745,414 as of December 31, 2009. The term loan line of credit is available to pay for the acquisition of quarries or manufacturers and items incidental to the acquisitions subject to various restrictions. The weighted average interest rate was 5.3% and 4.7% on the revolving credit facility in 2009 and 2008, respectively. The credit facility loan agreement places restrictions on our ability to, among other things, sell assets, participate in mergers, incur debt, pay dividends, make capital expenditures, repurchase stock and make investments or guarantees, without pre-approval by the Lenders. The credit facility agreement also contains certain covenants for a Minimum Fixed Charge Coverage Ratio and a limit on the Total Liabilities to Net Worth Ratio of the Company.

Minimum Fixed Charge Coverage Ratio.  The facility requires the ratio of the sum of earnings before interest, taxes, depreciation and amortization (EBITDA), to the sum of income taxes paid, capital expenditures, interest and scheduled debt repayments be at least 1.10 for any trailing twelve-month period at the end of a quarter. As of December 31, 2009 we were in compliance with the Minimum Fixed Charge Coverage Ratio. Due to the non-cash impairment charges on the write-down of inventory and the corporate building in 2008 we were in violation of the covenant at December 31, 2008. We received a waiver of this covenant from the Lenders and amended the agreement effective March 31, 2009. As a result of the amendment the unused line fee went from .25% to .50% and the existing interest rate pricing grid was changed as follows:

	Revolving Credit Facility	Term Loan

Previous Rate Formula	Prime or Libor +2%	Prime + .25% or Libor +2.25%
Amended Rate Formula	Prime + 3% or Libor + 4%	Prime + 3.5% or Libor + 4.5%

Total Liabilities to Net Worth Ratio.  Our credit facility also requires that the ratio of our total liabilities to net worth (the “Leverage Ratio”) not exceed 2.0. The Leverage Ratio excludes from the calculation the change in tangible net worth directly resulting from the Company’s compliance with accounting rules regarding unfunded retirement liabilities, up to $6.0 million. In relevant part, this rule required us to place on our books certain unrecognized and unfunded retirement liabilities as of December 31, 2006. As of December 31, 2009, we were in compliance with the Leverage Ratio covenant.

Interest Rates.  We can elect the interest rate structure under the credit facility based on the prime rate or LIBOR for both the revolving credit facility and the term loan with a LIBOR floor of 2.0%.

The rates in effect as of December 31, 2009 were as follows:

	Amount
	Outstanding	Formula	Effective Rate

Revolving Credit Facility	$214,000	Prime + 3.0%	6.25%
Term Loan A	13.9 million	Prime + 3.5%	6.75%

Canadian Credit Facility

The Company’s Canadian subsidiary has a line of credit agreement with the Royal Bank of Canada that is renewable annually in December. Under the terms of this agreement, a maximum of $2.5 million CDN may be advanced based on eligible accounts receivable, eligible inventory, and tangible fixed assets. The line of credit bears interest at the Canadian prime rate plus 0.5%.

The Canadian subsidiary also has a non-revolving term loan which cannot exceed $4,000,000 CDN bearing interest at the Canadian prime rate plus 0.95%. Amortization of the loan is based on 72 months but the interest rate is negotiated yearly. There was nothing outstanding on either loan at December 31, 2009 or December 31, 2008. However, in the first quarter of 2010, Rock of Ages Canada borrowed $4 million on their term loan and paid a dividend of $4 million to Rock of Ages Corporation. The Company did this to take advantage of the historically high exchange rates, the difference in interest rates under its credit facilities with the Royal Bank of Canada and the CIT Group, and to take advantage of current income tax deductions in Canada.

Off-Balance Sheet Arrangements

With the exception of our operating leases, we do not have any off-balance sheet arrangements, and we do not have, nor do we engage in, transactions with any special purpose entities.

Seasonality

Historically, the Company’s operations have experienced certain seasonal patterns. Generally, our net sales have been highest in the second or third quarter and lowest in the first quarter of each year due primarily to weather. Cemeteries in northern areas generally do not accept granite memorials during winter months when the ground is frozen because they cannot be properly set under those conditions. In addition, we typically close certain of our Vermont and Canadian quarries during these months because of increased operating costs attributable to adverse weather conditions. As a result, we have historically incurred a net loss during the first three months of each calendar year.

Recent Accounting Pronouncements

In December 2008, the FASB issued an amendment to the Compensation topic regarding employer’s disclosures about postretirement benefit plan assets. This guidance requires more detailed disclosures about plan assets of a defined benefit pension or other postretirement plan, including investment strategies; major categories of plan assets; concentrations of risk within plan assets; inputs and valuation techniques used to measure the fair value of plan assets; and the effect of fair-value measurements using significant unobservable inputs on changes in plan assets for the period. It is effective for fiscal years ending after December 15, 2009, with earlier application permitted. The adoption of this amended guidance did not have a material effect on our financial position or results of operations but did result in expanded financial statement disclosures (see note 8).

In May 2009, the FASB issued the Subsequent Events topic which establishes standards under which an entity shall recognize and disclose events that occur after a balance sheet date, but before the related financial statements are issued or are available to be issued. The guidance is effective for fiscal years and interim periods ending after June 15, 2009. The Company has evaluated and disclosed subsequent events through the date of this filing. See note 18 for a discussion of subsequent events.

In January 2010, the FASB issued accounting guidance to enhance fair value measurement disclosures by requiring the reporting entity to disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reason for the transfers. Furthermore, activity in Level 3 fair value measurements should separately provide information about purchases, sales, issues and settlements rather than providing that information as one net number. These new disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, with the exception of the enhanced Level 3 disclosures, which are effective for interim and annual reporting periods beginning after December 15, 2010.

The Company does not expect that application of this guidance will have a material impact on our financial position or results of operations.

ITEM 7A.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Not required for smaller reporting companies.

ITEM 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The information required for this item is included in this Annual Report on Form 10-K on Pages 43 through 72, inclusive, and is incorporated herein by reference.

ITEM 9.	CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

ITEM 9A(T).	CONTROLS AND PROCEDURES

Evaluation of Disclosure Controls and Procedures

The Company, with the participation of our Chief Executive Officer and Chief Financial Officer, has evaluated the effectiveness of our disclosure controls and procedures, as such term is defined under Rules 13a-15(e) and 15d-15(e) promulgated under the Securities Exchange Act of 1934, as amended, as of December 31, 2009. Based on this evaluation, our Chief Executive Officer and Chief Financial Officer have determined, that such disclosure controls and procedures are effective to ensure that information required to be disclosed in our filings under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission’s rules and forms. Disclosure controls and procedures include controls and procedures designed to reasonably ensure that such information is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosure. Management has concluded that the consolidated financial statements in this Form 10-K fairly present, in all material respects, the Company’s financial position, results of operations and cash flows for the periods and dates presented.

Management’s Report on Internal Control Over Financial Reporting.

Management is responsible for establishing and maintaining adequate internal control over financial reporting (as defined in Rule 13a-15(f) under the Securities Exchange Act of 1934, as amended). Management assessed the effectiveness of our internal control over financial reporting as of December 31, 2009. In making this assessment, management used the framework in “Internal Control-Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). Based on these criteria, management has concluded that, as of December 31, 2009, the Company’s internal control over financial reporting is effective.

This annual report does not include an attestation report of our independent registered public accounting firm regarding internal control over financial reporting. Management’s report was not subject to attestation by our independent registered public accounting firm pursuant to temporary rules of the Securities and Exchange Commission that permit us to provide only management’s report in this annual report.

Changes in Internal Control over Financial Reporting

There have been no changes in our internal controls over financial reporting that has occurred during our fiscal quarter ended December 31, 2009 that has materially affected, or is reasonably likely to materially affect our internal control over financial reporting.

ITEM 9B.	OTHER INFORMATION

As previously disclosed in its current report on Form 8-K filed with the Commission on February 22, 2010, at its regular meeting held on February 18, 2010, our Board of Directors set the date for the Company’s Annual Meeting of Shareholders for Thursday, August 12, 2010 at 10:30 a.m., EDT. The meeting will be held at our Visitors Center located at 560 Graniteville Road, Graniteville, Vermont. The Board set the record date for the Annual Meeting of Stockholders for June 4, 2010. We decided to move the annual meeting about 60 days from the middle of June to August 12 so as to be able to publicly discuss our results through June 30, 2010 with our shareholders at the meeting.

Because the Annual Meeting will be delayed by more than 30 calendar days from the date of last year’s Annual Meeting, the following revised dates apply to shareholder proposals:

Under the rules and regulations of the Securities and Exchange Commission, proposals of shareholders intended to be presented in the Company’s proxy statement and forms of proxy for the Company’s 2010 Annual Meeting of Shareholders must be received by the Company at its principal executive offices no later than March 1, 2010, and must otherwise satisfy the conditions established by the Securities and Exchange Commission to be considered for inclusion in the Company’s proxy statement and proxy cards for that meeting.

Under our By-Laws, proposals of shareholders intended to be submitted for a formal vote (other than proposals to be included in the Company’s proxy statement and forms of proxy) at the Company’s 2010 Annual Meeting of Shareholders may be made only by a shareholder of record who has given notice of the proposal to the Secretary of the Company which is received at the Company’s principal executive offices not later than May 14, 2010. The notice must contain certain information as specified in our By-Laws. Any such proposal received after May 14, 2010 will not be considered “timely” under the federal proxy rules for purposes of determining whether the proxies designated by the Company for such meeting may use discretionary authority to vote on such proposal.

ITEM 10.	DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Certain information concerning our directors and executive officers is set forth below. Our executive officers serve for a term of one year (and until his or her successor is duly elected and qualified) at the discretion of the Board of Directors.

Our Articles of Incorporation provide that our Board of Directors shall be comprised of not less than three and not more than fifteen members. Our Board of Directors is currently comprised of seven directors.

Our Articles further provide that at the next annual shareholders’ meeting, which has been set for August 12, 2010 (the “2010 Annual Meeting”), the initial Board of Directors will be divided into three classes (Classes I, II and III), each class consisting, as nearly as possible, of one-third of the total number of directors constituting the entire Board of Directors. At the 2010 Annual Meeting, the Class I directors will stand for election for a term that expires at the next annual shareholders meeting after such election; the Class II directors will stand for election for a term that expires at the second annual shareholders meeting after such election; and the Class III directors will stand for election for a term that expires at the third annual shareholders’ meeting after such election. At each succeeding annual shareholders’ meeting, successors to the class of directors whose term expires at that annual meeting will stand for election for three-year terms.

Unless otherwise indicated, none of the companies or organizations referred to below is a parent, subsidiary or affiliate of the Company.

Names of Directors and Executive Officers	Age	Positions With the Company

James L. Fox	58	Director
Paul H. Hutchins	54	Vice President/Administration
Richard C. Kimball	69	Director and Vice Chairman
Donald M. Labonte	48	Director, President and Chief Executive Officer
Laura A. Plude	52	Vice President, Chief Financial Officer, Treasurer and Assistant Secretary
Pamela G. Sheiffer	64	Director
Kurt M. Swenson	65	Chairman of the Board of Directors
Charles M. Waite	77	Director
Frederick E. Webster Jr.	72	Director

James L. Fox has been a director of the Company since October 1997. Since January 2007, he has been President and Chief Executive Officer, and from October 2005 to December 2006, he was Executive Vice President and Chief Operating Officer of FundQuest, Inc., a global provider of turnkey, open architecture wealth management programs and services for financial institutions and advisors. From September 2003 to October 2005, he was Executive Vice President and Chief Financial Officer of The BISYS Group, Inc. He was President of Fund Services Division of The BISYS Group, Inc. from April 2003 to September 2003. From August 2001 to April 2003, he was President and Chief Executive Officer of govOne Solutions, L.P., an electronic government payment service. From June 2000 to August 2001, he was Vice President-Corporate Development and Chief Financial Officer of Gomez, Inc., a research and consulting firm specializing in Internet quality measurement. Prior to joining Gomez, Mr. Fox had been Vice Chairman of PFPC Inc., a division of the PNC Financial Services Group, Inc. from December 1999 to June 2000. Before joining PFPC, Inc., Mr. Fox had an eleven year career with the Investor Services Group of First Data Corporation, a provider of processing and mutual fund and retirement services for mutual fund complexes, banks, insurance companies and advisory firms, including serving as President and Chief Executive Officer (1999) and Chief Operating Officer (1997-1999). Mr. Fox has also been a director of Pegasus Solutions, Inc., a global provider of third-party marketing and reservation services to the travel industry, since June 2006. Mr. Fox’s current term as a director of the Company expires at the Company’s 2010 Annual Meeting.

Mr. Fox brings extensive executive management experience in both public and private companies, including knowledge and experience in managing financial and accounting matters and working with independent outside accounting firms in his capacity as Chief Financial Officer and Chief Executive Officer in a number of large companies.

Richard C. Kimball has been a director of the Company since 1986, and Vice Chairman since 1993. From 1993 to January 2001, he was Chief Operating Officer — Memorials Division of the Company and from January 2001 to December 2004, he was Chief Strategic and Marketing Officer. Prior to joining the Company, Mr. Kimball served as a director, principal and President of The Bigelow Company, Inc., a strategic planning and investment banking firm from 1972 until 1993. Mr. Kimball retired as an employee of the Company on December 31, 2004 and served as a consultant to the Company during 2005 and 2006. He returned to The Bigelow Company, Inc. in 2006, where he presently serves as a Senior Advisor. Mr. Kimball’s current term as a director expires at the Company’s 2010 Annual Meeting.

Mr. Kimball has extensive experience in investment banking and strategic consulting for many different businesses and provides the Board with valuable expertise and insight in evaluating the Company’s strategic business development. He is also a former executive officer of the Company and as such provides institutional and industry knowledge.

Paul H. Hutchins has been Vice President/Administration of the Company since October 2004. From September 1993 to October 2004, he was Manager of Administration. Mr. Hutchins has held numerous other positions during his 28 year career at Rock of Ages, including Director of Information Services (June 1989 —

September 1993), Production Manager (Rock of Ages Canada, Inc., October 1987 — June 1989), Purchasing and Transportation Manager (June 1984 — October 1987) and Staff Engineer (December 1981 — June 1984).

Donald Labonte has been a director of the Company since 2008. He has been President and Chief Executive Officer since July 2008 and was Chief Operating Officer from February 2008 to June 2008. He was President and Chief Operating Officer/Quarry Division from December 2007 to February 2008, and President and Chief Operating Officer/Manufacturing Division from August 2002 to February 2008. Mr. Labonte has been President of Rock of Ages Canada, Inc., a wholly owned subsidiary of the Company, since 1999. From January 2002 to July 2002, he was Vice President of the Manufacturing Division of the Company. From 1998 to 1999, he was Vice President/General Manager of Rock of Ages Canada, Inc. From 1993 to 1998, Mr. Labonte was Director of Operations of Rock of Ages Canada, Inc. From 1980 to 1993, Mr. Labonte held various positions in the manufacturing plant at Rock of Ages Canada, Inc. Mr. Labonte’s current term expires at the Company’s 2010 Annual Meeting.

Mr. Labonte is one of the most experienced, knowledgeable and effective executives in the granite industry, and he provides unique and necessary perspective on the Company’s current operations and strategic focus, as well as extensive industry knowledge.

Laura Plude has been Vice President and CFO of the Company since August 2007. She served briefly as Vice President/Finance from July 2007 to August 2007. Ms. Plude was Director of Finance of the Company from August 2004 to July 2007. She was a staff accountant at the Company from August 1999 to August 2004. Prior to joining the Company, Ms. Plude was a self-employed CPA.

Pamela G. Sheiffer has been a director of the Company since June 2004. Since 1997, she has been President of P. Joyce Associates, Inc., a consulting firm specializing in retail and apparel sectors, and providing services to the investment community. Prior to that, Ms. Sheiffer held various senior management positions in the retail and apparel industry including Senior Vice President of May Department Stores. She has been a director of New York & Company (NYSE: NWY), a specialty retailer of fashion oriented, moderately priced women’s apparel, since August 2006, and a Trustee of the American Management Association since June 2007. She is currently Vice Chairman of Learning Lenders, New York City’s largest educational nonprofit with over 12,000 volunteers in New York City schools. Ms. Sheiffer’s current term as a director expires at the Company’s 2010 Annual Meeting.

Ms. Sheiffer has extensive executive management experience with companies engaged in the design and retail sales of products (included branded products) marketed primarily to women. Since the large majority of granite memorials sold in North America are purchased by women, Ms. Sheiffer brings a unique and helpful perspective to the sales and marketing programs for our branded memorials.

Kurt M. Swenson has been Chairman of the Board of Directors of the Company since 1984. From 1984 to June 30, 2008 he was President and Chief Executive Officer of the Company. Prior to the Company’s initial public offering in 1997, Mr. Swenson had been the Chief Executive Officer and a director of Swenson Granite Company, Inc. from 1974 to September of 1997. Mr. Swenson currently serves as non-executive Chairman of the Board of Swenson Granite Company, LLC, a Delaware limited liability company engaged in the granite curb and landscaping business. Swenson Granite Company, LLC may be deemed an affiliate of the Company. He is also a director of the National Building Granite Quarries Association, an industry association of United States-based dimension granite quarriers. Mr. Swenson’s current term as a director expires at the Company’s 2010 Annual Meeting.

Mr. Swenson has over 36 years of experience in the granite industry. He provides extensive industry knowledge and contacts, and as a former executive officer, also provides institutional continuity and Company knowledge to the Board.

Charles M. Waite has been a director of the Company since 1985. Since 1989, Mr. Waite has been managing partner of Chowning Partners, a financial consulting firm that provides consulting services to New England companies. Mr. Waite’s current term as a director expires at the Company’s 2010 Annual Meeting.

Mr. Waite brings a strong sense of executive management and leadership to the Board. He is a graduate of the Harvard Business School, and has extensive experience, as an executive running business operations as well as a consultant to numerous companies with both domestic and overseas operations.

Frederick E. Webster Jr., Ph.D. has been a director of the Company since October 1997. He was Professor of Management at the Amos Tuck School of Business Administration of Dartmouth College from 1965 until 2002, and is now the Charles Henry Jones Professor of Management Emeritus. He is also a management consultant and lecturer, and is the Jon Underwood Distinguished Research Fellow in Marketing at the Eller College of Management, University of Arizona. Mr. Webster’s current term as a director expires at the Company’s 2010 Annual Meeting.

Mr. Webster is nationally recognized as an expert in marketing. In addition to his academic accomplishment, he has served as a consultant to a wide number of companies. Mr. Webster brings to the Board expertise in marketing branded products, managing channel conflicts, marketing through exclusive territories, pricing policy and implementing customer-driven initiatives.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires directors, certain officers and beneficial owners of more than 10% of our Common Stock to file reports of initial beneficial ownership and changes in beneficial ownership of our Class A Common Stock with the Securities and Exchange Commission. Based solely upon a review of reports filed pursuant to Section 16(a) of the Exchange Act and written representations by directors and such officers, the Company believes that during 2009 such persons made all required filings, except that Mr. Hutchins and Mrs. Plude filed on a timely basis a Form 5 (Annual Statement of Changes In Beneficial Ownership) reporting the grant on February 19, 2009 of 5,000 and 10,000 options, respectively, to purchase shares of Class A Common Stock. The grants should have been reported on Form 4, but such reports were not timely filed due to inadvertent clerical error.

AUDIT COMMITTEE

Rock of Ages has a separately designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The members of the Audit Committee are James L. Fox (Chairman), Richard C. Kimball and Frederick E. Webster Jr. The Board of Directors has determined that James L. Fox, Chairman of the Audit Committee is an audit committee financial expert as defined by Item 407(d)(5) of Regulation S-K of the Exchange Act, and is independent under Rule 10A-3(b)(1) under the Exchange Act and as independence is defined for audit committee members in the listing standards of The Nasdaq Stock Market, Inc.

BOARD LEADERSHIP STRUCTURE AND ROLE IN RISK OVERSIGHT

With the streamlining of our management structure after the sale of our retail division in 2007, and the retirement of Kurt M. Swenson, our former Chief Executive Officer (“CEO”) in June 2008, our Board of Directors determined it would be in the best interests of the Company and its shareholders to separate the roles of Chairman and CEO. Accordingly, Mr. Swenson, who served as Chairman of the Board and CEO from 1984 until June 2008, now serves as the non-executive Chairman of the Board. As Chairman, he organizes the Board’s activities to enable it to effectively provide guidance to, and oversight and accountability of, our management. As directors continue to have more oversight responsibilities than ever before, we believe it is beneficial to have a non-executive Chairman whose sole job is to lead the Board, serve as a resource to the CEO, and advise the CEO as to the Board’s needs, interests and opinions. The CEO’s responsibility is to run the day to day operations of the Company. We believe having a non-executive Chairman is beneficial to the CEO and allows him to focus his entire energy on his numerous responsibilities running both our quarry and manufacturing operations. The Board of Directors continually evaluates our leadership structure and could in the future decide to combine the Chairman and CEO positions if it determines that doing so would serve the best interests of the Company.

Our Audit Committee is primarily responsible for overseeing our risk management processes on behalf of the full Board. The Audit Committee receives and reviews periodic reports from management, auditors, legal counsel and others, as considered appropriate regarding the Company’s assessment of risks. In addition, the Audit Committee reports regularly to the full Board, which also considers our risk profile. The Audit Committee and the full Board focus on the most significant risks facing the Company and the Company’s general risk management strategy. While the Board oversees the Company’s risk management, management is responsible for day to day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing the Company.

CODE OF ETHICS

On October 20, 2008, the Board of Directors adopted a revised code of business ethics for directors, officers (including Rock of Ages’ principal executive officer and principal financial and accounting officer) and employees. The revised code of business ethics is available on Rock of Ages’ website at www.rockofages.com. Shareholders can also request a free copy by making such request in writing to Rock of Ages Corporation, PO Box 482, Barre, Vermont 05641, attn: Vice President of Administration. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or a waiver from, a provision of our code of ethics that applies to our principal executive officer, principal financial officer, or principal accounting officer or controller by disclosing such information on our website in accordance with Item 5.05 of Form 8-K.

ITEM 11.	EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table sets forth compensation information concerning the compensation of our Chief Executive Officer and our other two most highly compensated executive officers who served in such capacities during the year ended December 31, 2009 (the “Named Executive Officers”).

									Nonqualified
								Non-Equity	Deferred
						Stock	Option	Incentive Plan	Compensation	All Other
Name and		Salary		Bonus		Awards	Awards	Compensation	Earnings	Compensation		Total
Principal Position	Year	($)		($)		($)	($)	(1)	($)	($)		($)
(a)	(b)	(c)		(d)		(e)	(f)	(g)	(h)	(i)		(j)

Donald M. Labonte,	2009	$238,950	(2)	—		—	—	$19,238	—	$31,575	(4)	$289,763
President/CEO	2008	$253,800	(2)	$40,000	(3)	—	$7,947	—	—	$33,537	(5)	$335,284
Paul H. Hutchins,	2009	$125,004		—		—	$3,350	$9,375	—	$5,608	(6)	$143,337
Vice President Administration	2008	$125,004		$10,000	(7)	—	$467	—	—	$1,385	(6)	$136,856
Laura A. Plude, CFO	2009	$100,841		—		—	$6,700	$7,563	—	$4,678	(6)	$119,782
Vice President Finance	2008	$100,008		$10,000	(7)	—	$14,550	—	—	$1,750	(6)	$126,308

(1)	Incentive payments earned under the 2009 Annual Incentive Plan were accrued in 2009 but paid in 2010.

(2)	For 2009 and 2008, Mr. Labonte was paid an annual base salary of $270,000 CDN. For the purposes of this table, to calculate his 2009 and 2008 annual base salary in U.S. dollars, we used a currency conversion rate of $.885 and $.94 U.S. to $1.00 CDN, respectively which represents the average of the exchange rates as of each month during fiscal 2009 and 2008, as published in the Wall Street Journal.

(3)	Discretionary bonus of $40,000 ($42,554 CDN) paid in 2009 for 2008 performance. To calculate the amounts paid in U.S. dollars, we used a currency conversion rate of $.94 U.S. to $1.00 CDN, which represents the average of the exchange rates as of the end of each month during fiscal 2008, as published in the Wall Street Journal.

(4)	Includes $19,470 ($22,000 CDN) paid by the Company to Mr. Labonte’s self-directed retirement account under the Retirement Plan for Salaried Employees of Rock of Ages Canada, Inc. and $788 ($890 CDN) paid for a life insurance policy on Mr. Labonte’s life, payable to his heirs. Rock of Ages Canada paid $11,317 ($12,787 CDN) into the supplemental retirement plan for Mr. Labonte for 2009. For the purposes of this table, to calculate the amounts paid in 2009 for Mr. Labonte’s retirement arrangements, we used a currency conversion rate of $.885 USD to $1.00 CDN, which represents the average of the exchange rates as of each month during fiscal 2009, as published in the Wall Street Journal. See “Narrative to Summary Compensation Table” and “PENSION AND POST-RETIREMENT BENEFITS — Canadian Retirement Plans” at page 35 of this report.

(5)	Includes $19,740 ($21,000 CDN) paid by the Company to Mr. Labonte’s self-directed retirement account under the Retirement Plan for Salaried Employees of Rock of Ages Canada, Inc. and $837 ($890 CDN) paid for a life insurance policy on Mr. Labonte’s life, payable to his heirs. Rock of Ages Canada paid $12,960 ($13,787 CDN) into the supplemental retirement plan for Mr. Labonte for 2008. For the purposes of this table, to calculate the amounts paid in 2008 for Mr. Labonte’s retirement arrangements, we used a currency conversion rate of $.94 USD to $1.00 CDN, which represents the average of the exchange rates as of each month during fiscal 2008, as published in the Wall Street Journal. See “Narrative to Summary Compensation Table” and “PENSION AND POST-RETIREMENT BENEFITS — Canadian Retirement Plans” at page 35 of this report.

(6)	For 2009 and 2008, respectively, amount represents Company match on 401(k) deferrals.

(7)	Discretionary bonus paid in 2009 for 2008 performance.

Narrative to Summary Compensation Table

The Compensation Committee of the Board of Directors (the “Compensation Committee”) is primarily responsible for reviewing, approving, and overseeing the Company’s compensation plans and practices, and works with management to establish the Company’s executive compensation programs. Our executive compensation program consists of four key components: base salary, annual bonus awards, equity based incentives in the form of stock options, and retirement benefits.

Base Salary

The Compensation Committee annually reviews the Chief Executive Officer’s (“CEO”) salary and the CEO’s recommendations with regard to the base salaries of our other executive officers. The Compensation Committee did not increase the rate of base salaries for executive officers in 2009 and again decided that it would not increase base salaries for executive officers in 2010 except for the Chief Financial Officer who received a $10,000 increase.

Non-Equity Incentive Plans and Cash Bonuses

Our executive officers, including the Named Executive Officers, participated in the 2009 Annual Incentive Plan, which was adopted by the Compensation Committee and set forth corporate and divisional performance measures for each participating employee, as well as target award values. Performance under the Incentive Plan is measured by the achievement of certain levels of earnings before interest and taxes (“EBIT”), net of incentive payments, cash flow from operations and return on assets. The following named executive officer’s incentive targets are set at the corporate level only. The target award values for 2009 for the named executive officers under the Incentive Plan as a percentage of base salary are set forth below:

	Target Award Values
	(% of Base Salary)
	Threshold	Target	Maximum

Donald M. Labonte, President and CEO	10%	15%	25%
Paul H. Hutchins, Vice President of Administration	10%	15%	25%
Laura A. Plude, CFO and Vice President of Finance	10%	15%	25%

The Compensation Committee may also pay discretionary bonuses to officers if, in the Compensation Committee’s sole discretion, a participant has achieved corporate, divisional or personal goals worthy of reward. The Compensation Committee did not award discretionary bonuses for 2009 performance to the Named Executive Officers.

Stock Options

Our 2005 Stock Plan was established to provide certain employees with an opportunity to share, along with our stockholders, in our long-term performance. Historically, we have granted stock options which vest based upon continued employment, typically over a three to five year period. All options are granted with maximum terms that expire ten years after the date of grant (or upon earlier termination of the option holder’s employment). Typically, we have granted options to executive officers when they are first appointed. In 2009, the Compensation Committee determined it would be appropriate to grant options to certain individuals, including the Named Executive Officers. See the information concerning option holdings among our Named Executive Officers at page 30 of this report under the caption “OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END.”

Retirement Benefits

We maintain a defined benefit plan (the “DB Plan”) for non-union employees who were vested in the DB Plan on March 31, 2009. Due to the recent significant worldwide decline in equity prices and the value of other financial investments, the fair value of the assets held by the DB Plan decreased by $5.4 million in 2008. As a result, the plan was significantly under-funded, and we decided to terminate participation in the DB Plan and the future accrual of benefits. As an alternative to the DB Plan, we increased the Company match for our 401K plan to 4%. We have entered into salary continuation agreements (the “SC Agreements”) with certain individuals who are not Named Executive Officers. We also have a deferred salary plan (the “DS Plan”) for certain management and highly compensated employees. At the present time, there are no current employees participating in the DS Plan. Our CEO, who is a Canadian citizen, is not eligible to participate in these plans. Accordingly, we provide retirement benefits to our CEO and our Canadian employees through separate retirement plans sponsored by Rock of Ages Canada, Inc, our Canadian subsidiary. For further information on our retirement programs please see the information at page 30 of this report under the caption “PENSION AND POST-RETIREMENT BENEFITS.”

Employment Agreements

The CEO is the only Named Executive Officer that currently has an employment agreement with the Company. This agreement generally provides for the payment of base salary, severance, and change in control payments and is described in greater detail at page 32 of this report under the caption “EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL ARRANGEMENTS.”

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table sets forth information concerning options to purchase Class A Common Stock held by the Named Executive Officers at December 31, 2009.

	Option Awards					Stock Awards
			Equity					Equity
			Incentive Plan				Market	Incentive Plan	Equity Incentive
			Awards:				Value of	Awards:	Plan Awards:
	Number of	Number of	Number of			Number of	Shares or	Number of	Market or Payout
	Securities	Securities	Securities			Shares or	Units of	Unearned Shares,	Value of Unearned
	Underlying	Underlying	Underlying	Option		Units of	Stock That	Units or	Shares, Units or
	Unexercised	Unexercised	Unexercised	Exercise	Option	Stock That	Have Not	Other Rights	Other Rights That
	Options	Options	Unearned	Price	Expiration	Have Not	Vested	That Have	Have Not Vested
Name	Exercisable	Unexercisable	Options	($)	Date	Vested	($)	Not Vested	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Donald M. Labonte	15,000	—	—	$5.98	2/8/2012	—	—	—	—
	17,000	68,000	—	$2.63	8/7/2018	—	—	—	—
Paul H. Hutchins	15,000	—	—	$5.98	2/8/2012	—	—	—	—
	1,000	4,000	—	$2.63	8/7/2018	—	—	—	—
		5,000	—	$2.63	2/19/2019	—	—	—	—
Laura A. Plude	10,000	15,000	—	$5.93	8/14/2017	—	—	—	—
		10,000	—	$2.63	2/19/2019	—	—	—	—

Each of the options shown above vest over five years in equal 20% increments, and expire ten years after the date of grant.

OPTION EXERCISES AND STOCK VESTED

During 2009 none of the Named Executive Officers exercised any stock options or became vested in any restricted stock.

PENSION AND POST-RETIREMENT BENEFITS

Defined Benefit Pension Plan

We maintain a qualified defined benefit pension plan (the “DB Plan”) for non-union employees of Rock of Ages Corporation. The DB Plan is noncontributory and provides benefits based upon a formula calculated by reference to length of service and final average earnings. The DB Plan provides an annual life annuity at age 65 equal to 1.8% per year of a participant’s highest consecutive five year average compensation (excluding bonus) during the last ten years of employment” (“Final Average Compensation”), plus 0.4% per year of a participant’s Final Average Compensation in excess of social security covered compensation times the years of service, up to a maximum of 30 years. Participants who have attained the age of 55 and who have at least 10 years of service may elect to receive early retirement benefits under the DB Plan. In the case of early retirement, the amount of the monthly pension benefit will be equal to the monthly accrued pension benefit, determined as of the early retirement date, reduced actuarially for each month that the early retirement date precedes the normal retirement date. As of March 31, 2009 the DB Plan was amended by freezing membership and future benefits in the plan. The total annual retirement benefits payable upon normal retirement under the DB Plan for the Named Executive Officers will not change in the future except to be reduced for early retirements.

The Vice President of Administration and the CFO are the only named executive officers participating in the DB Plan. The VP of Administration has 28 years of service and the CFO has 10 years of service and their annual retirement benefits will be $66,500 and $14,600, respectively. The current CEO, a Canadian citizen, is not eligible to participate in the DB Plan.

Salary Continuation Agreements

In addition to the DB Plan, we have salary continuation agreements (“SC Agreements”) which provide for supplemental pension benefits to certain former officers of the Company. No Named Executive Officers are covered by an SC Agreement.

Deferred Salary Plan

We established the Rock of Ages Key Employees Deferred Salary Plan (the “DS Plan”) for certain management and highly compensated employees. Participation in the DS Plan is limited to those employees designated by the Board of Directors in its sole discretion, and who satisfy the following criteria: (1) the employee has attained the age of 55; (2) the employee is an executive officer; (3) the employee has completed a minimum of ten years of continuous service with the Company; and (4) the employee’s annual base salary, fringe benefits and other non-cash compensation exceeds $200,000 (subject to adjustment each year to reflect the average percentage change in the base salaries of all officers of the Company). No executive officers currently participate in the DS Plan.

Participants may make an irrevocable election to defer up to $100,000 annually under the DS Plan. Any amounts deferred are reflected in deferred salary accounts created by the Company. Interest at the rate of 12% per annum is credited on a monthly basis to each Participant’s deferred salary account. The aggregate account balances remain part of the general unrestricted assets of the Company. Participants do not have any right or claim to any specific assets of the Company, but only a claim against the Company as a general, unsecured creditor to the extent of the undistributed portion of their deferred salary account. Benefits under the DS Plan are paid upon the retirement, death or disability of the participant or other termination of participation, subject to certain procedures relating to distribution. Each year prior to making a deferral, participants must elect the method of distribution that will apply to that deferral upon retirement under the DS Plan. Participants have three distribution options: (i) Interest only on the undistributed account balance at 12% per annum, payable monthly, quarterly or annually for the life of the participant or his/her spouse, with distribution of the remaining account balance payable upon the death of the participant or his/her spouse, whichever is later; (ii) as provided in (i) above, but subject to a term certain of not less than 10 nor more than 20 years with respect to the payment of interest only; or (iii) level payment amortization of the participant’s account balance as of the commencement of payments, plus interest on the undistributed account balance at 12% per annum, over any of the time periods available under (i) or (ii) above.

Canadian Retirement Plans

Our Canadian subsidiary, Rock of Ages Canada, Inc. (“ROA Canada”), has a retirement plan for our Canadian employees, the Retirement Plan for Salaried Employees of Rock of Ages Canada, Inc. (the “Basic Canadian Retirement Plan”) which is registered with the Province of Quebec and the Government of Canada. All salaried, non-union employees of ROA Canada are participants in the Basic Canadian Retirement Plan, including our President and CEO, Mr. Labonte. Pursuant to the Basic Canadian Retirement Plan, ROA Canada contributes 8% of a participant’s monthly compensation each month to each participant’s account. The investments in the account are self-directed by each participant with a range of investment options. ROA Canada may, in its discretion, make an additional contribution to a participant’s account, up to a maximum aggregate amount of 13% of a participant’s salary per year (including amounts previously contributed during the year). For 2009, Canadian law allowed a maximum contribution per individual to the Basic Canadian Retirement Plan of $22,000 CDN.

In 2009, we contributed $19,470 (the full $22,000 CDN allowable under Canadian law) and in 2008, we contributed $19,740 (the full $21,000 CDN allowable under Canadian law) to Mr. Labonte’s self-directed retirement account under the Basic Canadian Retirement Account. Effective in 2007 ROA Canada established a supplemental retirement plan for Mr. Labonte (“Canadian Supplemental Plan”). The Canadian Supplemental Plan is funded as a retirement compensation arrangement as defined in Article 248 of the Canadian Income Tax Act. The only participant in the Canadian Supplemental Retirement Plan is Mr. Labonte. Each year, ROA Canada may make a contribution to the Canadian Supplemental Plan equal to 13% of Mr. Labonte’s base salary, less any amounts paid to the Basic Canadian Retirement Plan for Mr. Labonte. We made contributions to the Canadian Supplemental Plan equal to $11,317 ($12,787 CDN) and $12,960 USD ($13,787 CDN) in 2009 and 2008, respectively. We may make additional contributions to the Canadian Supplemental Retirement Plan at our discretion. Normal retirement age under the Canadian Supplemental Plan is 65 years however the participant may elect early retirement at age 55, or may elect to postpone normal retirement to not later than age 71. Upon early, normal or postponed retirement, Mr. Labonte is entitled to a lump sum equal to the value of the contributions made to the Canadian Supplemental Plan, plus accrued earnings of the Plan, or he may elect to be paid in installments over 5 years from the retirement date.

Post Employment Health Care Policy

It is our policy to provide post-employment health care coverage to our executive officers and their spouses who retire at age 55 or older. The form and type of benefits to be provided is the coverage that is in effect for active employees from time to time, and the retiree pays his or her portion of the premium for such coverage, as the same may be set from time to time. We reserve the right, in our sole discretion, to change or amend such coverage, the retiree’s share of the premium and/or such other terms of the coverage as we deem necessary or advisable, or to cease providing such coverage altogether. Coverage is provided to executive officers who retire at age 55 or older and to their spouses until they reach age 65, provided, however, that health care coverage for a spouse terminates when the executive officer reaches (or would have reached) age 68, regardless of whether the spouse has reached age 65.

EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL ARRANGEMENTS

Labonte Employment Agreement

The Company has an employment agreement with the CEO, Mr. Labonte (the “Labonte Employment Agreement”), for retention of his services as President and Chief Executive Officer of the Company. The term of the Labonte Employment Agreement commenced on July 1, 2008, the date he began his duties as Chief Executive Officer, and continues until the fifth anniversary thereof unless extended or terminated. The Labonte Employment Agreement provides for continued payment of salary and benefits for an additional twelve months if Mr. Labonte’s employment is terminated by the Company without Cause (as defined in the Labonte Employment Agreement). If Mr. Labonte’s employment is terminated by the Company within twelve months after a Change in Control (as defined in the Labonte Employment Agreement) then the Company will pay Mr. Labonte a lump sum in cash within 15 days after the date of termination equal to one times the then current Annual Base Salary.

NON-EMPLOYEE DIRECTOR COMPENSATION

For the 2009 fiscal year, directors who are not also employees of the Company were paid annual directors’ retainers of $30,000. Audit Committee members were paid an additional annual retainer fee of $2,000 and members of other committees are paid additional annual retainers of $1,000 for each committee. The non-executive Chairman receives an annual retainer that is at least $20,000 higher than the highest paid non-employee director, or such other fee as determined by the Compensation Committee or the full board (excluding the Chairman) in its sole discretion. Directors are also eligible for grants under the 2005 Stock Plan. We reimburse our non-employee directors for travel and lodging expenses that they incur in connection with their attendance of directors’ meetings and meetings of shareholders of the Company.

Actual Fiscal 2009 Non-Employee Director Compensation

The following table shows the compensation paid to our non-employee directors for the 2009 fiscal year:

					Non-
	Fees			Non-Equity	Qualified
	Earned or	Stock	Option	Incentive Plan	Deferred	All Other
	Paid in Cash	Awards	Awards	Compensation	Compensation	Compensation	Total
Name	($)	($)	($)	($)	Earnings	($)	($)

James L. Fox	32,500	—	—	—	—	—	32,500
Richard C. Kimball	32,500	—	—	—	—	—	32,500
Pamela G. Sheiffer	32,000	—	—	—	—	—	32,000
Kurt M. Swenson	50,000	—	—	—	—	—	50,000
Charles M. Waite	32,500	—	—	—	—	—	32,500
Frederick E. Webster, Jr.	32,000	—	—	—	—	—	32,000

ITEM 12.	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth, as of March 20, 2010, certain information with respect to the beneficial ownership of our Common Stock by each (i) director, (ii) Named Executive Officer (iii) beneficial owner of more than 5% of either class of the outstanding Common Stock known to us, based on Securities and Exchange Commission filings and other available information and (iv) by all directors and executive officers of the Company as a group. This information is based upon information received from or on behalf of the individuals or entities named below, except as otherwise noted. The Class B Common Stock is convertible on a share-for-share basis into Class A Common Stock. The Class B Common Stock is entitled to ten votes per share and the Class A Common Stock is entitled to one vote per share. Beneficial ownership has been determined in accordance with the rules of the Securities and Exchange Commission. Except as indicated in the footnotes below, we believe, based on the information furnished or otherwise available to us, the persons and entities named in the table below have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to applicable community property laws. Ownership percentages are based upon 4,812,342 shares of Class A Common Stock and 2,603,721 shares of Class B Common Stock outstanding as of March 22, 2010.

In computing the number of shares of Common Stock beneficially owned by a person and the percentage ownership of such person, shares of Class A Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of March 20, 2009 were deemed to be outstanding. Such shares were not deemed to be outstanding, however, for the purpose of computing the percentage ownership of any other person.

	Shares of Class B		Shares of Class A
	Common Stock		Common Stock
	Beneficially Owned		Beneficially Owned
		Percent of		Percent of
Name and Address of Beneficial Owner(1)	Number	Class	Number(2)	Class(2)

North Star Investment Management Corp.(3)	—	—	718,473	14.9%
20 North Wacker Drive, Suite 1416 Chicago, IL 60606
Kuby Gottlieb Special Value Fund, LP(4)	—	—	423,986	8.8%
20 North Wacker Drive, Suite 1416
Chicago, IL 60606
Dimensional Fund Advisors, Inc(5)	—	—	312,531	6.5%
1299 Ocean Avenue Santa Monica, CA 90401
Kurt M. Swenson(6)**	1,005,000	38.6%	1,135,000	19.5%
Kevin C. Swenson(7)	1,023,489	39.3%	1,023,489	17.5%
Willougby Colby Rd. Warner, NH 03278
Robert Pope	144,875	5.3%	159,875	3.2%
46 Grand View Farm Road Barre, VT 05641-8335
Richard C. Kimball**	29,126	1.1%	72,126	1.5%
Charles M. Waite**	29,126	1.1%	45,000	*
James L. Fox**	—	—	5,000	*
Frederick E. Webster Jr.**	—	—	5,000	*
Donald Labonte(8)**	—	—	35,000	*
Pamela G. Sheiffer**	—	—	5,000	*
Paul H. Hutchins(9)**	—	—	29,200	*
Laura A. Plude(10)**	—	—	15,000	*
All directors and executive officers as a group (9 persons)	1,063,252	38.8%	1,346,326	22.9%

**	Named Executive Officer and/or Director

*	Less than 1%

(1)	The business address of each director and executive officer of the Company is c/o Rock of Ages Corporation, 560 Graniteville Road, Graniteville, Vermont 05654.

(2)	For each beneficial owner (and directors and executive officers as a group), (i) the number of shares of Class A Common Stock listed includes (or is comprised solely of) the number of Class A shares owned outright or under outstanding vested options and a number of shares equal to the number of shares of Class B Common Stock, if any, listed as beneficially owned by such beneficial owner(s) and (ii) the percentage of Class A Common Stock listed assumes the conversion on March 22, 2010 of all shares of Class B Common Stock, if any, listed as beneficially owned by such beneficial owner(s) into Class A Common Stock and also that no other shares of Class B Common Stock beneficially owned by others are so converted.

(3)	According to a Form 4 dated March 17, 2010, Northstar Investment Management Corp., in its capacity as an investment advisor or manager, may be deemed to be the beneficial owner of the listed shares.

(4)	According to a Schedule 13G dated January 8, 2009, Kuby Gottleib Special Value Fund, LP in its capacity as an investment advisor or manager, may be deemed to be the beneficial owner of the listed shares that are held of record by certain investment companies, trusts or other accounts it advises or manages.

(5)	According to a Schedule 13G dated February 10, 2010, Dimensional Fund Advisors, Inc., in its capacity as an investment advisor or manager, may be deemed to be the beneficial owner of the listed shares that are held of record by certain investment companies, trusts or other accounts it advises or manages.

(6)	Kurt M. Swenson is the brother of Kevin C. Swenson. Includes 1,005,000 shares of Class B Common Stock and 130,000 shares of Class A Common Stock held by the Kurt M. Swenson Revocable Trust of 2000. Kurt M. Swenson, as the sole trustee of the Kurt M. Swenson Revocable Trust of 2000, beneficially owns such shares.

(7)	Kevin C. Swenson is the brother of Kurt M. Swenson.

(8)	Includes 32,000 shares of Class A Common Stock subject to currently exercisable stock options.

(9)	Includes 17,000 shares of Class A Common Stock subject to currently exercisable options.

(10)	Includes 12,000 shares of Class A Common Stock subject to currently exercisable options.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information regarding the Company’s equity compensation plan as of December 31, 2009.

Number of Securities
Remaining Available
for Future Issuance
Under Equity
	Number of Securities to be	Weighted-Average	Compensation
	Issued Upon Exercise of	Exercise Price of	Plans (Excluding
	Outstanding Options,	Outstanding Options,	Securities Reflected
Plan Category	Warrants and Rights	Warrants and Rights	in Column(a))
	(a)	(b)	(c)

Equity compensation plans approved by security holders	314,000	$4.08	330,833
Equity compensation plans not approved by security holders	None	None	None
Total	314,000	$4.08	330,833

(1)	On June 22, 2005 at our Annual Meeting of Stockholders, the stockholders approved the Rock of Ages Corporation 2005 Stock Plan (the “2005 Plan”). The 2005 Plan permits awards of stock options (including both incentive stock options and nonqualified stock options) and restricted stock. A maximum of 550,000 shares of Class A Common Stock may be issued under the 2005 Plan. The 2005 Plan is administered by the Compensation Committee, which has the authority to determine the recipients of awards under the 2005 Plan and, subject to the 2005 Plan, the terms and condition of such awards. The 2005 Plan replaces the Rock of Ages Corporation 1994 Stock Plan (the “1994 Plan”) which expired in November 2004. Although grants made under the 1994 Plan prior to its expiration remain outstanding, no further grants may be made under the 1994 Plan.

ITEM 13.	CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Transactions with Related Persons, Promoters and Certain Control Persons

Transactions With Related Persons

In connection with and prior to its initial public offering in 1997, the Company effected a reorganization whereby, among other things, the Company’s then parent corporation, Swenson Granite Company, Inc. (“Swenson Granite”), was merged with and into the Company, with the Company as the surviving corporation, and, immediately prior to such merger, Swenson Granite distributed its curb and landscaping business to its stockholders through a pro rata distribution of all of the member interests in a newly formed limited liability company named Swenson Granite Company LLC (“Swenson LLC”). Kurt M. Swenson, the Company’s Chairman, and his brother Kevin C. Swenson, each own approximately 31% of Swenson Granite LLC. Certain other directors of the Company collectively own approximately 9% of Swenson LLC. Kurt M. Swenson serves as a non-officer Chairman of the Board of Swenson LLC, but has no involvement with its day-to-day operations. Robert Pope, a holder of more than 5% of the Class B Common Stock, is Swenson LLC’s President and Chief Executive Officer, and including shares owned by his wife and children, owns approximately 12% of Swenson LLC. Neither Kurt M. Swenson nor any other officer or director of the Company, receives salary, bonus, expenses or other compensation from Swenson LLC, except for any pro rata share of earnings attributable to their ownership interest in Swenson LLC.

Swenson LLC owns two granite quarries: one in Concord, New Hampshire and another in Woodbury, Vermont. Both have been owned by Swenson LLC (or its predecessor Swenson Granite) for more than 40 years. Because of the proximity of the Woodbury quarry to Barre, Vermont, the Company provides, and may continue to provide, certain maintenance services and parts to the Woodbury quarry and is reimbursed for the cost of such services. During 2009, the Company received approximately $6,100 for such maintenance services and parts. Both the Company and Swenson LLC have the right to terminate these services at any time. The Company also purchases Concord blocks and other products from Swenson LLC at market prices. The Company’s purchases of granite and other products provided by Swenson LLC in 2009 were approximately $73,000. Swenson LLC also purchases granite blocks and slabs and miscellaneous services from the Company. Such purchases amounted to approximately $53,000 in 2009. The Company believes these arrangements with Swenson LLC are not material and that they are on terms as favorable, or more favorable, to the Company than would be available from an unrelated party for comparable granite products. Both of Swenson LLC’s quarries produce gray granite primarily for curb and landscape use. Although Rock of Ages’ gray granite from its Barre and Stanstead quarries is used primarily for memorial use, it may be in competition with Swenson LLC in some markets, including the supply of its gray granites for other than memorial use. Swenson LLC has supplied its Woodbury granite to manufacturers of government grave markers made for the Veterans’ Administration for many years and Rock of Ages has not been in the business of selling or manufacturing its gray granites for use in Veterans markers.

The determination to sell the retail operations in 2008 was reached after our Board engaged in a lengthy process of fully exploring strategic alternatives with the assistance of Covington Associates, LLC, a Boston-based investment banking firm selected by a special committee of non-employee directors and retained by the Company in 2006. The sale to PKDM was recommended to the Board by this special committee following the solicitation of bids from interested parties, and Covington Associates delivered a favorable opinion to the Board with respect to the fairness to the Company, from a financial point of view, of the consideration to be received by the Company in the transaction.

In connection with the sale of our retail division to PKDM Holdings, Inc. in 2008, a corporation owned by Richard M. Urbach, the former President and Chief Operating Officer of the retail division, and James Barnes, the financial manager of the retail division, we entered into a five year supply agreement with PKDM and its operating subsidiary, North American Heritage Services, Inc. (“NAHS”), naming it as an authorized Rock of Ages retailer in the existing retail territories formerly serviced by its owned retail stores, and PKDM agreed to minimum annual memorial purchases from the Company of $3.5 million during each year of the five year term, excluding private mausoleums. PKDM’s minimum purchase obligation under the Supply Agreement is subject to reduction if PKDM permanently closes or sells stores that were operated by them on the date of the original Supply Agreement. Pursuant to the Supply Agreement, the amount of such reduction is equal to the three year average annual purchases of closed or sold stores. Due to the closure or sale of a number of locations by PKDM during 2008, effective January 16, 2009 the parties agreed to revise the minimum purchase requirements to $1,780,000 for the year of the agreement ending on January 17, 2009 and to $1,210,000 for each of the remaining years of the initial term and any renewal term.

Review, Approval or Ratification of Transactions with Related Persons

Upon the recommendation of the Audit Committee, in March 2007 the Company’s Board of Directors adopted a written policy under which related person transactions must be pre-approved by the Audit Committee.

Under the policy, generally a related person transaction is any transaction, arrangement or relationship involving an amount exceeding $75,000 between the Company and any executive officer, director or 5% stockholder (and their family members), or any entity in which any such person is an executive officer, director, general partner, managing member or person in a similar position, has a 5% or greater ownership interest, or of which such person is an employee who will receive a direct economic benefit from the transaction. Prior to the Company entering into a related person transaction, the Company’s management must submit the proposed transaction to the Audit Committee for consideration at a meeting. The Audit Committee considers all of the relevant facts and circumstances available to it, including (if applicable) but not limited to: the benefits to the Company; the impact on a director’s independence in the event the person in question is a director, an immediate family member of a director, or an entity in which a director is an equity holder or of which a director is an executive officer, general partner, managing partner or a person in a similar position; the availability of other sources for comparable products or services; the terms of the proposed transaction; and the terms available to unrelated third parties or to employees generally. No member of the Audit Committee may participate in any review, consideration or approval of any related person transaction with respect to which such member of any of his or her immediate family members is the related person. The Audit Committee will approve only those related person transactions that are in, or not inconsistent with, the best interests of the Company and its stockholders. Approval by a majority of the members of the Audit Committee (or by the Chairman of the Audit Committee in the circumstances described below) will be sufficient to approve a related person transaction.

As described above, the written policy provides that proposed related person transactions would normally be considered by the Audit Committee at a meeting. However, the policy includes procedures to address situations when approvals need to be sought between scheduled Audit Committee meetings. The policy provides that in those instances in which the Company’s general counsel, in consultation with the Company’s Chief Executive Officer and the Chairman of the Audit Committee, determines that it is not practical or desirable for the Company to delay seeking approval of a related person transaction until the next scheduled Audit Committee, or until a special meeting of the Audit Committee can be convened, the management shall submit the proposed related person transaction to the Chairman of the Audit Committee, who will have delegated authority to consider and act on behalf of the Committee with respect to the proposed related person transaction. In that event, the Chairman of the Audit Committee will consider all of the relevant facts and circumstances available to the Chairman, including (if applicable) but not limited to those described above which would be considered by the Audit Committee at a meeting at which the proposed related person transaction was being considered. If a related person transaction is approved in this manner by the Chairman of the Audit Committee, such approval will be reported to the Audit Committee at its next meeting.

Director Independence

The Board of Directors has determined that each of our directors, other than Mr. Swenson and Mr. Labonte, is independent under the listing standards of The Nasdaq Stock Market, Inc. Mr. Swenson serves as our Chairman, and until June 30, 2008, served as our CEO and Mr. Labonte currently serves as our CEO. Therefore, the Board of Directors determined that they are not independent under the listing standards of the Nasdaq Stock Market, Inc. In making its independence determinations, the Board of Directors reviewed transactions and relationships, if any, between the directors or any member of his or her immediate family and us or one or more of our subsidiaries or affiliates based on information provided by the directors, Company records and publicly available information.

ITEM 14.	PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table shows the fees paid by Rock of Ages for the audit and other services provided by Grant Thornton LLP and its affiliates for fiscal 2009 and 2008. The Audit Committee considered all of these services rendered by Grant Thornton LLP and its affiliates to be compatible with the maintenance of Grant Thornton LLP’s and its affiliates’ independence.

The Audit Committee did not utilize the de minimis exception to the pre-approval requirements to approve any services provided by Grant Thornton LLP and its affiliates during fiscal 2009.

	2009	2008
Audit Fees(1)	$291,643	$410,950
Tax Fees(2)	78,260	81,830
All Other Fees	—	—

Total	$369,903	$492,780

The Audit Committee has delegated to the Chair of the Audit Committee the authority to pre-approve audit-related and non-audit services not prohibited by law to be performed by Rock of Ages’ independent auditors, provided the Chair shall report any decisions to pre-approve such audit-related or non-audit services and fees to the full Audit Committee at its next regular meeting and the Audit Committee ratifies the approval of such non-audit services by the Chair.

(1)	Audit fees represent fees for professional services provided in connection with the audit of our financial statements and review of our quarterly financial statements and audit services provided in connection with other statutory or regulatory filings, including out of pocket expenses.

(2)	For 2008, tax fees included $9,000 for tax consultations related to the filing of the IRS Form 338(h)(10) election which was an election to treat the stock sale of the retail division as an asset sale for tax purposes.

PART IV

ITEM 15.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) The following documents are filed as part of or are included in this Annual Report on Form 10-K and are incorporated herein by reference:

1. The financial statements listed in the Index to Consolidated Financial Statements and Financial Statement Schedule, filed as part of this Annual Report on Form 10-K.

2. All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable and therefore have been omitted.

3. The exhibits listed in the Exhibit Index filed as part of this Annual Report on Form 10-K.

EXHIBIT INDEX

Exhibit
Number	Description

2.1	Agreement and Plan of Merger dated October 21, 2009 by and between Rock of Ages Corporation (a Delaware corporation) and Rock of Ages Corporation (Vermont) (incorporated herein by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 8, 2009).
3.1	Articles of Incorporation of the Company (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 8, 2009).
3.2	By-laws of the Company (incorporated herein by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K and filed with the Securities and Exchange Commission on December 8, 2009).
3.3	Articles of Merger filed with the Vermont Secretary of State dated December 7, 2009 (incorporated herein by reference to Exhibit 3.3 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 8, 2009).
3.4	Certificate of Merger filed with the Delaware Secretary of State dated December 7, 2009 (incorporated herein by reference to Exhibit 3.4 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 8, 2009).

Exhibit
Number		Description

4.1		Specimen Certificate representing the Class A Common Stock (incorporated herein by reference to Exhibit 4.1 to the Company’s Amendment No. 2 to Registration Statement on Form 8-A (Commission File No. 0-2964) filed with the Securities and Exchange Commission on December 15, 2009).
10	.1*	First Amendment and Restatement of Rock of Ages Corporation Key Employees Deferred Salary Plan dated April 6, 2006 (incorporated herein by reference to Exhibit 10.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and filed with the Securities and Exchange Commission on April 2, 2007).
10	.2*	Rock of Ages 2005 Stock Plan (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K and filed with the Securities and Exchange Commission on June 23, 2005).
10	.3*	Amendment to Salary Continuation Agreement of Kurt M. Swenson dated April 20, 2006 (incorporated herein by reference to Exhibit 10.7 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended July 1, 2006 and filed with the Securities and Exchange Commission on August 14, 2006).
10	.4*	Retirement Agreement of Kurt M. Swenson dated April 28, 2008 (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 29, 2008).
10	.5*	Form of Salary Continuation Agreement (incorporated herein by reference to Exhibit 10.15 to the Company’s Registration Statement on Form S-1 (Registration No. 333-33685) filed with the Securities and Exchange Commission on August 15, 1997 and declared effective on October 20, 1997).
10.6		Form of Collective Bargaining Agreement between Rock of Ages Corporation — Quarry Division and the United Steelworkers of America, AFL_CIO_CLC on behalf of Amalgamated Local #4 (incorporated by reference to Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended July 4, 2009 and filed with the Securities and Exchange Commission on August 14, 2009).
10.7		Form of Collective Bargaining Agreement between Rock of Ages Corporation — Manufacturing Division and the United Steelworkers of America, AFL_CIO_CLC on behalf of Amalgamated Local #4 (incorporated by reference to Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended July 4, 2009 and filed with the Securities and Exchange Commission on August 14, 2009).
10.8		Form of Collective Bargaining Agreement between Rock of Ages Corporation — Manufacturing Division and the Granite Cutter’s Association (incorporated by reference to Exhibit 10.6 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended July 4, 2009 and filed with the Securities and Exchange Commission on August 14, 2009).
10.9		Credit Facility dated as of October 26, 2009 between Royal Bank of Canada and Rock of Ages Canada, Inc.
10.10		Supply Agreement dated as of January 11, 2002 by and between Rock of Ages Corporation and Adams Granite Co., Inc. (incorporated herein by reference to exhibit 10.15 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and filed with the Securities and Exchange Commission on April 1, 2002).
10.11		Amendment to Supply Agreement dated as of January 1, 2004 by and between Rock of Ages Corporation and Adams Granite Co., Inc. (Incorporated by reference to Exhibit 10.2 to the Company’s annual Report on Form 10-K for the fiscal year ended December 31, 2006 and filed with the Securities and Exchange Commission on April 2, 2007).
10.12		Amendment No. 2 to Supply Agreement dated as of January 16, 2007 by and between Rock of Ages Corporation and Adams Granite Co., Inc. (incorporated by reference to Exhibit 10.21 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and filed with the Securities and Exchange Commission on April 2, 2007)

Exhibit
Number	Description

10.13	Stock Purchase Agreement dated as of January 17, 2008 by and between PKDM Holdings, Inc. and Rock of Ages Corporation (incorporated herein by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K and filed with the Securities and Exchange Commission on January 23, 2008).
10.14	Termination Agreement and General Release dated January 17, 2008 by and between Richard M. Urbach and the Company (incorporated by reference to Exhibit 10.25 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and filed with the Securities and Exchange Commission on March 31, 2008).
10.15	Authorized Retailer Supply and License Agreement dated January 17, 2008 by and between the Company, PKDM Holdings, Inc., North American Heritage Services, Inc., Keith Monument Company, LLC, and Sioux Falls Monument Co., LLC (incorporated by reference to Exhibit 10.26 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and filed with the Securities and Exchange Commission on March 31, 2008).†
10.16	Amendment No. 1 to Supply Agreement dated as of January 16, 2009 (executed and delivered March 10, 2009) by and between Rock of Ages Corporation and PKDM Holdings, Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 11, 2009).
10.17	Amended and Restated Financing Agreement dated October 24, 2007 by and between The CIT Group/Business Credit, Inc. and Carolina Quarries, Inc., Pennsylvania Granite Corp., Keith Monument Company, LLC, Rock of Ages Memorials, Inc., Sioux Falls Monument Co., and the Company (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K and filed with the Securities and Exchange Commission on October 25, 2007).
10.18	First Amendment to Amended and Restated Financing Agreement dated March 30, 2009 by and between The CIT Group/Business Credit, Inc. and Carolina Quarries, Inc., Pennsylvania Granite Corp., and the Company (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K and filed with the Securities and Exchange Commission on March 31, 2009).
10.19	Letter from The CIT Group/Business Credit, Inc. to Carolina Quarries, Inc., Pennsylvania Granite Corp., Keith Monument Company, LLC, Rock of Ages Memorials, Inc., Sioux Falls Monument Co., and the Company consenting to sale of the Company’s retail division (incorporated by reference to Exhibit 10.28 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and filed with the Securities and Exchange Commission on March 31, 2008).
10.20	Consent and Assumption Agreement dated December 7, 2009 by and among the Company, Rock of Ages Corporation (a Delaware corporation), The CIT Group/Business Credit, Inc. and Peoples United Bank (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 8, 2009).
10.21	Supplemental Retirement Plan for Donald Labonté dated as of January 1, 2007 (incorporated by reference to Exhibit 10.29 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and filed with the Securities and Exchange Commission on March 31, 2008)
10.22	Employment Agreement of Donald M. Labonte dated as of July 1, 2008 (executed and delivered on August 26, 2008) (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K and filed with the Securities and Exchange Commission on August 28, 2008).
10.23	Asset Purchase Agreement dated April 17, 2009 by and between Rock of Ages Canada, Inc., a wholly-owned subsidiary of the Company, and Carrieres Polycor, Inc., for the purchase of real and personal property comprising the Polycor Stanstead Quarry, located in Stanstead, Quebec (incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ending April 4, 2009 and filed with the Securities and Exchange Commission on May 19, 2009). This exhibit is the original contract written in French.
10.24	English translation of the Asset Purchase Agreement dated April 17, 2009 by and between Rock of Ages Canada, Inc., a wholly-owned subsidiary of the Company, and Carrieres Polycor, Inc., for the purchase of real and personal property comprising the Polycor Stanstead Quarry, located in Stanstead, Quebec (incorporated by reference to Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ending April 4, 2009 and filed with the Securities and Exchange Commission on May 19, 2009).

Exhibit
Number	Description

11 .	Statement re: computation of per share earnings (incorporated herein by reference to Note (1)(n) of the Company’s consolidated financial statements (filed herewith)).
21 .	Subsidiaries of the Company
23.1	Consent of Grant Thornton LLP
31.1	Certification of CEO pursuant to Rule 13a-14(a) or Rule 15d-14(a) of the Securities Exchange Act of 1934, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
31.2	Certification of CFO pursuant to Rule 13a-14(a) or Rule 15d-14(a) of the Securities Exchange Act of 1934, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
32.1	Certification of CEO pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes Oxley Act of 2002.
32.2	Certification of CFO pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes Oxley Act of 2002.

*	This exhibit is a management contract or compensatory plan or arrangement.

†	Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

ROCK OF AGES CORPORATION AND SUBSIDIARIES
Consolidated Financial Statements
December 31, 2009 and 2008
(With Report of Independent Registered Public Accounting Firm Thereon)

ROCK OF AGES CORPORATION AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	Audit • Tax • Advisory Grant Thornton LLP 226 Causeway Street, 6th Floor Boston, MA 02114-2155 T 617.723.7900 F 617.723.3640 www.GrantThornton.com

The Board of Directors and Stockholders
Rock of Ages Corporation:

We have audited the accompanying consolidated balance sheets of Rock of Ages Corporation (a Vermont Corporation) and subsidiaries (collectively, the “Company”) as of December 31, 2009 and 2008 and the related statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for the years then ended. Our audits of the basic financial statements included the financial statement schedule listed in the index appearing under Item 15 (a)(2). These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and the disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Rock of Ages Corporation and subsidiaries as of December 31, 2009 and 2008 and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

Boston, Massachusetts
March 31, 2010

Grant Thornton LLP
U.S. member firm of Grant Thornton International Ltd

ROCK OF AGES CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets
December 31, 2009 and 2008

	2009	2008

ASSETS
Current assets:
Cash and cash equivalents	$1,712,760	$888,099
Trade receivables, less allowance for doubtful accounts of $324,446 in 2009 and $342,039 in 2008	7,241,144	13,314,324
Inventories	15,076,775	16,839,448
Income taxes receivable	429,281	135,682
Other current assets	1,191,124	1,425,065
Assets held for sale	758,501	477,274

Total current assets	26,409,585	33,079,892

Property, plant and equipment:
Granite reserves and development costs	17,636,252	16,300,376
Land	3,917,749	3,963,610
Buildings and improvements	11,215,557	10,950,292
Machinery and equipment	28,411,977	27,304,228
Furniture and fixtures	931,912	965,006
Construction-in-process	7,333	292,029

	62,120,780	59,775,541
Less accumulated depreciation, depletion and amortization	31,562,227	29,777,079

Net property, plant and equipment	30,558,553	29,998,462

Other assets:
Cash surrender value of life insurance policies	136,792	132,184
Identified intangible assets, net	476,144	570,954
Goodwill	387,156	387,156
Debt issuance costs, net	105,978	143,381
Deferred tax asset	39,534	—
Other long-term assets	338,303	130,833

Total other assets	1,483,907	1,364,508

Total assets	$58,452,045	$64,442,862

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Borrowings under line of credit	$214,446	$7,428,085
Current maturities of long-term debt	800,616	517,113
Trade payables	1,285,295	1,334,125
Accrued expenses	1,264,287	2,225,986
Salary continuation and other post-employment liabilities	690,654	567,274
Customer deposits	773,717	453,595
Current deferred tax liabilities	236,000	—

Total current liabilities	5,265,015	12,526,178
Long-term debt, net of current maturities	13,361,451	13,904,214
Salary continuation liabilities, net of current portion	5,386,090	5,381,913
Accrued pension cost	4,809,907	9,025,673
Accrued post-employment benefit cost	1,621,954	1,622,671
Other liabilities	1,503,701	1,523,338
Deferred tax liabilities	—	27,421

Total liabilities	31,948,118	44,011,408

Commitments and contingencies (Note 4)
Stockholders’ equity:
Preferred stock — No par value; 2,500,000 shares authorized; none issued	—	—
Common stock — Class A, No par value; 30,000,000 shares authorized; 4,812,342 shares issued and outstanding as of December 31, 2009 and 2008	48,124	48,124
Common Stock — Class B, No par value; 15,000,000 shares authorized; 2,603,721 shares issued and outstanding as of December 31, 2009 and 2008	26,037	26,037
Additional paid-in capital	65,750,600	65,688,524
Accumulated deficit	(34,745,545)	(35,547,869)
Accumulated other comprehensive loss	(4,575,289)	(9,783,362)

Total stockholders’ equity	26,503,927	20,431,454

Total liabilities and stockholders’ equity	$58,452,045	$64,442,862

See accompanying notes to consolidated financial statements.

ROCK OF AGES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations
Years Ended December 31, 2009 and 2008

	2009	2008

Net revenues:
Quarry	$21,682,316	$28,685,500
Manufacturing	23,838,831	27,183,365

Total net revenues	45,521,147	55,868,865

Cost of goods sold:
Quarry	16,670,187	21,332,267
Quarry inventory write-down	—	3,929,686
Manufacturing	17,571,473	19,715,534

Total cost of goods sold	34,241,660	44,977,487

Gross profit:
Quarry	5,012,129	3,423,547
Manufacturing	6,267,358	7,467,831

Total gross profit	11,279,487	10,891,378

Selling, general and administrative expenses:
Quarry	2,242,915	2,266,873
Manufacturing	3,933,555	4,382,813
Corporate overhead	3,042,110	3,635,699
Impairment of long-lived assets	—	1,348,253
Effect of pension curtailment	95,136	—
Foreign exchange loss (income)	131,161	(27,071)
Other income, net	(405,385)	(424,555)

Total selling, general and administrative expenses	9,039,492	11,182,012

Income (loss) from operations	2,239,995	(290,634)
Interest expense, net	1,157,808	1,367,564

Income (loss) from continuing operations before income taxes	1,082,187	(1,658,198)
Provision for income taxes	279,863	394,980

Income (loss) from continuing operations	802,324	(2,053,178)
Discontinued operations	—	(142,311)

Net income (loss)	$802,324	$(2,195,489)

Net income (loss) per share — basic and diluted:
Income (loss) from continuing operations	$0.11	$(0.28)
Discontinued operations	—	(0.02)

Net income (loss) per share	$0.11	$(0.30)

Weighted average number of common shares outstanding
Basic and diluted	7,416,063	7,416,063

See accompanying notes to consolidated financial statements.

ROCK OF AGES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity and Comprehensive Income (Loss)
Years Ended December 31, 2009 and 2008

					Accumulated
	Class A	Class B	Additional		Other	Total
	Common	Common	Paid-in	Accumulated	Comprehensive	Stockholders’
	Stock	Stock	Capital	Deficit	Loss	Equity

Balance at December 31, 2007	$46,775	$27,386	$65,656,658	$(33,352,380)	$(1,907,703)	$30,470,736
Comprehensive loss:
Net loss	—	—	—	(2,195,489)	—	(2,195,489)
Cumulative translation adjustment	—	—	—	—	(2,020,538)	(2,020,538)
Net unrealized loss on securities available for sale	—	—	—	—	(94,600)	(94,600)
Pension liability adjustment, net	—	—	—	—	(5,760,521)	(5,760,521)

Total comprehensive loss						(10,071,148)
Stock compensation expense	—	—	31,866	—	—	31,866
Conversion of common stock	1,349	(1,349)	—	—	—	—

Balance at December 31, 2008	$48,124	$26,037	$65,688,524	$(35,547,869)	$(9,783,362)	$20,431,454
Comprehensive income (loss):
Net income	—	—	—	802,324	—	802,324
Cumulative translation adjustment	—	—	—	—	1,522,897	1,522,897
Net unrealized gain on securities available for sale	—	—	—	—	25,800	25,800
Pension liability adjustment, net	—	—	—	—	3,659,376	3,659,376

Total comprehensive income						6,010,397
Stock compensation expense	—	—	62,076	—	—	62,076

Balance at December 31, 2009	$48,124	$26,037	$65,750,600	$(34,745,545)	$(4,575,289)	$26,503,927

See accompanying notes to consolidated financial statements.

ROCK OF AGES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows
Years Ended December 31, 2009 and 2008

	2009	2008

Cash flows from operating activities:
Net income (loss)	$802,324	$(2,195,489)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Impairment of long-lived asset	—	1,348,253
Write-down of inventory	—	3,929,686
Other than temporary impairment on investment	—	93,640
Gain on sale of assets	(229,925)	(197,061)
Depreciation, depletion and amortization	2,497,502	2,399,793
Deferred taxes	164,686	(21,327)
Stock compensation expense	62,076	31,866
Cash surrender value of life insurance policies	(4,609)	54,271
Changes in operating assets and liabilities:
Decrease (increase) in trade receivables	6,243,419	(1,942,652)
Decrease (increase) in inventories	2,399,448	11,623
Decrease (increase) in other current assets	(59,658)	106,555
Decrease (increase) in other assets	(171,017)	(88,203)
Increase (decrease) in trade payables and accrued expenses	(1,073,763)	(657,309)
Increase (decrease) in customer deposits	320,123	(293,014)
Increase (decrease) in salary continuation, pension and post-employment liabilities	(445,185)	(497,180)
Increase (decrease) in other liabilities	(19,638)	200,865

Net cash provided by operating activities	10,485,783	2,284,317

Cash flows from investing activities:
Purchases of property, plant and equipment	(1,778,841)	(3,088,531)
Purchase of intangible asset	—	(179,197)
Purchase of quarries	(1,136,943)	—
Proceeds from sale of assets	461,823	473,032
Proceeds from sale of retail division	—	7,716,604

Net cash (used in) provided by investing activities	(2,453,961)	4,921,908

Cash flows from financing activities:
Net repayments under line of credit	(7,213,639)	(3,070,301)
Principal payments on long-term debt	(260,819)	(4,923,910)
Debt issuance costs	—	(24,101)

Net cash used in financing activities	(7,474,458)	(8,018,312)

Effect of exchange rate changes on cash and cash equivalents	267,297	(260,326)

Net increase (decrease) in cash and cash equivalents	824,661	(1,072,413)
Cash and cash equivalents, beginning of year	888,099	1,960,512

Cash and cash equivalents, end of year	$1,712,760	$888,099

Supplemental cash flow information:
Cash paid during the year for:
Interest	$1,204,512	$1,405,359
Income taxes	392,675	550,772

Supplemental non-cash investing and financing activities:

The Company recorded an adjustment due to an increase in the funded status of the pension plans of $3,659,376 in 2009. In 2008, the Company recorded an adjustment due to a decrease in the funded status of the pension plans of $5,760,521.

See accompanying notes to consolidated financial statements.

ROCK OF AGES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2009 and 2008

(1)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

In this report, the terms “Company,” “we,” “us,” or “our” mean Rock of Ages Corporation and all subsidiaries included in our consolidated financial statements. Rock of Ages was founded in 1885 and is an integrated granite quarrier and manufacturer whose principal product is granite memorials used primarily in cemeteries. We own and operate nine active quarry properties and five manufacturing and sawing facilities in North America, principally in Vermont and the Province of Quebec. Until the retail division was sold on January 17, 2008, we marketed and distributed our memorials on a retail basis through approximately eighty Company-owned retail sales outlets in sixteen states. We sell memorials wholesale to approximately 115 independent authorized Rock of Ages retailers in the United States as well as approximately 116 retailers in Canada.

(a)  PRINCIPLES OF CONSOLIDATION

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant inter-company balances and transactions have been eliminated in consolidation.

(b)  CASH AND CASH EQUIVALENTS

We consider financial instruments that are both readily convertible to cash and so near their maturity that they present insignificant risk of changes in value because of changes in interest rates to be cash equivalents.

The Company had approximately $1,699,000 and $873,000 of cash and cash equivalents in foreign banks at December 31, 2009 and 2008, respectively.

(c)  INVENTORIES

Inventories are stated at the lower of cost or market. Cost is determined using the specific annual average cost method for the quarry segment and the specific cost method for the manufacturing segment.

(d)  PROPERTY, PLANT AND EQUIPMENT

The Company capitalizes significant purchases of items having expected useful lives in excess of one year. Property, plant and equipment are stated at cost. Depreciation is calculated using the straight-line and declining balance methods based upon the following estimated useful lives:

Buildings and improvements	10 to 40 years
Leasehold improvements	Shorter of the estimated useful life or lease term
Machinery and equipment	3 to 20 years
Furniture and fixtures	5 to 12 years

Depreciation expense amounted to $2,251,372 and $2,117,274 in 2009 and 2008, respectively.

Cost depletion and amortization of granite reserves and development costs are charged to operations based on cubic feet produced in relation to estimated reserves of the property. Cost depletion and amortization charged to operations amounted to $78,939 and $126,124 in 2009 and 2008, respectively.

(e)  GOODWILL AND IDENTIFIED INTANGIBLE ASSETS

Identified intangible assets (those intangible assets with definite estimated useful lives) are recorded at fair value at the date of acquisition and are amortized, using the straight-line method, over their estimated useful lives. Such intangible assets are reviewed for impairment as set forth in note 1 (l).

ROCK OF AGES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
December 31, 2009 and 2008

Goodwill is recorded when consideration paid for a business acquisition exceeds the fair value of the net tangible and identifiable intangible assets acquired. The Company tests goodwill for impairment annually and when an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value. Goodwill is tested for impairment using a two-step process. The first step is to determine if there is an impairment based on the estimated fair value of the Quarry reporting unit compared to its carrying value and the second step, if necessary, is to determine the amount of the impairment.

During the fourth quarter of 2009, based on a combination of factors, including the Company’s market capitalization being less than consolidated shareholders’ equity, the Company concluded that there were sufficient indicators to require the Company to perform an interim goodwill impairment analysis as of December 31, 2009. Accordingly, the Company performed a step 1 impairment assessment of its goodwill and determined that the estimated fair value of the Quarry reporting unit exceeded its carrying value. The estimated fair value of the reporting unit was determined using a discounted cash flow as the best evidence of fair value. There can be no assurance that goodwill will not become impaired in future periods. The Company performs its annual impairment test in the first quarter.

(f)  DEBT ISSUANCE COSTS

The Company amortizes debt issuance costs using the straight-line method over the term of the related borrowing. Amortization expense was $37,404 and $36,543 in 2009 and 2008, respectively, and is reported with interest expense in the accompanying consolidated statements of operations.

(g)  FOREIGN CURRENCY TRANSLATION

The functional currency of the Company’s Canadian subsidiary is the Canadian dollar. The Company translates the accounts of its foreign subsidiary in accordance with the accounting literature regarding foreign currency translation, under which all assets and liabilities are translated at the rate of exchange in effect at year-end. Revenue and expense accounts are translated using weighted average exchange rates in effect during the year. Gains or losses from foreign currency translation are included in accumulated other comprehensive loss, which is included in stockholders’ equity in the accompanying consolidated financial statements. All realized and unrealized transaction gains and losses are separately reported in the statements of operations.

(h)  INCOME TAXES

The Company files its U.S. Federal income tax return on a consolidated basis. Rock of Ages Canada, Inc., a wholly owned subsidiary, is responsible for income taxes in Canada. Max Mining, a wholly owned subsidiary, is responsible for income taxes in Luxembourg.

We recognize deferred tax assets and liabilities for the future tax consequences attributable to the difference between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

The ultimate realization of deferred tax assets depends upon the generation of future taxable income during the periods in which those temporary differences become deductible. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. This assessment is made each reporting period.

ROCK OF AGES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
December 31, 2009 and 2008

The Company is allowed to claim percentage depletion for tax purposes under IRS Code Section 613 based upon income derived from quarrying operations.

The Company follows the FASB guidance on accounting for uncertain tax positions formerly known as FIN 48. This guidance clarifies accounting for income taxes by prescribing the minimum threshold a tax position is required to meet before being recognized in the financial statements. It also provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition. We have no unrecognized tax benefits or liabilities related to uncertain tax positions.

(i)  STOCK-BASED EMPLOYEE COMPENSATION

The Company accounts for share-based payments in accordance with the requirement that all share-based payments to employees, including grants of employee stock options, be recognized in the financial statements based on their fair values.

(j)  PENSION AND OTHER POST-EMPLOYMENT PLANS

The Company maintains a defined benefit pension plan covering substantially all of its Vermont based non-union employees. The benefits are based on years of service and the employee’s compensation. The Company’s funding policy is to annually contribute amounts sufficient to meet minimum funding requirements as set forth in employee benefit and tax laws plus such additional amounts, if any, as we may determine to be appropriate. In 2009, the Company approved a freeze of membership and benefits in this plan.

We have salary continuation plans that cover certain employees described in more detail in Note 9. We measure the cost of our obligations based on actuarial estimates and recognize net periodic costs as employees render the necessary services to earn the benefits.

The Company also sponsors a post-employment health care plan for certain early retirees and executive officers and post-employment group life insurance plans for all Vermont-based union and non-union employees. We measure the cost of our obligations based on actuarial estimates and recognize net periodic costs as employees render the services necessary to earn the post-employment benefits.

(k)  USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to use estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. Material estimates that are particularly susceptible to significant change are the estimated useful lives of property, plant and equipment, the deferred tax asset valuation allowance, actuarial assumptions affecting pension and other post-employment plan accounting, inventory valuation, the allowance for doubtful accounts receivable and long-lived asset impairments.

(l)  IMPAIRMENT OF LONG-LIVED ASSETS

The Company accounts for long-lived assets in accordance with accounting guidance which requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. We measure recoverability of assets to be held and used by a comparison of the carrying amount of an asset to estimated, undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized for the amount by which the carrying amount of the asset exceeds its fair value.

ROCK OF AGES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
December 31, 2009 and 2008

(m)  REVENUE RECOGNITION

Quarry

The granite we quarry is sold to outside customers and used by our manufacturing group. Our quarry division recognizes revenue from sales of granite blocks to outside customers when persuasive evidence of an arrangement exists, delivery has occurred or the services have been provided and accepted by the customer, fees are determinable and collectibility is reasonably assured. We generally provide a 5% discount for domestic customers if payment is made within 30 days of purchase, except in the case of December terms described below. Sales to foreign customers are typically secured by a letter of credit.

At our Barre, Vermont quarries, we allow customers to purchase granite blocks and, at their request, we store the blocks for them. Many of our customers do not have adequate storage space at their facilities and want to ensure an adequate supply of blocks, especially when the Barre quarries are closed from mid-December through mid-March because of weather. Blocks are sold when the customer selects and identifies the block at the quarry site, requests the block be stored and they have significant business reasons to do so. At that time, the block is removed from inventory, the customer’s name is printed on the block, and title and risk of ownership passes to the buyer. The customer is invoiced and normal payment terms apply, except in the case of December terms described below. Granite blocks owned by customers remain on our property for varying periods of time after title passes. We retain a delivery obligation using our trucks. However, we consider the earnings process substantially complete because the cost of delivery service is inconsequential (less than 3%) in relation to the selling price. Further, under industry terms of trade, title passes and the payment obligation is established when the block is identified at the quarry.

Each December, we offer special payment terms to customers of our Barre quarries. As noted above, from approximately mid-December to approximately mid-March, our Barre quarries are closed due to weather. During this time, manufacturing plants remain open and many customers prefer to ensure they own blocks of a size and quality selected by them prior to the quarries’ closure. All blocks purchased in December are invoiced on or about December 31 and, at that time, the blocks are removed from inventory, the customer’s name is printed on the blocks, and title and risk of ownership passes to the buyer. Payment terms are one-third of the invoice amount on January 15, one-third on February 15, and one-third on March 15. The program provides essentially the normal 30-day payment terms during the months when the Barre quarries are closed notwithstanding the customer purchases a three-month supply in December and makes payments over 90 days. Customers need not use these special December terms and may buy from inventory during the closure period on a first-come, first-served basis with the normal 30-day payment terms.

Manufacturing

We record revenue related to internally transferred granite only after the granite is manufactured into a finished product and sold to an outside customer. Manufacturing revenues related to outside customers are recorded when the finished product is shipped from our facilities or set in a cemetery, if we are responsible for the setting, which is when risk of ownership transfers to the customer, persuasive evidence of an arrangement exists and collectibility is reasonably assured.

Freight

Freight and handling fees charged to customers for shipping product are included in revenues and the related costs are classified in cost of sales.

(n)  NET INCOME (LOSS) PER SHARE

Net income (loss) per share, or basic earnings (loss) per share, is computed by dividing earnings available for common shares by the weighted average number of common shares outstanding during each year. Net

ROCK OF AGES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
December 31, 2009 and 2008

income (loss) per share — diluted, or diluted earnings (loss) per share, is computed by dividing earnings available for common shares by the weighted average number of common shares outstanding during each year, adjusted to include the additional number of common shares that would have been outstanding if the dilutive potential common shares under stock based compensation programs had been issued. Potential common shares are not included in the diluted income (loss) per share calculations when the effect of their inclusion would be antidilutive, such as when the Company incurs a net loss.

(o)  ACCUMULATED OTHER COMPREHENSIVE LOSS

Other comprehensive loss consists of the following components, which are presented in the consolidated statements of stockholders’ equity and comprehensive loss.

				Accumulated
	Foreign	Unfunded	Investment	Other
	Currency	Pension	Available	Comprehensive
	Translation	Liability	For Sale	Loss

Balance at December 31, 2007	$3,525,745	$(5,467,848)	$34,400	$(1,907,703)
Other comprehensive loss	(2,020,538)	(5,760,521)	(94,600)	(7,875,659)

Balance at December 31, 2008	$1,505,207	$(11,228,369)	$(60,200)	$(9,783,362)
Other comprehensive income	1,522,897	3,659,376	25,800	5,208,073

Balance at December 31, 2009	$3,028,104	$(7,568,993)	$(34,400)	$(4,575,289)

Included in other comprehensive income/loss was a reclassification adjustment of $86,000 in 2008 for the investment available for sale. Included in other comprehensive income/loss was a reclassification adjustment of $482,000 and $345,000 in 2009 and 2008, respectively, for the unfunded pension liability.

(p)  INVESTMENTS

Through its wholly owned subsidiary, Max Mining, the Company had a 1/3-equity interest in VIKA, Ltd., a Ukrainian closed stock company that owns the rights to quarry stone known as “Galactic Blue” on certain property located in the Ukraine. As of December 31, 2007, the Company wrote-off its investment in VIKA and as of December 31, 2009 the Company sold its shares to the remaining stockholder for $170,583. In conjunction with this sale the Company entered into an exclusive distribution agreement with VIKA pursuant to which the Company has the exclusive worldwide right to sell and distribute all quarried products of VIKA including slabs and other finished products for five years.

The Company owns common stock of a public company, representing an equity interest of less than 20%, where we do not exercise significant influence over the operating and financial policies of the investee. This investment is accounted for as available for sale and is carried at fair market value with unrecognized gain or loss recorded in accumulated other comprehensive loss. As of December 31, 2008 the Company determined that the stock had experienced an impairment in value that was other than temporary and as a result the Company recorded a loss of $94,000.

(q)  ADVERTISING EXPENSES

Advertising costs are expensed as incurred, and amounted to $179,000 and $173,000 in 2009 and 2008, respectively.

(r)  WARRANTY

Our memorials are covered by a full perpetual or a limited perpetual warranty depending on the particular granite. The Company estimates probable warranty costs at the time revenue is recognized. The Company

ROCK OF AGES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
December 31, 2009 and 2008

exercises judgment in determining its accrued warranty liability and considers factors that may affect warranty liability, including historical and anticipated rates of warranty claims. To date, warranty obligations have not been significant.

(s)  ASSET RETIREMENT OBLIGATIONS

The Company regularly evaluates legal obligations associated with the retirement of tangible long-lived assets that result from acquisition, construction, development or normal operation of a long-lived asset. Based on the most current analysis of such obligations, we determined the related liability to be insignificant. Many of our permits to quarry, especially in Vermont and Canada, pre-date the current remediation regulations, therefore pre-date any retirement obligations related to these quarries.

(t)  ACCOUNTS RECEIVABLE AND ALLOWANCE FOR DOUBTFUL ACCOUNTS

Receivables relate to amounts due from customers of each of our segments. The Company generally requires collateral in the form of a deposit, the amount of which depends upon the length of the relationship with the customer, past payment history of the customer and other factors. In the case of most foreign transactions, a letter of credit securing payment is required. To reduce credit risk, credit assessments are performed prior to accepting an initial order from most quarry and manufacturing customers. Trade accounts receivable are recorded at the invoiced amount and do not bear interest.

The estimated allowance for doubtful accounts receivable is based, in large part, upon judgments and estimates of inherent losses. The Company determines the allowance based on a specific evaluation of delinquent accounts and considers a number of factors, including the length of time trade accounts receivable are past due and previous loss experience. Accounts receivable determined to be losses are written off against the allowance; any recoveries of receivables previously written off are credited to the allowance when received.

(u)  FAIR VALUE MEASUREMENTS

The Company accounts for its financial assets and liabilities in accordance with current accounting guidance which establishes a framework for measuring fair value and expands disclosure requirements. It defines fair value as the price that would be received to sell an asset, or paid to transfer a liability, in an orderly transaction between market participants.

The valuation techniques are based on observable or unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s market assumptions. These two types of inputs have created the following fair value hierarchy:

•	Level 1— Quoted prices for identical instruments in active markets.

•	Level 2 — Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which significant value drivers are observable.

•	Level 3 — Valuations derived from valuation techniques in which significant value drivers are unobservable.

The carrying value of cash and cash equivalents, accounts receivable and accounts payable approximates fair value because of the short-term nature of these instruments. Investment securities are carried at fair value using level one inputs. The long-term and short-term debt instruments bear interest at variable rates, which at December 31, 2009 we estimated to be at market. At December 31, 2008 we estimated the interest rates to be

ROCK OF AGES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
December 31, 2009 and 2008

below market. If this debt was at market rates we estimated the carrying value would be approximately $1.8 million more.

(v)  RECENT ACCOUNTING PRONOUNCEMENTS

In December 2008, the FASB issued an amendment to the Compensation topic regarding employer’s disclosures about postretirement benefit plan assets. This guidance requires more detailed disclosures about plan assets of a defined benefit pension or other postretirement plan, including investment strategies; major categories of plan assets; concentrations of risk within plan assets; inputs and valuation techniques used to measure the fair value of plan assets; and the effect of fair-value measurements using significant unobservable inputs on changes in plan assets for the period. It is effective for fiscal years ending after December 15, 2009, with earlier application permitted. The adoption of this amended guidance did not have a material effect on our financial position or results of operations but did result in expanded financial statement disclosures (see note 8).

In May 2009, the FASB issued the Subsequent Events topic which establishes standards under which an entity shall recognize and disclose events that occur after a balance sheet date, but before the related financial statements are issued or are available to be issued. The guidance is effective for fiscal years and interim periods ending after June 15, 2009. The Company has evaluated and disclosed subsequent events through the date of this filing. See note 18 for a discussion of subsequent events.

In January 2010, the FASB issued accounting guidance to enhance fair value measurement disclosures by requiring the reporting entity to disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reason for the transfers. Furthermore, activity in Level 3 fair value measurements should separately provide information about purchases, sales, issues and settlements rather than providing that information as one net number. These new disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, with the exception of the enhanced Level 3 disclosures, which are effective for interim and annual reporting periods beginning after December 15, 2010. The Company does not expect that application of this guidance will have a material impact on our financial position or results of operations.

(2)	GOODWILL AND IDENTIFIED INTANGIBLE ASSETS

Goodwill and identified intangible assets consist of the following at December 31, 2009 and 2008:

	Estimated
	Useful Life	2009	2008

Goodwill	Indefinite	$387,156	$387,156

Customer lists	5 -10 Years	$617,875	$617,875
Less accumulated amortization		(238,965)	(176,567)

		378,910	441,308
Covenants not to compete	5 Years	$342,123	$342,123
Less accumulated amortization		(244,889)	(212,477)

		97,234	129,646

Total other identified intangible assets		$476,144	$570,954

Amortization expense was $129,787 and $119,854 in 2009 and 2008, respectively.

ROCK OF AGES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
December 31, 2009 and 2008

Estimated future amortization expense related to identified intangible assets is as follows:

Year Ending December 31

2010	$129,787
2011	129,787
2012	129,787
2013	36,531
2014	31,000
Thereafter	19,252

(3)	INVENTORIES

Inventories consist of the following at December 31, 2009 and 2008:

	2009	2008

Raw materials	$10,401,787	$11,610,189
Work-in-process	1,056,541	1,165,909
Finished goods and supplies	3,618,447	4,063,350

	$15,076,775	$16,839,448

The finished goods and supplies inventory includes $1,905,000 and $2,075,000 of retail display inventory as of December 31, 2009 and December 31, 2008, respectively, that is located at various retail locations and is consigned to PKDM Holdings Inc., (“PKDM”) the owners of the Company’s former retail division. PKDM is responsible for purchasing this inventory at the Company’s book value as it is sold plus any inventory remaining after the tenth anniversary of the transaction (January 2018).

During the fourth quarter of 2008, the Company reevaluated the current quantities of second grade or “B” block inventory at its export quarries, Bethel, Salisbury and Gardenia. Due to escalating freight costs, which can account for up to 50% of the selling price of blocks, as well as the continued downturn in the global economy, fewer customers were willing to purchase “B” blocks. Based on these circumstances the Company estimated approximately $3.9 million of this inventory to be excessive as of December 31, 2008 and, accordingly, recorded the write-down during the fourth quarter of 2008.

(4)	COMMITMENTS AND CONTINGENCIES

Leases

The Company has several non-cancelable operating leases for land and vehicles. Rental expense for all operating leases was $201,516 and $204,142 in 2009 and 2008, respectively.

Future minimum lease payments under non-cancelable operating leases (with initial or remaining lease terms in excess of one year) are as follows:

Year Ending December 31,

2010	$198,425
2011	187,959
2012	181,448
2013	167,489
2014	130,477
Thereafter	134,392

$1,000,190

ROCK OF AGES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
December 31, 2009 and 2008

The Company also is the lessor of certain parcels of land and buildings. The leases expire at various times through 2028. Rental income was $128,234 and $148,228 in 2009 and 2008, respectively. Future minimum rentals to be received under non-cancelable leases are as follows:

Year Ending December 31

2010	$123,617
2011	117,926
2012	97,904
2013	102,980
2014	41,146
Thereafter	520,253

$1,003,826

Purchase Commitment

In connection with the sale of the Lawson manufacturing plant in Barre, Vermont (“Lawson”) in 2001, the Company entered into a Supply Agreement with Adams Granite Co. (“Adams”). The Company agreed to purchase a minimum of $3,000,000 of monuments from Adams each year for a term of seven years with various stipulations as to variations from the “minimum order” and pricing agreements. If orders over a two-year period were less than the “minimum order,” then the Company would at its sole option, either place orders for monuments in the amount of the deficiency or pay Adams the gross margin that Adams would have realized had such orders been placed and filled. The gross margin used in this calculation would be Adams’ average gross margin on sales of monuments to the Company over the prior two-year period.

The Supply Agreement with Adams was amended over the years reducing the minimum order obligation to $1,200,000 for the final year ending January 10, 2010. The Company exceeded its minimum order obligation for the final year ending January 10, 2010 and no longer has an obligation to purchase monuments from Adams.

Litigation

The Company is party to legal proceedings that arise from time to time in the ordinary course of its business. While the outcome of these proceedings cannot be predicted with certainty, management based on its discussions with legal counsel, does not expect any of these matters to have a material adverse effect on the Company’s financial condition, results of operations or cash flows.

Regulatory Matters

The U.S. Mine Safety and Health Administration (MSHA) issued citations in 2009 to one of our subsidiaries, Pennsylvania Granite, asserting various violations and assessed fines totaling approximately $280,000. The Company disagrees with the validity of these violations and how they are characterized. We are appealing the citations. Based on experience of our legal counsel in settling similar assessments and available historical MSHA settlement data, we estimate our final exposure will be no greater than $125,000.

Other commitments

The Company has an employment agreement with its chief executive officer that includes a change in control provision providing for the lump-sum payment of an amount equal to one year’s salary and certain other benefits in the event of a change in control of the Company.

ROCK OF AGES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
December 31, 2009 and 2008

(5)	CREDIT FACILITY

In October 2007, the Company entered into a credit facility (the “Facility”) with its existing lenders, the CIT Group/Business Credit and Chittenden Trust Company (“Lenders”) that is scheduled to expire in October 2012 and is secured by substantially all assets of the Company located in the United States. The Facility consists of an acquisition term loan line of credit of up to $30.0 million and a revolving credit facility of up to another $20.0 million based on eligible accounts receivable, inventory and certain fixed assets less standby letters of credit. Amounts outstanding were $214,446 and $13,885,960 as of December 31, 2009 and $7,428,085 and $14,106,939 as of December 31, 2008, on the revolving credit facility and the term loan line of credit, respectively. Availability under the revolving credit facility was $10,745,414 as of December 31, 2009. The term loan line of credit is available to pay for the acquisition of quarries or manufacturers and items incidental to the acquisitions subject to various restrictions. The weighted average interest rate was 5.3% and 4.7% on the revolving credit facility in 2009 and 2008, respectively. The Facility places restrictions on our ability to, among other things, sell assets, participate in mergers, incur debt, pay dividends, make capital expenditures, repurchase stock and make investments or guarantees, without pre-approval by the Lenders.

Minimum Fixed Charge Coverage Ratio.  The facility requires the ratio of the sum of earnings before interest, taxes, depreciation and amortization (EBITDA), to the sum of income taxes paid, capital expenditures, interest and scheduled debt repayments be at least 1.10 for any trailing twelve-month period at the end of a quarter. As of December 31, 2009 we were in compliance with the Minimum Fixed Charge Coverage Ratio. Due to the non-cash impairment charges on the write-down of inventory and the corporate building in 2008 we were in violation of the covenant at December 31, 2008. We received a waiver of this covenant from the Lenders and amended the agreement effective March 31, 2009. As a result of the amendment the unused line fee went from .25% to .50% and the existing interest rate pricing grid was changed as follows:

	Revolving Credit Facility	Term Loan

Previous Rate Formula	Prime or Libor +2%	Prime + .25% or Libor +2.25%
Amended Rate Formula	Prime + 3% or Libor + 4%	Prime + 3.5% or Libor + 4.5%

Total Liabilities to Net Worth Ratio.  The Facility also requires that the ratio of our total liabilities to net worth (the “Leverage Ratio”) not exceed 2.0. The Leverage Ratio excludes from the calculation the change in tangible net worth directly resulting from the Company’s compliance with accounting rules regarding unfunded retirement liabilities, up to $6 million. As of December 31, 2009, we were in compliance with the Leverage Ratio covenant.

Interest Rates.  We can elect the interest rate structure under the credit facility based on the prime rate or LIBOR for both the revolving credit facility and the term loan with a LIBOR floor of 2.0%.

The rates in effect as of December 31, 2009 were as follows:

	Formula	Effective Rate

Revolving Credit Facility	Prime + 3.0%	6.25%
Term Loan	Prime + 3.5%	6.75%

The Company’s Canadian subsidiary has a line of credit agreement with the Royal Bank of Canada that is renewable annually in December. Under the terms of this agreement, a maximum of $2.5 million CDN may be advanced based on eligible accounts receivable, eligible inventory, and tangible fixed assets. The line of credit bears interest at the Canadian prime rate plus 0.5%.

The Canadian subsidiary also has a non-revolving term loan which cannot exceed $4,000,000 CDN bearing interest at the Canadian prime rate plus 0.95%. Amortization of the loan is based on 72 months but the interest rate is negotiated yearly. There was nothing outstanding on either loan at December 31, 2009 or December 31, 2008. See note 18 “Subsequent Events” for additional information.

ROCK OF AGES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
December 31, 2009 and 2008

(6)	LONG-TERM DEBT

Long-term debt at December 31, 2009 and 2008 consists of the following:

	2009	2008

Term loan — interest at 6.75% and 3.50% at December 31, 2009 and December 31, 2008, respectively (see note 5), due October 2012, secured by substantially all assets of the Company	$13,885,960	$14,106,939
Note payable — Former employee, interest at 8%, payable in monthly payments of $2,593, unsecured, due January 2021	227,146	239,546
Note payable — Vehicles, interest at 0.0%, monthly payments ranging from $330 to $800	48,961	74,842

	14,162,067	14,421,327
Less current maturities	800,616	517,113

Long-term debt, net of current maturities	$13,361,451	$13,904,214

Scheduled maturities of long-term debt as of December 31, 2009 are as follows:

Year Ending December 31

2010	$42,115
2011	32,505
2012	13,904,026
2013	17,058
Thereafter	166,363

$14,162,067

(7)	INCOME TAXES

Income (loss) from continuing operations before income taxes, classified by source, for the years ended December 31, 2009 and 2008 is as follows:

	2009	2008

U.S.	$(179,683)	$(3,026,508)
Foreign	1,261,870	1,368,310

Loss from continuing operations before income taxes	$1,082,187	$(1,658,198)

ROCK OF AGES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
December 31, 2009 and 2008

A summary of the significant components of the provision (benefit) for income taxes for the years ended December 31, 2009 and 2008 is as follows:

	2009	2008

Current:
Federal	$(303,385)	$—
State	—	—
Foreign	418,562	416,307

	115,177	416,307

Deferred:
Federal	59,000	—
State	—	—
Foreign	105,686	(21,327)

	164,686	(21,327)

Total provision for income taxes	$279,863	$394,980

There are no income taxes, current or deferred, included in either discontinued operations or other comprehensive income (loss) in 2009 and 2008.

A reconciliation of differences between the statutory U.S. federal income tax rate on the income (loss) from continuing operations before income taxes and the Company’s effective tax rate follows:

	2009	2008

U.S. statutory rate	34.0%	(34.0)%
Change in valuation allowance	34.4%	588.8%
Loss on sale of retail division	—	(560.1)%
Canadian repatriation	21.8%	—
Monetization of AMT credits	(28.1)%	—
Other, including tax depletion	(36.2)%	29.1%

Effective tax rate	25.9%	23.8%

ROCK OF AGES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
December 31, 2009 and 2008

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2009 and 2008 are presented below:

	2009	2008

Deferred tax assets:
Accrued pension, postretirement benefits and deferred compensation	$3,526,000	$5,008,000
Allowance for doubtful accounts	52,000	63,000
Accrued expenses	91,000	93,000
Inventories	1,108,000	1,236,000
Deferred revenue	—	8,000
Names and reputations	224,000	280,000
Alternative minimum tax credits	2,630,000	2,932,000
Foreign tax credits	2,097,000	2,097,000
Charitable contribution limitation	52,000	67,000
State net operating loss carryforward	3,229,000	3,528,000
Federal net operating loss carryforward	11,456,000	12,784,000
Property and equipment	327,534	—
Impairment charges	375,000	375,000
Accrued warranty	30,000	19,000
Cash surrender value	24,000	25,000

Total gross deferred tax assets	25,221,534	28,515,000
Less valuation allowance	(24,918,000)	(28,155,000)

Total net deferred tax asset	303,534	360,000

Deferred tax liabilities:
Quarry development	(238,000)	(268,000)
Other liabilities	(26,000)	(8,000)
Property and equipment	—	(111,421)
Foreign unremitted earnings	(236,000)	—

Total gross deferred tax liabilities	(500,000)	(387,421)

Net deferred tax liability	$(196,466)	$(27,421)

Deferred tax assets include significant alternative minimum tax credit carry-forwards, which have been fully reserved and may be carried forward indefinitely. Utilization of these alternative minimum tax credits is limited to future federal income tax in excess of the alternative minimum tax. Deferred tax assets also include federal and state net operating loss carry-forwards, which have been fully reserved due to uncertainties regarding sufficient future taxable income to utilize such carryforwards.

During 2005, based on taxable income and projections for future taxable income, the Company believed it was not more likely than not that it would generate the required taxable income to fully realize the benefit of the net U.S. deferred tax assets. As such, we adjusted our valuation allowance against the deferred tax assets to fully reserve for the entire net U.S. deferred tax asset. Since 2005, we have continued to fully reserve for the entire net U.S. deferred tax asset. We continue to assess the valuation allowance on a regular basis and may reduce the valuation allowance if and/or when the Company has taxable income from its U.S. operations.

ROCK OF AGES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
December 31, 2009 and 2008

Gross deferred tax assets decreased $3,293,466 during 2009. The valuation allowance decreased $3,237,000 in order to maintain our fully reserved position.

As of December 31, 2009, the Company has U.S. federal net operating loss carryforwards of approximately $57 million which will be available to offset future taxable income. If not used, these carryforwards will expire in 2024 through 2029. The use of our federal net operating loss carryforwards may be restricted if there is a change in control of the Company as defined by Internal Revenue Code Section 382.

Deferred taxes have, historically, not been provided on the undistributed earnings of the Company’s wholly owned Canadian subsidiary since the Company can control the distribution of such earnings and has determined such earnings will be reinvested indefinitely. Additional taxes could be due if these earnings were distributed. In 2009, we determined that $4,000,000 of undistributed earnings would not be reinvested indefinitely as the subsidiary was most likely going to pay the parent a $4,000,000 dividend in 2010. Therefore the 5% Canadian withholding tax of $200,000 CDN and incremental U.S. taxes of $59,000 were accrued in 2009.

As permitted by the Housing Assistance Tax Act of 2008, the Company has elected to forgo bonus depreciation and claim accelerated AMT credit carryforward from tax years beginning before 2006. The Company elected for 2008 and 2009 to benefit from the monetization of AMT credits and included in the 2009 tax provision is $302,059 of related tax benefits.

The Company applies a “more likely than not” threshold to the recognition and derecognition of income tax positions. The Company recorded no unrecognized tax benefits or liabilities related to uncertain tax positions at December 31, 2009 and 2008. Interest would be recognized as interest income or expense and penalties would be included in selling, general and administrative expenses. We do not anticipate a material change in our tax positions within the next twelve months. The Company files income tax returns in the U.S. federal jurisdiction and various state and foreign jurisdictions. The Company is no longer subject to U.S. federal income tax examinations by tax authorities for years before 2006 or Canadian tax authorities for years before 2004. However, even though the tax years are closed the tax attributes may remain open to adjustment.

(8)	PENSION AND OTHER BENEFIT PLANS

The Company sponsors a qualified defined benefit pension plan for eligible Vermont based non-union employees. The plan is noncontributory and provides benefits based upon a formula calculated by reference to length of service and final average earnings. On January 5, 2009, the Company’s Board of Directors approved actions to proceed with amendments to its defined benefit pension plan by freezing membership and future benefits in the plan. This action was effective as of March 31, 2009. As a replacement of this benefit management increased contributions to the existing 401(k) plan to 4%.

The Company has entered into nonqualified salary continuation agreements with certain officers and former executives. These agreements provide for supplemental pension benefits to be paid beginning at age 55 and continuing through the life of the retired employee and his surviving spouse.

The Company provides post-employment health care to executive officers who retire at age 55 or older and their spouses, and to a closed group of retirees selected by the Company. The form and type of benefit is the same coverage that is in effect for active employees, and the retiree pays his portion of the premium for such coverage. Generally benefits cease at age 65. The Company also provides post-employment life insurance of $8,000 for all Vermont-based employees.

ROCK OF AGES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
December 31, 2009 and 2008

The following tables set forth actuarial information, plan asset data, funded status and amounts recognized in the balance sheet for the Company’s defined benefit pension plan, salary continuation plan and other post-employment benefits. The Company uses a measurement date of December 31 for these plans.

			Salary		Other
	Non-Union		Continuation		Post-Employment
	Pension Benefits		Benefits		Benefits
	2009	2008	2009	2008	2009	2008

CHANGE IN BENEFIT OBLIGATION:
Benefit obligation at beginning of year	$25,103,124	$24,857,204	$5,413,160	$5,483,418	$1,747,905	$1,700,025
Service cost	65,417	315,204	—	—	4,964	6,111
Interest cost	1,501,114	1,508,876	335,917	322,457	105,268	108,103
Curtailment/assumption changes	(1,036,449)	—	—	—	—	—
Actuarial (gain)/loss	(343,176)	(233,920)	367,975	60,740	65,050	86,200
Benefits paid	(1,425,464)	(1,344,240)	(541,851)	(453,455)	(151,885)	(152,534)
Benefit obligation at end of year	$23,864,566	$25,103,124	$5,575,201	$5,413,160	$1,771,302	$1,747,905
CHANGE IN PLAN ASSETS:
Fair value of plan assets at beginning of year	$16,077,451	$21,188,923	$—	$—	$—	$—
Actual return on plan assets	3,423,223	(4,491,644)	—	—	—	—
Employer contribution	1,042,749	754,000	541,851	453,455	151,885	142,017
Expenses	(63,300)	(29,588)	—	—	—	—
Benefits paid	(1,425,464)	(1,344,240)	(541,851)	(453,455)	(151,885)	(142,017)

Fair value of plan assets at end of year	$19,054,659	$16,077,451	$—	$—	$—	$—

Funded status	$(4,809,907)	$(9,025,673)	$(5,575,201)	$(5,413,160)	$(1,771,302)	$(1,747,905)

Amounts recognized in accumulated other comprehensive loss consist of:
Net actuarial loss	$6,125,599	$9,931,652	$1,650,273	$1,394,071	$346,048	$289,388
Prior service cost	—	126,848	—	—	292,307	326,696
Unrecognized transition obligation	—	—	—	—	19,789	24,737

Net amount recognized	$6,125,599	$10,058,500	$1,650,273	$1,394,071	$658,144	$640,821

WEIGHTED-AVERAGE ASSUMPTIONS AS OF DECEMBER 31:
Discount rate	6.00%	6.30%	5.91%	6.30%	5.91%	6.30%
Expected return on plan assets	8.00%	8.00%	N/A	N/A	N/A	N/A
Rate of compensation increase	N/A	3.00%	N/A	3.00%	N/A	N/A

In 2009, we decreased the discount rate used to determine our liability in the pension plan from 6.3% to 6.0%. In 2009, we also decreased the discount rate in the salary continuation and other post-employment benefit plans from 6.30% to 5.91%. In 2008, we kept the discount rate at 6.3% for all of the plans, the same discount rate used at December 31, 2007. In both years the rate was based on a bond matching model which uses data on individual high-quality corporate bonds and the timing and amount of the future benefit payments in our plan to develop a weighted discount rate specific to our plan.

For measurement purposes, the annual rate of increase in the per capita cost of covered health care benefits was assumed to be 9.2% for 2010, 8.5% for 2011, 8% for 2012, 7.5% for 2013, 7% for 2014, 6.5% for 2015, 6% for 2016 and 5% for 2017 and thereafter. Assumed health care trends do not have a significant effect on the amounts reported for the health care plan. For example, a 1% increase in assumed trends would

ROCK OF AGES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
December 31, 2009 and 2008

increase the benefit obligation $17,240 and the service and interest costs $1,297. A 1% decrease in assumed trends would decrease the benefit obligation $16,077 and the service and interest costs $1,206.

The following table sets forth the components of the net periodic benefit cost recognized in the statements of operations for the Company’s defined benefit pension plan, salary continuation plan and other post-employment benefits for 2009 and 2008.

			Salary		Other
	Non-Union		Continuation		Post-Employment
	Pension Benefits		Benefits		Benefits
	2009	2008	2009	2008	2009	2008

COMPONENTS OF NET PERIODIC BENEFIT COST:
Service cost	$65,417	$315,204	$—	$—	$4,964	$6,111
Interest cost	1,501,114	1,508,876	335,917	322,457	105,268	108,103
Expected return on plan assets	(1,224,515)	(1,681,796))	—	—	—	—
Amortization of prior service cost	31,712	140,523	—	—	34,389	26,749
Amortization of transition obligation	—	—	—	—	4,948	4,948
Recognized net actuarial loss	291,020	105,521	111,773	56,918	8,390	10,352
Recognition due to curtailment	95,136	—	—	—	—	—

Net periodic benefit cost	$759,884	$388,328	$447,690	$379,375	$157,959	$156,263

WEIGHTED-AVERAGE ASSUMPTIONS USED TO DETERMINE NET PERIODIC BENEFIT COST FOR YEARS ENDED DECEMBER 31:
Discount rate	6.30%	6.30%	6.30%	6.30%	6.30%	6.30%
Expected return on plan assets	8.00%	8.00%	N/A	N/A	N/A	N/A
Rate of compensation increase	3.00%	3.00%	N/A	N/A	N/A	N/A

	Non-Union	Salary	Other
	Pension	Continuation	Post-Employment

Amounts expected to be recognized in net periodic benefit costs in 2010
Service cost	$—	$—	$6,742
Interest cost	1,387,734	314,673	104,751
Expected return on plan assets	(1,515,519)	—	—
Net amortization	170,893	79,223	62,159

Total pension expense	$43,108	$393,896	$173,652

Plan Assets

The Company’s overall investment strategy is to achieve a long-term rate of return of 8.0%, with a wide diversification of asset types. The following table sets forth the actual asset allocation for the plan assets:

	2009	2008	Target Range

Equities	54%	48%	34% - 64%
Fixed income	45%	51%	25% - 45%
Cash equivalent	1%	1%	0 - 5%

The Company invests equity holdings primarily in mutual funds which are diversified among the spectrum of value and growth, large, medium and small cap, domestic and foreign securities, as appropriate, to achieve

ROCK OF AGES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
December 31, 2009 and 2008

the objective of a balanced portfolio, which optimizes the expected returns and volatility in the various asset classes.

Fixed income holdings are in the form of mutual funds that hold a combination of short-duration, investment-grade fixed-income securities, inflation-indexed bonds of varying maturities issued by the U.S. and non-U.S. governments, and a diversified selection of investment-grade, fixed income securities, including corporate securities, mortgage-backed securities, U.S. government securities and U.S. dollar denomination bonds of foreign issuers.

Cash equivalents are held in money market funds.

The Company prohibits certain transactions in its plan including, but not limited to: short sales, commodities, transactions on margin, letter stock, unregistered or restricted stock, private placements, and derivative securities.

The Company determines its investment strategies based on the composition of the beneficiaries in its defined benefit plan and the relative time horizons that those beneficiaries receive payouts from the plan. In addition, the Company receives advice from our actuaries and plan administrator regarding market conditions, which, taken together with the characteristics of the plan, result in the investment strategy.

The Company’s plan assets were as follows at December 31, 2009:

					Percentage of
Asset Category	Level 1	Level 2	Level 3	Total	Assets

Cash Equivalent:
Premier money market	$—	$36,570	$—	$36,570	.19%
Fixed Income:
Premier short-duration bond	—	2,340,294	—	2,340,294	12.28%
Premier core bond	—	4,534,094	—	4,534,092	23.80%
Premier inflation-protected bond	—	1,804,727	—	1,804,727	9.47%
Equities:
Large-cap value	—	1,390,697	—	1,390,697	7.30%
Select fundamental value	—	1,464,448	—	1,464,448	7.69%
Growth of America	—	1,557,725	—	1,557,725	8.18%
Premier capital appreciation	—	1,659,109	—	1,659,109	8.71%
Mid-cap value	—	611,126	—	611,126	3.21%
Select mid-cap growth	—	663,112	—	663,112	3.48%
Select small company value	—	606,334	—	606,334	3.18%
Select small-cap growth	—	649,382	—	649,382	3.41%
Euro Pacific growth	—	1,737,041	—	1,737,041	9.10%

Total	—	19,054,659	—	19,054,659	100.00%

The assets used in our plan are Separate Investment Accounts that utilize unit values and not net asset values. Unit values are calculated based on observable net asset values of the underlying investment and are considered Level 2 inputs.

Contributions

The Company was required to make quarterly contributions to the pension plan totaling $390,332 for 2009. We also made a voluntary contribution of $750,000 in September 2009. We expect to contribute

ROCK OF AGES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
December 31, 2009 and 2008

approximately the same amount in 2010. In August 2006, the Pension Protection Act was signed into law. Among other things, the Act is aimed at strengthening pension plans by requiring most pension plans to become fully funded over a seven-year period. The Worker, Retiree and Employer Recovery Act of 2008 has provided modest relief from the market events in 2008 by decreasing short term contribution requirements. However, the Company is required to fully fund our pension plan by December 31, 2014.

Future Benefit Payments

Estimated future benefit payments are as follows:

		Salary	Other
	Non-Union	Continuation	Post-Employment
Year Ending December 31,	Pension Benefits	Benefits	Benefits

2010	$1,471,334	$540,111	$157,903
2011	1,494,996	539,114	165,776
2012	1,517,288	537,940	164,588
2013	1,531,439	536,560	155,938
2014	1,539,392	534,954	144,917
2015-2019	8,486,499	1,967,984	613,459

UNION PENSION BENEFITS

The Company’s Vermont based union employees are participants in the Steelworkers Pension Trust, a multi-employer plan. The Company contributes to the plan as required by the union contract. Contributions recognized in the accompanying consolidated statements of operations were $317,138 and $359,410 in 2009 and 2008, respectively.

OTHER SALARY CONTINUATION BENEFITS

In addition to the benefits available under its salary continuation plan disclosed above, the Company has an agreement with a certain former employee, who was a former stockholder of an acquired company that was bought in 1995. The present value of the future payments under this agreement was $238,199 and $307,293 as of December 31, 2009 and 2008, respectively. Total annual payments of $84,000 began in February 2008 and will continue through February 2012.

The Company also has a non-qualified, unfunded deferred compensation plan for the benefit of designated key employees whereby the employee may defer up to $100,000 of their annual compensation for future distribution. Interest at the rate of 12% per annum is credited on a monthly basis to each participants account. Payments commence upon retirement of the participant with various methods of distribution, including interest only or interest and principal over ten to twenty years. At December 31, 2009, there are three retired participants and the total liability is $1,503,700. No active employees participate in this plan.

The Company’s Canadian subsidiary has a deferred compensation agreement with a former employee. The present value of the future payments under these agreements was $114,000 and $103,500 as of December 31, 2009 and 2008. Total annual payments of $14,350 are expected to continue through 2022.

401(k) BENEFITS

The Company maintains a 401(k) plan for all eligible, U.S. employees. Union employees are eligible to join on the first day of the quarter following their first full year of service. Non-union employees are eligible to join after six months of service. The Company makes matching contributions of up to 4% of the employee’s salary. The Company’s contributions to the 401(k) plan were $164,429 and $82,005 in 2009 and 2008, respectively.

ROCK OF AGES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
December 31, 2009 and 2008

The Company’s Canadian subsidiary sponsors a retirement plan for all of its salaried, non-union employees and contributes 13% of each participant’s compensation to this plan. The investments in the account are self-directed by each participant with a range of investment options. Rock of Ages Canada may, at its discretion, make an additional annual contribution to a participant’s account, up to a maximum aggregate amount of $22,000 and $21,000 CDN per year in 2009 and 2008, respectively (including amounts previously contributed during the year). The Company’s contributions to this plan were $168,785 CDN and $158,659 CDN in 2009 and 2008, respectively.

CANADIAN SUPPLEMENTAL RETIREMENT PLAN

Effective in 2007, Rock of Ages Canada established a supplemental retirement plan for its President, who is also the chief executive officer of the Company, (“Canadian Supplemental Plan”). The Canadian Supplemental Plan is funded as a retirement compensation arrangement as defined in the Canadian Income Tax Act. Each year, Rock of Ages Canada may make a contribution to the Canadian Supplemental Plan equal to 13% of the President’s base salary, less any amounts paid to the Basic Canadian Retirement Plan on his behalf. We made contributions to the Canadian Supplemental Plan equal to $11,317 ($12,787 CDN) and $12,960 ($13,787 CDN) in 2009 and 2008, respectively. We may make additional contributions to the Canadian Supplemental Retirement Plan at our discretion.

(9)	STOCK-BASED EMPLOYEE COMPENSATION

In June 2005, the stockholders approved the Rock of Ages Corporation 2005 Stock Plan (the “2005 Plan”). The 2005 Plan permits awards of stock options (including both incentive stock options and nonqualified stock options) and restricted stock. A maximum of 550,000 shares of Class A common stock may be issued under the 2005 Plan. The 2005 Plan is administered by the Compensation Committee of the Board of Directors, which has the authority to determine the recipients of awards under the 2005 Plan and, subject to the 2005 Plan, the terms and conditions of such awards. The 2005 Plan replaced the Rock of Ages Corporation 1994 Stock Plan (the “1994 Plan”) which expired in November 2004. Although grants made under the 1994 Plan prior to its expiration remain outstanding, no further grants may be made under the 1994 Plan.

Options granted have a 10 year term and vest at 20% per year after the first year.

The following tables set forth stock option activity for the years ended December 31, 2009 and 2008 and information on outstanding and exercisable options at December 31, 2009:

		Weighted
		Average
	Number of	Exercise
	Options	Price

Outstanding, December 31, 2007	196,000	$6.11
Granted	185,000	2.63
Exercised	—	—
Surrendered	(57,000)	6.45

Outstanding, December 31, 2008	324,000	$4.06
Granted	20,000	2.63
Exercised	—	—
Surrendered	(30,000)	2.91

Outstanding, December 31, 2009	314,000	$4.08

Exercisable, December 31, 2009	153,000	$5.29

Weighted average remaining contractual life	6.2 years

ROCK OF AGES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
December 31, 2009 and 2008

		Weighted			Weighted
	Number of	Average	Remaining	Number of	Average
Exercise	Options	Exercise	Contractural	Options	Exercise
Price	Outstanding	Price	Life	Exercisable	Price

$5.98	111,500	$5.98	2.1 Years	111,500	$5.98
$5.93	25,000	$5.93	7.6 Years	10,000	$5.93
$2.63	157,500	$2.63	8.6 Years	31,500	$2.63
$2.63	20,000	$2.63	9.2 Years	—

	314,000			153,000

The fair value of each options grant is estimated on the date of the grant. The per share weighted average fair value of stock options granted during 2009 was $0.67 on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions: risk-free interest rate of 2.3%, dividend yield of 0.00%; expected volatility of 45.59% and an expected life of 6.5 years. The per share weighted average fair value of stock options granted during 2008 was $1.22 on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions: risk-free interest rate of 3.5%, dividend yield of 0.00%; expected volatility of 40.60% and an expected life of 6.5 years. The fair values of stock options awards are amortized on a straight line basis over the requisite service periods of the award, which are generally the vesting period reduced for actual forfeitures.

The Company selected the assumptions used in the Black-Scholes pricing model using the following criteria:

•	Risk-free interest rate — The Company bases the risk-free interest rate on implied yield available on a U.S. Treasury note with a maturity term equal to or approximating the expected term of the underlying award.

•	Dividend yield — the Company does not intend to pay dividends on its common stock for the foreseeable future and, accordingly, uses a dividend yield of zero.

•	Volatility — the expected volatility of the Company’s shares was estimated based upon the historical volatility of the Company’s share price with consideration given to the expected life of the award.

•	Expected life — The average expected term was determined by the “SEC shortcut approach”, as described in SAB 107, “Disclosures about Fair Value of Financial Instruments”, which is the mid-point between the vesting date and the end of the contractual term.

As of December 31, 2009, the total unrecognized compensation cost related to the stock options granted during 2009, 2008 and 2007 was $11,000 and $163,000, and $38,000, respectively which is expected to be amortized over the next 2.5 to 4.5 years.

During 2009 and 2008, the Company’s average stock price was less than the average strike price of all vested options, therefore for options vesting during 2009 and 2008 there was no intrinsic value.

(10)	RELATED PARTY TRANSACTIONS

The Company is related through common ownership with several companies. Kurt M. Swenson, the Company’s Chairman, and his brother Kevin C. Swenson, each own approximately 31% of Swenson Granite LLC (“Swenson LLC”). Certain other officers and directors of the Company collectively own approximately 9% of Swenson LLC. Kurt M. Swenson serves as a non-officer Chairman of the Board of Swenson LLC, but has no involvement with its day-to-day operations. Robert Pope, a holder of more than 5% of the Class B Common Stock of the Company, is the President and Chief Executive Officer of Swenson LLC, and including

ROCK OF AGES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
December 31, 2009 and 2008

shares owned by his wife and children, owns 12% of Swenson LLC. Neither Kurt M. Swenson nor any other officer or director of the Company, receives salary, bonus, expenses or other compensation from Swenson LLC, except for any pro rata share of earnings attributable to their ownership interest therein. Swenson LLC owns two granite quarries, one in Concord, New Hampshire and another in Woodbury, Vermont. Both have been owned by Swenson LLC (or its predecessor Swenson Granite) for more than 40 years. Because of the proximity of the Woodbury quarry to Barre, Vermont, the Company provides certain maintenance services and parts to the Woodbury quarry and is reimbursed for the cost of such services. The Company also purchases blocks from the Swenson’s Concord quarry and other products from Swenson LLC at market prices. Swenson LLC also purchases granite blocks and slabs and miscellaneous services from the Company.

VIKA, Ltd. (“VIKA”), a quarry company in which we had held a 1/3 equity interest since 2002, experienced continuing operational difficulties leading to reductions in both the production and sale of Galactic Blue granite blocks. On June 30, 2009, the Company agreed to sell its one-third ownership interest in VIKA to the remaining VIKA shareholder for $170,583 payable in four equal installments of $42,646 due from July to October 2009. All payments were collected by the end of the year. In conjunction with this sale the Company entered into an exclusive distribution agreement with VIKA pursuant to which the Company has the exclusive worldwide right to sell and distribute all quarried products of VIKA including slabs and other finished products for a period of five years. The investment in VIKA was fully written-off in 2007.

The transactions with related parties, included in the consolidated statements of operations, are as follows for the years ended December 31, 2009 and 2008:

	2009	2008

Sales of inventory, equipment and services to Swenson LLC	$58,906	$92,114

Purchases from Swenson LLC	$72,779	$44,525
Purchases from VIKA, Ltd.	553,299	406,527

Total purchases from related parties	$626,078	$451,052

Amounts due from related parties as of December 31, 2009 and 2008 are as follows:

	2009	2008

Due from Swenson LLC	$9,444	$13,182
Due from VIKA, Ltd.	9,200	—

Total due from related parties	18,644	13,182

ROCK OF AGES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
December 31, 2009 and 2008

(11)	UNAUDITED QUARTERLY SUMMARY INFORMATION

The following is a summary of unaudited quarterly summary information for the years ended December 31, 2009 and 2008 (in thousands, except per share data):

				Net Income
	Net	Gross	Net Income	(Loss) per Share-
	Revenues	Profit	(Loss)	Basic and Diluted

2009 Quarters:
First	$5,938	$(121)	$(2,774)	$(0.37)
Second	14,424	4,177	1,433	0.19
Third	12,881	3,933	1,534	0.21
Fourth	12,278	3,290	609	0.08

Total	$45,521	$11,279	$802	$0.11

2008 Quarters:
First(3)	$8,390	$(133)	$(3,305)	$(0.45)
Second	14,326	3,773	727	0.10
Third	16,593	5,934	3,059	0.41
Fourth(1)(2)	16,560	1,317	(2,676)	(0.36)

Total	$55,869	$10,891	$(2,195)	$(0.30)

NOTE: The Company has historically experienced certain seasonal patterns, primarily due to weather conditions affecting operations in Vermont and Canada and the setting of memorials in cemeteries located in northern regions.

(1)	The Company consolidated its headquarters into the manufacturing plant’s existing offices and therefore had a change in the use of its corporate headquarters building. Based on our analysis we determined that the carrying value of the building exceeded the net present value which indicated the building was impaired. We recognized an impairment charge on the asset of $1,348,000 to reduce the asset to the fair market value during the fourth quarter of the year ended December 31, 2008. See note 15.

(2)	The Company wrote down second grade or “B” block inventory in our Bethel, Salisbury and Gardenia quarries during the fourth quarter of 2008. This impairment charge totaled $3,930,000 and is discussed further in note 15.

(3)	The loss from discontinued operations during the first quarter of 2008 totaled $142,000. See note 14.

(12)	COMMON STOCK

The Company has two classes of common stock outstanding, Class A and Class B. The shares of Class A common stock and Class B common stock differ with respect to voting rights and certain conversion rights, as described below:

Voting Rights — Each share of Class A common stock entitles the holder to one vote on each matter submitted to a vote of the Company’s stockholders and each share of Class B common stock entitles the holder to ten votes on each such matter, in each case including the election of directors. Neither the Class A common stock nor the Class B common stock has cumulative voting rights.

Conversion — Class A common stock has no conversion rights. Class B common stock is convertible into Class A common stock, in whole or in part, at any time and from time to time at the option of the holder on the basis of one share of Class A common stock for each share of Class B common stock converted. Each share of Class B common stock will also automatically convert into one share of Class A common stock upon transfer to any person or entity other than a Permitted Transferee, as defined in the Company’s Amended and Restated Certificate of Incorporation.

ROCK OF AGES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
December 31, 2009 and 2008

(13)	SEGMENT INFORMATION

The Company is organized based on the products and services it offers. The Company currently operates in two segments: quarry and manufacturing.

The quarry segment extracts granite from the ground and sells it to the manufacturing segment and to outside manufacturers, as well as to distributors in Europe and China. There was one quarry customer that represented approximately 20.8% of accounts receivable at December 31, 2009 and two quarry customers that represented approximately 46.1% of accounts receivable at December 31, 2008. These receivables were backed by irrevocable letters of credit. This same customer was also our largest customer in 2009 representing 8.3% of total revenue. In 2008, these same two customers were also our largest customers and represented approximately 13.4% of total revenue.

The manufacturing segment’s principal product is granite memorials and mausoleums used primarily in cemeteries and, to a lesser extent, specialized granite products for industrial applications.

The other segment includes unallocated corporate overhead.

Inter-segment revenues are accounted for as if the sales were to third parties.

The following tables present segment data as of or for the years ended December 31, 2009 and 2008 (in thousands):

	Quarry	Manufacturing	Other	Total

2009
Total net revenues	$23,592	$26,570	$—	$50,162
Inter-segment net revenues	(1,910)	(2,731)	—	(4,641)

Net revenues	21,682	23,839	—	45,521
Total gross profit	5,524	5,755	—	11,279
Inter-segment gross profit	(512)	512	—	—

Gross profit	5,012	6,267	—	11,279
Selling, general and administrative expenses	2,243	3,933	3,042	9,218
Effect of pension curtailment	—	—	95	95
Foreign exchange loss	—	—	131	131
Other income, net	—	—	(405)	(405)

Income (loss) from operations	$2,769	$2,334	$(2,863)	$2,240

2008
Total net revenues	$31,685	$30,104	$—	$61,789
Inter-segment net revenues	(2,999)	(2,921)	—	(5,920)

Net revenues	28,686	27,183	—	55,869
Total gross profit	4,346	6,545	—	10,891
Inter-segment gross profit	(923)	923	—	—

Gross profit	3,423	7,468	—	10,891
Selling, general and administrative expenses	2,267	4,383	3,636	10,286
Impairments	—	—	1,348	1,348
Foreign exchange income	—	—	(27)	(27)
Other income, net	—	—	(425)	(425)

Income (loss) from operations	$1,156	$3,085	$(4,532)	$(291)

ROCK OF AGES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
December 31, 2009 and 2008

Total Assets by Segment

	Quarry	Manufacturing	Other	Total

2009	$35,128	$18,549	$4,775	$58,452
2008	$39,657	$20,488	$4,298	$64,443

	Quarry	Manufacturing	Other	Total

2009
Capital expenditures	$1,668	$108	$3	$1,779
Depreciation, depletion and amortization	1,273	1,071	153	2,498
2008
Capital expenditures	$1,062	$2,025	$2	$3,089
Depreciation, depletion and amortization	1,261	918	221	2,400

Net revenues by geographic area, attributed to countries based on where the product is shipped, for the years ended December 31, 2009 and 2008 are as follows (in thousands):

	2009	2008

Net revenues:
China	$7,006	$10,160
Italy	415	1,137
Other foreign countries (excluding Canada)	205	323

Total Foreign Revenue (excluding Canada)	7,626	11,620
United States and Canada	37,895	44,249

Total net revenues	$45,521	$55,869

Property, plant and equipment by geographic area as of December 31, 2009 and 2008 are as follows (in thousands):

	2009	2008

Property, plant and equipment:
United States	$26,232	$27,144
Canada	4,327	2,854

Total property, plant and equipment	$30,559	$29,998

(14)	DISCONTINUED OPERATIONS

The sale of the retail division closed on January 17, 2008. The results of operations for this division have been classified as discontinued. The loss from operations for the retail division was approximately $142,000 for the year ended December 31, 2008, including allocated interest expense of $23,000.

Operating results of the retail division for the year ended December 31, 2008 were as follows (in thousands):

Net sales	$—
Cost of goods sold	—

Gross profit	—
Selling, general and administrative expenses	(119)

Income (loss) from operations	(119)
Interest allocated	(23)

Net loss	$(142)

ROCK OF AGES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
December 31, 2009 and 2008

(15)	IMPAIRMENT CHARGES

Due to the consolidation of our corporate headquarters with the manufacturing plant’s existing offices in 2008, the Company had a change in the use of its corporate headquarters building located at 772 Graniteville Road, which we concluded to be a triggering event that required an impairment analysis. We determined that the forecasted undiscounted cash flows related to the building and land was less than its carrying value. As a result, we recorded an impairment charge of $1,348,000 to reduce the carrying value of the building and land to its estimated fair value. The estimated fair value was determined using a discounted cash flow analysis and included consultation with an outside professional real estate appraiser. No assurance can be given that the underlying estimates and assumptions utilized in our determination of the new carrying value will materialize as anticipated. During 2009, this building was listed for sale and continues to be actively marketed.

(16)	ASSETS HELD FOR SALE

The Company has decided to sell various unproductive assets including its former corporate headquarters building. These assets had a carrying value totaling $759,000 and $477,000 in 2009 and 2008, respectively, and have been classified as current assets held for sale. The estimated sales prices for the assets are expected to equal or exceed the carrying values therefore no impairments were recognized in 2009.

(17)	ASSET PURCHASE

On April 17, 2009, Rock of Ages Canada, (“ROA Canada”), a wholly owned subsidiary of the Company, completed the purchase of the real and personal property comprising the Polycor Stanstead Quarry, located in Stanstead, Quebec, Canada from Carrieres Polycor, Inc. (“Polycor”). The purchase price for the quarry, building and inventory was $1.3 million CDN. This purchase was funded by ROA Canada’s line of credit with the Royal Bank of Canada. In connection with the purchase, Polycor entered into an agreement that limits Polycor from owning or operating a quarry similar to the Stanstead Gray quarry within fifty kilometers of Stanstead, Quebec. This agreement also prohibits Polycor from soliciting ROA Canada’s customers for sales of gray granite. In connection with the purchase, ROA Canada also entered into a 30 year supply agreement with Polycor, whereby ROA Canada must supply Polycor with standard blocks not to exceed 300 cubic meters (or 10,594 cubic feet) a month at ROA Canada’s best price offered to other quarry customers less a 10% discount on first grade granite if paid within thirty days. ROA Canada also assumed the remaining three years of supply agreements with two unrelated granite manufacturers. The acquisition did not meet the definition of a business and therefore was accounted for as an asset purchase.

(18)	SUBSEQUENT EVENTS

In the first quarter of 2010, Rock of Ages Canada borrowed $4 million CDN on its term loan and paid dividends totaling $4 million to Rock of Ages Corporation. The Company applied $1 million of this dividend to its term loan with CIT, $900,000 to the revolving line of credit and retained $1,900,000 for working capital purposes. We also paid $200,000 CDN in Canadian withholding tax. The Company took this action to take advantage of the historically high exchange rates, the difference in interest rates under its credit facilities with the Royal Bank of Canada and the CIT Group, and to take advantage of current income tax deductions in Canada.

ROCK OF AGES CORPORATION AND SUBSIDIARIES

Schedule II — Valuation and Qualifying Accounts and Reserves
Years Ended December 31, 2009 and 2008

Column A	Column B	Column C Additions		Column D	Column E	Column F
	Balance at	Decrease	Charged to			Balance at
	Beginning	Due to	Costs and			End of
Description	of Period	Dispositions	Expenses	Deductions(1)	Other(2)	Period
	(In thousands)

Allowances for doubtful accounts
2009	$342	$—	$93	$127	17	$324
2008	$260	$—	$163	$56	(25)	$342

(1)	Deductions consist of accounts receivable written off as uncollectible.

(2)	Effect of foreign exchange rate changes.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ROCK OF AGES CORPORATION

By:	/s/ Donald M. Labonte
Donald M. Labonte
President and Chief Executive Officer

Date: March 31, 2010

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities indicated as of March 31, 2010.

Signature	Title

/s/ Donald M. Labonte Donald M. Labonte	President and Chief Executive Officer (Principal Executive Officer)

/s/ Laura A. Plude Laura A. Plude	Vice-President and Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)

/s/ Kurt M. Swenson Kurt M. Swenson	Chairman of the Board of Directors

/s/ Richard C. Kimball Richard C. Kimball	Director

/s/ James L. Fox James L. Fox	Director

/s/ Pamela G. Sheiffer Pamela G. Sheiffer	Director

/s/ Charles M. Waite Charles M. Waite	Director

/s/ Frederick E. Webster Jr. Frederick E. Webster Jr.	Director

EXHIBIT INDEX

Exhibit
Number		Description

2.1		Agreement and Plan of Merger dated October 21, 2009 by and between Rock of Ages Corporation (a Delaware corporation) and Rock of Ages Corporation (Vermont) (incorporated herein by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 8, 2009).
3.1		Articles of Incorporation of the Company (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 8, 2009).
3.2		By-laws of the Company (incorporated herein by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K and filed with the Securities and Exchange Commission on December 8, 2009).
3.3		Articles of Merger filed with the Vermont Secretary of State dated December 7, 2009 (incorporated herein by reference to Exhibit 3.3 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 8, 2009).
3.4		Certificate of Merger filed with the Delaware Secretary of State dated December 7, 2009 (incorporated herein by reference to Exhibit 3.4 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 8, 2009).
4.1		Specimen Certificate representing the Class A Common Stock (incorporated herein by reference to Exhibit 4.1 to the Company’s Amendment No. 2 to Registration Statement on Form 8-A (Commission File No. 0-2964) filed with the Securities and Exchange Commission on December 15, 2009).
10	.1*	First Amendment and Restatement of Rock of Ages Corporation Key Employees Deferred Salary Plan dated April 6, 2006 (incorporated herein by reference to Exhibit 10.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and filed with the Securities and Exchange Commission on April 2, 2007).
10	.2*	Rock of Ages 2005 Stock Plan (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K and filed with the Securities and Exchange Commission on June 23, 2005).
10	.3*	Amendment to Salary Continuation Agreement of Kurt M. Swenson dated April 20, 2006 (incorporated herein by reference to Exhibit 10.7 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended July 1, 2006 and filed with the Securities and Exchange Commission on August 14, 2006).
10	.4*	Retirement Agreement of Kurt M. Swenson dated April 28, 2008 (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 29, 2008).
10	.5*	Form of Salary Continuation Agreement (incorporated herein by reference to Exhibit 10.15 to the Company’s Registration Statement on Form S-1 (Registration No. 333-33685) filed with the Securities and Exchange Commission on August 15, 1997 and declared effective on October 20, 1997).
10.6		Form of Collective Bargaining Agreement between Rock of Ages Corporation — Quarry Division and the United Steelworkers of America, AFL_CIO_CLC on behalf of Amalgamated Local #4 (incorporated by reference to Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended July 4, 2009 and filed with the Securities and Exchange Commission on August 14, 2009).
10.7		Form of Collective Bargaining Agreement between Rock of Ages Corporation — Manufacturing Division and the United Steelworkers of America, AFL_CIO_CLC on behalf of Amalgamated Local #4 (incorporated by reference to Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended July 4, 2009 and filed with the Securities and Exchange Commission on August 14, 2009).
10.8		Form of Collective Bargaining Agreement between Rock of Ages Corporation — Manufacturing Division and the Granite Cutter’s Association (incorporated by reference to Exhibit 10.6 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended July 4, 2009 and filed with the Securities and Exchange Commission on August 14, 2009).

Exhibit
Number	Description

10.9	Credit Facility dated as of October 26, 2009 between Royal Bank of Canada and Rock of Ages Canada, Inc.
10.10	Supply Agreement dated as of January 11, 2002 by and between Rock of Ages Corporation and Adams Granite Co., Inc. (incorporated herein by reference to exhibit 10.15 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and filed with the Securities and Exchange Commission on April 1, 2002).
10.11	Amendment to Supply Agreement dated as of January 1, 2004 by and between Rock of Ages Corporation and Adams Granite Co., Inc. (Incorporated by reference to Exhibit 10.2 to the Company’s annual Report on Form 10-K for the fiscal year ended December 31, 2006 and filed with the Securities and Exchange Commission on April 2, 2007).
10.12	Amendment No. 2 to Supply Agreement dated as of January 16, 2007 by and between Rock of Ages Corporation and Adams Granite Co., Inc. (incorporated by reference to Exhibit 10.21 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and filed with the Securities and Exchange Commission on April 2, 2007).
10.13	Stock Purchase Agreement dated as of January 17, 2008 by and between PKDM Holdings, Inc. and Rock of Ages Corporation (incorporated herein by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K and filed with the Securities and Exchange Commission on January 23, 2008).
10.14	Termination Agreement and General Release dated January 17, 2008 by and between Richard M. Urbach and the Company (incorporated by reference to Exhibit 10.25 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and filed with the Securities and Exchange Commission on March 31, 2008).
10.15	Authorized Retailer Supply and License Agreement dated January 17, 2008 by and between the Company, PKDM Holdings, Inc., North American Heritage Services, Inc., Keith Monument Company, LLC, and Sioux Falls Monument Co., LLC (incorporated by reference to Exhibit 10.26 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and filed with the Securities and Exchange Commission on March 31, 2008). †
10.16	Amendment No. 1 to Supply Agreement dated as of January 16, 2009 (executed and delivered March 10, 2009) by and between Rock of Ages Corporation and PKDM Holdings, Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 11, 2009).
10.17	Amended and Restated Financing Agreement dated October 24, 2007 by and between The CIT Group/Business Credit, Inc. and Carolina Quarries, Inc., Pennsylvania Granite Corp., Keith Monument Company, LLC, Rock of Ages Memorials, Inc., Sioux Falls Monument Co., and the Company (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K and filed with the Securities and Exchange Commission on October 25, 2007).
10.18	First Amendment to Amended and Restated Financing Agreement dated March 30, 2009 by and between The CIT Group/Business Credit, Inc. and Carolina Quarries, Inc., Pennsylvania Granite Corp., and the Company (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K and filed with the Securities and Exchange Commission on March 31, 2009).
10.19	Letter from The CIT Group/Business Credit, Inc. to Carolina Quarries, Inc., Pennsylvania Granite Corp., Keith Monument Company, LLC, Rock of Ages Memorials, Inc., Sioux Falls Monument Co., and the Company consenting to sale of the Company’s retail division (incorporated by reference to Exhibit 10.28 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and filed with the Securities and Exchange Commission on March 31, 2008).
10.20	Consent and Assumption Agreement dated December 7, 2009 by and among the Company, Rock of Ages Corporation (a Delaware corporation), The CIT Group/Business Credit, Inc. and Peoples United Bank (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 8, 2009).
10.21	Supplemental Retirement Plan for Donald Labonté dated as of January 1, 2007 (incorporated by reference to Exhibit 10.29 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and filed with the Securities and Exchange Commission on March 31, 2008)

Exhibit
Number	Description

10.22	Employment Agreement of Donald M. Labonte dated as of July 1, 2008 (executed and delivered on August 26, 2008) (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K and filed with the Securities and Exchange Commission on August 28, 2008)
10.23	Asset Purchase Agreement dated April 17, 2009 by and between Rock of Ages Canada, Inc., a wholly-owned subsidiary of the Company, and Carrieres Polycor, Inc., for the purchase of real and personal property comprising the Polycor Stanstead Quarry, located in Stanstead, Quebec (incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ending April 4, 2009 and filed with the Securities and Exchange Commission on May 19, 2009). This exhibit is the original contract written in French.
10.24	English translation of the Asset Purchase Agreement dated April 17, 2009 by and between Rock of Ages Canada, Inc., a wholly-owned subsidiary of the Company, and Carrieres Polycor, Inc., for the purchase of real and personal property comprising the Polycor Stanstead Quarry, located in Stanstead, Quebec (incorporated by reference to Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ending April 4, 2009 and filed with the Securities and Exchange Commission on May 19, 2009).
11 .	Statement re: computation of per share earnings (incorporated herein by reference to Note (1)(n) of the Company’s consolidated financial statements (filed herewith))
21 .	Subsidiaries of the Company
23.1	Consent of Grant Thornton LLP
31.1	Certification of CEO pursuant to Rule 13a-14(a) or Rule 15d-14(a) of the Securities Exchange Act of 1934, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
31.2	Certification of CFO pursuant to Rule 13a-14(a) or Rule 15d-14(a) of the Securities Exchange Act of 1934, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
32.1	Certification of CEO pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes Oxley Act of 2002.
32.2	Certification of CFO pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes Oxley Act of 2002.

*	This exhibit is a management contract or compensatory plan or arrangement.

†	Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Annex G

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 10-Q

(Mark One)
☑	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the quarterly period ended October 2, 2010
OR
☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from to

Commission file number: 0-29464

ROCK OF AGES CORPORATION
(Exact name of Registrant as Specified in its Charter)

Vermont	03-0153200
(State or other jurisdiction of incorporation or organization)	(I. R. S. Employer Identification Number)

560 Graniteville Road, Graniteville, Vermont (Address of principal executive offices)	05654 (Zip Code)

(802) 476-3121
(Registrant’s telephone number, including area code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.  Yes ☑     No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act.)  Yes ☐     No ☑

As of November 12, 2010, 4,812,342 shares of Class A Common Stock and 2,603,721 shares of Class B Common Stock of the registrant were outstanding.

ROCK OF AGES CORPORATION

INDEX

Form 10-Q for the Quarterly Period
Ended October 2, 2010

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Quarterly Report on Form 10-Q, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part I, Item 2, contains forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they never materialize or prove incorrect, could cause the results of Rock of Ages Corporation (“Rock of Ages” or the “Company”) and events to differ materially from those contained in such statements. All statements other than statements of historical fact could be deemed forward-looking statements, and may include projections of revenue, gross profit, expenses, earnings or losses from operations or other financial items; any statements of the plans, strategies and objectives of the Company or its management for future operations; any statements regarding future economic conditions or performance; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing.

The risks, uncertainties and assumptions may include, but are not limited to, the following:

•	our ability to certify adequate internal controls over our financial reporting;

•	our reliance on our line of credit with the CIT Group to fund our business operations and/or strategy;

•	our ability to maintain compliance with our covenants in our credit facility;

•	our ability to form and maintain strategic alliances with cemeteries, funeral homes and memorial retailers;

•	uncertainties involving production recovery, quarry yields and demand for Rock of Ages’ dimension stone;

•	the impact of the weak economic conditions and the future impact of such conditions on the granite and granite memorial industries, and demand for our products;

•	uncertainties related to the purported class action lawsuit filed in connection with the acquisition proposal received from Swenson Granite Company LLC (“Swenson”) on May 6, 2010 and the purported class action lawsuit filed in connection with the recently announced merger agreement (the “Merger Agreement”) among the Company, Swenson and Granite Acquisition, LLC (“Merger Sub”);

•	unanticipated overhead or other expenses, including expenses in connection with the Merger Agreement and the transactions contemplated thereby;

and other risks and uncertainties described herein, including, but not limited to the items discussed in “Risk Factors That May Affect Future Results” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, filed on March 31, 2010 (the “2009 Annual Report”) and in Part II, Item 1A of this report, and that are otherwise described from time to time in Rock of Ages’ reports filed with the Securities and Exchange Commission after the date of filing of this report.

We assume no obligation to update these forward-looking statements to reflect actual results or changes in factors or assumptions affecting such forward-looking statements.

PART I: FINANCIAL INFORMATION

Item 1:	Financial Statements

ROCK OF AGES CORPORATION

CONSOLIDATED BALANCE SHEETS

	October 2,	December 31,
	2010	2009
	(Unaudited)	(Audited)
	($ in thousands, except par value amounts)

ASSETS
Current assets:
Cash and cash equivalents	$1,163	$1,713
Trade receivables, net	10,954	7,241
Inventories	14,845	15,077
Income taxes receivable	129	429
Other current assets	1,220	1,191
Assets held for sale	621	758

Total current assets	28,932	26,409
Property, plant and equipment, net	30,551	30,559
Identified intangible assets, net	458	582
Goodwill	387	387
Other long term assets	235	515

Total assets	$60,563	$58,452

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Borrowings under line of credit	$—	$214
Current maturities of long-term debt	1,315	801
Trade payables	1,851	1,285
Accrued expenses	2,612	1,264
Salary continuation and other post-employment benefits	702	691
Customer deposits	1,233	774
Income taxes payable	53	—
Current deferred tax liabilities	—	236

Total current liabilities	7,766	5,265
Long-term debt, excluding current installments	11,660	13,361
Salary continuation liability, net of current portion	5,218	5,386
Accrued pension cost	4,322	4,810
Deferred salary liability	1,504	1,504
Accrued other post-employment benefits, net of current portion	1,603	1,622

Total liabilities	32,073	31,948

Stockholders’ equity:
Preferred stock — No par value; 2,500,000 shares authorized; No shares issued or outstanding
Common stock — Class A, No par value; 30,000,000 shares authorized; 4,812,342 shares issued and outstanding as of October 2, 2010 and December 31, 2009	48	48
Common stock — Class B, No par value; 15,000,000 shares authorized; 2,603,721 shares issued and outstanding as of October 2, 2010 and December 31, 2009	26	26
Additional paid-in capital	65,790	65,751
Accumulated deficit	(33,077)	(34,746)
Accumulated other comprehensive loss	(4,297)	(4,575)

Total stockholders’ equity	28,490	26,504

Total liabilities and stockholders’ equity	$60,563	$58,452

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

ROCK OF AGES CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
	October 2,	October 3,	October 2,	October 3,
	2010	2009	2010	2009
	(Unaudited)
	(In thousands except per share data)

Net revenues:
Quarry	$8,037	$5,914	$18,298	$15,949
Manufacturing	7,719	6,967	19,633	17,293

Total net revenues	15,756	12,881	37,931	33,242
Cost of goods sold:
Quarry	5,114	4,003	13,591	12,516
Manufacturing	5,322	4,945	14,123	12,737

Total cost of goods sold	10,436	8,948	27,714	25,253
Gross profit:
Quarry	2,923	1,911	4,707	3,433
Manufacturing	2,397	2,022	5,510	4,556

Total gross profit	5,320	3,933	10,217	7,989
Operating expenses:
Selling, general and administrative expenses:
Quarry	604	503	1,694	1,633
Manufacturing	1,133	938	3,168	2,964
Corporate overhead	622	660	1,977	2,393
Strategic options and lawsuit expenses	358	—	852	—
Effect of pension curtailment	—	—	—	95
Foreign exchange loss (income)	—	—	(83)	—
Other income, net	(46)	(76)	(191)	(219)

Total selling, general and administrative expenses	2,671	2,025	7,417	6,866
Income before interest expense and income taxes	2,649	1,908	2,800	1,123
Interest expense, net	254	334	827	871

Income before income taxes	2,395	1,574	1,973	252
Income tax expense	195	40	305	59

Net income	$2,200	$1,534	$1,668	$193

Net income per share — basic	$0.30	$0.21	$0.22	$0.03
Net income per share — diluted	0.30	0.21	0.22	0.03
Weighted average number of common shares outstanding — basic	7,416	7,416	7,416	7,416
Weighted average number of common shares outstanding — diluted	7,451	7,416	7,435	7,416

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

ROCK OF AGES CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended
	October 2,	October 3,
	2010	2009
	(Unaudited)
	(In thousands)

Cash flows from operating activities:
Net income	$1,668	$193
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on sale of assets	(79)	(49)
Loss on sale of marketable securities	11	—
Depreciation, depletion and amortization	1,796	1,840
Deferred taxes	(238)	—
Stock compensation expense	40	46
Changes in operating assets and liabilities:
Trade receivables, net	(3.663)	4,321
Inventories	356	2,004
Other assets	526	(113)
Trade payables, accrued expenses and income taxes	1,937	(678)
Customer deposits	459	348
Salary continuation and pension	(666)	(420)
Other liabilities	—	(20)

Net cash provided by operating activities	2,147	7,472

Cash flows from investing activities:
Purchases of other property, plant and equipment	(1,633)	(1,406)
Proceeds from sale of assets	246	243
Proceeds from sale of marketable securities	48	—
Purchase of land and granite reserves	—	(1,428)

Net cash used in investing activities	(1,339)	(2,591)

Cash flows from financing activities:
Net repayments under lines of credit	(216)	(4,863)
Principal borrowings on long-term debt	3,967	—
Principal payments on long-term debt	(5,198)	(251)

Net cash used in financing activities	(1,447)	(5,114)

Effect of exchange rate changes on cash	89	187

Net decrease in cash and cash equivalents	(550)	(46)
Cash and cash equivalents, beginning of period	1,713	888

Cash and cash equivalents, end of period	$1,163	$842

Supplemental cash flow information:
Cash paid during the period for:
Interest	$864	$906
Income taxes	198	274

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

ROCK OF AGES CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(1)	Basis of Presentation

The accompanying unaudited consolidated financial statements have been prepared pursuant to the rules and regulations for reporting on Form 10-Q. Accordingly, certain information and notes required by accounting principles generally accepted in the United States of America (“U.S. GAAP”) for complete financial statements are not included herein. In the opinion of management, all adjustments of a normal recurring nature considered necessary for a fair presentation have been included. Results of operations for the interim periods are not necessarily indicative of the results that may be expected for a full year. The Company has historically experienced certain seasonal patterns. Generally, our net sales have been highest in the second or third quarter and lowest in the first quarter of each year due primarily to weather conditions affecting operations in Vermont and Canada and the setting of memorials in cemeteries located in northern regions. For further information, refer to the consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, filed on March 31, 2010 (SEC File No. 000-29464) (the “2009 Annual Report”).

In this report, the terms “Company,” “we,” “us,” or “our” mean Rock of Ages Corporation and all subsidiaries included in our consolidated financial statements.

The Company’s fiscal year ends on December 31 and its fiscal quarters are the 13-week periods ending on the Saturday nearest March 31, June 30 and September 30. As a result, the first and fourth quarter may be more or less than 13 weeks, by 1 to 6 days, which can affect comparability between periods. The third quarters of 2010 and 2009 each have 91 days.

(2)	Stock-Based Compensation

The following tables set forth stock option activity for the periods ended October 2, 2010 and October 3, 2009 and information on outstanding and exercisable options at such dates:

	Nine Months Ended
	October 2, 2010			October 3, 2009
		Weighted			Weighted
		Average	Aggregate		Average	Aggregate
	Number of	Exercise	Intrinsic	Number of	Exercise	Intrinsic
	Options	Price	Value	Options	Price	Value

Outstanding at beginning of period	314,000	$4.08		324,000	$4.06
Granted	—	—		20,000	2.63
Exercised	—	—		—	—
Canceled	—	—		(20,000)	3.05

Outstanding at end of period	314,000	$4.08	$257,375	324,000	$4.04	$97,500
Exercisable at end of period	193,500	$4.82	$97,150	155,000	$5.25	$17,420
Weighted average remaining contractual life	5.5			6.6 years

ROCK OF AGES CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(3)	Inventories

Inventories consist of the following (in thousands):

	October 2,	December 31,
	2010	2009

Raw materials	$9,366	$10,402
Work-in-process	1,477	1,057
Finished goods and supplies	4,002	3,618

	$14,845	$15,077

The finished goods and supplies inventory includes $1,810,000 and $1,905,000 of retail display inventory as of October 2, 2010 and December 31, 2009, respectively that is located at various retail locations and is consigned to PKDM Holdings Inc., (“PKDM”) the owner of the Company’s former retail division. PKDM is responsible for purchasing this inventory at the Company’s book value, as it is sold, plus any inventory remaining after the tenth anniversary of the transaction (January 2018).

(4)	Earnings Per Share

The following is a reconciliation of shares used in calculating basic and diluted earnings per share (in thousands):

	Three Months Ended		Nine Months Ended
	October 2,	October 3,	October 2,	October 3,
	2010	2009	2010	2009

Basic weighted average shares	7,416	7,416	7,416	7,416
Effect of dilutive stock options	35	—	19	—

Diluted weighted average shares	7,451	7,416	7,435	7,416

Options to purchase 136,500 shares of Class A common stock were outstanding at October 2, 2010, but were not included in the computation of diluted earnings per share for the three and nine months ended October 2, 2010 because they were out of the money.

Options to purchase 324,000 shares of Class A common stock were outstanding at October 3, 2009, but were not included in the computation of diluted earnings per share for the three and nine months ended October 3, 2009 because they were out of the money.

(5)	Segment Information

The Company is organized based on the products and services it offers. The Company operates in two segments: quarry and manufacturing.

The quarry segment extracts granite from the ground and sells it to either the Company’s manufacturing segment or to outside manufacturers, as well as to distributors in Europe and China. There were two quarry customers that represented approximately 25.8% of accounts receivable at October 2, 2010 and one customer that represented approximately 20.8% of accounts receivable at December 31, 2009. These receivables were backed by irrevocable letters of credit.

The manufacturing segment’s principal products are granite memorials and mausoleums used primarily in cemeteries and, to a lesser extent, specialized granite products for industrial applications.

Inter-segment revenues are accounted for as if the sales were to third parties. These are eliminated on consolidation in the statements of operations.

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NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following tables present unaudited segment information for the three and nine month periods ended October 2, 2010 and October 3, 2009 (in thousands):

Three month period:

			Unallocated
			Corporate
2010	Quarry	Manufacturing	Overhead	Total

Total net revenues	$8,700	$7,719	$—	$16,419
Inter-segment net revenues	(663)	—	—	(663)

Net revenues	8,037	7,719	—	15,756
Total gross profit	3,135	2,185	—	5,320
Inter-segment gross profit	(212)	212	—	—

Gross profit	2,923	2,397	—	5,320
Selling, general and administrative expenses	604	1,133	622	2,359
Strategic options and lawsuit expenses	—	—	358	358
Other income, net	—	—	(46)	(46)

Income before interest and taxes	$2,319	$1,264	$(934)	$2,649

			Unallocated
			Corporate
2009	Quarry	Manufacturing	Overhead	Total

Total net revenues	$6,486	$6,967	$—	$13,453
Inter-segment net revenues	(572)	—	—	(572)

Net revenues	5,914	6,967	—	12,881
Total gross profit	2,074	1,859	—	3,933
Inter-segment gross profit	(163)	163	—	—

Gross profit	1,911	2,022	—	3,933
Selling, general and administrative expenses	503	938	660	2,101
Other income, net	—	—	(76)	(76)

Income before interest and taxes	$1,408	$1,084	$(584)	$1,908

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NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Nine month period:

			Unallocated
			Corporate
2010	Quarry	Manufacturing	Overhead	Total

Total net revenues	$20,398	$19,633	$—	$40,031
Inter-segment net revenues	(2,100)	—	—	(2,100)

Net revenues	18,298	19,633	—	37,931
Total gross profit	5,183	5,034	—	10,217
Inter-segment gross profit	(476)	476	—	—

Gross profit	4,707	5,510	—	10,217
Selling, general and administrative expenses	1,694	3,168	1,977	6,839
Strategic options and lawsuit expenses	—	—	852	852
Foreign exchange income	—	—	(83)	(83)
Other income, net	—	—	(191)	(191)

Income before interest and taxes	$3,013	$2,342	$(2,555)	$2,800

			Unallocated
			Corporate
2009	Quarry	Manufacturing	Overhead	Total

Total net revenues	$17,175	$17,293	$—	$34,468
Inter-segment net revenues	(1,226)	—	—	(1,226)

Net revenues	15,949	17,293	—	33,242
Total gross profit	3,667	4,322	—	7,989
Inter-segment gross profit	(234)	234	—	—

Gross profit	3,433	4,556	—	7,989
Selling, general and administrative expenses	1,633	2,964	2,393	6,990

Effect of pension curtailment	—	—	95	95
Other income, net	—	—	(219)	(219)

Income (loss) before interest and taxes	$1,800	$1,592	$(2,269)	$1,123

Net revenues by geographic area, based on shipping destination, for the three and nine months ended October 2, 2010 and October 3, 2009 are as follows (in thousands):

	Three Months Ended		Nine Months Ended
	October 2,	October 3,	October 2,	October 3,
	2010	2009	2010	2009

Net revenues:
China	$3,332	$1,741	$6,541	$5,177
Italy	138	68	580	103
Other foreign countries	19	90	146	191

	3,489	1,899	7,267	5,471
United States and Canada	12,267	10,982	30,664	27,771

Total net revenues	$15,756	$12,881	$37,931	$33,242

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NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Net property, plant and equipment by geographic area are as follows (in thousands):

	October 2,	December 31,
	2010	2009

United States	$26,488	$26,232
Canada	4,063	4,327

	$30,551	$30,559

(6)	Comprehensive Income (Loss)

Accumulated other comprehensive loss consists of the following components (in thousands):

	Foreign	Unfunded	Investment	Accumulated Other
	Currency	Pension	Available for	Comprehensive
	Translation	Liability	Sale	Loss

Balance at December 31, 2009	$3,028	$(7,569)	$(34)	$(4,575)
Changes in 2010	252	—	26	278

Balance at October 2, 2010	$3,280	(7,569)	(8)	(4,297)

Included in other comprehensive income/loss was a reclassification adjustment of $235,000 and $397,000 in 2010 and 2009, respectively for the unfunded pension liability.

Comprehensive income (loss) is as follows (in thousands):

	Three Months Ended		Nine Months Ended
	October 2,	October 3,	October 2,	October 3,
	2010	2009	2010	2009

Net income	$2,200	$1,534	$1,668	$193
Other comprehensive income:
Foreign currency translation adjustment	327	752	252	1,200
Unrealized gain on investment in available for sale securities	9	—	26	95
Pension related adjustment:
Curtailment	—	—	—	1,503
Pension liability adjustment, net of reclassification adjustment	—	—	—	2,517

Comprehensive income	$2,536	$2,286	$1,946	$5,508

ROCK OF AGES CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(7)	Components of Net Periodic Benefit Cost

Components of net periodic benefit cost for the three months ended October 2, 2010 and October 3, 2009 are as follows (in thousands):

			Salary
	Non-Union		Continuation		Other Post-
	Pension Benefits		Benefits		Employment Benefits
	October 2,	October 3,	October 2,	October 3,	October 2,	October 3,
	2010	2009	2010	2009	2010	2009

Service cost	$—	$—	$—	$—	$2	$1
Interest cost	347	371	78	84	26	26
Expected return on plan assets	(379)	(302)	—	—	—	—
Amortization of prior service costs	—	—	20	28	15	12
Amortization of net actuarial loss	43	45	—	—	—	—

Net periodic benefit cost	$11	$114	$98	$112	$43	$39

Components of net periodic benefit cost for the nine months ended October 2, 2010 and October 3, 2009 are as follows (in thousands):

			Salary
	Non-Union		Continuation		Other Post-
	Pension Benefits		Benefits		Employment Benefits
	October 2,	October 3,	October 2,	October 3,	October 2,	October 3,
	2010	2009	2010	2009	2010	2009

Service cost	$—	$65	$—	$—	$5	$3
Interest cost	1,041	1,129	235	252	78	78
Expected return on plan assets	(1,137)	(922)	—	—	—	—
Amortization of prior service costs	—	32	60	84	46	36
Amortization of net actuarial loss	129	245	—	—	—	—
Effect of curtailment	—	95	—	—	—	—

Net periodic benefit cost	$33	$644	$295	$336	$129	$117

Effective March 31, 2009, the Company’s defined benefit pension plan was amended by freezing membership and future benefits in the plan. We recognized additional pension expense of $95,000 as the effect of the pension curtailment in the first quarter of 2009. Additionally, the defined benefit pension plan was revalued as of the date of the curtailment. The effect of the curtailment and re-measurement resulted in a decrease of the projected benefit obligation of $3.8 million and a decrease in the accumulated other comprehensive loss of $4.0 million.

The Company expects to contribute approximately $850,000 to the defined benefit pension plan during 2010. A $212,000 contribution was made during the quarter ended October 2, 2010, bringing the total contribution to $423,000 for 2010. We also contributed $98,000 in January 2010 for the 2009 plan year.

(8)	Recent Accounting Pronouncements

Effective January 1, 2010, the Company adopted new accounting guidance on fair value measurements and disclosures. The new guidance requires more robust disclosures about (1) the different classes of assets and liabilities measured at fair value, (2) the valuation techniques and inputs used, (3) the activity in Level 3 fair value measurements, and (4) the transfers between Levels 1, 2, and 3. The adoption of this new accounting guidance did not have a material effect on the Company’s financial position or results of operations.

ROCK OF AGES CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(9)	Credit Facility

In October 2007, the Company entered into a new credit facility with its existing lenders, the CIT Group/Business Credit and Chittenden Trust Company (the “Lenders”) that will expire in October 2012 and is secured by substantially all assets of the Company located in the United States. The credit facility consists of an acquisition term loan line of credit of up to $30.0 million and a revolving credit facility of up to another $20.0 million based on eligible accounts receivable, inventory and certain fixed assets. Amounts outstanding were $-0-and $11,206,000 as of October 2, 2010 and $2,565,000 and $13,886,000 as of October 3, 2009 on the revolving credit facility and the term loan line of credit, respectively. Availability under the revolving credit facility was $12.9 million as of October 2, 2010. The credit facility financing agreement places restrictions on our ability to, among other things, sell assets, participate in mergers, incur debt, pay dividends, make capital expenditures, repurchase stock and make investments or guarantees, without pre-approval by the Lenders.

Repayment Terms.  As the aggregate unpaid principal balance of the outstanding term loan is less than $17,500,000, quarterly principal payments are no longer required. The principal balance is payable in full on the expiration date of the facility in October 2012. The Company does have the right to make voluntary pre-payments on the term loan. In the first quarter of 2010 our Canadian subsidiary borrowed $4 million on its term loan. The proceeds, net of the Canadian withholding tax, were used to pay $2 million on the term debt with the remainder used for working capital. During the second and third quarters the company voluntarily pre-paid an additional $680,000 on its term loan. The revolving credit facility is paid down daily with all proceeds received by the Company.

The Company is required to repay its term loan to the extent it sells certain assets collateralizing the loan. Accordingly, the Company has classified a portion of the term loan as a current liability based on the estimated proceeds of fixed assets classified as held for sale.

Minimum Fixed Charge Coverage Ratio.  The facility requires the ratio of the sum of earnings before interest, taxes, depreciation and amortization (EBITDA), to the sum of income taxes paid, capital expenditures, interest and scheduled debt repayments be at least 1.10 for the trailing twelve-month period at the end of each quarter. The Company was in compliance with this covenant at October 2, 2010.

Total Liabilities to Net Worth Ratio.  The credit facility also requires that the ratio of our total liabilities to net worth (the “Leverage Ratio”) not exceed 2.25 for the first two quarters of 2009 and 2.00 for the remainder of the term of the loan. The Leverage Ratio excludes from the calculation the change in tangible net worth directly resulting from the Company’s compliance with changes in accounting for pensions of $6.0 million. As of October 2, 2010, we were in compliance with the Leverage Ratio covenant.

Canadian Facility.  The Company’s Canadian subsidiary has a line of credit agreement with the Royal Bank of Canada that is renewable annually. Under the terms of this agreement, a maximum of $2.5 million CDN may be advanced based on eligible accounts receivable, eligible inventory, and tangible fixed assets. The line of credit bears interest at the Canadian prime rate plus 0.5%. There was $-0- outstanding as of October 2, 2010 and October 3, 2009, respectively.

The Canadian subsidiary also has a non-revolving term loan with the Royal Bank of Canada which cannot exceed $4 million CDN bearing interest at the Canadian prime rate plus 0.95%. There was $1.5 million and $-0- outstanding as of October 2, 2010 and October 3, 2009, respectively. The effective interest rate was 3.95% as of October 2, 2010.

(10)	Income Taxes

The Company files income tax returns in the U.S. federal jurisdiction and various state and foreign jurisdictions. The Company is no longer subject to U.S. federal income tax examinations by tax authorities for

ROCK OF AGES CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

years before 2007 or Canadian tax authorities for years before 2004. However, even though the tax years are closed the tax attributes may remain open to adjustment. On October 6, 2010 we were notified that the Canada Revenue Agency will be auditing our income tax return for the 2008 tax year.

Income tax expense in the first half of 2010 and 2009 result primarily from income at our Canadian subsidiary. Tax expense is calculated based on the estimated annual effective Canadian tax rate of 29.9% for 2010 and 2009.

In 2005, the Company adjusted its valuation allowance to fully reserve for the entire net U.S. deferred tax asset. At each subsequent period, including at the end of the third quarter of 2010, we reached a similar conclusion, therefore we have continued to fully reserve for the entire net U.S. deferred tax asset. We will continue to assess the valuation allowance on a regular basis and may reduce the valuation allowance if and/or when the Company has taxable income from its U.S. operations.

As of October 2, 2010 and December 31, 2009, the Company recorded no unrecognized tax benefits or liabilities related to uncertain tax positions.

(11)	Intangible Assets and Goodwill

We test goodwill for impairment annually and when an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value. In the first quarter of 2010, we performed our annual assessment for the quarry reporting unit. We calculated the fair value of the quarry reporting unit based on the estimated expected discounted future cash flows. Based on this analysis we concluded that there was no indication of impairment as of April 3, 2010, although there can be no assurance that goodwill will not become impaired in future periods. We have reviewed the events of the last two quarters and believe that no triggering events have occurred that would require an assessment of impairment.

(12)	Fair Value Measurements

The carrying value of cash and cash equivalents, accounts receivable and accounts payable approximates fair value because of the short-term nature of these instruments. Investment securities are carried at fair value using level one inputs. The long-term and short-term debt instruments bear interest at variable rates, which at October 2, 2010 and December 31, 2009 we estimated to be at market.

The assets in our pension plan are Separate Investment Accounts and their fair value is based on unit values and not net asset values. Unit values are calculated based on observable net asset values of the underlying investment and are considered Level 2 inputs.

(13)	Regulatory Matters

In 2009 the U.S. Mine Safety and Health Administration (MSHA) issued citations to one of our subsidiaries, Pennsylvania Granite, asserting various violations and assessed fines totaling approximately $280,000. The Company disagrees with the validity of these violations and how they are characterized. We are appealing the citations. Based on experience of our legal counsel in settling similar assessments and available historical MSHA settlement data, we estimate our final exposure will be no greater than $125,000.

In 2010 MSHA again inspected the Pennsylvania Quarry operations and issued 25 citations. We were assessed additional fines totaling $4,575 for these citations. We are contesting these citations and additional fines. We also received five citations of a more serious nature for which we have not been assessed additional fines yet. We do not have an estimate of the amount of the additional fines but are planning on contesting those citations as well.

ROCK OF AGES CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(14)	Assets Held For Sale

As of October 2, 2010, the Company held various assets for sale, which were no longer being used in production, totaling $621,000 and $758,000 at December 31, 2009. During the quarter ended July 3, 2010, we sold property located in Hardwick, Vermont with a book value of $137,000. The remaining assets have been classified as current assets held for sale. The estimated sales prices for the assets are expected to exceed the carrying values therefore no impairments were recognized. Accordingly, these amounts have been reclassified from the term loan to current maturities of long term debt since the Company is required to apply the proceeds from the sale of these assets, when they are sold, against the term loan.

(15)	Merger Agreement

On October 15, 2010, a special committee of the Company’s independent directors, formed for the purpose of exploring and considering possible strategic alternatives for the Company (the “Special Committee”), and the Company’s Board of Directors, approved the Merger Agreement by and among Rock of Ages, Swenson and Merger Sub. The Merger Agreement, dated as of October 18, 2010, provides for the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Swenson. Merger Sub, which is wholly owned by Swenson, is a recently-formed Vermont limited liability company established for the sole purpose of effecting the merger.

If the proposed merger is consummated, shareholders of the Company (other than shareholders who are members of Swenson to the extent they have contributed their shares of Company common stock in exchange for additional shares of membership interest in Swenson, and other than shareholders to the extent they have properly asserted dissenters’ rights in accordance with the Vermont Business Corporation Act) will be entitled to receive $5.25 in cash per share of common stock, without interest.

The merger is subject to a number of conditions, including, in addition to approval by a majority of the votes represented by the outstanding shares of Class A and Class B common stock voting together, approval by a majority of the outstanding shares of the Company’s Class A common stock, not including (in the number of outstanding shares of Class A common stock, or in the number of shares of Class A common stock voted in favor of the merger agreement) shares of Class A common stock owned directly or through a broker or other nominee by members of Swenson. Although the merger is not subject to a financing contingency, Swenson is seeking debt financing in connection with the merger and will require that financing in order to consummate the merger and related transactions. Swenson has received an amended and restated commitment letter from certain lenders, pursuant to which such lenders have committed, subject to certain specified conditions, to enter into a definitive financing agreement to provide funding for, among other things, the merger.

The Company plans to schedule a special meeting of its shareholders for the purpose of obtaining shareholder approval of the merger agreement. If the necessary shareholder approval is obtained, then the merger is expected to be completed as quickly as possible after the special meeting, subject to customary conditions. See Item 1A — “Risk Factors” of this Form 10-Q.

(16)	Litigation

A purported shareholder of Rock of Ages commenced a purported class action lawsuit against Rock of Ages, all of the members of its Board of Directors, certain of its officers, and Swenson, shortly after Swenson’s initial proposal, submitted to the Company’s board of directors on May 6, 2010, to acquire the Company at $4.38 per share of common stock. The complaint was filed in Vermont Superior Court, Washington County and subsequently removed to the United States District Court for the District of Vermont. The plaintiff alleges, among other things, that the Rock of Ages directors and officers named in the complaint breached their fiduciary duties in connection with the Swenson proposal, that Swenson’s proposed offer is

ROCK OF AGES CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

inadequate, and that the defendants would benefit from the proposed transaction to the detriment of Rock of Ages’ other shareholders. Plaintiff seeks an order certifying the proposed class, granting preliminary and permanent injunctive relief against the consummation of the merger, or if the merger is consummated, rescinding the merger and/or awarding rescissory damages and ordering an accounting, and an award of costs and attorneys fees. Rock of Ages believes the complaint is without merit and is engaged in a vigorous defense. The plaintiff has asserted to the court that he intends to amend his complaint, but has not indicated when he will do so.

A second purported class action was commenced by a purported shareholder against Rock of Ages, each of its current directors, Swenson and Merger Sub on October 27, 2010 in the United States District Court for the District of Vermont. The plaintiff alleges, among other things, that the individual defendants breached their fiduciary duties in approving the previously announced merger agreement among the Company, Swenson and Merger Sub, providing for the acquisition of the Company through a merger of Merger Sub with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Swenson. Plaintiff further alleges that Swenson and Merger Sub aided and abetted such breaches of duty. Plaintiff seeks an order certifying the proposed class, granting preliminary and permanent injunctive relief against the consummation of the merger, or, if the merger is consummated, rescinding the merger and/or awarding rescissory damages and ordering an accounting, and an award of costs and attorneys fees. Rock of Ages believes the complaint is without merit and plans a vigorous defense. Plaintiff’s counsel has notified defendants’ counsel that they intend to amend their complaint, but have not yet done so.

(17)	Subsequent Events

In February 2010, the FASB issued ASU No. 2010-09, Amendments to Certain Recognition and Disclosure Requirements. The standard amends ASC Topic 855 to address certain implementation issues related to an entities requirement to perform and disclose subsequent-event procedures. The standard requires SEC filers to “evaluate subsequent events through the date the financial statements are issued” and exempts SEC filers from disclosing the date through which subsequent events have been evaluated. The Company evaluates subsequent events through the date and time of the filing of the applicable periodic report with the SEC. The Company evaluated subsequent events through the date of issuance of its Quarterly Report on Form 10-Q.

Item 2.  Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

Rock of Ages is an integrated quarrier and manufacturer of granite and products manufactured from granite. During the first three quarters of 2010, we had two business segments: quarry and manufacturing. The quarry division sells granite blocks to the manufacturing division and to outside manufacturers, as well as to customers outside North America. The manufacturing division’s principal products are granite memorials and mausoleums used primarily in cemeteries. It also manufactures specialized granite products for industrial applications.

Historically, the Company’s operations have experienced certain seasonal patterns. Generally, our net sales have been highest in the second or third quarter and lowest in the first quarter of each year due primarily to weather. Cemeteries in northern areas generally do not accept granite memorials during winter months when the ground is frozen because they cannot be properly set under those conditions. In addition, we either close or reduce the operations of our Vermont and Canadian quarries during these months because of increased operating costs attributable to adverse weather conditions. As a result, we have historically incurred a significant net loss during the first three months of each calendar year.

In the third quarter of 2010 total revenue increased $2.9 million or 22% from the same period last year mainly due to increased export granite sales of our Bethel and Salisbury quarries and increased sales of industrial products and monumental sales in our Canadian subsidiary. Total gross profit increased $1.4 million from the same period last year. SG&A expenses increased 32% or $646,000 due partly to costs associated with the consideration of the Swenson proposal, and the process commenced by the special committee of independent directors (the “Committee”) to explore and consider strategic alternatives for the Company (the “Strategic Process”), as well as costs associated with defending against the shareholder lawsuit described in Part II, Item 1 of this Report. Total net income increased by $666,000 over the same period last year.

Critical Accounting Policies

General

Management’s Discussion and Analysis of Financial Condition and Results of Operations is based upon our Consolidated Financial Statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates.

An accounting policy is deemed to be critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimate is made, and if different estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact the financial statements.

Our critical accounting policies are as follows: revenue recognition, impairment of long-lived assets, valuation of deferred tax assets, accounting for pensions and other post-employment benefits and valuation of inventory. There have been no material changes in the Company’s critical accounting policies or changes in the methodology applied by management for critical accounting policies from what was previously disclosed in our most recent Form 10-K.

Results of Operations

The following table sets forth certain statement of operations data as a percentage of total net revenues with the exception of quarry and manufacturing gross profit and SG&A, which are shown as a percentage of their respective segment’s net revenues.

	Three Months Ended		Nine Months Ended
	October 2, 2010	October 3, 2009	October 2, 2010	October 3, 2009

Net Revenues:
Quarry	51.0%	45.9%	48.2%	48.0%
Manufacturing	49.0%	54.1%	51.8%	52.0%

Total net revenues	100.0%	100.0%	100.0%	100.0%
Gross Profit:
Quarry	36.4%	32.3%	25.7%	21.5%
Manufacturing	31.1%	29.0%	28.1%	26.3%

Total gross profit	33.8%	30.5%	26.9%	24.0%
Selling, general and administrative expenses:
Quarry	7.5%	8.5%	9.3%	10.2%
Manufacturing	14.7%	13.5%	16.1%	17.1%
Corporate overhead	3.9%	5.1%	5.2%	7.2%
Strategic options and lawsuit expenses	2.3%	—	2.2%	—
Effect of pension curtailment	—	—	—	0.3%
Foreign exchange loss (income)	—	—	(0.2)%	—
Other income, net	(0.3)%	(0.6)%	(0.5)%	(0.7)%

Total SG&A expenses	17.0%	15.7%	19.5%	20.6%
Income before interest and income taxes	16.8%	14.8%	7.4%	3.4%
Interest expense	1.6%	2.6%	2.2%	2.6%

Income before income taxes	15.2%	12.2%	5.2%	0.8%
Income tax expense	1.2%	0.3%	0.8%	0.2%

Net income	14.0%	11.9%	4.4%	0.6%

Three Months Ended October 2, 2010 Compared to Three Months Ended October 3, 2009

On a consolidated basis for the three-month period ended October 2, 2010, compared to the three-month period ended October 3, 2009, revenue increased $2.9 million or 22%, gross profit increased $1.4 million or 35% and total operating expenses increased $646,000 or 32%. The Company reported net income of $2.2 million in the third quarter of 2010 compared to $1.5 million for the third quarter of 2009.

Quarry Segment Analysis

In the third quarter of 2010 revenues in our quarry division increased $2.1 million or 36% from the same period last year mainly due to increased export sales of Bethel White and Salisbury. The development performed at our quarries earlier in the year is allowing us to produce higher volumes of quality granite to meet demand and bring sales back to historical levels. Gross profit increased $1 million from the same period last year mainly due to increased sales and higher profit margins in our Barre and Salisbury quarries. In each of these quarries the cost per cubic foot has decreased and the gross profit margins have increased.

SG&A expenses increased 20% or $101,000 due to an increase in our incentive accrual and a large repair to a holding pond in Vermont. Despite the higher SG&A expenses quarry divisional operating income increased 65% or $910,000 compared to the same period last year.

Manufacturing Segment Analysis

Revenue in our manufacturing division was $752,000 higher in the third quarter of 2010 than the same period last year. The increase in manufacturing revenue is due to increased shipments of industrial products and monumental sales from our Canadian subsidiary, which is partly due to the increase in the exchange rate.

Gross profit for the third quarter of 2010 was $2,397,000 or 19% higher than the same period last year. The gross profit margin increased from 29% to 31%. Even though shipments from our Barre monumental plant were down from the prior year, the gross profit margin on those shipments increased from 20% to 22%, due to cost savings from a smaller workforce.

SG&A costs for the quarter ended October 2, 2010 for the manufacturing division increased $195,000 or 21% compared to the quarter ended October 3, 2009. This increase is due to additional sales personnel, increased incentive expenses at both the Barre and Beebe plants, increased bad debt accruals for the industrial products division and the increase in the Canadian exchange rate. The manufacturing operating income was $180,000 higher than last year’s third quarter.

Consolidated Items

Corporate overhead, consisting of operating costs not directly related to an operating segment, decreased 6%, or $38,000, for the quarter ended October 2, 2010 compared to the quarter ended October 3, 2009 due in part to decreased salaries & benefits, legal expenses and Delaware franchise tax accruals which were partially offset by increased bank charges and incentive accrual. In the third quarter of 2010 we incurred $217,000 in costs related to the Strategic Process and we incurred $141,000 in costs related to the shareholder lawsuit Described in Part II, Item 1 of this Report.

Other income, which includes rental income from non-operating properties and miscellaneous reimbursements, was down 39%, or $30,000, in the third quarter of 2010.

Due to the decreased level of U.S. debt in 2010, net interest expense decreased $81,000, or 24%, for the quarter ended October 2, 2010 compared to the quarter ended October 3, 2009. On March 30, 2009, we reached a definitive agreement with our lenders on the conditions of the grant of a waiver from compliance with certain covenants contained in our Amended and Restated Financing Agreement. In consideration of the consents and waivers, the unused line fee went from .25% to .50% and the existing interest rate pricing grid was changed and interest rates increased approximately 3%. Despite the higher rates the decreased level of debt and the decreased interest rate on the Canadian debt, resulted in a decrease in interest expense.

Income tax expense was $195,000 for the quarter ended October 2, 2010, compared to $40,000 for the same quarter in 2009. The tax expense reported in both periods was primarily due to our Canadian subsidiary and is more in 2010 than 2009 due to a larger third quarter net income in our Canadian subsidiary and the increase in the exchange rate. During the third quarter of both years we continued to fully reserve against all our U.S. deferred tax assets.

Nine Months Ended October 2, 2010 Compared to Nine Months Ended October 3, 2009

On a consolidated basis for the nine-month period ended October 2, 2010, compared to the nine-month period ended October 3, 2009, revenue increased $4.7 million or 14%, gross profit increased $2.2 million or 28% and total operating expenses increased $551,000 or 8%. The Company reported net income of $1.7 million in the third quarter of 2010 compared to net income of $193,000 for the third quarter of 2009.

Quarry Segment Analysis

In the first nine months of 2010 revenues in our quarry division increased $2.3 million or 15% from the same period last year mainly due to increased sales in all but one quarry. The increase in the sales of Stanstead is due in part to the purchase of the Polycor quarry which was completed in April 2009 and in part due to the increase in the exchange rate. Gross profit increased $1.3 million from the same period last year due to increased sales and an overall increase in the quarry profit margin from 22% to 26% which was mainly due to our Stanstead, Barre, Salisbury and Gardenia quarries. In each of these quarries the cost per cubic foot has decreased and the gross profit margins have increased. In 2010 we had a mild winter so quarry operations started sooner in 2010 than in 2009 resulting in much better production. Production in both Salisbury and Gardenia is better in 2010 due to the development we have done in each of those quarries.

SG&A expenses increased 4% or $61,000 due to increases in sales travel and convention expenses, a one-time repair to a holding pond in Vermont and incentive accrual. The increases were somewhat offset by decreases in pension, office expenses and legal expense related to the appeal of our property tax valuations. The quarry divisional operating income increased 67% or $1.2 million compared to the same period last year.

Manufacturing Segment Analysis

Revenue in our manufacturing division was 14% or $2.3 million higher in the first nine months of 2010 than the same period last year. The increase in manufacturing revenue is due to increased shipments of industrial products and monumental shipments from our plant in Canada and the increase in the exchange rate.

Gross profit for the first nine months of 2010 was $954,000 or 21% higher than the same period last year. The gross profit margin increased from 26% to 28% due to the larger profit margin for industrial products.

SG&A costs for the nine-month period ended October 2, 2010 for the manufacturing division increased $204,000, compared to the nine-month period ended October 3, 2009 mainly due to increased incentive accrual and the increase in the exchange rate. The manufacturing operating income was $750,000 higher than the same period last year.

Consolidated Items

Corporate overhead, consisting of operating costs not directly related to an operating segment, decreased 17%, or $416,000, for the nine-month period ended October 2, 2010 compared to the nine-month period ended October 3, 2009 due to decreased pension, legal and accounting expenses and Delaware franchise tax accruals. The decreases were somewhat offset by increased bank fees and accruals for incentive payments. In the first nine months of 2010 we incurred $553,000 in costs related to the Strategic Process and $299,000 in costs related to the shareholder lawsuit described in Part II, Item 1 of this Report.

Other income, which includes rental income from non-operating properties and miscellaneous reimbursements, decreased by $28,000 or 13% in the first nine-months compared to the prior year.

Effective March 31, 2009 the Company’s defined benefit pension plan was amended by freezing membership and future benefits in the plan. Accordingly, we recognized an additional pension expense of $95,000 as the effect of the pension curtailment in the first nine months of 2009. There was no comparable expense in 2010.

Net interest expense decreased $44,000, or 5%, for the nine-month period ended October 2, 2010 compared to the nine-month period ended October 3, 2009. On March 30, 2009, we reached a definitive agreement with our lenders on the conditions of the grant of a waiver from compliance with certain covenants contained in our Amended and Restated Financing Agreement. In consideration of the consents and waivers the unused line fee went from .25% to .50% and the existing interest rate pricing grid was changed and interest rates increased approximately 3%.

Income tax expense was $305,000 for the nine-month period ended October 2, 2010, compared to $59,000 for the same nine-month period in 2009. The tax expense reported in both periods was primarily due to our Canadian subsidiary; is calculated using an effective rate of 29.9% and is more in 2010 than 2009 due to a larger pre-tax income in our Canadian subsidiary and the increase in the exchange rate. During the first nine months of both years we continued to fully reserve against all our U.S. deferred tax assets.

Liquidity and Capital Resources

Historically, we have met our short-term liquidity requirements primarily from cash generated by operating activities and periodic borrowings under the commercial credit facilities described below. Our $50 million credit facility with our Lenders was renewed on October 24, 2007 for a term of five years.

We have historically contributed between $800,000 and $1.0 million per year to the defined benefit pension plan. We expect to contribute $850,000 to the defined benefit plan this year, which, we believe, we will be able to fund from cash from operations. A $212,000 contribution was made to the plan during the quarter ended October 2, 2010 for 2010 bringing total contributions to $423,000 for 2010. We also contributed $98,000 in January 2010 for the 2009 plan year. See note 7 of the Notes to Unaudited Consolidated Financial Statements.

Our primary need for capital will be to maintain and improve our quarry and manufacturing facilities. We have approximately $2 million planned for capital expenditures in 2010 and have spent $1.6 million to date. We believe we will be able to fund these capital expenditures either from cash from operations or borrowings under our credit facilities.

On April 17, 2009, ROA Canada signed an Asset Purchase Agreement and completed the purchase of the real and personal property comprising the Polycor Stanstead Quarry, located in Stanstead, Quebec, Canada from Carrieres Polycor, Inc. (“Polycor”). The purchase price for the quarry, building and inventory was $1.3 million CDN. This purchase was funded by ROA Canada’s line of credit with the Royal Bank of Canada.

In March 2010, we received $3.8 million, net of the Canadian withholding taxes, as a dividend from our Canadian subsidiary. We applied $2 million of this dividend to the long-term debt and $1.8 million was retained for working capital needs.

Cash Flows

At October 2, 2010, we had cash and cash equivalents of $1.2 million and working capital of $21.2 million, compared to $1.7 million of cash and cash equivalents and working capital of $21.1 million at December 31, 2009.

Cash Flows from Operations.  Net cash provided by operating activities was $2.1 million for the nine-month period ended October 2, 2010 compared to $7.5 million in the nine-month period ended October 3, 2009. The decrease in cash flow from operations is due primarily to the decrease in the amount of collections on accounts receivable and the change in inventory in the first nine months of 2010 compared to 2009. The significant decrease in trade receivables in 2009 was partly due to the high level of receivables as of December 31, 2008 which was driven by a very large sale at the end of the year of $1.4 million and the high level of sales in Q4 2008 in general — especially quarry export sales. Combine this with a very low level of accounts receivable at the end of 2009 and accounts receivable goes from a source of funds of $4.3 million in the first nine months of 2009 to a use of funds of $3.7 million in the first nine months of 2010.

Cash Flows from Investing Activities.  Cash flows used in investing activities were $1.3 million in the first nine months of 2010 compared to $2.6 million for the same period in 2009. In 2010 we spent $1.6 million for capital expenditures, of which, $819,000 was for quarry development. We also received $246,000 on sales of assets and $48,000 from sales of stock in Family Memorials. In 2009, we purchased property, plant and equipment (PP&E) totaling $1.4 million and land and granite reserves in Canada for $1.4 million less $243,000 received on sales of assets. Cash used in investing activities comes from either borrowings under our credit facilities or from operations.

Cash Flows from Financing Activities.  Net cash used in financing activities in the nine-month period ended October 2, 2010 was $1.4 million which consisted of $4 million in gross proceeds from long-term debt of our Canadian subsidiary less $5.2 million paid on long-term debt in the U.S. and Canada plus $216,000 paid on the revolving line of credit. This compares to $5.1 million used in financing activities in the nine-month period ended October 3, 2009 which consisted of repayments on the long-term debt of $251,000 and net repayments on the revolving line of credit of $4.9 million.

CIT Credit Facility

We have a credit facility with the CIT Group/Business Credit and Chittenden Trust Company (the “Lenders”) that is scheduled to expire in October 2012 and is secured by substantially all assets of the Company located in the United States. The credit facility consists of an acquisition term loan line of credit of up to $30.0 million and a revolving credit facility of up to another $20.0 million based on eligible accounts receivable, inventory and certain fixed assets. Amounts outstanding were $-0-and $11,206,000 as of October 2, 2010 and $2,565,000 and $13,886,000 as of October 3, 2009 on the revolving credit facility and the term loan line of credit, respectively. Availability under the revolving credit facility was $12.9 million as of October 2, 2010. The credit facility financing agreement places restrictions on our ability to, among other things, sell assets, participate in mergers, incur debt, pay dividends, make capital expenditures, repurchase stock and make investments or guarantees, without pre-approval by the Lenders. The credit facility requires a minimum fixed charge coverage ratio and a total liabilities to net worth ratio. See footnote No. 9 to the financial statements for more details.

Interest Rates.  We can elect the interest rate under the credit facility based on the prime rate or LIBOR for both the revolving credit facility and the term loan. The revolving credit facility’s rate is based on Prime plus 3% or LIBOR plus 4% with a 2% floor for LIBOR. The term loan’s rate is based on Prime plus 3.5% or LIBOR plus 4.5% with a 2% floor for LIBOR.

The rates in effect as of October 2, 2010 were as follows:

	Amount	Formula	Effective Rate

Revolving Credit Facility	$—	Prime + 3.00%	6.25%
Term Loan	$2.2 million	Prime + 3.50%	6.75%
Term Loan	$9.0 million	Libor + 4.5%	6.50%

Canadian Credit Facility

The Company’s Canadian subsidiary has a line of credit agreement with the Royal Bank of Canada that is renewable annually. Under the terms of this agreement, a maximum of $2.5 million CDN may be advanced based on eligible accounts receivable, eligible inventory, and tangible fixed assets. The line of credit bears interest at the Canadian prime rate plus 0.5%. There was $-0- outstanding as of October 2, 2010 and October 3, 2009, respectively.

The Canadian subsidiary also has a non-revolving term loan which cannot exceed $4 million CDN bearing interest at the Canadian prime rate plus 0.95%. There was $1.5 million and $-0- outstanding as of October 2, 2010 and October 3, 2009, respectively. The effective rate was 3.95% as of October 2, 2010.

Off-Balance Sheet Arrangements

With the exception of our operating leases, we do not have any off-balance sheet arrangements, and we do not have, nor do we engage in, transactions with any special purpose entities.

Item 3.	Quantitative and Qualitative Disclosures About Market Risk

The Company has financial instruments that are subject to interest rate risk, principally debt obligations under its credit facilities. Historically, the Company has not experienced material gains or losses due to interest rate changes. Based on the October 2, 2010 outstanding borrowings under the credit facilities of $13 million, the impact of a 1% increase in the interest rates would be approximately $130,000 a year.

The Company is subject to foreign currency exchange rate risk primarily from the operations of its Canadian subsidiary. At October 2, 2010, the Canadian subsidiary had total assets of $11.3 million exposed to changes in the Canadian/U.S. dollar exchange rate. The impact of the change in the exchange rate in the first nine months of 2010 was $252,000 due to an increase in the value of the Canadian dollar.

Item 4.	Controls and Procedures

Disclosure Controls and Procedures.  The Company, with the participation of our Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”), has evaluated the effectiveness of our disclosure controls and procedures, as such term is defined under Rules 13a-15(e) and 15d-15(e) promulgated under the Securities Exchange Act of 1934, as amended as of the end of the period covered by this report. Based on this evaluation, our CEO and CFO have determined, that such disclosure controls and procedures are effective to ensure that information required to be disclosed in our filings under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission’s rules and forms. Disclosure controls and procedures include controls and procedures designed to reasonably ensure that such information is accumulated and communicated to our management, including our CEO and CFO, as appropriate to allow timely decisions regarding required disclosure. Management has concluded that the consolidated financial statements in this Form 10-Q fairly present, in all material respects, the Company’s financial position, results of operations and cash flows for the periods and dates presented.

Changes in Internal Control Over Financial Reporting.  There have been no significant changes in the Company’s internal control over financial reporting identified during the quarter ended October 2, 2010.

PART II  OTHER INFORMATION

Item 1.	Legal Proceedings

We are a party to legal proceedings that arise from time to time in the ordinary course of our business. While the outcome of these proceedings cannot be predicted with certainty, we do not expect them to have a material adverse effect on our business or financial condition.

The Company carries insurance with coverage that it believes to be customary in its industry. Although there can be no assurance that such insurance will be sufficient to protect us against all contingencies, management believes that its insurance protection is reasonable in view of the nature and scope of our operations.

The U.S. Mine Safety and Health Administration (MSHA) issued citations to one of our subsidiaries, Pennsylvania Granite, asserting various violations and assessed fines totaling approximately $280,000. The Company disagrees with the validity of these violations and how they are characterized. We are appealing the citations. Based on experience of our legal counsel in settling similar assessments and available historical MSHA settlement data, we estimate our final exposure will be no greater than $125,000.

A purported shareholder of Rock of Ages commenced a purported class action lawsuit against Rock of Ages, all of the members of its Board of Directors, certain of its officers, and Swenson, shortly after Swenson’s initial proposal, submitted to the Company’s board of directors on May 6, 2010, to acquire the Company at $4.38 per share of common stock. The complaint was filed in Vermont Superior Court, Washington County and subsequently removed to the United States District Court for the District of Vermont. The plaintiff alleges, among other things, that the Rock of Ages directors and officers named in the complaint breached their fiduciary duties in connection with the Swenson proposal, that Swenson’s proposed offer is inadequate, and that the defendants would benefit from the proposed transaction to the detriment of Rock of Ages’ other shareholders. Plaintiff seeks an order certifying the proposed class, granting preliminary and permanent injunctive relief against the consummation of the merger, or, if the merger is consummated, rescinding the merger and/or awarding rescissory damages and ordering an accounting, and an award of costs and attorneys fees. Rock of Ages believes the complaint is without merit and is engaged in a vigorous defense. The plaintiff has asserted to the court that he intends to amend his complaint, but has not indicated when he will do so.

A second purported class action was commenced by a purported shareholder against Rock of Ages, each of its current directors, Swenson and Merger Sub on October 27, 2010 in the United States District Court for the District of Vermont. The plaintiff alleges, among other things, that the individual defendants breached their fiduciary duties in approving the previously announced merger agreement among the Company, Swenson and Merger Sub, providing for the acquisition of the Company through a merger of Merger Sub with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Swenson. Plaintiff further alleges that Swenson and Merger Sub aided and abetted such breaches of duty. Plaintiff seeks an order certifying the proposed class, granting preliminary and permanent injunctive relief against the consummation of the merger, or, if the merger is consummated, rescinding the merger and/or awarding rescissory damages and ordering an accounting, and an award of costs and attorneys fees. Rock of Ages believes the complaint is without merit and plans a vigorous defense. Plaintiff’s counsel has notified defendants’ counsel that they intend to amend their complaint, but have not yet done so.

Item 1A.	Risk Factors

Other than the risk factors described below, there have been no material changes to the risk factors previously disclosed in Part I, Item 1A of the Company’s 2009 Annual Report.

As described above in this Form 10-Q, the Company recently entered into a merger agreement with Swenson which provides for the acquisition of the Company by Swenson at a cash price of $5.25 per share; there can be no assurance that the merger agreement will receive the necessary shareholder approval required under the merger agreement or that the merger will be consummated. The Company has incurred, and will continue to incur, significant fees and expenses in connection with the proposed merger and related matters whether or not the merger agreement receives the requisite shareholder approval of the merger is consummated.

On October 15, 2010, the Company’s Board of Directors and the Special Committee approved a definitive merger agreement by and among the Company, Swenson and Merger Sub. For further information, refer to Footnote 15 — “Merger Agreement” under “ROCK OF AGES CORPORATION — NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS” of this Form 10-Q, above.

The Company is responsible for payment of the fees and expenses of the Special Committee’s financial advisor and counsel, as well as of its own counsel; such fees and expenses are, and will continue to be, significant and will adversely impact the Company’s results of operations.

A purported shareholder of Rock of Ages has commenced a purported class action lawsuit against Rock of Ages, all of the members of its Board of Directors, certain of its officers, and Swenson, in connection with Swenson’s initial proposal, submitted to the board of directors on May 6, 2010, to acquire the Company at $4.38 per share of Company common stock.

A second purported shareholder of Rock of Ages has commenced another purported class action lawsuit against Rock of Ages, all of the members of its Board of Directors, Swenson and Merger Sub, in connection with the approval of the acquisition proposal by the Rock of Ages’ Board of Directors on October 15, 2010.

For further information regarding these class action lawsuits, please refer to Part II, Item 1 — “Legal Proceedings” of this Form 10-Q, above.

There can be no assurance that we will prevail in our defense and even if we do, the legal fees and expenses related to these lawsuits are, and will likely continue to be significant. To the extent these legal fees and expenses are not promptly paid or reimbursed by the Company’s director and officer liability insurance carrier, such fees and expenses will adversely impact the Company’s results of operations.

If we are unable to affirm the effectiveness of our internal controls over financial reporting in future years, the market value of our common stock could be adversely affected.

We must report on our internal controls over financial reporting as of the end of each fiscal quarter and as of the end of each fiscal year. In 2007 we disclosed material weaknesses in our internal controls over financial reporting in Item 9A(T) — Controls and Procedures of the Annual Report on Form 10-K. In 2008 we remediated the weaknesses and accordingly reported no material weaknesses in our internal controls over financial reporting as of December 31, 2008 and December 31, 2009. However, we cannot assure you that we will continue to be able to report that our internal controls over financial reporting are effective as of December 31, 2010 and subsequent fiscal year end dates, respectively. In this event, investors could lose confidence in the reliability of our financial statements, which could result in a decrease in the market value of our Class A Common Stock.

Item 4.	Submission of Matters to a Vote of Security Holders

The Company held its annual meeting of stockholders on August 12, 2010 (the “Annual Meeting”), to elect two each Class I, II and III directors and to ratify the selection of Grant Thornton LLP as the Company’s registered public accounting firm for the 2010 fiscal year.

Kurt M. Swenson and Frederick E. Webster, Jr. were elected to serve as Class I directors for a one-year term expiring at the annual meeting of stockholders in 2011 and until their successors are duly elected and qualified. Pamela G. Sheiffer and Donald M. Labonte were elected to serve as Class II directors for a two-year term expiring at the annual meeting of stockholders in 2012 and until their successors are duly elected and qualified. James L. Fox and Richard C. Kimball were elected to serve as Class III directors for a three-year term expiring at the annual meeting of stockholders in 2013 and until their successors are duly elected and qualified.

The following table sets forth the number of votes cast for, against or withheld, as well as the number of abstentions, as to the election of each of the directors and the ratification of the selection of Grant Thornton LLP as the Company’s registered public accounting firm for the 2010 fiscal year.

		Votes Withheld/
	Votes For	Votes Against	Abstentions

Election of
Kurt M. Swenson	25,082,295	3,140,777	—
Frederick E. Webster, Jr.	25,367,994	2,855,078	—
Pamela G. Sheiffer	25,366,194	2,856,878	—
Donald M. Labonte	25,368,494	2,854,578	—
James L. Fox	25,368,394	2,854,678	—
Richard C. Kimball	25,354,933	2,868,139	—
Grant Thornton LLP	28,171,392	48,323	3,357

Item 6.	Exhibits

Number	Exhibits

2.1	Agreement and Plan of Merger dated October 18, 2010 by and among Swenson Granite Company, LLC, Granite Acquisition, LLC, and Rock of Ages Corporation (incorporated herein by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 18, 2010).
2.2	Agreement and Plan of Merger dated October 21, 2009 by and between Rock of Ages Corporation, a Delaware corporation and Rock of Ages Corporation (Vermont), a Vermont corporation, (incorporated herein by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 8, 2009).
3.1	Articles of Incorporation of the Company (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 8, 2009).
3.2	By-laws of the Company (incorporated herein by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K and filed with the Securities and Exchange Commission on December 8, 2009).
3.3	Articles of Merger filed with the Vermont Secretary of State dated December 7, 2009 (incorporated herein by reference to Exhibit 3.3 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 8, 2009).
3.4	Certificate of Merger filed with the Delaware Secretary of State dated December 7, 2009 (incorporated herein by reference to Exhibit 3.4 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 8, 2009).
4.1	Specimen Certificate representing the Class A Common Stock incorporated by reference to Exhibit 4.1 to the Company’s Amendment No. 2 to Registration Statement on Form 8-A (Commission File No. 0-2964) filed with the Securities and Exchange Commission on December 15, 2009.
31.1	Certification of CEO pursuant to Rule 13a-14(a) or Rule 15d-14(a) of the Securities Exchange Act of 1934, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
31.2	Certification of CFO pursuant to Rule 13a-14(a) or Rule 15d-14(a) of the Securities Exchange Act of 1934, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
32.1	Certification of CEO pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
32.2	Certification of CFO pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROCK OF AGES CORPORATION

By:	/s/ Laura A Plude
Laura A. Plude
Vice President, Chief Financial Officer
and Treasurer
(Duly Authorized Officer and Principal Financial and Accounting Officer)

Dated: November 16, 2010

EXHIBIT INDEX

Number	Exhibits

2.1	Agreement and Plan of Merger dated October 18, 2010 by and among Swenson Granite Company, LLC, Granite Acquisition, LLC, and Rock of Ages Corporation (incorporated herein by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 18, 2010).
2.2	Agreement and Plan of Merger dated October 21, 2009 by and between Rock of Ages Corporation, a Delaware corporation and Rock of Ages Corporation (Vermont), a Vermont corporation, (incorporated herein by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 8, 2009).
3.1	Articles of Incorporation of the Company (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 8, 2009).
3.2	By-laws of the Company (incorporated herein by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K and filed with the Securities and Exchange Commission on December 8, 2009).
3.3	Articles of Merger filed with the Vermont Secretary of State dated December 7, 2009 (incorporated herein by reference to Exhibit 3.3 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 8, 2009).
3.4	Certificate of Merger filed with the Delaware Secretary of State dated December 7, 2009 (incorporated herein by reference to Exhibit 3.4 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 8, 2009).
4.1	Specimen Certificate representing the Class A Common Stock incorporated by reference to Exhibit 4.1 to the Company’s Amendment No. 2 to Registration Statement on Form 8-A (Commission File No. 0-2964) filed with the Securities and Exchange Commission on December 15, 2009.
31.1	Certification of CEO pursuant to Rule 13a-14(a) or Rule 15d-14(a) of the Securities Exchange Act of 1934, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
31.2	Certification of CFO pursuant to Rule 13a-14(a) or Rule 15d-14(a) of the Securities Exchange Act of 1934, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
32.1	Certification of CEO pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
32.2	Certification of CFO pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

PRELIMINARY COPIES CLASS A COMMON STOCK ROCK OF AGES CORPORATION Proxy Solicited by the Board of Directors Special Meeting of Stockholders — [•], 201_ The undersigned hereby appoints each of Kurt M. Swenson and James L. Fox, and each of them individually, as proxies, each with the full power to appoint a substitute, to represent and to vote, as designed on the reverse side, all shares of Class A common stock of Rock of Ages Corporation, a Vermont corporation (the “Company”), the undersigned may be entitled to vote, with all the powers undersigned would possess if personally present, at the special meeting of shareholders to be held on [•], 201_ and any adjournments or postponements thereof (the “Meeting”). This proxy revokes all prior proxies given by the undersigned. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR items 1 and 2. The undersigned acknowledges receipt of the Company’s definitive Proxy Statement in connection with the Meeting and the related Notice of Special Meeting of Shareholders. (continued — to be dated and signed on reverse side)

SPECIAL MEETING OF STOCKHOLDERS OF ROCK OF AGES CORPORATION CLASS A COMMON STOCK [•], 201_ PROXY VOTING INSTRUCTIONS MAIL — Date, sign and mail your proxy card in the envelope provided as soon as possible -OR- TELEPHONE — Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries and follow the instructions. Have your proxy card available when you call -OR- INTERNET — Access www.voteproxy.com and follow the on-screen instructions. Have your proxy card available when you access the web page. -OR- IN PERSON — You may vote your shares in person by attending the Meeting. COMPANY NUMBER ACCOUNT NUMBER NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at — {www.rockofages.com} ? Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the internet ? [20330000000000000000 9] [101509] The Board of Directors Recommends a vote FOR both items 1 and 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ? To approve the Agreement and Plan of Merger, dated as of October 18, 2010, by and among Rock of Ages Corporation, Swenson Granite Company LLC and Granite Acquisition, LLC To adjourn the Meeting if necessary to permit further solicitation of proxies in the event there are not sufficient votes of Class A common stock at the time of the Meeting to satisfy the condition in the merger agreement that the merger agreement be approved by a majority of the outstanding shares of our Class A common stock, not including (in the number of outstanding shares of Class A common stock, or in the number of shares of Class A common stock voted in favor of the merger agreement) shares of Class A common stock owned directly or through a broker or other nominee by members of Parent. FOR FOR AGAINST AGAINST ABSTAIN ABSTAIN To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered names(s) on the account may not be submitted via this method. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

CLASS B COMMON STOCK ROCK OF AGES CORPORATION Proxy Solicited by the Board of Directors Special Meeting of Stockholders — [•], 201_ The undersigned hereby appoints each of Kurt M. Swenson and James L. Fox, and each of them individually, as proxies, each with the full power to appoint a substitute, to represent and to vote, as designed on the reverse side, all shares of Class B common stock of Rock of Ages Corporation, a Vermont corporation (the “Company”), the undersigned may be entitled to vote, with all the powers undersigned would possess if personally present, at the special meeting of shareholders to be held on [•], 201_ and any adjournments or postponements thereof (the “Meeting”). This proxy revokes all prior proxies given by the undersigned. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR items 1 and 2. The undersigned acknowledges receipt of the Company’s definitive Proxy Statement in connection with the Meeting and the related Notice of Special Meeting of Shareholders. (continued — to be dated and signed on reverse side)

SPECIAL MEETING OF STOCKHOLDERS OF ROCK OF AGES CORPORATION CLASS B COMMON STOCK [•], 201_ PROXY VOTING INSTRUCTIONS MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible -OR- TELEPHONE — Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries and follow the instructions. Have your proxy card available when you call -OR- INTERNET — Access www.voteproxy.com and follow the on-screen instructions. Have your proxy card available when you access the web page. -OR- IN PERSON - You may vote your shares in person by attending the Meeting. COMPANY NUMBER ACCOUNT NUMBER NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at — {www.rockofages.com} ? Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the internet ? [20330000000000000000 9] [101509] The Board of Directors Recommends a vote FOR both items 1 and 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE To approve the Agreement and Plan of Merger, dated as of October 18, 2010, by and among Rock of Ages Corporation, Swenson Granite Company LLC and Granite Acquisition, LLC To adjourn the Meeting if necessary to permit further solicitation of proxies in the event there are not sufficient votes of Class A common stock at the time of the Meeting to satisfy the condition in the merger agreement that the merger agreement be approved by a majority of the outstanding shares of our Class A common stock, not including (in the number of outstanding shares of Class A common stock, or in the number of shares of Class A common stock voted in favor of the merger agreement) shares of Class A common stock owned directly or through a broker or other nominee by members of Parent FOR FOR AGAINST AGAINST ABSTAIN ABSTAIN To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered names(s) on the account may not be submitted via this method. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.